 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 1996

                                        REGISTRATION STATEMENT NO. 33-64811
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT

                                   UNDER

                        THE SECURITIES ACT OF 1933
                                --------------

                         BRADLEY REAL ESTATE, INC.

          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          MARYLAND                        6798                    04-6034603
      (STATE OR OTHER         (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION     CLASSIFICATION CODE)       IDENTIFICATION NO.)
      OR ORGANIZATION)
                              699 BOYLSTON STREET
                                BOSTON, MA 02116
                                 (617) 867-4200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF

                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                                --------------
                               E. LAWRENCE MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         BRADLEY REAL ESTATE, INC.
                              699 BOYLSTON STREET
                                BOSTON, MA 02116
                                 (617) 867-4200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,

                           OF AGENT FOR SERVICE)
                                   COPIES TO:

   WILLIAM B. KING, P.C.                       EDWARD J. SCHNEIDMAN, ESQ.
JOSEPH L. JOHNSON III, ESQ.                      STUART M. LITWIN, ESQ.
  GOODWIN, PROCTER & HOAR                         MAYER, BROWN & PLATT
       EXCHANGE PLACE                            190 S. LASALLE STREET
   BOSTON, MA 02109-2881                         CHICAGO, IL 60603-3441
       (617) 570-1000                              (312) 782-0600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger (the "Merger") of Tucker Properties Corporation ("Tucker") with and into Bradley Real Estate, Inc. ("Bradley") pursuant to an Agreement and Plan of Merger dated as of October 30, 1995 described in the enclosed Joint Proxy Statement/Prospectus.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                                --------------

                      CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                          AMOUNT           PROPOSED          PROPOSED       AMOUNT OF
        TITLE OF EACH CLASS                TO BE       MAXIMUM OFFERING  MAXIMUM AGGREGATE REGISTRATION
   OF SECURITIES TO BE REGISTERED      REGISTERED(1)   PRICE PER UNIT(2) OFFERING PRICE(2)    FEE(3)
-------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
share..............................       314,749           $12.57          $3,956,395        $1,365
=======================================================================================================

(1) Represents the estimated maximum number of additional shares of common stock of Bradley to be issued to holders of units in Tucker Operating Limited Partnership upon exercise of their redemption rights. At the time of the initial filing of the registration statement on December 7, 1995, Bradley registered 7,428,202 shares of its common stock for issuance to the stockholders of Tucker in connection with the Merger and paid a registration fee of $33,837 relating to those shares.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and based on the average of the high and low sales price per share of common stock of Tucker on January 11, 1996, on the New York Stock Exchange. If the Merger is consummated, a maximum of six hundred eighty-six thousandths (.686) of a share of common stock of Bradley will be issued for every one share of common stock of Tucker.

(3) Calculated in accordance with Rule 457(a) and Rule 457(c).
                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                         BRADLEY REAL ESTATE, INC.

                           CROSS-REFERENCE SHEET

   PURSUANT TO RULE 404(A) OF REGULATION C AND ITEM 501(B) OF REGULATION S-K
                            SHOWING THE LOCATION IN
 THE JOINT PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF
                                   FORM S-4.

                                               LOCATION OR HEADING IN
           ITEM OF FORM S-4               JOINT PROXY STATEMENT/PROSPECTUS
     ----------------------------   -------------------------------------------
 A.  INFORMATION ABOUT THE
      TRANSACTION

 1.  Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus...   Facing Page of Registration Statement;
                                     Outside Front Cover Page of Joint Proxy
                                     Statement/Prospectus
 2.  Inside Front and Outside
      Back Cover Pages of
      Prospectus.................   Available Information; Incorporation of
                                     Documents by Reference; Table of Contents
 3.  Risk Factors, Ratio of
      Earnings to Fixed Charges
      and Other Information......   Outside Front Cover Page of Joint Proxy
                                     Statement/Prospectus; Summary; Risk
                                     Factors; The Companies

 4.  Terms of the Transaction....   Summary; The Merger; The Merger Agreement;
                                     Comparison of Stockholder Rights
 5.  Pro Forma Financial
      Information................   Summary; Unaudited Pro Forma Combined
                                     Financial Statements
 6.  Material Contracts with the
      Company Being Acquired.....   Summary; The Merger; The Merger Agreement

 7.  Additional Information
      Required for Reoffering by
      Persons and Parties Deemed
      to be Underwriters.........                        *

 8.  Interests of Named Experts
      and Counsel................   Summary; The Merger; Legal Matters; Experts

 9.  Disclosure of Commission
      Position on Indemnification
      For Securities Act
      Liabilities................                         *

 B.  INFORMATION ABOUT THE
      REGISTRANT

 10. Information with Respect to
      S-3 Registrants............   Available Information; Incorporation of
                                     Documents by Reference; The Companies
 11. Incorporation of Certain
      Information by Reference...   Available Information; Incorporation of
                                     Documents by Reference
 12. Information with Respect to
      S-2 or S-3 Registrants.....                        *

 13. Incorporation of Certain
      Information by Reference...                        *

 14. Information with Respect to
      Registrants Other Than S-3
      or S-2 Registrants.........                        *

                                                 LOCATION OR HEADING IN
            ITEM OF FORM S-4                JOINT PROXY STATEMENT/PROSPECTUS
     ------------------------------   ------------------------------------------
 C.  INFORMATION ABOUT THE COMPANY
      BEING ACQUIRED

 15. Information with Respect to
      S-3 Companies................   Available Information; Incorporation of
                                       Documents by Reference; The Companies
 16. Information with Respect to
      S-2 or S-3 Companies.........                        *

 17. Information with Respect to
      Companies Other Than S-2 or
      S-3 Companies................                        *

 D.  VOTING AND MANAGEMENT
      INFORMATION

 18. Information if Proxies,
      Consents or Authorizations
      are to be Solicited..........   Outside Front Cover Page of Joint Proxy
                                       Statement/Prospectus; Available
                                       Information; Incorporation of Documents
                                       by Reference; Summary; The Merger; The
                                       Meetings of Stockholders; Stockholder
                                       Proposals
 19. Information if Proxies,
      Consents or Authorizations
      Are Not to be Solicited, or
      in an Exchange Offer.........                        *

--------

* Item is omitted because answer is negative or Item is inapplicable.

                           BRADLEY REAL ESTATE, INC.
                              699 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116

                                                                January  , 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Bradley Real Estate, Inc. ("Bradley") to be held at 10:00 a.m., Eastern time,
on February  , 1996, at       , Boston, Massachusetts (the "Special Meeting").

  At the Special Meeting, you will be asked to approve the merger of Tucker Properties Corporation ("Tucker") with and into Bradley (the "Merger") and the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and between Bradley and Tucker, pursuant to which, among other things, each outstanding share of Tucker common stock will be converted into the right to receive a percentage of a share of Bradley common stock to be determined as follows. If the average per share closing price of Bradley common stock for the 20 trading days prior to the fifth day preceding the closing of the Merger is $16.00 or more, each share of Tucker common stock will be exchanged for .665 of a share of Bradley common stock. If such average closing price is between $15.50 and $16.00, the exchange ratio will be determined by dividing $10.64 by the average closing price. If such average closing price is $15.50 or less, the exchange ratio will be .686 of a share of Bradley common stock. Approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bradley common stock.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BRADLEY AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger, the reasons for your Board of Directors' recommendation of the Merger and the Merger Agreement and certain additional information, including, without limitation, the information set forth under the heading "Risk Factors," which describes, among other items, potential adverse effects to stockholders as a result of the Merger. We urge you to carefully consider all of the information in the Joint Proxy Statement/Prospectus. It is important that your shares of Bradley common stock be represented at the Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                          Sincerely,

                                          E. LAWRENCE MILLER
                                          President and Chief Executive
                                           Officer

                           BRADLEY REAL ESTATE, INC.
                              699 BOYLSTON STREET
                          BOSTON, MASSACHUSETTS 02116

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY  , 1996

To the Stockholders of Bradley Real Estate, Inc.:

  A Special Meeting of Stockholders of Bradley Real Estate, Inc., a Maryland corporation ("Bradley"), will be held at 10:00 a.m., Eastern time, on February
 , 1996, at       , Boston, Massachusetts (the "Special Meeting") for the
following purposes:

    1. To consider and vote upon a proposal to approve the merger of Tucker Properties Corporation ("Tucker") with and into Bradley (the "Merger") and the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and between Bradley and Tucker, pursuant to which, among other things, each outstanding share of Tucker common stock will be converted into the right to receive a percentage of a share of Bradley common stock to be determined as follows. If the average per share closing price of Bradley common stock for the 20 trading days prior to the fifth day preceding the closing of the Merger is $16.00 or more, each share of Tucker common stock will be exchanged for .665 of a share of Bradley common stock. If such average closing price is between $15.50 and $16.00, the exchange ratio will be determined by dividing $10.64 by the average closing price. If such average closing price is $15.50 or less, the exchange ratio will be .686 of a share of Bradley common stock. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  Holders of record of shares of Bradley common stock at the close of business on January , 1996 are entitled to notice of, and to vote at, the Special Meeting. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Annexes thereto, which form a part of this Notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          WILLIAM B. KING

                                          Secretary

January  , 1996

                         TUCKER PROPERTIES CORPORATION
                        40 SKOKIE BOULEVARD, SUITE 600
                          NORTHBROOK, ILLINOIS 60062

                                                                January  , 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Tucker Properties Corporation ("Tucker") to be held at 9:00 a.m., Central
time, on February  , 1996, at      , Chicago, Illinois (the "Special
Meeting").

  At the Special Meeting, you will be asked to approve the merger (the "Merger") of Tucker with and into Bradley Real Estate, Inc. ("Bradley") and the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and between Bradley and Tucker, pursuant to which, among other things, each outstanding share of Tucker common stock will be converted into the right to receive a percentage of a share of Bradley common stock to be determined as follows. If the average per share closing price of Bradley common stock for the 20 trading days prior to the fifth day preceding the closing of the Merger is $16.00 or more, each share of Tucker common stock will be exchanged for .665 of a share of Bradley common stock. If such average closing price is between $15.50 and $16.00, the exchange ratio will be determined by dividing $10.64 by the average closing price. If such average closing price is $15.50 or less, the exchange ratio will be .686 of a share of Bradley common stock. Approval of the Merger and the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Tucker common stock.

  YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TUCKER AND ITS STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger, the reasons for your Board of Directors' recommendation of the Merger and the Merger Agreement and certain additional information, including, without limitation, the information set forth under the heading "Risk Factors," which describes, among other items, potential adverse effects to stockholders as a result of the Merger. We urge you to carefully consider all of the information in the Joint Proxy Statement/Prospectus. It is important that your shares of Tucker common stock be represented at the Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

                                          Sincerely,

                                          KENNETH L. TUCKER
                                          Chairman of the Board and President

                         TUCKER PROPERTIES CORPORATION
                        40 SKOKIE BOULEVARD, SUITE 600
                          NORTHBROOK, ILLINOIS 60062

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY  , 1996

To the Stockholders of Tucker Properties Corporation:

  A Special Meeting of Stockholders of Tucker Properties Corporation, a Maryland corporation ("Tucker"), will be held at 9:00 a.m., Central time, on
February  , 1996, at       , Chicago, Illinois (the "Special Meeting") for the
following purposes:

    1. To consider and vote upon a proposal to approve the merger (the "Merger") of Tucker with and into Bradley Real Estate, Inc. ("Bradley") and the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and between Bradley and Tucker, pursuant to which, among other things, each outstanding share of Tucker common stock will be converted into the right to receive a percentage of a share of Bradley common stock to be determined as follows. If the average per share closing price of Bradley common stock for the 20 trading days prior to the fifth day preceding the closing of the Merger is $16.00 or more, each share of Tucker common stock will be exchanged for .665 of a share of Bradley common stock. If such average closing price is between $15.50 and $16.00, the exchange ratio will be determined by dividing $10.64 by the average closing price. If such average closing price is $15.50 or less, the exchange ratio will be .686 of a share of Bradley common stock. A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors of Tucker has fixed the close of business on January , 1996 as the record date for the determination of the holders of shares of
Tucker common stock entitled to notice of, and to vote at, the Special Meeting. The Merger and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus, and the Annexes thereto, which form a part of this Notice.

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          RICHARD H. TUCKER
                                          Secretary

  PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

January  , 1996

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION JANUARY 16, 1996

                           BRADLEY REAL ESTATE, INC.
                                      AND
                         TUCKER PROPERTIES CORPORATION

                             JOINT PROXY STATEMENT
                                  -----------
                           BRADLEY REAL ESTATE, INC.
                                   PROSPECTUS

  This Joint Proxy Statement and Prospectus ("Joint Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.01 per share ("Bradley Common Stock"), of Bradley Real Estate, Inc., a Maryland corporation ("Bradley"), in connection with the solicitation of proxies by the Board of Directors of Bradley for use at a Special Meeting of
Stockholders of Bradley to be held at       , Boston, Massachusetts, on
February , 1996, at 10:00 a.m., Eastern time, and at any and all adjournments or postponements thereof (the "Bradley Special Meeting"). This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Bradley with respect to the issuance of up to 7,742,951 shares of Bradley Common Stock to be issued to stockholders of Tucker Properties Corporation, a Maryland corporation ("Tucker"), in connection with the Merger (as hereinafter defined). Bradley Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "BTR." On January , 1996, the closing price for Bradley Common Stock as
reported by the NYSE Composite Tape was $    per share.

  This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $.001 per share ("Tucker Common Stock"), of Tucker in connection with the solicitation of proxies by the Board of Directors of Tucker for use at a Special Meeting of Stockholders of Tucker to be held at
      , Chicago, Illinois, on February , 1996, at 9:00 a.m., Central time, and at any and all adjournments or postponements thereof (the "Tucker Special Meeting").

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Tucker with and into Bradley, pursuant to the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and between Bradley and Tucker. Bradley will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Company"), and upon completion of the Merger, the separate corporate existence of Tucker will cease. At the time the Merger becomes effective, each issued and outstanding share of Tucker Common Stock will be converted into the right to receive a percentage of a share of Bradley Common Stock to be determined as follows. If the average per share closing price of Bradley Common Stock as reported on the NYSE over the 20 trading days immediately preceding the fifth day prior to the date of the closing of the Merger (the "Closing Price") is $16.00 or more, each share of Tucker Common Stock will be exchanged for .665 of a share of Bradley Common Stock. If the Closing Price is between $15.50 and $16.00, the exchange ratio will be determined by dividing $10.64 by the Closing Price. If the Closing Price is $15.50 or less, the exchange ratio will be .686 of a share of Bradley Common Stock. In connection with the consummation of the Merger, Bradley will issue an aggregate number of shares of Bradley Common Stock ranging from 7,200,808 shares (assuming an exchange ratio of .665) to 7,428,202 shares (assuming an exchange ratio of .686), depending on the market price of Bradley Common Stock prior to the closing of the Merger. Consummation of the Merger is subject to various conditions (which must be satisfied or waived), including approval of the Merger and the Merger Agreement by the holders of two-thirds of the outstanding shares of Tucker Common Stock at the Tucker Special Meeting and by the holders of a majority of the outstanding shares of Bradley Common Stock at the Bradley Special Meeting. The stockholders of each of Bradley and Tucker also will consider and vote upon such other business as may properly come before the Bradley Special Meeting or the Tucker Special Meeting, as the case may be, or any adjournment(s) or postponement(s) thereof.

  FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS" ON PAGE 22.

  All information contained in this Joint Proxy Statement/Prospectus with respect to Bradley has been provided by Bradley. All information contained in this Joint Proxy Statement/Prospectus with respect to Tucker has been provided by Tucker.

  This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Bradley and Tucker on or about January , 1996. A stockholder who has given a proxy may revoke it at any time prior to its exercise.
                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JANUARY  , 1996.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Bradley and Tucker are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by Bradley and Tucker can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy and information statements and other information concerning Bradley and Tucker can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Bradley Common Stock and Tucker Common Stock are listed.

  This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, and which Bradley has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to Bradley and the Bradley Common Stock offered hereby. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document if filed with the Commission or attached as an annex hereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission are hereby incorporated by reference into this Joint Proxy Statement/Prospectus:

 Bradley

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (filed March 17, 1995);

    2. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 (filed May 11, 1995), June 30, 1995 (filed August 14, 1995) and
  September 30, 1995 (filed November 13, 1995);

                                     (ii)

    3. Current Reports on Form 8-K dated March 30, 1994 (filed August 13,
  1994) reporting the acquisition of Rivercrest Shopping Center, June 29, 1995 (filed June 30, 1995) reporting the execution of the Underwriting Agreement relating to the public offering of 2,500,000 shares of Bradley Common Stock and November 3, 1995 (filed November 3, 1995) reporting the execution of the Merger Agreement;

    4. The description of the Bradley Common Stock contained or incorporated by reference in Bradley's Registration Statement on Form 8-A, dated August 5, 1994, (filed August 8, 1994) including any amendments thereto; and

    5. Proxy Statement dated and filed March 29, 1995 in connection with Bradley's 1995 Annual Meeting of Stockholders.

 Tucker

    1. The information contained under the captions "The Properties," "Growth Strategy and Philosophy" and "Federal Income Tax Considerations" in Tucker's Registration Statement on Form S-11 (No. 33-64942) dated October 4, 1993 (filed October 4, 1993), including all exhibits thereto;

    2. Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (filed April 1, 1995);

    3. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 (filed May 17, 1995), June 30, 1995 (filed August 15, 1995) and
  September 30, 1995 (filed November 14, 1995);

    4. Current Report on Form 8-K dated October 30, 1995 (filed November 3,
  1995) reporting the execution of the Merger Agreement;

    5. The description of the Tucker Common Stock contained or incorporated by reference in Tucker's Registration Statement on Form 8-A, dated and filed September 27, 1993, including any amendments thereto, such amendments filed on October 4, 1993 and October 19, 1993; and

    6. Proxy Statement dated May 1, 1995 (processed May 8, 1995) in connection with Tucker's 1995 Annual Meeting of Stockholders.

  In addition, all reports and other documents filed by each of Bradley and Tucker pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Bradley Special Meeting and the Tucker Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED TO, IN THE CASE OF DOCUMENTS RELATING TO BRADLEY, 699 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116, ATTENTION: DONNA MACAULEY (TELEPHONE NO. (617) 867-4200), OR, IN THE CASE OF DOCUMENTS RELATING TO TUCKER, 40 SKOKIE BOULEVARD, SUITE 600, NORTHBROOK, ILLINOIS 60062, ATTENTION: MARY TIERNEY GIBSON, SHAREHOLDER RELATIONS (TELEPHONE NO. (708) 272-9800, EXT. 46). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY , 1996.

                                     (iii)

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
 The Companies............................................................   1
 The Merger...............................................................   3
 Risk Factors.............................................................   9
 The Merger Agreement.....................................................  10
 The Meetings of Stockholders.............................................  12
 Comparison of Stockholder Rights.........................................  13
 Summary Historical and Unaudited Pro Forma Combined Financial Data.......  14
 Comparative Per Share Data...............................................  19
 Comparative Market Data..................................................  20
 Distribution and Dividend Policy.........................................  21
RISK FACTORS..............................................................  22
 Substantial Debt Obligations and Terms of Debt...........................  22
 Restrictions on Ability of Surviving Company to Dispose of Properties....  23
 Reductions in Dividends Per Share for Tucker Stockholders following
  Consummation of the Merger..............................................  23
 Stock Price Fluctuations.................................................  23
 Shares Available for Future Sale Could Adversely Affect Price of Bradley
  Common Stock............................................................  24
 Conflicts of Interest Arising from Benefits to Certain Tucker Directors and Officers............................................................  24
 Differences Between Rights of Tucker Stockholders and Bradley
  Stockholders and Potential Anti-Takeover Effect of Certain Provisions...  24
 Substantial Expenses and Payments if Merger Fails to Occur...............  25
 Real Estate Investment Considerations....................................  25
 Possible Environmental Liabilities.......................................  26
 Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks
  Relating to Operation of Bradley After the Effective Time...............  28
 Competition..............................................................  28
 Ownership Limits.........................................................  29
 Dissenters' Rights.......................................................  29
THE COMPANIES.............................................................  29
 Bradley..................................................................  29
 Tucker...................................................................  30
 Surviving Company........................................................  30
THE MERGER................................................................  36
 Terms of the Merger......................................................  36
 Background of the Merger.................................................  36
 Reasons for the Merger; Recommendation of the Board of Directors of
  Tucker..................................................................  44
 Opinion of Tucker's Financial Advisor....................................  48
 Reasons for the Merger; Recommendation of the Board of Directors of
  Bradley.................................................................  53
 Opinion of Bradley's Financial Advisor...................................  55
 Conflicts of Interest Arising From Benefits to Certain Officers and
  Directors of Tucker.....................................................  59

                                                                          PAGE
                                                                          ----
 Material Federal Income Tax Consequences................................  61
 Accounting Treatment....................................................  66
 Regulatory Approval.....................................................  66
 Certain Resale Restrictions.............................................  67
 New York Stock Exchange Listing.........................................  67
 Dissenters' Rights......................................................  67
THE MERGER AGREEMENT.....................................................  68
 General.................................................................  68
 Effective Time of the Merger............................................  68
 Exchange of Tucker Stock Certificates...................................  68
 Conditions to the Merger................................................  69
 Representations and Warranties..........................................  71
 Certain Covenants.......................................................  71
 Termination.............................................................  73
 Termination Amount and Expenses.........................................  73
 Reduction of Termination Amount or Expenses.............................  75
 No Solicitation of Transactions.........................................  75
 Indemnification.........................................................  76
 Amendments..............................................................  76
 Amended TOP Partnership Agreement.......................................  77
 Transfer of Interests in TMC............................................  80
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS........................  81
MANAGEMENT OF THE SURVIVING COMPANY......................................  92
THE MEETINGS OF STOCKHOLDERS.............................................  94
 Bradley Special Meeting.................................................  94
 Tucker Special Meeting..................................................  95
COMPARISON OF STOCKHOLDER RIGHTS.........................................  96
 Amendment of Charter and Bylaws.........................................  96
 Required Vote for Authorization of Certain Actions......................  96
 Board of Directors......................................................  97
 Special Meetings........................................................  97
 Business Combinations...................................................  97
 Restrictions on the Ownership, Transfer or Issuance of Shares...........  98
 Advance Notice for Stockholder Proposals and Director Nominations....... 100
 Control Share Acquisitions.............................................. 101
 Dissolution............................................................. 101
OTHER MATTERS............................................................ 102
LEGAL MATTERS............................................................ 102
EXPERTS.................................................................. 102
STOCKHOLDER PROPOSALS.................................................... 102
ANNEXES
A.  Agreement and Plan of Merger......................................... A-1
B.  Opinion of Tucker's Financial Advisor: PaineWebber Incorporated...... B-1
C. Opinion of Bradley's Financial Advisor: Alex. Brown & Sons
   Incorporated.......................................................... C-1

                                      (iv)

            [MAP SHOWING LOCATION OF BRADLEY AND TUCKER PROPERTIES]

                                      (v)

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto relating to the proposed merger (the "Merger") of Tucker Properties Corporation ("Tucker") with and into Bradley Real Estate, Inc. ("Bradley"), pursuant to which Bradley will be the surviving corporation (sometimes hereinafter referred to as the "Surviving Company") and the separate corporate existence of Tucker will cease. This summary does not purport to contain all material information relating to the Merger and the Agreement and Plan of Merger, dated as of October 30, 1995 (the "Merger Agreement"), by and between Bradley and Tucker, and is qualified in its entirety by the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus. STOCKHOLDERS OF BRADLEY AND TUCKER SHOULD READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES ATTACHED HERETO IN THEIR ENTIRETY. Unless the context indicates otherwise, all references to Bradley and Tucker include their respective subsidiaries and affiliated partnerships.

                                 THE COMPANIES

BRADLEY

  Bradley is one of the nation's oldest continuously qualified real estate investment trusts ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Bradley focuses on the ownership and operation of community shopping centers, primarily in the Midwestern and the Northeastern regions of the United States. Bradley's objective is to enhance the operating performance and value of its portfolio through renovation, expansion and leasing strategies designed to meet the needs of an evolving retail marketplace. Bradley also seeks to create value through the acquisition of properties which can benefit from Bradley's expertise in shopping center management, renovation and expansion. Bradley's properties currently encompass approximately 3.0 million square feet of rentable retail space.

  Originally organized in 1961 as a Massachusetts business trust under the name Bradley Real Estate Trust, Bradley was reorganized as a Maryland corporation in October 1994. Bradley's principal executive office is located at 699 Boylston Street, Boston, Massachusetts 02116 and its telephone number is (617) 867-4200.

TUCKER

  Tucker is a leader in the Midwest in the development, acquisition and long-term ownership of community shopping centers. Headquartered in Northbrook, Illinois, Tucker owns and manages more than 4.3 million square feet of income-producing properties. The properties are located primarily in Chicago and other areas of the Midwest, with tenants primarily selling value-oriented merchandise.

  Tucker is a Maryland corporation, formed on May 28, 1993, which elected to qualify as a REIT under the Code following the public offering of its common stock, par value $.001 per share ("Tucker Common Stock"), in October 1993. Tucker is a fully integrated real estate management and development company and was established to continue the business of The Tucker Companies, Inc. ("TTC"), its affiliates and related real estate entities (collectively, the "Predecessor Business") as an owner, manager and developer of shopping centers. TTC was founded in 1976 by Kenneth L. Tucker, Tucker's Chairman of the Board, President and a Director.

  All of Tucker's real estate properties are held by, and all of its operations are conducted through, the Tucker Operating Limited Partnership ("TOP") and its subsidiaries. TOP was formed for the purpose of acquiring, operating and expanding the business of Tucker and certain of its affiliates. Tucker is the sole general partner of TOP and owns 95.9% of the outstanding partnership units of TOP ("TOP Units"). The limited partners of TOP, including Kenneth L. Tucker, Richard H. Tucker, Tucker's Executive Vice President, Chief Operating Officer and a Director, and Harold Eisenberg, Tucker's Executive Vice President-- Leasing and Development and a Director (collectively, the "Management Directors"), were equity holders of the entities which previously owned the properties transferred to TOP in connection with Tucker's initial public offering in October 1993. The TOP Units are exchangeable, subject to certain limitations imposed to protect Tucker's status as a REIT, into shares of Tucker Common Stock on the basis of one TOP Unit for one share of Tucker Common Stock.

  Tucker Financing Partnership ("TFP") was created to facilitate the refinancing of indebtedness encumbering certain of the Tucker properties through a loan to TFP from a trust qualifying as a real estate mortgage investment conduit (the "Tucker REMIC") for federal income tax purposes. The six Tucker properties owned by TFP collateralize a $100,000,000 mortgage note (the "Tucker REMIC Note") held by the Tucker REMIC and issued pursuant to that certain indenture (the "Tucker REMIC Indenture") dated as of June 1, 1994 by and among TFP, Bankers Trust Company of California, N.A. (the "Indenture Trustee") and Bankers Trust Company. TOP is the 99% general partner of TFP, and Tucker Financing Corp. ("TFC"), a wholly-owned subsidiary of Tucker, is the 1% general partner of TFP.

  Tucker's principal executive office is located at 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062 and its telephone number is (708) 272-9800.

SURVIVING COMPANY

  Pursuant to the Merger Agreement, at the time the Merger becomes effective (the "Effective Time"), Tucker will merge with and into Bradley and the separate corporate existence of Tucker will cease. Bradley will be the Surviving Company and the former Tucker stockholders will become Bradley stockholders with all of the rights and privileges attendant thereto. As a result of the Merger, Bradley will succeed to Tucker's partnership interest in TOP and its equity interest in TFC. Immediately following the Merger, the following subsidiaries or affiliates of Tucker will remain in existence and will become subsidiaries or affiliates of Bradley, as applicable: TOP, TFC (or its successor), TFP, Tucker Management Corp. ("TMC"), Tucker Management Limited Partnership, Williamson Square Associates Limited Partnership and Tucker Properties Investment, Inc. ("TPI") (or its successor). A chart outlining the corporate structure of the Surviving Company following the Merger is set forth on page 31.

  Following the consummation of the Merger, Bradley and Tucker believe that the Surviving Company will be one of the largest owners and operators of community shopping centers in the Midwestern region of the United States. The Surviving Company will own 31 community shopping centers encompassing approximately 7.3 million square feet of rentable retail space in eleven states. As the map on page (v) indicates, the Merger allows the Surviving Company to enter four new states (Tennessee, Kentucky, Indiana and Wisconsin) and to significantly expand its presence throughout the Midwest.

  The current executive officers and directors of Bradley will manage the business and affairs of the Surviving Company following the consummation of the Merger. For information concerning these persons, see "Management of the Surviving Company." Following the Merger, the Surviving Company will employ most of Tucker's property management personnel. Given the strength of Tucker's property-level operational personnel and systems, Bradley's management believes the Merger will broaden its existing property management capabilities and allow the Surviving Company to internalize its property management and leasing functions.

  Bradley is currently in discussions with the lead lender under its existing $65 million secured revolving credit facility regarding replacing this facility with a $150 million unsecured revolving credit facility. For a description of the terms of Bradley's existing credit facility, see "The Companies--Bradley." Bradley anticipates that the new credit facility will be available for the acquisition, development, renovation and expansion of new and existing properties (including, but not limited to, capital improvements, tenant improvements, and leasing commissions), and other working capital purposes. It is anticipated that the interest rates available under the new credit facility will be more favorable than those currently available under Bradley's existing secured credit facility and may become even more favorable in the event the Surviving Company (x) meets certain loan to value tests or (y) receives an investment grade unsecured debt rating. Bradley anticipates that the new credit facility will contain financial and other covenants which are consistent with similar unsecured lines of credit for comparable publicly-traded REITs. Bradley believes that the increased size, lower interest rate and unsecured nature of the new credit facility will increase the Surviving Company's financial flexibility and prospects for obtaining an investment grade debt rating. It is currently contemplated that the new credit facility will become effective simultaneously with the closing of the Merger. While discussions regarding a new credit facility are ongoing, there can be no assurance that such a credit facility will be obtained, or if obtained, when it will become effective or become available. If this new credit facility cannot be obtained, consent to the Merger would be required from the existing revolving credit lenders to Bradley and Tucker and an extension of the Tucker credit agreement would be required. See "The Merger Agreement-- Conditions to the Merger."

                                   THE MERGER

TERMS OF THE MERGER

  The Board of Directors of each of Bradley and Tucker have approved the Merger and the Merger Agreement, a copy of which is attached hereto as Annex A, pursuant to which, upon fulfillment (or waiver) of the conditions set forth therein, at the Effective Time (i) Tucker will be merged with and into Bradley, with Bradley being the Surviving Company in the Merger, and (ii) each issued and outstanding share of Tucker Common Stock will be converted into the right to receive a percentage of a share of common stock, par value $.01 per share, of Bradley ("Bradley Common Stock"), to be determined as follows. If the average per share closing price of Bradley Common Stock as reported on the New York Stock Exchange (the "NYSE") over the 20 trading days immediately preceding the fifth day prior to the date of the closing of the Merger (the "Closing Price") is $16.00 or more, each share of Tucker Common Stock will be exchanged for .665 of a share of Bradley Common Stock. If the Closing Price is between $15.50 and $16.00, the exchange ratio will be determined by dividing $10.64 by the Closing Price. If the Closing Price is $15.50 or less, the exchange ratio will be .686 of a share of Bradley Common Stock. (The applicable percentage of a share of Bradley Common Stock to be issued to Tucker stockholders in connection with the Merger upon such conversion will sometimes hereinafter be referred to as the "Exchange Ratio.") The Closing Price for Bradley Common
Stock for the 20 trading days ended January  , 1996 was $   . The Exchange
Ratio was the result of arms-length negotiations between Bradley and Tucker.

  No fractional shares of Bradley Common Stock will be issued in connection with the Merger. In lieu thereof, a holder of Tucker Common Stock otherwise entitled to a fractional share of Bradley Common Stock will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the Closing Price by the fraction of a share of Bradley Common Stock to which such holder would otherwise be entitled.

  Based upon the number of shares of Tucker Common Stock and Bradley Common Stock outstanding at January , 1996, the former Tucker stockholders will hold, immediately after the Merger, (i) assuming an Exchange Ratio of .665, approximately 7,200,808 shares of Bradley Common Stock, representing approximately 39% of the aggregate number of outstanding shares of Bradley Common Stock; and (ii) assuming an Exchange Ratio of .686, approximately 7,428,202 shares of Bradley Common Stock, representing approximately 40% of the aggregate number of outstanding shares of Bradley Common Stock.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

 Tucker

  The Board of Directors of Tucker believes that the Merger is fair to and in the best interests of Tucker and its stockholders. THE TUCKER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF TUCKER VOTE FOR THE MERGER AND THE MERGER AGREEMENT. The primary factors that Tucker's Board of Directors considered in reaching the foregoing conclusions were:

(i) Tucker's highly-leveraged capital structure, its decline in funds from operations ("FFO") and its resulting difficulty in accessing capital markets;
(ii) the Tucker Board of Directors' belief that there are no feasible alternatives to a merger available to Tucker that are likely in the near term to significantly improve the profitability of Tucker's existing operations;
(iii) the Tucker Board of Directors' belief that the Merger is the best offer reasonably available for Tucker's stockholders; (iv) the anticipated cost savings and operating efficiencies available to the Surviving Company from the Merger; (v) Tucker's and Bradley's stock price multiples relative to each other and to the multiples of comparable REITs; (vi) the terms of the Merger Agreement, including the Exchange Ratio and the equity interest in the Surviving Company to be received by Tucker's stockholders; (vii) the fact that the Merger will provide an opportunity for Tucker's stockholders to share in any future appreciation of the Surviving Company; (viii) the fact that the Merger is structured to enable Tucker's stockholders to convert their shares of Tucker Common Stock into shares of Bradley Common Stock on a tax-free basis;
(ix) the similarities between Tucker and Bradley, with both companies being of similar size, focused primarily in the retail sector and owning properties concentrated in the Midwest; (x) the complementary strengths of Tucker and Bradley, including Tucker's property management and leasing capabilities and Bradley's property acquisition and capital markets expertise; (xi) the fact that the Surviving Company will have increased capacity which will allow it to attract national tenants and provide it with increased negotiating leverage; and (xii) the Total Market Capitalization (as measured by the aggregate value of the outstanding common stock plus outstanding indebtedness) of the Surviving Company will be larger than Tucker's Total Market Capitalization, which will provide Tucker's stockholders with enhanced liquidity. In making its recommendation, the Tucker Board of Directors also considered the opinion, analyses and presentations of PaineWebber Incorporated ("PaineWebber"), Tucker's financial advisor, including its oral opinion of October 29, 1995, which will be confirmed by a written opinion on the date that this Joint Proxy Statement/Prospectus is mailed to Tucker stockholders, to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Tucker's stockholders. See "The Merger--Reasons for the Merger; Recommendation of the Board of Directors of Tucker" and "--Opinion of Tucker's Financial Advisor."

 Bradley

  The Board of Directors of Bradley believes that the Merger is fair to and in the best interests of Bradley and its stockholders. THE BRADLEY BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF BRADLEY VOTE FOR THE MERGER AND THE MERGER AGREEMENT. The primary factors that Bradley's Board of Directors considered in reaching the foregoing conclusions were its belief that: (i) the Merger will result in the Surviving Company becoming one of the leading owners and operators of community shopping centers in the Midwest; (ii) the Merger will provide the Surviving Company with a broader and more diverse tenant base and thus reduce the potential impact on Bradley of the loss of any tenant and also enhance its position with regional and national tenants; (iii) the Merger will be accretive (i.e., will result in an incremental increase) to the projected net income per share, FFO per share and cash available for distribution per share of the Surviving Company in 1996 and 1997; (iv) the Merger will provide the Surviving Company with greater access to the capital markets including increasing the likelihood of access by the Surviving Company to unsecured investment grade debt; (v) the Merger will improve the liquidity of the Surviving Company's common stock; (vi) the Merger will allow the Surviving Company to improve the terms of its revolving credit agreement, including increasing the amount available under such line and obtaining such financing on an unsecured basis; (vii) the Merger will lead to ongoing operating synergies and additional cost savings, initially estimated to be approximately $1.4 million per annum prior to the offset of costs associated with the Merger (which costs are estimated to be approximately $8.5 million); and (viii) the Merger will broaden Bradley's property management capabilities and allow it to internalize its property management and leasing functions. In making its recommendation, the Board of Directors of Bradley also considered the opinion, analyses and presentations of Alex. Brown & Sons Incorporated ("Alex. Brown"), Bradley's financial advisor, including its oral opinion of October 20, 1995, confirmed by a written opinion, dated October 30, 1995, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Bradley's stockholders. See "The Merger--Reasons for the Merger; Recommendation of the Board of Directors of Bradley" and "-- Opinion of Bradley's Financial Advisor."

  For a discussion of the circumstances surrounding the Merger and the reasons for the recommendations of the Boards of Directors of Tucker and Bradley, see "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendation of the Board of Directors of Tucker" and "--Reasons for the Merger; Recommendation of the Board of Directors of Bradley."

OPINIONS OF FINANCIAL ADVISORS

 Tucker

  On October 29, 1995, PaineWebber delivered its oral opinion to Tucker's Board of Directors to the effect that, as of such date, based on PaineWebber's review and subject to certain limitations, the Exchange Ratio was fair, from a financial point of view, to the holders of Tucker Common Stock. PaineWebber will render such opinion in writing on the date that this Joint Proxy Statement/Prospectus is mailed to Tucker stockholders. In rendering such opinion, PaineWebber has, among other things, (i) reviewed certain publicly available financial information concerning Tucker and Bradley; (ii) reviewed certain information, including financial forecasts, related to the business, earnings, cash flow, assets and prospects of Tucker and Bradley, furnished to PaineWebber by Tucker and Bradley, respectively; (iii) conducted discussions with members of the senior management of Tucker and Bradley concerning their respective businesses and prospects; (iv) reviewed the historical market prices and trading activities for Tucker Common Stock and Bradley Common Stock and compared such prices and trading histories with those of certain other publicly-traded companies which PaineWebber deemed to be relevant; (v) compared the financial position and results of operations of Tucker and Bradley with those of certain other publicly-traded companies which PaineWebber deemed to be relevant; (vi) reviewed the Merger Agreement; (vii) reviewed the Amended and Restated TOP Agreement of Limited Partnership (the "Amended TOP Partnership Agreement"); and (viii) reviewed such other financial studies and analyses and performed such investigations and took into account such other matters as PaineWebber deemed appropriate, including its assessment of general economic, market and monetary conditions. A copy of the full text of the written opinion of PaineWebber, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, will be attached as Annex B to this Joint Proxy Statement/Prospectus, and should be read in its entirety. See "The Merger--Opinion of Tucker's Financial Advisor."

 Bradley

  On October 30, 1995, Alex. Brown delivered its written opinion to Bradley's Board of Directors to the effect that, as of such date, based upon the facts and circumstances as they existed at that time and subject to certain limitations, the Exchange Ratio was fair, from a financial point of view, to Bradley's stockholders. In rendering such opinion, Alex. Brown (i) reviewed the Merger Agreement and certain related documents; (ii) reviewed certain publicly available financial information concerning Bradley and Tucker and certain internal financial analyses and other information furnished to it by Bradley and Tucker; (iii) held discussions with members of the senior managements of Bradley and Tucker regarding the business and prospects of Bradley and Tucker Common Stock; (v) compared certain financial and stock market information for Tucker and Bradley with similar information for certain other companies whose securities are publicly-traded; (vi) reviewed the financial terms of certain recent business combinations; and (vii) performed such other studies and analyses and considered such other factors as it deemed comparable, in whole or in part. A copy of the full text of the written opinion of Alex. Brown, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached as Annex C to this Joint Proxy Statement/Prospectus, and should be read in its entirety. See "The Merger-- Opinion of Bradley's Financial Advisor."

CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN OFFICERS AND DIRECTORS OF TUCKER

  In considering the recommendation of the Boards of Directors of Tucker and Bradley to approve the Merger and the Merger Agreement, stockholders should be aware that conflicts of interest exist because certain members of the management and the Board of Directors of Tucker have certain interests in, and will receive benefits from, the Merger that are separate from the interests of, and benefits to, the stockholders of Tucker generally. Stockholders that are not directors or officers of Tucker will not receive these benefits. In connection with the execution of the Merger Agreement, Tucker adopted and entered into the following plans and agreements: (i) the Tucker Severance Pay Plan (the "Severance Plan"), pursuant to which all employees of Tucker and its affiliates (with the exception of those described below) whose employment terminates under certain specified conditions prior to December 31, 1996 will be entitled to receive a severance payment equal to six weeks' base salary plus an additional two weeks' base salary for each full year of regular full-time employment with Tucker, its predecessors and their respective affiliates (including TTC), up to a maximum payment of twice the employee's annual compensation for the calendar year immediately prior to the employee's termination of employment; (ii) a severance agreement with Kenneth Tucker, Tucker's Chairman of the Board, President and a Director, pursuant to which Mr. Tucker will be entitled to receive (a) a severance payment of $225,000 if his employment is terminated under certain specified conditions prior to December 31, 1996 or if he is still employed by Tucker as of the Effective Time and (b) twelve months of continued health care coverage following termination of employment if his employment is terminated under certain specified conditions prior to December 31, 1996; (iii) individual severance agreements with Richard Tucker, Tucker's Executive Vice President, Chief Operating Officer and a Director, Harold Eisenberg, Tucker's Executive Vice President--Leasing and Development and a Director, and Lawrence Tucker, Tucker's Vice President, pursuant to which the employee will be entitled to receive a severance payment of $123,000, $122,000 and $58,000, respectively, which severance payments were substantially identical to the payments such individuals would have received under the Severance Plan, as well as twelve months of continued health care coverage, if his employment is terminated under certain specified conditions prior to December 31, 1996; (iv) an agreement with Norris Eber, Tucker's Senior Vice President--Asset Management and Acquisitions, pursuant to which Mr. Eber will receive (a) $139,000 if he is still employed by Tucker as of the Effective Time and (b) a severance payment of $61,000 and twelve months of continued health care coverage if his employment is terminated under certain specified conditions prior to December 31, 1996; and (v) a severance agreement with William Karnes, Tucker's Chief Financial Officer, pursuant to which Mr. Karnes will receive twelve months of continued health care coverage if his employment is terminated under certain specified conditions prior to or concurrently with the consummation of the Merger or if his employment is terminated for any reason after the consummation of the Merger but prior to December 31, 1996. Tucker previously entered into an employment agreement with Mr. Karnes pursuant to which he will receive a severance payment equal to twelve months' base salary (currently $210,000) if his employment is terminated under certain conditions. Bradley has agreed to assume and be bound by these agreements after the Effective Time. Bradley also has entered into a three-year consulting agreement with Kenneth Tucker, effective as of the Effective Time, pursuant to which Mr. Tucker will receive an aggregate payment of $405,000, consisting of three annual consulting fee payments of $135,000 each. In addition, Bradley has agreed to continue to provide the directors, officers, employees, advisors and agents of Tucker and each of its subsidiaries with all rights to indemnification or exculpation existing under their respective charters or bylaws in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time, and to provide such persons with certain indemnification rights under Bradley's Articles of Amendment and Restatement (the "Bradley Charter") and Bradley's Bylaws (the "Bradley Bylaws"). Bradley has also agreed to purchase, at or prior to the Effective Time, liability insurance coverage for Tucker's directors and officers for a period of six years which will provide the directors and officers with $10,000,000 of aggregate coverage. In addition, Bradley has agreed to adopt certain amendments to Tucker's existing indemnification agreements with its directors. See "The Merger--Conflicts of Interest Arising from Benefits to Certain Officers and Directors of Tucker" and "The Merger Agreement-- Indemnification." In connection with the execution of the Merger Agreement, Bradley, Tucker and certain of the limited partners of TOP, including the Management Directors, agreed to an amendment and restatement of the TOP Agreement of Limited Partnership (the "TOP Partnership Agreement"), which, among other things, limits in certain respects the environmental indemnification obligations of the Management Directors under the TOP Partnership Agreement and requires Bradley to register the shares of Bradley Common Stock which the limited partners may receive upon redemption of TOP Units under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the consummation of the Merger, Kenneth and Richard Tucker also have agreed to transfer their equity interests in TMC to two individuals who are officers of Bradley for $500 each at or prior to the Effective Time. Approval of the Merger by stockholders does not constitute a ratification of any of the foregoing transactions. See "The Merger Agreement--Transfer of Interests in TMC."

  Because of these potential conflicts of interest, the Tucker Board of Directors designated the non-management directors as a special committee (the "Tucker Special Committee") to evaluate and negotiate on behalf of Tucker any compensation, severance and other arrangements or transactions involving Tucker's management. The Tucker Special Committee was represented by its own independent counsel. Tucker believes that Tucker's stockholders were not adversely affected by any of such compensation, severance and other arrangements or transactions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  Mayer, Brown & Platt, counsel for Tucker, has delivered its opinion to Tucker that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, (i) no gain or loss will be recognized by Tucker as a result of the Merger, and (ii) no gain or loss will be recognized by any stockholder of Tucker who receives Bradley Common Stock in exchange for Tucker Common Stock (except with respect to any cash received in lieu of a fractional interest in Bradley Common Stock). Goodwin, Procter & Hoar, counsel for Bradley, has delivered its opinion to Bradley that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, no gain or loss will be recognized by Bradley as a result of the Merger. See "The Merger--Material Federal Income Tax Consequences" and "The Merger Agreement--Conditions to the Merger."

  If certain detailed conditions imposed by the REIT provisions of the Code are met, entities such as Bradley and Tucker that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., taxation at both the corporate and stockholder levels) that generally results from the use of corporations. Prior to the consummation of the Merger, Bradley and Tucker each has operated in a manner intended to allow it to qualify as a REIT. Bradley intends to operate following the Merger in a manner so that Bradley will continue to qualify as a REIT. If Bradley fails to qualify as a REIT in any taxable year, Bradley will be subject to federal income taxation as if it were a domestic corporation, and Bradley could be subject to potentially significant tax liabilities which could reduce or eliminate cash available to distribute to stockholders. Unless entitled to relief under certain Code provisions, Bradley also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Moreover, under certain circumstances, Bradley's qualification as a REIT following the Merger could depend on Tucker's qualification as a REIT for periods prior to the Merger, and in any event the liabilities that Bradley will assume in the Merger would include Tucker's liability for any unpaid taxes, including taxes resulting if Tucker failed to qualify as a REIT, for any period prior to the Merger. At the closing of the Merger, Goodwin, Procter & Hoar will render opinions regarding (i) Bradley's qualification as a REIT for periods prior to the Merger, and (ii) Bradley's ability to qualify as a REIT following the Merger, a form of which has been filed as an exhibit to this Joint Proxy Statement/Prospectus. Mayer, Brown & Platt will render an opinion regarding Tucker's qualification as a REIT for the taxable year ended December 31, 1995 and for the short tax year ending at the date of the closing of the

Merger. Coopers & Lybrand L.L.P. will render an opinion regarding Tucker's qualification as a REIT for the taxable years ended December 31, 1993 and December 31, 1994. Such opinions will be based on representations from management regarding Tucker's and Bradley's compliance with the requirements for qualification as a REIT and are not binding on the Internal Revenue Service (the "IRS"). Accordingly, no assurance can be given that the IRS cannot challenge the status of Bradley as a REIT following the Merger. See "The Merger--Material Federal Income Tax Consequences--Qualification of Bradley as a REIT Following the Merger."

ALTERNATIVES TO THE MERGER

  In the event the Merger is not consummated for any reason, Bradley will continue to pursue its business objectives of (i) maximizing FFO and cash available for distribution to holders of Bradley Common Stock, (ii) increasing distributions per share of Bradley Common Stock, (iii) increasing the value of its properties by continuing its growth through the active management and expansion of existing shopping centers and selective development and acquisition of new shopping centers, and (iv) holding its properties for long-term investment. In addition, Bradley may seek other acquisition opportunities and additional debt or equity financing.

  In the event the Merger is not consummated for any reason, Tucker will continue to pursue its business objectives of maximizing the value of its properties and reducing overhead to increase its net cash flow. Tucker would also seek to reduce the amount of its indebtedness through potential sales of properties and improved cash flow. In addition, Tucker may seek another strategic combination. The Tucker Board of Directors believes there are no feasible alternatives to the Merger available to Tucker at the present time that are likely to significantly improve the profitability of Tucker's existing operations or result in greater stockholder value.

ACCOUNTING TREATMENT

  Bradley will account for the Merger as a purchase in accordance with Accounting Principles Board Opinion No. 16. See "The Merger--Accounting Treatment."

CERTAIN RESALE RESTRICTIONS

  All shares of Bradley Common Stock received by Tucker stockholders in the Merger will be freely transferable, except that shares of Bradley Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Tucker at the time of the Special Meeting of Tucker stockholders may be resold by them only in certain permitted circumstances. See "The Merger--Certain Resale Restrictions."

NEW YORK STOCK EXCHANGE LISTING

  It is a condition to Tucker's and Bradley's obligations to consummate the Merger that, prior to the Effective Time, Bradley obtain the approval for the listing of the shares of Bradley Common Stock issuable in the Merger on the NYSE, subject to official notice of issuance. See "The Merger--New York Stock Exchange Listing" and "The Merger Agreement--Conditions to the Merger."

DISSENTERS' RIGHTS

  Under the Maryland General Corporation Law ("MGCL"), stockholders of Tucker and Bradley are not entitled to dissenters' rights in connection with the Merger. See "The Merger--Dissenters' Rights."

                                  RISK FACTORS

  In considering whether to approve the Merger and the Merger Agreement, stockholders of Bradley and Tucker should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the matters discussed under "Risk Factors." Such matters include:

  . Possible adverse consequences to the stockholders of Bradley as a result of (i) the increase of the amount of total debt payable by the Surviving Company to approximately $220.5 million after the Merger as compared to $34.7 million for Bradley as of September 30, 1995; (ii) the increase in the Surviving Company's pro forma ratio of debt to Total Market Capitalization to approximately 46% after the Merger as compared to 18% for Bradley as of September 30, 1995; and (iii) the increase in the amount of the Surviving Company's adjustable interest rate debt to approximately $82.4 million after the Merger as compared to $9.8 million for Bradley as of September 30, 1995.

  . Risks associated with the Surviving Company's potential inability to refinance indebtedness when due on reasonable terms and conditions, including approximately $100,000,000 of indebtedness relating to the Tucker REMIC Note which matures in September 2000.

  . Restrictions on the ability of the Surviving Company to dispose of properties collateralizing the Tucker REMIC Note or to prepay the Tucker REMIC Note. Pursuant to the terms of the Tucker REMIC Indenture, prior to October 1997, the principal amount of the Tucker REMIC Note cannot be prepaid and the Tucker properties securing the Tucker REMIC Note cannot be sold. If the Surviving Company wishes either to prepay principal amounts of the Tucker REMIC Note or to sell any of the properties collateralizing the Tucker REMIC Note after such date, it will incur significant prepayment penalties. See "Risk Factors--Restrictions on Ability of Surviving Company to Dispose of Properties." The Amended TOP Partnership Agreement also contains certain restrictions on the sale of properties held by TOP. See "The Merger Agreement--Amended TOP Partnership Agreement."

  . Reduction in dividends per share to Tucker stockholders following consummation of the Merger. Assuming the Surviving Company continues to make regular quarterly distributions at Bradley's current rate of $.33 per share, each stockholder of Tucker will receive an equivalent quarterly dividend payment of $.219 per share (assuming an Exchange Ratio of .665) or $.226 per share (assuming an Exchange Ratio of .686), as compared to Tucker's most recent quarterly dividend of $.25 per share.

  . Possible adverse consequences to Tucker's stockholders associated with a decline in the price of Bradley Common Stock between the date of this Joint Proxy Statement/Prospectus and the Effective Time.

  . Risks associated with a possible reduction in the price of Bradley Common
    Stock following the Effective Time, due to future sales of the Surviving Company's common stock or the potential for sales of the Surviving Company's common stock by current Tucker stockholders.

  . Possible conflicts of interests due to the fact that certain members of the Board of Directors and management of Tucker have certain interests in, and will receive certain benefits from, the Merger that are separate from the interests of and benefits to stockholders of Tucker generally. See "The Merger--Conflicts of Interest Arising from Benefits to Certain Officers and Directors of Tucker."

  . Certain differences between the rights of stockholders of Tucker under Tucker's Articles of Amendment and Restatement (the "Tucker Charter") and Tucker's Bylaws (the "Tucker Bylaws") and the rights of stockholders of Bradley under the Bradley Charter and the Bradley Bylaws. See "Comparison of Stockholder Rights."

  . Possible payment of a termination fee and expenses by Tucker to Bradley.
    If the Merger Agreement were to be terminated under certain circumstances and/or Tucker were to enter into an acquisition agreement with a third party under certain circumstances, Tucker would be required to pay Bradley a termination fee of $3,000,000 plus reimbursement of Bradley's out-of-pocket expenses up to $2,000,000. If the Merger Agreement is terminated in certain other circumstances, Tucker will be required to reimburse Bradley for its out-of-pocket expenses up to $2,000,000.

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

  In accordance with the MGCL, the Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. Subject to the fulfillment (or waiver) of the other conditions to the obligations of Bradley and Tucker to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the stockholders of Bradley and Tucker of the Merger and the Merger Agreement at their respective Special Meetings of Stockholders. See "The Merger Agreement--Effective Time of the Merger."

EXCHANGE OF TUCKER STOCK CERTIFICATES

  Promptly after the Effective Time, a designated exchange agent (the "Exchange Agent") will mail a letter of transmittal and instructions to each holder of record of a certificate representing shares of Tucker Common Stock (a "Certificate") as of the Effective Time for use in effecting the surrender of the Certificate in exchange for certificates representing shares of Bradley Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Bradley Common Stock to which such holder shall be entitled, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends or distributions, if any, as provided in the Merger Agreement, after giving effect to any required withholding tax, and the Certificate so surrendered will be canceled. Certificates should not be surrendered until the letter of transmittal and instructions are received. See "The Merger Agreement--Exchange of Tucker Stock Certificates."

CONDITIONS TO THE MERGER

  The respective obligations of Bradley and Tucker to effect the Merger and the other transactions contemplated in the Merger Agreement are subject to the fulfillment or waiver of certain conditions at or prior to the Effective Time including, among others: (a) approval of the Merger and the Merger Agreement by the requisite vote of stockholders of Tucker and Bradley; (b) receipt of various third-party consents, including the consent (the "Tucker REMIC Consent") of the Indenture Trustee under the Tucker REMIC Indenture and the consent of each of the lenders under Bradley's and Tucker's credit agreements;
(c) execution by Tucker and all of the limited partners of TOP of the Amended TOP Partnership Agreement; (d) receipt by Bradley of a letter from Coopers & Lybrand L.L.P., independent public accountants for Tucker, certifying, among other things, that for federal income tax purposes, Tucker will not have any accumulated or current earnings or profits immediately prior to the Effective Time; and (e) receipt by Bradley of a private letter ruling from the IRS to the effect that following the consummation of the Merger, each of TFC and TPI will qualify as a "qualified REIT subsidiary" of Bradley under Section 856(i) of the Code. See "The Merger Agreement--Conditions to the Merger."

TERMINATION

  The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement, by the stockholders of Tucker and Bradley, in a number of circumstances, including, among others: (a) by the mutual written consent of Tucker and Bradley; (b) by either Tucker or Bradley if (i) the Merger Agreement and the transactions contemplated thereby shall have failed to receive the requisite vote for approval by the stockholders of Bradley or Tucker upon the holding of a duly convened stockholder meeting, or (ii) the Merger shall not have been consummated on or before June 30, 1996 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time); (c) by action of Tucker if (i) the Board of Directors of Tucker recommends to Tucker's stockholders approval or acceptance of an Acquisition Proposal (as defined below in "The Merger Agreement--No Solicitation of Transactions") by a person other than Bradley, but only in the event that the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, has determined in good faith that such action is necessary for the Board of Directors of Tucker to comply with its fiduciary duties to its stockholders under applicable law, or (ii) the Board of Directors of Bradley recommends to Bradley's stockholders approval or acceptance of a proposal by a person other than Tucker to acquire 50% or more of the assets or stock of Bradley, by way of merger, tender offer, exchange offer or similar transaction; or (d) by action of Bradley if the Board of Directors of Tucker shall have recommended that stockholders of Tucker accept or approve an Acquisition Proposal by a person other than Bradley. See "The Merger Agreement-- Termination."

TERMINATION AMOUNT AND EXPENSES

  If (a) Bradley terminates the Merger Agreement because (i) the Board of Directors of Tucker has recommended that stockholders of Tucker accept or approve an Acquisition Proposal by a person other than Bradley (or Tucker or its Board has resolved to do such), or (ii) any representation, warranty, covenant or agreement on the part of Tucker set forth in the Merger Agreement has been willfully breached; or (b) Tucker terminates the Merger Agreement because the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, has determined in good faith that its fiduciary duties to its stockholders under applicable law require it to recommend to its stockholders approval or acceptance of an Acquisition Proposal by a person other than Bradley, then Tucker shall pay to Bradley an amount (the "Termination Amount") in cash equal to the sum of $3,000,000 plus Bradley's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to $2,000,000.

  If Bradley terminates the Merger Agreement because (i) the Board of Directors of Tucker has failed to make, or has withdrawn, amended, modified or changed its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby; (ii) Tucker has failed as soon as practicable to mail this Joint Proxy Statement/Prospectus to its stockholders or to include the recommendation of its Board of Directors of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus; (iii) Tucker or its Board of Directors has resolved to do either (i) or (ii) above; or (iv) any representation, warranty, covenant or agreement on the part of Tucker set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by June 30, 1996 (except for a termination because of a willful breach by Tucker in which case the previous paragraph will apply), Tucker shall pay all of Bradley's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to $2,000,000 ("Expenses").

  If at any time within one year after termination of the Merger Agreement, unless such termination was pursuant to certain events or circumstances specified in the Merger Agreement, Tucker enters into an agreement relating to an Acquisition Proposal with a person other than Bradley or Tucker's Board of Directors recommends or resolves to recommend to Tucker's stockholders approval or acceptance of an Acquisition Proposal with a person other than Bradley, then, upon the entry into such agreement or the making of such recommendation or resolution, Tucker shall pay to Bradley the Termination Amount, which amount shall be reduced by any monies previously paid by Tucker to Bradley pursuant to the previous paragraphs. See "The Merger Agreement--Termination Amount and Expenses."

                          THE MEETINGS OF STOCKHOLDERS

BRADLEY SPECIAL MEETING

  The Special Meeting of Bradley's stockholders will be held at
   , Boston, Massachusetts, on February , 1996, at 10:00 a.m., Eastern time (including any and all adjournments and postponements thereof, the "Bradley Special Meeting"). At the Bradley Special Meeting, holders of Bradley Common Stock will consider and vote upon a proposal to approve the Merger and the Merger Agreement. This proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Bradley Common Stock entitled to vote thereon. Holders of Bradley Common Stock are entitled to one vote per share. Only holders of Bradley Common Stock at the close of business on January , 1996 (the "Bradley Record Date") will be entitled to notice of and to vote at the Bradley Special Meeting. As of the Bradley Record Date, directors and executive officers of Bradley, all of whom have indicated that they will vote all of their shares of Bradley Common Stock for approval of the Merger and the Merger Agreement, and their affiliates were owners of approximately 64,000 shares of Bradley Common Stock, representing less than 1% of the outstanding shares of Bradley Common Stock. See "The Meetings of Stockholders--Bradley Special Meeting."

  Bradley stockholders as of the Bradley Record Date may grant proxies by completing, dating, signing and returning the proxy card accompanying this Joint Proxy Statement/Prospectus. All shares of Bradley Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF BRADLEY COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Bradley, by signing and returning a later-dated proxy or by voting in person at the Bradley Special Meeting; however, mere attendance at the Bradley Special Meeting will not in and of itself have the effect of revoking the proxy.

  THE BOARD OF DIRECTORS OF BRADLEY HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT BRADLEY STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BRADLEY."

TUCKER SPECIAL MEETING

  The Special Meeting of Tucker's stockholders will be held at
    , Chicago, Illinois, on February , 1996, at 9:00 a.m., Central time (including any and all adjournments and postponements thereof, the "Tucker Special Meeting"). At the Tucker Special Meeting, holders of Tucker Common Stock will consider and vote upon a proposal to approve the Merger and the Merger Agreement. This proposal must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Tucker Common Stock entitled to vote thereon. Holders of Tucker Common Stock are entitled to one vote per share. Only holders of Tucker Common Stock at the close of business on January
 , 1996 (the "Tucker Record Date") will be entitled to notice of and to vote at the Tucker Special Meeting. As of the Tucker Record Date, directors and executive officers of Tucker, all of whom have indicated that they will vote all of their shares of Tucker Common Stock for approval of the Merger and the Merger Agreement, and their affiliates were beneficial owners of 112,583 shares of Tucker Common Stock, representing approximately 1% of the outstanding shares of Tucker Common Stock. See "The Meetings of Stockholders--Tucker Special Meeting."

  Tucker stockholders as of the Tucker Record Date may grant proxies by completing, dating, signing and returning the proxy card accompanying this Joint Proxy Statement/Prospectus. All shares of Tucker Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF TUCKER COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Tucker, by signing and returning a later-dated proxy or by voting in person at the Tucker Special Meeting; however, mere attendance at the Tucker Special Meeting will not in and of itself have the effect of revoking the proxy.

  THE BOARD OF DIRECTORS OF TUCKER HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT TUCKER STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF TUCKER" AND "--CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN OFFICERS AND DIRECTORS OF TUCKER."

                        COMPARISON OF STOCKHOLDER RIGHTS

  The rights of stockholders of Tucker, a Maryland corporation, currently are governed by Maryland law, the Tucker Charter and the Tucker Bylaws. Upon completion of the Merger, stockholders of Tucker will become stockholders of Bradley, a Maryland corporation, and their rights as stockholders of Bradley will be governed by Maryland law, the Bradley Charter and the Bradley Bylaws.

  Certain differences between the rights of stockholders of Tucker and the rights of stockholders of Bradley include the following: (i) the affirmative vote of two-thirds of the outstanding shares of Tucker Common Stock is required to amend the Tucker Charter or to approve a merger, consolidation, share exchange or sale of all or substantially all of the assets of Tucker, whereas the affirmative vote of a majority of the outstanding shares of Bradley Common Stock is required for comparable actions involving Bradley; (ii) the Bradley Charter provides for three classes of directors, with the term of office of one class expiring each year, whereas the Tucker Charter provides that all of its directors are elected each year at the annual meeting of stockholders; (iii) the holders of not less than 10% of the outstanding shares of Tucker Common Stock may call a special meeting of Tucker's stockholders, whereas the holders of not less than 25% of the outstanding shares of Bradley Common Stock may call a special meeting of Bradley's stockholders; (iv) the Tucker Board of Directors has exempted certain transactions from the Maryland business combination statute (including the Merger), whereas Bradley has not made any such exemptions (except that Bradley's Board of Directors has exempted the Merger from such statute); (v) the Bradley Charter generally limits any holder from acquiring more than 9.8% of the value of all outstanding capital stock of Bradley while the Tucker Charter generally limits any holder from acquiring more than 7% of the value of the issued and outstanding stock of Tucker (in the case of Bradley, this ownership limitation does not apply to shares of capital stock acquired pursuant to certain all cash tender offers for all of the outstanding shares of capital stock); and (vi) the holders of Tucker Common Stock may only amend certain provisions of the Tucker Bylaws, whereas the holders of Bradley Common Stock may amend any provision of the Bradley Bylaws. See "Comparison of Stockholder Rights."

                           BRADLEY REAL ESTATE, INC.

       SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth financial information for Bradley on a historical and on a pro forma basis and should be read in conjunction with, and are qualified in their entirety by, the respective historical financial statements and notes thereto of Bradley and Tucker incorporated by reference into this Joint Proxy Statement/Prospectus. The financial information presented below includes the accounts of Bradley (including its predecessor Bradley Real Estate Trust) and, for the pro forma information, the accounts of Tucker and of its subsidiaries whose accounts are combined and consolidated with the Tucker accounts.

  The stock price used to determine the purchase consideration paid by Bradley in the pro forma financial statements is $14.125 per share, which represents an estimated Closing Price based upon the estimated average closing prices of Bradley Common Stock on the NYSE over the 20 trading days prior to the fifth day preceding the date of the original filing of this Joint Proxy Statement/Prospectus with the Commission on December 7, 1995.

  During the period from January 1, 1994 to September 30, 1995, Bradley acquired three properties, sold one property, effected a $125,000,000 shelf registration statement, acquired the REIT advisory business of its long-standing external advisor, completed a public offering of 2,500,000 shares of Bradley Common Stock (the "July Offering") and repaid certain fixed rate mortgage debt.

  In March 1994, Bradley purchased the 429,000 square foot Rivercrest Center in Crestwood, Illinois ("Rivercrest") for $24,500,000. The purchase of Rivercrest was financed through borrowings under Bradley's $65,000,000 secured revolving line of credit with The First National Bank of Boston, lead lender with Fleet National Bank and Wells Fargo Realty Advisors Funding, Incorporated (the "Bradley Line of Credit"). In November 1994, Bradley acquired Westwind Plaza, an 88,000 square foot community shopping center located in Minnetonka, Minnesota ("Westwind"), for $7,500,000. Westwind was purchased with the assumption of $5,000,000 of mortgage debt, with the balance paid through a tax-deferred exchange from the sale of Spruce Tree Centre, a mixed-use office/retail property in St. Paul, Minnesota ("Spruce Tree"). In April 1995, Bradley acquired St. Francis Plaza, a 30,000 square foot shopping center located in Santa Fe, New Mexico ("St. Francis Plaza"), for $5,200,000. St. Francis Plaza was purchased with the assumption of approximately $2,100,000 of mortgage debt and the cash proceeds from the sale of 182,500 shares of Bradley Common Stock to the former owner of St. Francis Plaza.

  On January 31, 1995, following stockholder approval, Bradley acquired the REIT advisory business of its long-standing external advisor and thereby became a self-administered REIT. The acquisition, pursuant to which Bradley issued 325,000 shares of Bradley Common Stock to the owners of the advisor, resulted in the termination of an advisory arrangement extending through August 1999.

  On July 6, 1995, Bradley completed the July Offering at a price of $16 per share. Net proceeds from the July Offering were approximately $37,405,000, of which $32,600,000 was used to pay down the Bradley Line of Credit, $4,712,000 was used to pay off the non-recourse mortgages assumed in November 1994 upon the acquisition of Westwind and the balance was used for general business purposes.

  In June 1994, Tucker acquired the Pavilion at Mequon, a community shopping center aggregating approximately 212,000 square feet of gross leasable area located in Mequon, Wisconsin (the "Mequon Pavilion"). The Mequon Pavilion was purchased for $18,300,000 which was financed through a $13,500,000 mortgage note and borrowings for the balance under the $50,000,000 collateralized revolving line of credit with The First National Bank of Boston, lead lender with Mellon Bank, N.A. (the "Tucker Line of Credit").

  The unaudited pro forma operating and other data are presented as if the Bradley and Tucker acquisitions, disposition and capital transactions, described above, and the Merger had been consummated on January 1, 1994, with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period from January 1, 1994 to September 30, 1995. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

  The unaudited pro forma operating and other data are presented for comparative purposes only and are not necessarily indicative of what the actual results of operations of Bradley would have been for the periods presented, nor does such data purport to represent the results to be achieved in future periods.

                                    NINE MONTHS ENDED SEPTEMBER 30,
                                 ----------------------------------------------
                                                          HISTORICAL
                                  PRO FORMA(1)       --------------------------
                                      1995              1995          1994
                                 -----------------   ------------  ------------
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Income:
  Rental income.................   $     63,787      $     26,697  $     24,467
  Other income..................          1,046               141            62
                                   ------------      ------------  ------------
    Total revenue...............         64,833            26,838        24,529
                                   ------------      ------------  ------------
Expenses:
  Operations, maintenance and
   management...................         10,285             4,235         3,854
  Real estate taxes.............         14,294             6,380         6,304
  Mortgage and other interest...         12,945             3,826         3,100
  Depreciation and
   amortization.................          9,910             5,413         3,692
  Administrative and general....          2,346             1,154         1,641
  Provision for merger related
   expenses and write-downs.....            473               --            --
                                   ------------      ------------  ------------
    Total expenses..............         50,253            21,008        18,591
                                   ------------      ------------  ------------
Income before allocation to
 minority interest..............         14,580             5,830         5,938
Income allocated to minority
 interest.......................            (64)              --            --
                                   ------------      ------------  ------------
Net income......................   $     14,516      $      5,830  $      5,938
                                   ============      ============  ============
Net income per share............   $        .78 (2)  $        .62  $        .72
OTHER DATA:
Funds from operations(3)........         24,262 (4)        11,243         9,630
Cash flows provided by (used
 in):
  Operating activities..........         26,978            11,833         7,201
  Investing activities..........        (15,036)           (8,034)      (32,612)
  Financing activities..........         (4,042)           (3,010)       27,180
Distributions per share.........           1.00 (2)           .99           .96
Weighted average number of
 shares outstanding.............         18,628 (2)         9,404         8,191

                                                              SEPTEMBER 30,
                                                         -----------------------
                                                         PRO FORMA(5) HISTORICAL
                                                             1995        1995
                                                         ------------ ----------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Net real estate investments.............................   $452,870    $158,392
Total assets............................................    494,333     178,855
Mortgage and bank loans payable.........................    220,458      34,667
Total liabilities.......................................    248,809      42,700
Total stockholders' equity..............................    241,078     136,155

--------

See footnotes on page 17.

                                        YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                                                       HISTORICAL
                          PRO FORMA(1)   -------------------------------------------
                              1994        1994     1993     1992     1991     1990
                          ------------   -------  -------  -------  -------  -------
                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Income:
  Rental income.........    $83,705      $32,875  $22,875  $11,839  $10,352  $ 9,733
  Other income..........      1,360          112      594      308      202       72
                            -------      -------  -------  -------  -------  -------
    Total revenue.......     85,065       32,987   23,469   12,147   10,554    9,805
                            -------      -------  -------  -------  -------  -------
Expenses:
  Operations,
   maintenance and
   management...........     11,584        5,315    3,731    1,821    1,839    1,762
  Real estate taxes.....     18,107        8,070    5,772    2,259    2,008    1,782
  Mortgage and other
   interest.............     14,282        4,524    2,947    3,596    3,006    2,516
  Depreciation and
   amortization.........     12,516        5,146    3,564    2,178    1,764    1,609
  Administrative and
   general..............      4,438        2,288    1,920    1,331    1,233    1,422
  Tenant abandonment....        --           --       --       175      --       --
                            -------      -------  -------  -------  -------  -------
    Total expenses......     60,927       25,343   17,934   11,360    9,850    9,091
                            -------      -------  -------  -------  -------  -------
Income before gain on
 sale of property and
 allocation to minority
 interest...............     24,138        7,644    5,535      787      704      714
Gain on sale of
 property...............        --           983      --       --       --       --
Income allocated to
 minority interest......       (392)         --       --       --       --       --
                            -------      -------  -------  -------  -------  -------
Net income..............    $23,746      $ 8,627  $ 5,535  $   787  $   704  $   714
                            =======      =======  =======  =======  =======  =======
Net income per share....    $  1.27 (2)  $  1.05  $   .82  $   .40  $   .38  $   .36
OTHER DATA:
Funds from
 operations(3)..........     35,852 (4)   12,790    9,099    2,965    2,468    2,323
Cash flows provided by
 (used in):
  Operating activities..     32,765       10,877    6,532    3,343    1,390    3,343
  Investing activities..    (38,623)     (33,853) (39,349) (41,160)  (9,921) (41,160)
  Financing activities..      5,944       22,219   28,135   41,453   10,245   41,453
Distributions per
 share..................       1.42 (2)     1.29     1.22     1.20     1.20     1.50
Weighted average number
 of shares outstanding..     18,628 (2)    8,192    6,716    1,972    1,898    1,987

                                                    DECEMBER 31,
                                                     HISTORICAL
                                      -----------------------------------------
                                        1994     1993    1992    1991    1990
                                      -------- -------- ------- ------- -------
                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Net real estate investments.......... $155,554 $120,033 $83,750 $44,399 $35,957
Total assets.........................  166,579  127,931  93,326  50,345  39,055
Mortgage and bank loans payable......   66,748   29,317  44,085  40,685  28,880
Total liabilities....................   72,000   31,547  45,482  41,973  29,109
Total stockholders' equity...........   94,579   96,384  47,844   8,372   9,946

--------

See footnotes on page 17.

--------

(1) Pro forma data includes operating revenues and expenses for the nine months ended September 30, 1995 and for the year ended December 31, 1994 for the Bradley and Tucker properties acquired between January 1, 1994 and September 30, 1995 for the period during which Bradley and Tucker did not own them. For the nine months ended September 30, 1995 and the year ended December 31, 1994, Bradley pro forma mortgage and other interest has been increased by approximately $554,000 and $738,000, respectively, for the borrowings estimated for payment of fees and expenses related to the Merger. Bradley pro forma depreciation and amortization for the nine months ended September 30, 1995 and the year ended December 31, 1994 has been decreased by approximately $4,356,000 and $4,644,000, respectively, to give effect to recording the acquisition of Tucker's properties at Bradley's purchase price. Bradley pro forma administrative and general expense for the nine months ended September 30, 1995 and the year ended December 31, 1994 has been decreased by approximately $1,050,000 and $1,400,000, respectively, for estimated cost savings which will be achieved as a result of the Merger.

(2) The Exchange Ratio used in the pro forma financial statements was .686 of a share of Bradley Common Stock per share of Tucker Common Stock. If the Exchange Ratio was .665, then pro forma net income per share for the nine months ended September 30, 1995 and for the year ended December 31, 1994 would have been $.78 and $1.28, respectively; pro forma distributions per share would have been $1.02 and $1.43, respectively; and pro forma weighted average number of shares outstanding would have been 18,400,139 and 18,400,139, respectively.

(3) Bradley generally considers FFO to be an appropriate supplemental measure of the performance of an equity REIT because it is predicated on a cash flow analysis, as opposed to a measure predicated on generally accepted accounting principles, which gives effect to non-cash items such as depreciation. FFO, as defined by the National Association of Real Estate Investment Trusts, and as followed by Bradley represents net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Since the definition of FFO is a guideline, computation of FFO may vary from one REIT to another. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of Bradley's operating performance or as an alternative to cash flow as a measure of liquidity. In addition, FFO is not necessarily indicative of cash available to fund cash needs.

(4) Depreciation and amortization added back to net income in the calculation of FFO is net of depreciation and amortization allocated to minority interest of approximately $164,000 and $410,000 for the nine months ended September 30, 1995 and the year ended December 31, 1994, respectively.

(5) The pro forma balance sheet was prepared as if the Merger had been consummated on September 30, 1995.

                         TUCKER PROPERTIES CORPORATION

                       SUMMARY HISTORICAL FINANCIAL DATA

  The following tables set forth financial information for Tucker which should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Tucker incorporated by reference into this Joint Proxy Statement/Prospectus.

                                          YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------
                                 TUCKER PROPERTIES
                                    CORPORATION       PREDECESSOR BUSINESS
                                 -----------------  --------------------------
                                   1994   1993(1)     1992     1991     1990
                                 -------- --------  --------  -------  -------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING DATA:
Total revenues.................   $49,157 $ 27,354  $ 17,760  $11,264  $ 6,665
Income (loss) before allocation
 to minority interests and
 extraordinary item............     8,244     (791)     (646)  (4,362)  (1,702)
Net income (loss)..............     7,852  (11,390)     (646)  (4,362)  (1,702)
Income (loss) per share before
 extraordinary item............       .73     (.08)      --       --       --
Net income (loss) per share....       .73    (1.05)      --       --       --
                                             AS OF DECEMBER 31,
                                 ---------------------------------------------
                                 TUCKER PROPERTIES
                                    CORPORATION       PREDECESSOR BUSINESS
                                 -----------------  --------------------------
                                   1994     1993      1992     1991     1990
                                 -------- --------  --------  -------  -------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Net real estate investments....  $287,508 $272,691  $108,516  $84,168  $50,037
Total assets...................   322,160  300,252   118,026   89,008   52,831
Mortgage notes payable.........   125,474  111,974   118,225   86,790   49,355
Lines of credit borrowings.....    38,939   22,378       --       --       --
Predecessor business owners'
 deficit.......................       --       --    (10,718)  (7,635)  (3,795)
Stockholders' equity...........   135,184  144,168       --       --       --
Dividends/distributions
 declared (per share)..........      1.46      .32       --       --       --
OTHER DATA:
Properties owned...............        13       11         4        2        0
Investments in joint ventures..         1        1         3        3        3

--------
(1) Operating data for 1993 includes the results of the Predecessor Business through October 11, 1993 (the date of the initial public offering of Tucker Common Stock) plus the results of Tucker thereafter.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth Bradley's and Tucker's historical per share data, unaudited pro forma per share data giving effect to the Merger using the purchase method of accounting and the equivalent pro forma combined per share amounts of Tucker. The pro forma combined data are not necessarily indicative of actual financial position or future operating results or that which would have occurred or will occur upon consummation of the Merger.

                             NINE MONTHS ENDED SEPTEMBER 30, 1995      YEAR ENDED DECEMBER 31, 1994
                             ------------------------------------- -------------------------------------
                                                        TUCKER                                TUCKER
                             HISTORICAL PRO FORMA(A) EQUIVALENT(B) HISTORICAL PRO FORMA(A) EQUIVALENT(B)
                             ---------- ------------ ------------- ---------- ------------ -------------
Net Income
  Bradley..................    $  .62      $  .78                    $ 1.05      $ 1.27
  Tucker...................       .14                    $ .54          .73                    $.87
Cash
 Distributions/Dividends(C)
  Bradley..................       .99        1.00                      1.29        1.42
  Tucker...................       .86                      .69         1.46                     .97
Book Value per Common Share
  Bradley..................     12.13       12.92                     11.54       13.14
  Tucker...................     11.76                     8.86        12.48                    9.01

--------
(A) The pro forma combined per share data for Bradley and Tucker for the nine months ended September 30, 1995 and the year ended December 31, 1994 have been prepared as if the Bradley capital transactions occurring between January 1, 1994 and September 30, 1995 and the Merger had occurred prior to the beginning of the period presented, resulting in weighted average shares outstanding of 18,627,533 for both periods. The pro forma combined book value per share for Bradley and Tucker has been prepared assuming that in the Merger each share of Tucker Common Stock is converted into .686 of a share of Bradley Common Stock, resulting in total outstanding shares of Bradley Common Stock of 18,654,826 at September 30, 1995. Assuming that each share of Tucker Common Stock is converted into .665 of a share of Bradley Common Stock, the pro forma combined book value per share would be $13.64 at September 30, 1995 (based upon 18,427,432 shares outstanding) and $13.87 at December 31, 1994 (based upon 18,405,362 shares outstanding).

(B) The equivalent pro forma combined per share amounts of Tucker are calculated by multiplying pro forma Net Income per share of Bradley Common Stock, pro forma Cash Distributions/Dividends per share of Bradley Common Stock and pro forma Book Value per share of Bradley Common Stock by an assumed Exchange Ratio of .686. If the Exchange Ratio was .665, then equivalent pro forma Net Income per share for the nine months ended September 30, 1995 and for the year ended December 31, 1994 would have been $.52 and $.85, respectively; equivalent pro forma Cash Distributions/Dividends per share would have been $.68 and $.95, respectively; equivalent pro forma Book Value per share would have been $9.07 and $9.22, respectively; and equivalent pro forma number of shares outstanding would have been 7,200,808 and 7,200,808, respectively.

(C) Bradley currently pays a quarterly distribution of $.33 per share. Bradley currently intends to continue to pay such regular quarterly distribution. Future distributions by Bradley will be at the discretion of its Board of Directors and will depend on certain factors. See "--Distribution and Dividend Policy."

                            COMPARATIVE MARKET DATA

  The Bradley Common Stock has traded on the NYSE (symbol "BTR") since October 18, 1994 and before that date traded for many years on the American Stock Exchange. The Tucker Common Stock has traded on the NYSE (symbol "TUC") since October 5, 1993. The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported by the NYSE Composite Tape or on the American Stock Exchange, as the case may be, and dividends paid for the Bradley Common Stock and the Tucker Common Stock (adjusted in the case of Bradley for a reverse stock split in 1994).

                              BRADLEY COMMON STOCK       TUCKER COMMON STOCK
                            ------------------------- -------------------------
                                            PER SHARE                 PER SHARE
                             HIGH     LOW   DIVIDENDS  HIGH     LOW   DIVIDENDS
                            ------- ------- --------- ------- ------- ---------
1994:
  First Quarter............ $18 3/4 $16 3/4   $.32    $18 1/2 $16 3/8   $.36
  Second Quarter........... $19 1/4 $16 3/4   $.32    $18 1/8 $15 5/8   $.36
  Third Quarter............ $17 3/4 $14 1/2   $.32    $16 3/4 $14 7/8   $.38
  Fourth Quarter........... $15 3/4 $13 3/8   $.33    $17     $11 1/2   $.36
1995:
  First Quarter............ $16 3/4 $14 7/8   $.33    $12 7/8 $11       $.36
  Second Quarter........... $16 3/8 $15       $.33    $13 5/8 $10 5/8   $.25
  Third Quarter............ $16 7/8 $15 3/8   $.33    $12     $10       $.25
  Fourth Quarter........... $16 1/4 $13 1/8   $.33    $11 1/2 $ 8 5/8   $.25
1996:
  First Quarter (through
   January 8, 1996)........ $13 7/8 $13 1/8           $ 9     $ 8 5/8

  The following table sets forth the last reported sales prices per share of Bradley Common Stock and Tucker Common Stock (i) on September 8, 1995, the last trading day preceding public announcement that Bradley and Tucker were negotiating a possible acquisition of Tucker by Bradley, (ii) on October 27, 1995, the last trading day preceding public announcement of the terms of the Merger, and (iii) on January , 1996, the most recent date for which prices were available prior to printing this Joint Proxy Statement/Prospectus.

                                                                 BRADLEY TUCKER
                                                                 COMMON  COMMON
                                                                  STOCK   STOCK
                                                                 ------- -------
     September 8, 1995.......................................... $16 7/8 $10 1/2
     October 27, 1995........................................... $15     $10 3/8
     January  , 1996............................................ $       $

  BECAUSE THE MARKET PRICE OF BRADLEY COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE BRADLEY COMMON STOCK THAT HOLDERS OF TUCKER COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR BRADLEY COMMON STOCK AND TUCKER COMMON STOCK.

                        DISTRIBUTION AND DIVIDEND POLICY

BRADLEY

  Bradley currently pays a regular quarterly distribution of $.33 per share of Bradley Common Stock (which, annualized, equals $1.32 per share).

  Further distributions by Bradley will be at the discretion of its Board of Directors and will depend on the actual FFO of Bradley, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. However, Bradley currently intends to continue to pay regular quarterly distributions of $.33 per share of Bradley Common Stock. Management believes that based in part on unaudited pro forma per share data after giving effect to the Merger, there will be sufficient cash available to make such distributions. Assuming the Surviving Company continues to make regular quarterly distributions at Bradley's current rate of $.33 per share of Bradley Common Stock, each stockholder of Tucker would be entitled to receive a quarterly distribution equivalent to $.219 per share of Tucker Common Stock (assuming an Exchange Ratio of .665) or $.226 per share of Tucker Common Stock (assuming an Exchange Ratio of .686).

  Bradley anticipates that cash available for distribution will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by Bradley. Distributions by Bradley to the extent of its current or accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Any dividends designated by Bradley as capital gain dividends generally will give rise to capital gain for stockholders. Distributions in excess of Bradley's current or accumulated earnings and profits will be treated as a non-taxable reduction of a stockholder's basis in its shares of Bradley Common Stock to the extent thereof, and thereafter as capital gain. Distributions treated as non-taxable reductions in basis will have the effect of deferring taxation until the sale of a stockholder's shares of Bradley Common Stock or future distributions in excess of the stockholder's basis in the shares of Bradley Common Stock.

  In order to maintain its qualification as a REIT, Bradley will be required to make annual distributions to its stockholders in an amount equal to at least 95% of its taxable income (excluding net capital gains). In the event that cash available for distribution is insufficient to meet these distribution requirements, Bradley could be required to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distributions required to retain REIT status.

  Bradley maintains a Dividend Reinvestment and Share Purchase Plan pursuant to which stockholders of record may elect to reinvest cash distributions and to make limited additional cash payments (minimum $100, maximum $2,500 per quarter by any one stockholder of record) to purchase newly issued shares of Bradley Common Stock at 95% of the current market value. Bradley may suspend or amend such plan at any time. This Joint Proxy Statement/Prospectus does not constitute an offer of any shares of Bradley Common Stock that may be issued by Bradley in connection with a distribution reinvestment program, and such shares may only be purchased pursuant to a separate prospectus contained in an effective registration statement.

TUCKER

  Effective the second quarter of 1995, the Board of Directors of Tucker reduced Tucker's quarterly cash dividend from $.36 per share to $.25 per share. Tucker's quarterly cash dividend had previously been reduced from $.38 per share to $.36 per share, effective the fourth quarter of 1994. Annualized, the quarterly dividend of $.25 per share equals $1.00 per share of Tucker Common Stock.

                                 RISK FACTORS

  In considering whether to approve the Merger and the Merger Agreement, stockholders of Bradley and Tucker should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the material discussed in this section.

SUBSTANTIAL DEBT OBLIGATIONS AND TERMS OF DEBT

  The Surviving Company's pro forma debt obligations after giving effect to the Merger will aggregate approximately $220.5 million as compared to $34.7 million for Bradley as of September 30, 1995. The pro forma ratio of debt to Total Market Capitalization of the Surviving Company will be approximately 46% as compared to 18% for Bradley as of September 30, 1995. This increase in the Surviving Company's leverage and its pro forma ratio of debt to Total Market Capitalization could increase the risk of default under its indebtedness. Failure to pay the debt obligations when due could result in the Surviving Company losing its interest in the properties collateralizing such obligations. Certain of Tucker's and Bradley's credit agreements provide that a default with respect to any other indebtedness of such company shall cause an event of default under that credit agreement and accelerate the company's obligations thereunder.

  Bradley believes that the ratio of debt to Total Market Capitalization is an important factor to consider in evaluating a REIT's debt level because this ratio is one indicator of a company's ability to borrow funds. Bradley believes that using the ratio of debt to book value of assets is not as reliable an indicator of a REIT's debt level because the book value of a REIT's assets indicates only the depreciated value of the REIT's property without consideration of the market value of such assets at a particular point in time. The Total Market Capitalization of a company, however, is more variable than the book value because it is dependent on the current stock price of a company. In addition to Total Market Capitalization, Bradley also reviews debt service coverage ratios in making decisions regarding the incurrence of debt. In making such decisions, Bradley also considers, among other things, debt to estimated market value of the assets, the purchase price of properties to be acquired with debt refinancing, the estimated market value of the properties upon refinancing, and the ability of particular properties and Bradley as a whole to generate cash flow to cover expected debt service.

  In particular, the maturity of the $100 million Tucker REMIC Note in September 2000 may increase the Surviving Company's risk of default on its indebtedness. Prior to the date hereof, each of Tucker and Bradley and their predecessors have been able to refinance debt when it has become due on terms which they believe to be commercially reasonable. There can be no assurance that the Surviving Company will continue to be able to repay or to refinance its indebtedness relating to the Tucker REMIC Note or any of its other indebtedness on commercially reasonable or any other terms.

  The Surviving Company's pro forma debt obligations subject to floating interest rates at September 30, 1995, after giving effect to the Merger, will aggregate approximately $82.4 million at a weighted average interest rate of approximately 8.266% per annum as compared to $9.8 million at a weighted average interest rate of approximately 8.065% per annum for Bradley as of September 30, 1995. To the extent the Surviving Company's exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect the Surviving Company's net income, FFO and cash available for distribution and may affect the amount of distributions it can make to its stockholders and holders of TOP Units.

  The Bradley Line of Credit requires that Bradley maintain interest rate protection, at a rate satisfactory to the lead lender, with respect to at least $30 million of indebtedness. As required, Bradley entered into an interest rate protection agreement in January 1994 with its lead lender, which has the effect of limiting the interest rate with respect to $30 million of indebtedness to a rate of not more than 8.7% through January 28, 1996 and 8.9% thereafter through January 28, 1997. Bradley is currently in discussions with its lead lender regarding the replacement of the Bradley Line of Credit with a $150 million unsecured revolving credit facility. Bradley anticipates that this new credit facility will also require Bradley to obtain interest rate protection for an amount in excess of the amount currently required under the Bradley Line of Credit, which amount could be up to $100 million. There can be no assurance that such an interest rate protection agreement will be available at that time. If an interest rate protection agreement is required and obtained, there can be no assurance that the parties to such interest rate protection agreements will honor their obligations or that such interest rate caps will be effective. Furthermore, if an interest rate cap is obtained for a period which expires prior to the expiration of the new credit facility, there can be no assurance that the Surviving Company will be able to enter into similar agreements.

  The foregoing risks associated with the debt obligations of the Surviving Company may adversely affect the market price of Bradley Common Stock and may inhibit the Surviving Company's ability to raise capital and issue equity in both the public and private markets following the consummation of the Merger.

RESTRICTIONS ON ABILITY OF SURVIVING COMPANY TO DISPOSE OF PROPERTIES

  Pursuant to the terms of the Tucker REMIC Indenture, prior to October 1997, principal payments on the Tucker REMIC Note cannot be made and the properties collateralizing the Tucker REMIC Note cannot be sold. If the Surviving Company wishes either to prepay all or part of the $100 million principal of the Tucker REMIC Note or to sell any of the properties collateralizing the Tucker REMIC Note after such date, it will incur significant prepayment penalties. The prepayment of principal of the Tucker REMIC Note requires an additional payment of the greater of either (i) 1% of the amount of principal being prepaid or (ii) the product of (A) the difference between the outstanding principal balance of the Tucker REMIC Note before prepayment and the present value of all remaining interest and principal payments thereon and (B) the amount of principal being prepaid divided by the outstanding principal balance of the Tucker REMIC Note. After October 1997, in order to release any of the properties collateralizing the Tucker REMIC Note from the lien so that such properties may be sold, the Tucker REMIC Indenture requires that certain additional conditions be met, including that (i) the aggregate amount of principal repaid on the Tucker REMIC Note equal at least 125% of the amount of principal allocated to the property to be released and (ii) certain debt service coverage ratios continue to be satisfied.

  Pursuant to the terms of the Amended TOP Partnership Agreement, for a period of 24 months after the Effective Time, the general partner of TOP may not elect to dissolve TOP or sell all or substantially all of the assets of TOP without the consent of a majority in interest of the limited partners, except in connection with the merger or other business combination of the general partner or its affiliates. Thus, Bradley is restricted from disposing of all or substantially all of the properties held by TOP. See "The Companies-- Surviving Company" for information regarding these properties.

REDUCTIONS IN DIVIDENDS PER SHARE FOR TUCKER STOCKHOLDERS FOLLOWING CONSUMMATION OF THE MERGER

  Assuming the Surviving Company continues to make regular quarterly distributions at Bradley's current rate of $.33 per share following consummation of the Merger, each Tucker stockholder will receive an equivalent quarterly dividend payment of $.219 per share (assuming an Exchange Ratio of
 .665) or $.226 per share (assuming an Exchange Ratio of .686), as compared to Tucker's most recent quarterly dividend of $.25 per share.

STOCK PRICE FLUCTUATIONS

  The relative stock prices of Bradley Common Stock and Tucker Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger and the Merger Agreement, due to changes in the business, operations and prospects of Bradley or Tucker, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors such as market perception of REIT stocks, retail stocks and REIT retail stocks generally. There can be no assurance that the price of Bradley Common Stock will not decline between the date of this Joint Proxy Statement/Prospectus and the Effective Time. A change in the stock price of Bradley Common Stock will change the Exchange Ratio as follows. If the Closing Price of Bradley Common Stock is $16.00 or more, each share of Tucker Common Stock will be exchanged for .665 of a share of Bradley Common Stock. If the Closing Price is between $15.50 and

$16.00, the Exchange Ratio will be determined by dividing $10.64 by the Closing Price. If the Closing Price is $15.50 or less, the Exchange Ratio will be .686 of a share of Bradley Common Stock. In considering whether to approve the Merger and the Merger Agreement, stockholders of Bradley and Tucker should consider the risks associated with a potential change in the stock price of Bradley Common Stock between the date of this Joint Proxy Statement/Prospectus and the Effective Time.

SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT PRICE OF BRADLEY COMMON STOCK

  Except for shares issued to affiliates of Tucker, all of the shares of Bradley Common Stock to be issued to Tucker stockholders in connection with the Merger (approximately 7,125,941 shares assuming an Exchange Ratio of .665 or 7,170,972 shares assuming an Exchange Ratio of .686) will be freely transferable. In addition, in certain circumstances, holders of TOP Units will receive upon redemption of their TOP Units approximately 305,113 shares (assuming an Exchange Ratio of .665) or 314,749 shares (assuming an Exchange Ratio of .686) of Bradley Common Stock, which will be freely transferable following such redemption. Sales of a substantial number of shares of Bradley Common Stock by current Tucker stockholders and unitholders following the consummation of the Merger, or the perception that such sales could occur, could adversely affect the market price for shares of Bradley Common Stock after the Merger.

CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN TUCKER DIRECTORS AND OFFICERS

  In considering the recommendation of the Boards of Directors of Tucker and Bradley to approve the Merger and the Merger Agreement, stockholders should be aware that conflicts of interest exist because certain members of the management and the Board of Directors of Tucker have certain interests in, and will receive benefits from, the Merger that are separate from the interests of, and benefits to, stockholders of Tucker. Generally, such benefits may have resulted in conflicts of interest for such recipients in negotiating the Merger and may result in conflicts of interest with respect to such recipients in determining whether Tucker should consummate the Merger. Tucker stockholders that are not directors or officers of Tucker will not receive these benefits. See "The Merger--Conflicts of Interest Arising from Benefits to Certain Officers and Directors of Tucker."

DIFFERENCES BETWEEN RIGHTS OF TUCKER STOCKHOLDERS AND BRADLEY STOCKHOLDERS AND POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

  The rights of stockholders of Tucker, a Maryland corporation, currently are governed by Maryland law, the Tucker Charter and the Tucker Bylaws. Upon completion of the Merger, stockholders of Tucker will become stockholders of Bradley, a Maryland corporation, and their rights as stockholders of Bradley will be governed by Maryland law, the Bradley Charter and the Bradley Bylaws.

  Certain differences between the rights of stockholders of Tucker and the rights of stockholders of Bradley include the following: (i) the affirmative vote of two-thirds of the outstanding shares of Tucker Common Stock is required to amend the Tucker Charter or to approve a merger, consolidation, share exchange or sale of all or substantially all of the assets of Tucker, whereas the affirmative vote of a majority of the outstanding shares of Bradley Common Stock is required for comparable actions involving Bradley;
(ii) the Bradley Charter provides for three classes of directors, with the term of office of one class expiring each year, whereas the Tucker Charter provides that all of its directors are elected each year at the annual meeting of stockholders; (iii) the holders of not less than 10% of the outstanding shares of Tucker Common Stock may call a special meeting of Tucker's stockholders, whereas the holders of not less than 25% of the outstanding shares of Bradley Common Stock may call a special meeting of Bradley's stockholders; (iv) the Tucker Board of Directors has exempted certain transactions from the Maryland business combination statute (including the Merger), whereas Bradley has not made any such exemptions (except that Bradley's Board of Directors has exempted the Merger from such statute); (v) the Bradley Charter generally limits any holder from acquiring more than 9.8% of the value of all outstanding capital stock of Bradley while the Tucker Charter generally limits any holder from acquiring more than 7% of the value of the issued and outstanding stock of Tucker (in the case of Bradley, this ownership limitation does not apply to shares of capital stock acquired pursuant to certain all cash tender offers for all of the outstanding shares of capital stock); and (vi) the holders of Tucker Common Stock may only amend certain provisions of the Tucker Bylaws, whereas the holders of Bradley Common Stock may amend any provision of the Bradley Bylaws. See "Comparison of Stockholder Rights."

  Certain of the provisions described above could have a potential anti-takeover effect on the Surviving Company. The staggered Board provision in the Bradley Charter prevents stockholders from voting on the election of more than one class of directors at each annual meeting of stockholders and thus, may have the effect of keeping the members of the Board of Directors of the Surviving Company in control for a longer period of time. The staggered Board provision and the provision in Bradley's By-laws requiring holders of not less than 24.9% of the outstanding shares of Bradley Common Stock to call a special meeting of stockholders may have the effect of making it more difficult for a third party to acquire control of Bradley without the consent of its Board of Directors, including certain acquisitions which stockholders may deem to be in their best interest.

SUBSTANTIAL EXPENSES AND PAYMENTS IF MERGER FAILS TO OCCUR

  No assurance can be given that the Merger will be consummated. If the Merger is not consummated, Tucker and Bradley will have incurred substantial expenses in connection with the transaction. If the Merger Agreement is terminated under certain circumstances, Tucker shall be required to pay Bradley the Termination Amount of $3,000,000 plus Bradley's out-of-pocket expenses, up to $2,000,000. If the Merger Agreement is terminated in certain other circumstances, Tucker will be required to reimburse Bradley for its Expenses, up to $2,000,000. See "The Merger Agreement--Termination Amount and Expenses."

REAL ESTATE INVESTMENT CONSIDERATIONS

 Dependence on Midwestern Region and Retail Industry

  A substantial percentage of the Surviving Company's properties will be located in the Midwestern region of the United States and such properties consist predominantly of community shopping centers. The Surviving Company's performance therefore will be linked to economic conditions in the Midwest and in the market for retail space generally. The market for retail space has been adversely affected by the ongoing consolidation in the retail sector, the adverse financial condition of certain large companies in this sector and the excess amount of retail space in certain markets. To the extent that these conditions impact the market rents for retail space, they could result in a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the Surviving Company can make to its stockholders.

  In addition, the Surviving Company will predominantly own and operate retail shopping centers catering to retail tenants. To the extent that the investing public has a negative perception of the retail sector, the value of shares of common stock of the Surviving Company may be negatively impacted, thereby resulting in such shares trading at a discount below the inherent value of the assets of the Surviving Company as a whole.

 Financial Condition and Bankruptcy of Tenants

  Since substantially all of Bradley's and Tucker's income has been, and substantially all of the Surviving Company's income will continue to be, derived substantially from rental income from retail shopping centers, the Surviving Company's net income, FFO and cash available for distribution would be adversely affected if a significant number of the Surviving Company's tenants were unable to meet their obligations to the Surviving Company or if the Surviving Company were unable to lease on economically favorable terms a significant amount of space in its shopping centers. In addition, in the event of default by a tenant, the Surviving Company may experience delays and incur substantial costs in enforcing its rights as landlord.

  At any time, a tenant of the Surviving Company's properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of the tenant lease. Such an event could cause a reduction of net income, FFO and cash available for distribution and thus affect the amount of distributions the

Surviving Company can make to its stockholders. No assurance can be given that any present tenant which has filed for bankruptcy protection will continue making payments under its lease or that other tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will continue to make rental payments in a timely manner. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If a lessee or sublessee defaults in its obligations to the Surviving Company, the Surviving Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and releasing the property.

 Potential Negative Effect of One North State Property

  On a pro forma basis, for the nine months ended September 30, 1995, $10.6 million or 16% of the total revenue of the Surviving Company is derived from rents and expense reimbursements from tenants of Tucker's One North State property, which is a "mixed use" property located in downtown Chicago. The total charges currently being paid by certain of this property's tenants may be in excess of current market rates. The leases of these tenants begin to expire in 2001. One office tenant, however, has the option exercisable on or beforeMarch 31, 1996 to terminate its lease, effective as of April 1, 1998, upon payment of a $1.8 million cancellation fee. This tenant has indicated that it will move out of this space prior to the expiration of its lease, but has not yet determined whether or not it will exercise its early termination right. Pursuant to the terms of the Tucker REMIC Indenture, this termination fee is required to be paid into a reserve account which can be used, for among other things, to pay for tenant alterations, leasing commissions and other lease inducements directly related to this space. Any unused amount of this reserve account must be used to repay the principal amounts owed under the Tucker REMIC Note. The inability of the Surviving Company to lease such property, or a significant reduction in the amount of rent and expense reimbursements paid by the tenants of such property, could have an adverse impact on the operating results of the Surviving Company.

POSSIBLE ENVIRONMENTAL LIABILITIES

  Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to use such property as collateral in its borrowings. All of the properties of Tucker and Bradley have been subjected to Phase I or similar environmental audits (which involve inspection without soil sampling or ground water analysis) by independent environmental consultants. Except as described below, these environmental audit reports have not revealed any potential significant environmental liability, nor is management of Bradley or Tucker aware of any environmental liability with respect to the properties that such management believes would have a material adverse effect on the Surviving Company's business, assets or results of operations. No assurance can be given that existing environmental studies with respect to the properties reveal all environmental liabilities or that any prior owner of any such property did not create any material environmental condition not known to Bradley or Tucker.

  Phase II site assessments of Tucker's Commons of Chicago Ridge property have disclosed the presence of contaminants in fill material and soil at the property that could be associated with the property's former use as a landfill and as the former site of an asphalt plant and storage tanks for petroleum products (which storage tanks have been removed from the property), but not at such levels as would require reporting to environmental agencies. These Phase II site assessments also disclosed the presence in the groundwater of contaminants similar to those detected in the soil samples. Environmental assessments of the property have also detected methane gas, probably associated with the former use of the property as a landfill. A regular maintenance program has been implemented by Tucker to control the migration and effect of the methane gas. There can be no assurance that an environmental regulatory agency such as the Illinois Environmental Protection Agency will not in the future require further investigation to determine the source and vertical and horizontal extent of the contamination. If any such investigation is required and confirms the existence of contaminants at the levels disclosed in the Phase II site assessments, it is possible that the relevant agency could require the Surviving Company to take action to address the contamination, which action could range from ongoing monitoring to remediation of the contamination. Based on the information currently available, the managements of Tucker and Bradley do not believe that the cost of responding to such contamination would be material to the Surviving Company.

  In connection with the execution of the Merger Agreement, Bradley, TOP and, if the Merger is consummated, the Management Directors have agreed to share the cost of having an outside consultant conduct a new Phase II investigation of the soil and groundwater of the Commons of Chicago Ridge property and to prepare a report recommending what actions the Surviving Company should take with respect to such matters. It is currently anticipated that this outside consultant will be engaged immediately following the consummation of the Merger. In the event that Bradley decides to implement any of the recommendations of such consultant (the "Recommended Work"), TOP and the Management Directors have each agreed to each pay fifty percent of the costs of the Recommended Work, with the Management Directors' aggregate liability for the Recommended Work limited to a maximum of $200,000. After the consummation of the Merger, Bradley will hold 95.9% of the outstanding TOP Units and, as a consequence, will be responsible for 95.9% of TOP's share of the costs of the Recommended Work. Based on the information currently available, neither the managements of Bradley and Tucker nor the Management Directors believe that the Surviving Company's aggregate liability for the Recommended Work will have a material effect on the financial condition or liquidity of the Surviving Company. See "The Merger Agreement--Amended TOP Partnership Agreement."

  At the time of Tucker's initial public offering, the Management Directors agreed to indemnify Tucker and TOP against certain potential environmental liabilities and expenses relating to the Commons of Chicago Ridge property. These indemnification obligations will be amended in certain respects by the Amended TOP Partnership Agreement. As amended, the Management Directors generally have agreed to indemnify the Surviving Company, TOP and its subsidiaries and affiliates against all claims, losses, costs and expenses incurred by such parties arising out of any administrative, regulatory or judicial action, suit, investigation or proceeding in connection with any applicable environmental health or safety law regarding hazardous substances, materials, wastes or petroleum products, or any common law right of action regarding such substances, materials, wastes or products, whether brought by a governmental or regulatory authority or by a third party, that is initiated on or before October 4, 2003 with respect to conditions or acts at the Commons of Chicago Ridge which existed prior to October 4, 1993. In connection with this indemnification obligation, Bradley has agreed to keep the Management Directors reasonably informed of various activities relating to the property and to consult with the Management Directors with respect to any potential claims, settlements and remediation which could trigger the indemnification obligations of the Management Directors. Regardless of such indemnification, based on the information currently available, the managements of Tucker and Bradley do not believe that the environmental liabilities and expenses relating to the Commons of Chicago Ridge property would have a material effect on the liquidity or financial condition of the Surviving Company.

  The Management Directors' indemnification obligations currently are secured by 102,308 shares of Tucker Common Stock and 427,339 TOP Units acquired by the Management Directors in connection with Tucker's initial public offering and, upon consummation of the Merger, will be secured by 70,183 shares of Bradley Common Stock (into which their respective shares of Tucker Common Stock will be exchanged) and 293,154 TOP Units held or otherwise beneficially owned by each of the Management Directors and their family members as of the Effective Time (in each case assuming an Exchange Ratio of .686; an Exchange Ratio of
 .665 would yield 68,034 shares of Bradley Common Stock and 284,180 TOP Units, respectively). After the Effective Time, the TOP Units generally will be exchangeable for cash or shares of Bradley Common Stock (subject to certain rights of Bradley), and all such shares of Bradley Common Stock may be transferred at any time, subject to compliance with applicable federal securities laws. Accordingly, there can be no assurance that the Management Directors will hold any shares of Bradley Common Stock or TOP Units at the time, if ever, when Bradley attempts to realize this security interest or that the shares of Bradley Common Stock or TOP Units held by the Management Directors will be sufficient to cover their indemnification obligations.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX RISKS RELATING TO OPERATION OF BRADLEY AFTER THE EFFECTIVE TIME

  Bradley (including its predecessor, Bradley Real Estate Trust) believes that it has operated in a manner that permits it to qualify as a REIT under the Code for each taxable year since its formation in 1961. Although management of Bradley believes that Bradley is organized and is operating in such a manner, no assurance can be given that Bradley will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Bradley's control. For example, in order to qualify as a REIT, at least 95% of Bradley's gross income in any year must be derived from qualifying sources and Bradley must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Bradley, however, is not aware of any currently pending tax legislation that would adversely affect its ability to continue to operate as a REIT.

  If Bradley fails to qualify as a REIT, Bradley will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, Bradley will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of Bradley available for investment or distribution to stockholders because of the additional tax liability to Bradley for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of Bradley's qualifying as a REIT, Bradley might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of Bradley.

  Tucker believes that, since its formation, it has operated so as to qualify as a REIT under the Code. The failure of Tucker to qualify as a REIT would have consequences generally similar to the consequences of any failure by Bradley to qualify as a REIT, as described above. If Tucker has failed to qualify as a REIT in any year in which it elected so to qualify and consequently becomes liable to pay taxes as a regular non-REIT corporation, the liabilities of Tucker that Bradley will assume upon effectiveness of the Merger will include such tax liability. Moreover, if it were subsequently determined that Tucker had earnings and profits as determined for federal income tax purposes (notwithstanding the requirement in the Merger Agreement that Tucker distribute all earnings and profits prior to the Merger) or if former stockholders of Tucker acquired 50% or more in value of the shares of Bradley Common Stock as a result of or following the Merger, Tucker's failure to qualify as a REIT also could disqualify Bradley as a REIT.

  Bradley's acquisition of Tucker's general partner interest in TOP and Tucker's indirect interests in the subsidiary partnerships of TOP involves special tax considerations, including the qualification of each such partnership as a "partnership" for federal income tax purposes, which may adversely impact Bradley's ability to qualify as a REIT following the Merger. See "The Merger--Material Federal Income Tax Consequences--Tax Aspects of Bradley's Investment in TOP."

  The failure to qualify as a REIT would have a material adverse effect on an investment in Bradley as the taxable income of Bradley would be subject to federal income taxation at corporate rates, and, therefore, the amount of cash available for distribution to its stockholders would be reduced or eliminated.

COMPETITION

  All of the properties owned by Bradley and by Tucker are located in developed areas. There are numerous other retail properties and real estate companies within the market area of each such property which will compete with the Surviving Company for tenants and development and acquisition opportunities. The number of competitive retail properties and real estate companies in such areas could have a material effect on (i) the Surviving Company's ability to rent space at the properties and the amount of rents currently charged and (ii) development and acquisition opportunities. The Surviving Company will compete for tenants and acquisitions with others who may have greater resources than the Surviving Company.

OWNERSHIP LIMITS

  In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of the Surviving Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). To minimize the possibility that Bradley will fail to qualify as a REIT under this test, the Bradley Charter (which will continue as the charter of the Surviving Company) authorizes the directors to take such action as may be required to preserve its qualification as a REIT and generally limits the ownership of shares of Bradley Common Stock by any particular stockholder to 9.8% of the value of the outstanding shares of Bradley Common Stock. The Tucker Charter contains comparable ownership limits, which generally prohibit any particular stockholder from owning more than 7% of the value of the outstanding shares of Tucker Common Stock. See "Comparison of Stockholder Rights--Restrictions on the Ownership, Transfer or Issuance of Shares."

  The ownership limits in the Bradley Charter, as well as Bradley's authority to issue preferred stock and other provisions in the Bradley Charter and the Bradley Bylaws, may delay, defer or prevent a change in control of Bradley and may also (i) deter certain tender offers for the shares of Bradley Common Stock, which might be attractive to certain stockholders, or (ii) limit the opportunity for stockholders to receive a premium for their shares of Bradley Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.8% of the value of the outstanding shares of Bradley Common Stock, or otherwise effect a change in control of Bradley. No change in the ownership limits of Bradley Common Stock will be effected as a result of the Merger.

DISSENTERS' RIGHTS

  Under the MGCL, stockholders of Bradley and Tucker do not have dissenters' rights in connection with the Merger.

                                 THE COMPANIES

BRADLEY

  Bradley is one of the nation's oldest continuously qualified REITs under the Code. Originally organized in 1961 as a Massachusetts business trust under the name Bradley Real Estate Trust, Bradley was reorganized as a Maryland corporation in October 1994. Bradley focuses on the ownership and operation of community shopping centers, primarily in the Midwestern and the Northeastern regions of the United States. Bradley's objective is to enhance the operating performance and value of its portfolio through renovation, expansion and leasing strategies designed to meet the needs of an evolving retail marketplace. Bradley also seeks to create value through the acquisition of properties which can benefit from Bradley's expertise in shopping center management, renovation and expansion. Bradley currently owns fifteen shopping centers, one retail/office building and the land under a retail/office tower. In total, Bradley's existing properties encompass approximately 3.1 million rentable square feet (of which approximately 3.0 million square feet is rentable retail space), leased to over 300 tenants. Bradley's existing portfolio was 94% leased as of September 30, 1995.

  Bradley is the borrower under the Bradley Line of Credit, a $65,000,000 revolving credit agreement with three lenders, which is secured by a blanket mortgage on six of Bradley's properties. The current interest rates available to Bradley under the Bradley Line of Credit are (i) the higher of (x) the rate announced by the lead lender as its "base rate" or (y) one half of one percent (.5%) above the overnight federal funds effective rate published by the Board of Governors of the Federal Reserve System and (ii) the adjusted LIBOR rate (as defined therein) plus one and seven-eighths percent (1.875%). The Bradley Line of Credit has a maturity date of December 31, 1996. The Bradley Line of Credit contains certain covenants which Bradley believes are customary for agreements of this type. Among other provisions, the covenants require the lenders' consent to the incurrence of additional indebtedness, the signing of certain leases, the sale and purchase of assets, and the maintenance of certain financial standards including minimum net worth and debt service coverage requirements. Consent of the lenders to the Merger will be required if a new facility is not in place at or prior to the Effective Time.

TUCKER

  Tucker believes that it is a leader in the Midwest in the development, acquisition and long-term ownership of community shopping centers. Headquartered in Northbrook, Illinois, Tucker owns and manages more than 4.3 million square feet of income-producing properties. The properties are located primarily in Chicago and other areas of the Midwest, with tenants primarily selling value-oriented merchandise.

  Tucker is a Maryland corporation, formed on May 28, 1993, which elected to qualify as a REIT under the Code following the public offering of Tucker Common Stock in October 1993. Tucker is a fully integrated real estate management and development company and was established to continue the business of the Predecessor Business as an owner, manager and developer of shopping centers. TTC was founded in 1976 by Kenneth L. Tucker. Prior to their acquisition by Tucker, nine of the properties owned or controlled by Tucker were owned by entities in which principals of TTC had substantial interests.

  All of Tucker's real estate properties are held by, and all of its operations are conducted through, TOP and its subsidiaries. TOP was formed for the purpose of acquiring, operating and expanding the business of Tucker and certain of its affiliates. Tucker is the sole general partner of TOP and owns 95.9% of the outstanding TOP Units. The limited partners of TOP, including the Management Directors, were equity holders of the entities which previously owned the properties transferred to TOP in connection with Tucker's initial public offering in October 1993. The TOP Units are exchangeable, subject to certain limitations imposed to protect Tucker's status as a REIT, into shares of Tucker Common Stock on the basis of one TOP Unit for one share of Tucker Common Stock.

  TFP, which owns six of the Tucker properties, was created to facilitate the refinancing of indebtedness encumbering certain of the Tucker properties through a loan to TFP from a trust qualifying as a REMIC for federal income tax purposes. TOP is the 99% general partner of TFP, and TFC, a wholly-owned subsidiary of Tucker, is the 1% general partner of TFP. Upon completion of Tucker's initial public offering, TFP issued mortgage notes in an aggregate principal amount of $100,000,000 (the "Original Mortgage Notes") to finance these six properties. Net proceeds to Tucker from this issuance were approximately $97,400,000. In June 1994, TFP exchanged the Original Mortgage Notes for the Tucker REMIC Note which was issued pursuant to the Tucker REMIC Indenture. At the same time, Kidder, Peabody Acceptance Corporation I sold six classes of pass-through certificates evidencing the entire beneficial ownership of interest of the Tucker REMIC, a trust consisting solely of the Tucker REMIC Note and related instruments evidencing the Tucker REMIC's security interest in the related collateral. The Tucker REMIC Note matures in one balloon payment in September 2000 and bears interest at a fixed-rate of 7.3% per annum, with monthly interest-only payments required. The Tucker REMIC
Note is recourse only to the assets of TFP and is collateralized by first mortgage liens on each of the properties owned by TFP (Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway SuperCenter, Washington Lawndale Commons and One North State) and by an assignment of all of the TFP's interest in the rents and the leases at each of these properties.

SURVIVING COMPANY

  Pursuant to the Merger Agreement, at the Effective Time, Tucker will merge with and into Bradley and the separate corporate existence of Tucker will cease. Bradley will be the Surviving Company and the former Tucker stockholders will become Bradley stockholders with all of the rights and privileges attendant thereto. As a result of the Merger, Bradley will succeed to Tucker's partnership interest in TOP and its equity interest in TFC. Immediately following the Merger, the following subsidiaries or affiliates of Tucker will remain in existence and will become subsidiaries or affiliates of Bradley, as applicable: TOP, TFC, TFP, TMC, Tucker Management Limited Partnership, Williamson Square Associates Limited Partnership and TPI.

  The corporate structure of the Surviving Company following the Merger is expected to be as follows:

                        [STRUCTURE CHART TO COME]

  Following the consummation of the Merger, Bradley and Tucker believe that the Surviving Company will be one of the largest owners and operators of community shopping centers in the Midwestern region of the United States. The Surviving Company will own 31 community shopping centers encompassing approximately 7.3 million square feet of rentable retail space in eleven states. Set forth below is a property chart which contains certain information concerning the shopping centers to be owned by the Surviving Company following the consummation of the Merger. Properties indicated by an asterisk (*) are currently owned by the Tucker entity identified in the applicable footnote.

                           YEAR     RENTABLE   PERCENT LEASED AT                       SQUARE  BASE LEASE/OPTION
    SHOPPING CENTERS     ACQUIRED  SQUARE FEET  SEPT. 30, 1995     MAJOR TENANTS(1)     FEET    EXPIRATION DATE
    ----------------     --------  ----------- -----------------   ----------------    ------- -----------------
ILLINOIS
Rivercrest Center.......   1994      429,000         100%        OMNI Foods             87,937     2011/2031
Crestwood, Illinois                                              Venture                79,903     2012/2032
                                                                 Sears Roebuck and Co.  55,000     2001/2011
                                                                 T.J. Maxx              34,425     2004/2019
                                                                 PETsMART               31,639     2009/2030
                                                                 Best Buy               25,000     2008/2023
                                                                 OfficeMax              24,000     2007/2017
                                                                 Hollywood Park         15,000     2000/2005
Westview Center.........   1993      326,000          78%        Cub Foods              67,163     2009/2029
Hanover Park, Illinois                                           Marshalls              34,302     2004/2019
Crossroads Center.......   1992      242,000          94%        K-Mart (ground lease)  96,268     2001/2020
Fairview Heights, Illi-
 nois                                                            T.J. Maxx              25,200     1998/2013
*Commons of Chicago
 Ridge(3)...............   1988(2)   286,000          79%        T.J. Maxx              25,082     1998/2008
Chicago Ridge, Illinois                                          Marshalls              27,000     1999/2014
                                                                 Office Depot           27,680     2002/2012
                                                                 Cineplex Odeon         25,000     2008/2018
                                                                 Michaels Stores        17,550     1999/2004
*Chicago Ridge An-
 nex(3).................   1995       41,854          53%        Pep Boys               22,354     2015/2035
Chicago Ridge, Illinois
*Commons of Crystal
 Lake(4)................   1993(2)   269,000          98%        Jewel/Osco             59,804     2007/2042
Crystal Lake, Illinois                                           Handy Andy             68,800          2018
                                                                 Venture                81,338          2006
                                                                 (not owned)
*Heritage Square(4).....   1992(2)   212,000         100%        Montgomery Ward       111,016     2013/2033
Naperville, Illinois                                             Circuit City           28,351     2009/2024
                                                                 Stroud's               26,703     2003/2013
*Meadows Town Mall(3)...   1988(2)   382,000          83%        T.J. Maxx              24,000     1999/2009
Rolling Meadows, Illi-
 nois                                                            Waccamaw              108,000     1999/2009
                                                                 Elek-Tek               32,000     2001/2011
                                                                 Women's Club           20,478     1998/2008
*Sheridan Village(4)....   1990(2)   301,000          96%        Bergner's Dept. Store 162,852     2006/2021
Peoria, Illinois                                                 Cohen Furniture        16,600          2007
*High Point Centre(3)...   1993(2)   240,000          93%        Cub Foods              62,000     2008/2033
Lombard, Illinois                                                T.J. Maxx              25,200     1998/2013
                                                                 Office Depot           36,416     2003/2013
                                                                 Macfrugal's            17,040     2006/2016
*Rollins Crossing(3)....   1995       62,000         100%        Sears Hardware         21,083     2005/2020
Round Lake Beach,
 Illinois                                                        Super K-Mart          190,000          2033
                                                                 (not owned)
MINNESOTA
Har Mar Mall............   1992      397,000          91%        HomePlace              54,500     2011/2026
Roseville, Minnesota                                             Barnes & Noble         44,856     2010/2025
                                                                 Marshalls              34,858     1998/2013
                                                                 T.J. Maxx              25,025     1998/2008
                                                                 General Cinema         22,252     2001/2021
                                                                 General Cinema         19,950     2000/2010
                                                                 Michaels Stores        17,907     2003/2018

                           YEAR     RENTABLE   PERCENT LEASED AT                       SQUARE  BASE LEASE/OPTION
    SHOPPING CENTERS     ACQUIRED  SQUARE FEET  SEPT. 30, 1995     MAJOR TENANTS(1)     FEET    EXPIRATION DATE
    ----------------     --------  ----------- -----------------   ----------------    ------- -----------------
Sun Ray Shopping Cen-
 ter....................   1961      254,000          94%        J.C. Penney            40,451     1999/2009
St. Paul, Minnesota                                              Marshalls              26,256     2005/2020
                                                                 T.J. Maxx              23,955     2000/2005
                                                                 Kowalski's             23,218     2000/2010
                                                                 Michaels Stores        18,127     2004/2019
Richfield Hub Shopping
 Center.................   1988      138,000          97%        Marshalls              26,785     2003/2008
Richfield, Minnesota                                             Michaels Stores        24,235     1999/2014
Hub West Shopping Cen-
 ter....................   1991       77,000         100%        Rainbow Foods          50,817     2012/2017
Richfield, Minnesota                                             U.S. Swim & Fitness    26,185     2001/2003
White Bear Hills........   1993       67,000         100%        Gateway Foods          45,679     2011/2021
White Bear Lake, Minne-
 sota
Terrace Mall............   1993      140,000          92%        Rainbow Foods          59,232     2013/2033
Robbinsdale, Minnesota                                           North Memorial         32,000     1999/2004
Burning Tree Plaza......   1993      110,000          97%        T.J. Maxx              30,000     2004/2019
Duluth, Minnesota                                                Best Buy               28,000     1999/2014
                                                                 Northwest Fabrics      17,682     1999/2004
Westwind Plaza..........   1994       88,000          95%        Northern Hydraulics    18,165     2002/2012
Minnetonka, Minnesota
INDIANA
*Speedway
 Supercenter(4).........   1993(2)   530,000          95%        Kohl's                 75,000     1999/2019
Speedway, Indiana                                                Kroger                 59,515     2013/2043
                                                                 Sears Roebuck and Co.  30,825     2004/2024
                                                                 Old Navy               15,000     2005/2010
                                                                 Kittles                25,320     2000/2010
                                                                 PETsMART               21,781     2002/2012
                                                                 Factory Card Outlet    16,675     2003/2013
                                                                 Lindo Super Spa        16,859     2000/2010
*The Village(3).........   1993(2)   355,000          97%        J.C. Penney            60,600     1999/2004
Gary, Indiana                                                    Goldblatt's            55,000     2000/2005
                                                                 McCrory's              24,500     1998/2003
                                                                 Jacobsens              22,896          1996
                                                                 Post-Tribune
                                                                 Publishing             19,246          1996
                                                                 Indiana Employment     18,050     1996/2000
*Washington Lawndale
 Commons(4).............   1992(2)   333,000          99%        Target                 83,110     2005/2025
Evansville, Indiana                                              Sears Homelife         34,527     2003/2018
                                                                 Allied Sporting Goods  20,285     1997/2012
                                                                 Kuester's              40,857          1996
                                                                 Jo-Ann Fabrics         15,262     2003/2013
                                                                 Books-A-Million        20,515     2002/2008
TENNESSEE
*Williamson Square(5)...   1993(2)   335,000          95%        Wal-Mart              117,493     2008/2038
Franklin, Tennessee                                              Kroger                 63,986     2008/2038
                                                                 Carmike Cinemas        29,000     2008/2018
WISCONSIN
*Mequon Pavilion(3).....   1994      212,000          96%        Kohl's Food Emporium   45,697     2010/2050
                                                                 Furniture Clearance    19,900          1997
KENTUCKY
*StonyBrook(3)..........   1991(2)   136,000          97%        Kroger                 79,625     2021/2046
MISSOURI
Grandview Plaza.........   1971      314,000          98%        Home Quarters          84,611     2013/2033
Florissant, Missouri                                             Schnucks               68,025     2011/2026
                                                                 Walgreens              15,984          2043
                                                                 J.C. Penney            63,892          1996

                           YEAR     RENTABLE   PERCENT LEASED AT                          SQUARE  BASE LEASE/OPTION
    SHOPPING CENTERS     ACQUIRED  SQUARE FEET  SEPT. 30, 1995       MAJOR TENANTS(1)      FEET    EXPIRATION DATE
    ----------------     --------  ----------- -----------------     ----------------     ------- -----------------
NEW HAMPSHIRE
Hood Commons............   1973      216,000          97%        Shaw's                    58,258     2013/2033
Derry, New Hampshire                                             Ames                      50,000     2000/2005
                                                                 Decelle                   26,653     1999/2014
MAINE
Augusta Plaza...........   1971      152,000          89%        K-Mart                    85,808     1997/2012
Augusta, Maine
NEW MEXICO
St. Francis Plaza.......   1995       30,000         100%        Walgreens                 14,950          2043
Santa Fe, New Mexico                                             Wild Oats                 14,850     2006/2066
RETAIL/OFFICE BUILDINGS
*One North State(4).....   1990(2)   640,000          95%        First Chicago            296,782          2003
Chicago, Illinois                                                Arthur Andersen          126,533     2003/2013(6)
                                                                 T.J. Maxx                 77,675     2001/2011
                                                                 Filene's Basement         50,000     2002/2012
                                                                 Int'l. Academy of Design  27,270     2003/2008
                                                                  and Merchandising
585 Boylston Street.....   1961       22,000          98%        CVS Pharmacy               7,582     2001/2016
Boston, Massachusetts                                            Various Office Tenants    13,589        Varies
GROUND LEASE
501-529 Nicollet Ave-
 nue....................   1969       51,000         100%        Brookfield                51,000          2086
Minneapolis, Minnesota

--------
(1) Major tenants are defined as tenants occupying 15,000 square feet or more of the rentable square footage with the exception of 585 Boylston Street and St. Francis Plaza. In some cases, the named tenant occupies the premises as a sublessee. Bradley views "anchor" tenants as a subset of the major tenants at each property, generally consisting of those tenants which also represent more than 15% of the property's rentable square footage.

(2) The property was previously acquired by the Predecessor Business in the year indicated and was acquired by Tucker in connection with its initial public offering in 1993.

(3) Currently owned by TOP. The amount of rentable square feet at Rollins Crossing does not include approximately 190,000 square feet which is owned by K-Mart Corp.

(4) Currently owned by TFP. The amount of rentable square feet at Commons of Crystal Lake does not include approximately 81,000 square feet which is owned by Metropolitan Life and leased to an anchor tenant.

(5) Currently owned by Williamson Square Associates Limited Partnership, of which TOP is the 60% general partner.

(6) This tenant has the option exercisable on or before March 31, 1996 to terminate its lease, effective as of April 1, 1998, upon payment of a $1.8 million cancellation fee. This tenant has indicated that it will move out of its space prior to the expiration of its lease, but has not yet determined whether or not it will exercise its early termination right. See "Risk Factors--Real Estate Investment Considerations."

  Bradley has entered into a nonbinding letter of intent with Brookfield Development, Inc., the current groundlessee, regarding the proposed sale by Bradley of its interest in 501-529 Nicollet Avenue, Minneapolis, Minnesota. The sale price, subject to standard closing adjustments, is $12,900,000. If consummated, the sale would result in a gain to Bradley of approximately $9,182,000 for financial reporting purposes and $10,800,000 for federal income tax purposes. For federal income tax purposes, however, Bradley intends to structure the transaction in part as a tax deferred "like-kind" exchange under the Code. In that regard, Bradley intends to identify Brookdale Square Shopping Center, a 185,000 square foot community shopping center located in Brooklyn Center, Minnesota ("Brookdale"), as the replacement property in the exchange. The purchase price for Brookdale, subject to standard closing adjustments, is $8,750,000. Brookdale is currently owned by a major insurance company whose asset disposition team has agreed upon the business terms which it will recommend to its corporate office. To the extent that the sales proceeds from 501-529 Nicollet Avenue exceed the purchase price of Brookdale, Bradley intends to apply such excess to reduce the Bradley Line of Credit. Bradley presently anticipates that the sale of 501-529 Nicollet Avenue will occur prior to the closing of the Merger, and that the acquisition of Brookdale will occur concurrently with or shortly after the sale. No assurance can be given that the transactions will be completed or that if 501-529 Nicollet Avenue is sold and Brookdale is not acquired that Bradley will be able to identify and acquire replacement property that would result in deferral of the taxable gain on the sale of 501-529 Nicollet Avenue. Brookdale is currently approximately 85% leased, and its major tenants include Circuit City, Office Depot, Drug Emporium, United Artists and Brookdale Cinema. Bradley intends to distribute to its stockholders the amount of any taxable gain recognized from such disposition to the extent not offset with deductions from other sources.

  The current executive officers and directors of Bradley will manage the business and affairs of the Surviving Company following the consummation of the Merger. For information concerning these persons, see "Management of the Surviving Company." Following the Merger, the Surviving Company will employ most of Tucker's property management personnel. Given the strength of Tucker's property-level operational personnel and systems, Bradley's management believes the Merger will broaden its existing property management capabilities and allow the Surviving Company to internalize its property management and leasing functions.

  Bradley is currently in discussions with the lead lender under the Bradley Line of Credit regarding replacing this facility with a $150 million unsecured revolving credit facility. Bradley anticipates that the new credit facility will be available for the acquisition, development, renovation and expansion of new and existing properties (including, but not limited to, capital improvements, tenant improvements, and leasing commissions), and other working capital purposes. It is anticipated that the interest rates available under the new credit facility will be more favorable than those currently available under the Bradley Line of Credit and may become even more favorable in the event the Surviving Company (x) meets certain loan to value tests or (y) receives an investment grade unsecured debt rating. Bradley anticipates that the new credit facility will contain financial and other covenants which are consistent with similar unsecured lines of credit for comparable publicly-traded REITs. Bradley believes that the increased size, lower interest rate and unsecured nature of the new credit facility will increase the Surviving Company's financial flexibility and prospects for obtaining an investment grade debt rating. It is currently contemplated that the new credit facility will become effective simultaneously with the closing of the Merger. While discussions regarding a new credit facility are ongoing, there can be no assurance that such a credit facility will be obtained, or if obtained, when it will become effective or become available. If this new credit facility cannot be obtained, consent to the Merger would be required from the existing revolving credit lenders to Bradley and Tucker and an extension of the Tucker credit agreement would be required. See "The Merger Agreement--Conditions to the Merger." For a discussion of the current Bradley Line of Credit, see "-- Bradley."

                                  THE MERGER

TERMS OF THE MERGER

  The Boards of Directors of each of Bradley and Tucker have approved the Merger and the Merger Agreement, a copy of which is attached hereto as Annex A, pursuant to which, upon fulfillment (or waiver) of the conditions set forth therein, (i) Tucker will be merged with and into Bradley, with Bradley being the Surviving Company in the Merger, and (ii) each issued and outstanding share of Tucker Common Stock will be converted into the right to receive a percentage of a share of Bradley Common Stock to be determined as follows. If the Closing Price of Bradley Common Stock is $16.00 or more, each share of Tucker Common Stock will be exchanged for .665 of a share of Bradley Common Stock. If the Closing Price is between $15.50 and $16.00, the Exchange Ratio will be determined by dividing $10.64 by the Closing Price. If the Closing Price is $15.50 or less, the Exchange Ratio will be .686 of a share of Bradley Common Stock. The Closing Price for Bradley Common Stock for the 20 trading
days ended January  , 1996 was $   .

  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Tucker Common Stock will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of a Certificate will thereafter cease to have any rights with respect to such shares of Tucker Common Stock, except the right to receive shares of Bradley Common Stock and cash in lieu of fractional shares of Bradley Common Stock upon the surrender of such Certificate. Promptly after the Effective Time, the Exchange Agent will mail a letter of transmittal and instructions to each holder of a Certificate as of the Effective Time for use in effecting the surrender of the Certificate in exchange for certificates representing shares of Bradley Common Stock and cash in lieu of fractional shares. See "The Merger Agreement--Exchange of Tucker Stock Certificates."

BACKGROUND OF THE MERGER

  In early October 1994, Kenneth L. Tucker, President of Tucker, contacted E. Lawrence Miller, President of Bradley, concerning a possible business combination between the two companies. Preliminary discussions concerning a possible merger continued between the members of senior management of both companies during October and November 1994. On November 16, 1994, the parties executed a mutual confidentiality agreement which provided that each party would not disclose and would keep confidential all non-public due diligence materials provided to it by the other party. In early December 1994, discussions between the parties terminated before they reached a substantive stage and before the exchange of any non-public due diligence materials.

  On December 15, 1994, the Tucker Board of Directors announced a reduction in its quarterly dividend payment from $.38 to $.36 per share. This dividend reduction was the result of several factors, including higher interest rates, higher than anticipated general and administrative expenses and lower than anticipated fee income from third-party property management and leasing.

  In December 1994, following the reduction of the quarterly dividend and the termination of its negotiations with Bradley, Tucker entered into discussions on an exclusive basis with another public company concerning a possible business combination. On January 31, 1995, the Tucker Board authorized the engagement of, and on February 17, 1995, Tucker formally engaged, PaineWebber to provide investment banking advice in connection with a possible business combination involving this company or any other publicly-traded real estate company. In addition, on January 31, 1995, the Tucker Board also authorized the engagement of Richard S. Ellwood & Co. as a consultant to advise Tucker during its investigation and consideration of strategic alternatives. In late March 1995, the negotiations with this public company terminated.

  On March 1, 1995, Tucker announced that its FFO for the quarter ended December 31, 1994 was $.35 per share (compared to $.44 per share for the previous quarter) and that it had failed to meet its overall FFO goals for fiscal 1994. Due to the announced reduction in FFO, Tucker's high leverage and the decrease in Tucker's stock price over the previous several months, Tucker's ability to raise capital in the public markets on acceptable terms was limited.

  Following this announcement and the termination of discussions with the other public company in late March, the Board of Directors of Tucker directed its management, with the assistance of PaineWebber, to prepare a Confidential Information Memorandum for distribution to a select group of publicly-traded REITs, including Bradley. In connection with this distribution, these companies were asked to submit indications of interest concerning a possible business combination with Tucker by May 26, 1995. During this period, Tucker also engaged Kemper Securities, Inc. to explore a possible business combination with a privately-held real estate company.

  On May 26, 1995, Bradley indicated its interest in pursuing a transaction in which each outstanding share of Tucker Common Stock would be exchanged for
 .828 of a share of Bradley Common Stock (with increases or decreases in the exchange ratio to assure that Tucker's stockholders would receive Bradley Common Stock having a market value not less than $12.25 and not greater than $13.25), subject to Bradley's due diligence and to certain other conditions. Tucker also received indications of interest at lower indicated values from two other publicly-traded REITs. Based on this review, the Tucker Board concluded that Bradley's indication of interest was the most favorable and authorized negotiations with Bradley in an effort to increase Bradley's indicated price and to remove the conditions to Bradley's indication of interest. Bradley refused to increase its indicated price or to remove any condition, and the negotiations between Bradley and Tucker terminated on June 8, 1995.

  On June 15, 1995, Tucker publicly announced that it was reducing its quarterly dividend from $.36 to $.25 per share, and that it had hired PaineWebber to help it explore strategic alternatives to maximize stockholder value. On the date of the announcement, Tucker's stock price decreased by $2.12 per share. As a result of this announcement, several companies expressed interest in a transaction with Tucker. As part of its solicitation process, Tucker delivered the Confidential Information Memorandum (and other due diligence materials) to certain of these parties. Tucker requested that these parties, along with Bradley and the private real estate company with whom Kemper Securities, Inc. was exploring a possible business combination, submit indications of interest by July 14, 1995. The Tucker Board understood that the selected bidder or bidders would perform additional due diligence before signing a definitive merger agreement.

  Five indications of interest were received on or prior to July 14, 1995, including one indication of interest from a public REIT which had not previously received Tucker's Confidential Information Memorandum. These indications of interest consisted of two proposals by private real estate companies for cash acquisitions of Tucker and two proposals from public REITs (including Bradley) for stock-for-stock acquisitions of Tucker, and one additional proposal from a public REIT (the "Alternative REIT Acquiror"), which proposed consideration in cash or stock, at Tucker's option. All of the proposals were conditioned on the acquiring party having the right to conduct extensive additional due diligence and to negotiate exclusively with Tucker for at least 30 days. The two cash proposals from private real estate companies were conditioned on the bidders obtaining financing for the acquisition.

  In its bid, Bradley proposed a transaction in which each outstanding share of Tucker Common Stock would be converted into the right to receive between
 .79 and .83 of a share of Bradley Common Stock depending on the trading price of Bradley Common Stock during the ten trading days preceding the closing of this transaction. Such a transaction would have had a market value of approximately $12.65 per share of Tucker Common Stock, based on the closing price of $16.00 per share of Bradley Common Stock on July 14, 1995. The market value of the transaction could have increased to $13.00 per share with increases in the market value of Bradley Common Stock. As a condition to proceeding with a potential transaction, Bradley insisted that Tucker sign an agreement which (a) generally would restrict Tucker from conducting discussions or negotiations with any other party for 30 days; and (b) would require Tucker to reimburse Bradley for its out-of-pocket expenses (up to a maximum of $325,000) in the event that (i) Tucker wished to pursue an acquisition proposal with another party, or (ii) Bradley decided not to enter into a definitive merger agreement because, in the course of its due diligence, Bradley discovered that the Confidential Information Memorandum contained false or misleading information or that the operations of Tucker deviated materially from the information presented in the Confidential Information Memorandum. Bradley's indication of interest also provided that it would expire on July 21, 1995.

  On July 17 and 18, 1995, the Tucker Board met to review the indications of interest. The high end of the range of values of all but one of the other offers received by Tucker offered greater consideration to Tucker's stockholders than the Bradley offer. The two cash bids from the privately-held real estate companies, on their face, purported to offer the highest potential acquisition prices. Both such cash bids, however, were subject to financing conditions. The Board sought information on the firmness of these parties' financing arrangements and the likelihood that they ultimately would be able to finance a transaction with Tucker. The Board rejected one cash offer, which purported to have a value of $13.50 per share of Tucker Common Stock, after management informed them that the bidder intended to finance the transaction through a private placement of equity, that the success of such a private placement could not be assured and, if successful, could not be completed for approximately four months. PaineWebber expressed reservations, based on its knowledge of the market for such securities, about the likelihood of success of such a private placement. With regard to the remaining privately-held cash bidder that indicated interest in a transaction for between $13.75 and $14.50 per share of Tucker Common Stock, management advised the Board that, to date, this bidder did not have firm financing commitments and had not been able to provide management or PaineWebber with any assurance as to when such commitments could be obtained (if at all). After considering the foregoing, the Board requested that management and PaineWebber attempt to have this bidder accelerate its due diligence activities and provide additional information to the Board by July 24, 1995 concerning its respective ability to obtain financing.

  In its consideration of the three acquisition proposals from publicly-traded REITs, the Tucker Board noted that one party had submitted its proposal for a stock-for-stock transaction with an indicated market value of between $12.50 and $13.375 per share without reviewing any of Tucker's confidential material, and thus its bid was likely to be reduced during the due diligence process. PaineWebber informed the Board that while this company primarily owned retail properties, a significant portion of such properties were not shopping centers. PaineWebber also informed the Board that this company was highly leveraged, its stock traded at a relatively low multiple and thus it had a high implicit cost of funds. Because this company was proposing a stock-for-stock merger, the Tucker Board realized that the combined company would also be highly leveraged and would thus potentially face many of the same issues as Tucker did with respect to accessing the capital markets. Therefore, the stock of the combined company following the merger was likely not to be viewed as favorably as Bradley's stock by Tucker's stockholders. Thus, after consultation with PaineWebber, the Board concluded that it was unlikely that this company would ultimately enter into an acquisition agreement which was in the best interests of Tucker's stockholders. The Tucker Board noted that, while the upper range of the bid submitted by the Alternative REIT Acquiror was approximately equal in market value to Bradley's bid, the range presented by the Alternative REIT Acquiror (between $11.00 and $13.00 per share of Tucker Common Stock) was substantial. The Alternative REIT Acquiror indicated that it would value the transaction strictly as an asset purchase (i.e., without premium to stockholders resulting from any "franchise value") and that it would take approximately three weeks to make a more definitive offer. Thus, the Board concluded that the Alternative REIT Acquiror was likely to reduce its bid during the due diligence process.

  In considering Bradley's indication of interest at its July 17th and 18th meetings, the Board noted that Bradley had recently completed a public offering of its common stock and had a debt to Total Market Capitalization ratio of approximately 16%. PaineWebber informed the Board that Bradley has a quality institutional investor base and relatively high FFO multiple compared to other retail REITs of Bradley's size. The Board also noted that the two companies are of similar size and have similar properties located primarily in the Midwest. The Board also believed that, given the similarities between the two companies, the Merger would provide the Surviving Company with substantial potential savings in general and administrative expenses and opportunities for synergies through the potential enhancement of its property level operational systems. Thus, the Board believed that a stock-for-stock transaction with Bradley would be a strategic combination rather than a mere sale of Tucker and thus provided greater potential value for Tucker's stockholders.

  In its deliberations, the Board considered the possibility of giving all of the parties additional time to complete their due diligence and to allow them to submit firm bids which were not subject to either financing or due diligence conditions. The Board believed that Bradley would continue to participate in the bidding process for an additional week or so while the Board was evaluating and negotiating these bids. However, the Board believed that it was unlikely that Bradley would participate in yet another bidding process for Tucker or devote any further significant time, effort or expense to a transaction with Tucker without an exclusivity agreement. Thus, the Board authorized PaineWebber and management to continue discussions with Bradley concerning the terms of its bid and to attempt to have the privately-held cash bidder and the Alternative REIT Acquiror accelerate their respective due diligence activities and solidify their financing arrangements.

  The Tucker Board met by telephone on July 21, 1995 to receive an update on the status of negotiations with the various parties. In this meeting, management reported that the remaining privately-held cash bidder had indicated to Tucker that it needed additional time to complete its due diligence and based on issues raised in its evaluation to date, its acquisition price would be at or below the low end of the range specified in its original bid. Further, although this cash bidder indicated that it believed its proposed financing sources ultimately would be willing to provide debt and equity financing for the transaction, it appeared that no meaningful progress had been made with respect to obtaining firm financing commitments. PaineWebber reported to the Board that the Alternative REIT Acquiror had not made a more definitive proposal. As a result of these discussions, Tucker's Board approved further negotiations with Bradley concerning a business combination on the terms of Bradley's indication of interest and authorized the execution of an exclusivity agreement with Bradley for a period of 30 days. Tucker and Bradley executed this agreement on July 25, 1995 (the "Exclusivity Agreement").

  Following July 25, 1995, the senior management of Bradley conducted due diligence concerning Tucker and its properties. As a result of such due diligence, on August 7, 1995, Bradley informed Tucker that it would only proceed with a transaction pursuant to which each share of Tucker Common Stock would be exchanged for .717 of a share of Bradley Common Stock. Based on the closing price for Bradley Common Stock on August 7, 1995 of $16.25 per share, Bradley's proposal had decreased the market value of the transaction to approximately $11.65 per share of Tucker Common Stock. Bradley also requested an extension of the time period under the Exclusivity Agreement in order to continue its due diligence. On August 9, 1995, the Tucker Board met to discuss the revised Bradley offer. PaineWebber contacted two specific former bidders, including the Alternative REIT Acquiror, and neither indicated any desire to make a more favorable bid. The Board considered the proposal previously made by the Alternative REIT Acquiror, but concluded that, given the opportunity to conduct extensive additional due diligence (as Bradley had conducted), the Alternative REIT Acquiror was likely to reduce its offer to a price no greater (and potentially lower) than Bradley was currently proposing. Further, a refusal to extend the Exclusivity Agreement would likely result in the termination by Bradley of its discussions with Tucker. The Board concluded that it would not be useful to approach any of the privately-held real estate companies that previously had proposed cash acquisitions of Tucker because they would still have to obtain financing for a transaction and their ability to raise such financing was uncertain. The Board decided that, in the absence of another offer which would result in a higher value for Tucker's stockholders, Tucker would continue discussions with Bradley and agree to an extension of the Exclusivity Agreement. On August 24, 1995, after negotiations between the parties, Bradley and Tucker executed an amendment to the Exclusivity Agreement which provided, among other things, that the parties would continue good faith negotiations concerning a business combination on the terms of the revised Bradley offer and extend the exclusive negotiation period through September 30, 1995.

  In its deliberations, the Tucker Board noted that the Management Directors might have conflicts of interest in addressing potential employment or severance arrangements. The Tucker Board also noted that the Management Directors have substantial equity interests in Tucker and TOP. The Tucker Board determined that any arrangements involving the Management Directors which were not part of the consideration to all stockholders would require the approval of the other Directors who did not have a financial interest in such arrangements. The Board designated the non-management directors, Messrs. Hart, Homer, Masotti and Smith, as the Tucker Special Committee to evaluate and negotiate on behalf of Tucker any compensation, severance and other arrangements or transactions involving the Management Directors. In September 1995, the Tucker Board approved the engagement by the Tucker Special Committee of the law firm of Rudnick & Wolfe as independent counsel to the Tucker Special Committee.

  On August 28, 1995, Kenneth Tucker delivered to PaineWebber for transmission to the Tucker Special Committee a proposal regarding severance compensation and the following other items in the event a change in control transaction were to be consummated: (a) Mr. Tucker requested severance payments for various employees to be paid at Closing, including severance payments for the Management Directors of $675,000 (three times his annual compensation) for Kenneth Tucker, $450,000 (two times his annual compensation) for Richard Tucker and $200,000 (annual compensation) for Harold Eisenberg; (b) a Consulting Agreement for Kenneth Tucker for between $225,000 and $375,000 per year; (c) a purchase by the Company of artwork owned by Kenneth Tucker for $100,000 pursuant to the terms of a pre-existing contract between Tucker and Kenneth Tucker; (d) a continuation of the stock options held by certain executives, including the Management Directors, with a reset of the exercise price to permit the purchase of Bradley shares at a price of $22; (e) a restructuring of the TOP Partnership Agreement to provide for a 5 to 7 year period during which certain properties held by the TOP could not be sold; (f) a release of the Management Directors' personal environmental guarantees with respect to the Commons of Chicago Ridge property; (g) health insurance coverage for Kenneth and Richard Tucker for one year at Tucker's expense and thereafter at their own expense payable at the Surviving Company's direct costs; (h) the purchase by Kenneth and Richard Tucker of the furniture and artwork in their respective offices for an amount to be negotiated; (i) payment by Tucker of the lease payments on Kenneth Tucker's company car through April 1996; and (j) use by Kenneth and Richard Tucker of their offices and secretaries for one year, with use of the office to be at Bradley's discretion. In addition, because Bradley did not have significant development expertise, Kenneth and Richard Tucker proposed that they be allowed to pursue a development relationship with the Surviving Company subsequent to the Merger with respect to certain properties for which Tucker had development rights.

  On August 31, 1995, The Tucker Special Committee met to consider Kenneth Tucker's proposal. At this meeting, the Tucker Special Committee met with PaineWebber and counsel to discuss severance policies generally and the severance arrangements that had been provided in other recent REIT mergers. The Tucker Special Committee met on September 13, 1995 to begin preparation of a response. In light of the Tucker's past performance, the Tucker Special Committee decided that the severance proposals could not be justified and that severance arrangements should be authorized to the extent reasonably necessary to assure an orderly transition of management. The Tucker Special Committee asked PaineWebber to report on the terms of any consulting arrangement that Bradley would consider with Kenneth Tucker. The Tucker Special Committee continued to work with PaineWebber to complete the response to Kenneth Tucker's proposal at meetings on September 22 and September 25, 1995.

  Following the execution of the amendment to the Exclusivity Agreement, Bradley, Tucker and their respective representatives conducted extensive due diligence on each other and began work on definitive documentation for the transaction. On September 11, 1995, Bradley and Tucker issued a joint press release indicating that the parties were involved in negotiations concerning a possible business combination. On September 14, 1995, Bradley's attorneys circulated to all parties the initial drafts of a proposed Merger Agreement and the proposed Amended TOP Partnership Agreement.

  In early September 1995, Bradley engaged Alex. Brown to provide investment banking advice in connection with the proposed Tucker transaction and, if requested, to render a fairness opinion with respect to such transaction. Alex. Brown and Bradley subsequently executed a formal engagement letter concerning such activities on September 15, 1995. Following its engagement, Alex. Brown and senior management of Bradley conducted additional financial due diligence concerning Tucker and its properties. As a result of this financial due diligence, on September 22, 1995, Bradley informed PaineWebber that it would only proceed with a transaction in which each share of Tucker Common Stock would be converted into the right to receive .646 of a share of Bradley Common Stock. Based on the closing price of Bradley Common Stock on September 22, 1995 of $16.375 per share, the market value of Bradley's revised proposal was approximately $10.58 per share of Tucker Common Stock. On September 22, 1995, during a telephonic meeting of the Tucker Special Committee, PaineWebber informed the Special Committee of the revised Bradley exchange ratio proposal and that Bradley had said that the revision was due to significant concerns with respect to specific properties. Although the Tucker Special Committee did not take any formal action with respect to the revised exchange ratio, the consensus of the Tucker Special Committee was that an exchange ratio of .646 was inadequate, and that PaineWebber should continue negotiating with Bradley through the upcoming weekend to increase the exchange ratio. Extensive negotiations concerning the proposed exchange ratio then continued between PaineWebber and Bradley. As a result of these negotiations, Bradley agreed to increase its exchange ratio so that each share of Tucker Common Stock would be converted into the right to receive .665 of a share of Bradley Common Stock. Bradley also agreed that (i) if the Closing Price of Bradley Common Stock was between $15.50 and $16.00, the exchange ratio would be determined by dividing $10.64 by the Closing Price, and (ii) if the Closing Price of a share of Bradley Common Stock was $15.50 or less, the exchange ratio would then be .686 of a share of Bradley Common Stock. In connection with making this proposal, Bradley also demanded an extension of the period under the Exclusivity Agreement.

  On September 25, 1995, the Tucker Special Committee and Kenneth Tucker held a telephonic meeting with PaineWebber to review, among other things, the status of negotiations with Bradley. PaineWebber informed those participating in the meeting of the revised proposal which arose from the weekend's negotiations and that Bradley had scheduled a meeting of the Bradley Board of Directors for the following day at which the Bradley Board would be asked to consider the terms of the revised proposal. Because the entire Tucker Board of Directors was not present, the members of the Tucker Board present did not take any action with respect to the transaction or the exchange ratio. The consensus of the Tucker Board members present was that there were no other alternatives available to Tucker that were likely to be more favorable and that PaineWebber should not communicate anything to Bradley which would discourage its Board from considering the revised proposal. PaineWebber thereafter informed Bradley that, because the Tucker Board had not yet acted, PaineWebber could not assure Bradley that the revised terms would be acceptable. However, PaineWebber believed that, based on its discussions to date with the Tucker directors present at such meeting, there was a likelihood that the Tucker Board of Directors would approve the revised terms of the transaction.

  After its discussions regarding the status of negotiations with Bradley at its September 25, 1995 meeting, the Tucker Special Committee, with PaineWebber, completed a proposed response to Kenneth Tucker's proposal for severance and other matters to be presented to Kenneth Tucker by PaineWebber. The Tucker Special Committee agreed that issues relating to the TOP, the environmental indemnity with respect to the Commons of Chicago Ridge and a development relationship between the Tuckers and Bradley were premature for discussion because Bradley had prepared a draft of the Amended and Restated TOP Partnership Agreement for consideration by the limited partners in which the position taken by Bradley on those issues was in conflict with the proposal by Kenneth Tucker and Bradley had not yet discussed in any detail a development relationship with the Tuckers. The Tucker Special Committee then decided to approve the following severance arrangements, and thereby rejected any other severance proposals: (a) severance for Kenneth Tucker of $225,000, and, if final terms could be agreed with Bradley, a three-year consulting agreement at $135,000 per year; (b) severance for all other employees terminated within six months after the Effective Time equal to four weeks of salary plus two weeks of salary for each year of service at Tucker or the Predecessor Business; (c) all stock options would expire thirty days after the Effective Time in accordance with the terms of the options; (d) the Surviving Company would be obligated to pay for health insurance for executive officers for one year after the Effective Time, but each such officer would be obligated to pay any amount in excess of 200% of the Company's current cost;
(e) Kenneth Tucker would have to pay his own costs after the Effective Time for his auto lease; and (f) the Tucker Special Committee rejected any obligation of the Surviving Company to provide secretaries or office space to Kenneth or Richard Tucker. In connection with the foregoing, Kenneth Tucker agreed to waive his rights to payment under the pre-existing contract regarding artwork.

  On September 26, 1995, the Board of Directors of Bradley met to consider the proposed transaction with Tucker. At this meeting, Bradley's senior management, together with its legal and financial advisors, reviewed with the Board of Directors the current operations and properties of Bradley and Tucker, the background of the proposed merger, a summary of due diligence findings, and certain financial and valuation analyses of the transaction. Bradley's senior management also discussed with the Board of Directors the strategic rationale for the transaction and the potential benefits of the Merger to Bradley and its stockholders. These included, among others, management's belief that (i) the Surviving Company would become one of the largest owners and operators of community shopping centers in the Midwest with 31 community shopping centers aggregating 7.3 million square feet of rentable retail space; (ii) the Total Market Capitalization of the Surviving Company would be significantly greater than that of Bradley; (iii) the Merger would be accretive to the Surviving Company's net income per share, FFO per share and cash available for distribution per share in 1996 and 1997; and (iv) the Merger would improve Bradley's property level management capabilities, enhance the relationship with existing and proposed tenants, improve access to the public debt and equity markets, and increase the likelihood of access to unsecured investment grade debt. Bradley's management also discussed with the Board the potential negative effects of the Merger, including among others, that (i) the Surviving Company's debt obligations after the Merger would be significantly greater than those of Bradley; (ii) Tucker's REMIC would greatly restrict the ability of the Surviving Company to sell properties collateralizing the REMIC or to make principal payments prior to the maturity of the REMIC in 2001; and (iii) various risks relating to the One North State property. Management also discussed with the Board the possible alternatives to the Tucker transaction, including continuing Bradley's growth through expansion of existing shopping centers and selected development and acquisition of new shopping centers and seeking other acquisition opportunities or seeking additional equity or debt financing. Bradley's legal counsel also discussed with its Board, among other things, the terms of the legal documentation relating to the Merger, certain environmental issues relating to Tucker's Commons of Chicago Ridge property and the timetable for completion of the transaction. Alex. Brown also made a presentation to the Board concerning its financial analyses of the proposed transaction and stated that it believed it would be able to provide a fairness opinion on the proposed exchange ratio, based upon the transaction as then negotiated and upon the facts and circumstances as they existed at the time, subject to certain assumptions, factors and limitations. Following these presentations and discussions of the issues raised by these presentations, the Board authorized management to proceed with the acquisition of Tucker and the negotiation of definitive documentation with respect to the transaction.

  On October 3, 1995, the Tucker Board met to discuss the new proposal and to decide whether or not to proceed with the transaction with Bradley. PaineWebber made a presentation at this meeting concerning the feasibility of reviving negotiations with previous suitors. PaineWebber reviewed the process followed by the Tucker Board to date, noting that Tucker and its financial advisors had contacted over 12 prospective buyers and had received seven indications of interest at various times. PaineWebber then reviewed the prospective buyers that, at various times, had expressed an interest in a business combination with Tucker. PaineWebber reported that it had contacted the Alternative REIT Acquiror who did not indicate an interest in resuming discussions. PaineWebber also reported to the Tucker Board that it believed Bradley would terminate discussions with Tucker if Tucker refused to sign the extension to the Exclusivity Agreement. The Tucker Board also concluded that it would not be useful to approach any of the cash bidders because such persons would still need to raise financing for a transaction. Therefore, the Board determined that because there was no other firm transaction which could provide greater value to its stockholders, it was too risky to take a chance of losing the Bradley transaction. As a result, on October 3, 1995, the parties executed a second amendment to the Exclusivity Agreement which extended the exclusive negotiation period to October 31, 1995.

  Immediately after the Tucker Board meeting on October 3, 1995, and at subsequent meetings on October 12 and October 23, 1995, the Tucker Special Committee met to discuss the severance arrangements and other compensation arrangements for the Management Directors as well as for the employees of Tucker generally. The Tucker Special Committee approved a general policy for Tucker employees of severance pay equal to six weeks' base salary plus two weeks' base salary for each full year of regular full-time employment; this policy was adopted for all officers and employees, except for William Karnes, who had an existing employment agreement, and Kenneth Tucker, for whom the Tucker Special Committee approved an aggregate severance payment of $225,000. In addition, the Tucker Special Committee approved the terms of a proposed consulting agreement between Bradley and Kenneth Tucker. See "The Merger-- Conflicts of Interest Arising from Benefits to Certain Officers and Directors of Tucker." The Tucker Special Committee also approved reimbursements by Tucker on behalf of the limited partners of TOP, including the Management Directors, for counsel and other advisors to the limited partners, of up to an aggregate of $20,000, in order to facilitate a more orderly and expeditious discussion with Bradley of the proposed Amended TOP Partnership Agreement.

  After the execution of the second amendment to the Exclusivity Agreement on October 3, 1995, the parties, primarily through their legal counsel and financial advisors, focused on negotiating the terms of the Merger Agreement and the related documentation. The negotiations initially focused on, among other things, the actions which the parties could take between the execution of the Merger Agreement and the closing, including the manner in which Tucker's Board could address and consider any subsequent acquisition proposal, the payment of dividends, the indemnification which would be provided to Tucker's directors after the transaction, the conditions to closing the transaction, the termination rights of the various parties, and the amount of the termination fee to be paid to the parties and the conditions under which such termination fee would be paid. In the initial discussions, Bradley requested that it receive a termination fee of $4,000,000 plus reimbursement for out-of-pocket expenses up to $2,000,000 if any one of several specified events occurred following the execution of the Merger Agreement. Tucker sought to reduce the termination fee to $1,500,000 (plus reimbursement for reasonable out-of-pocket expenses), to limit the number of circumstances in which it would be paid and to make the provision mutual so that Tucker would receive a termination fee from Bradley under certain circumstances.

  In these initial discussions, Bradley requested that its obligations to consummate the transaction be conditioned on, among other things, a receipt of a favorable environmental report with respect to one of Tucker's properties. Tucker refused to agree to such a condition and instead requested that such report be completed prior to the execution of the Merger Agreement. After extensive negotiations, Bradley agreed to conduct such study prior to executing the Merger Agreement. As a result, however, the parties understood that the execution of the definitive Merger Agreement would have to be delayed until late October when this study would be completed.

  The final negotiations concerning the Merger Agreement centered primarily on the covenants of the parties between signing of the definitive acquisition documents and closing, conditions to closing the transaction and the amount of the termination fee and the circumstances in which it would be paid. Following extensive negotiations, Bradley agreed to reduce the amount of the termination fee to $3,000,000 plus reimbursement of out-of-pocket expenses up to $2,000,000. It was also agreed that this fee only would be paid in certain limited circumstances. See "The Merger Agreement--Termination Amount and Expenses." If the Merger Agreement was terminated in certain other circumstances, the parties agreed that Bradley only would be reimbursed for its out-of-pocket expenses up to $2,000,000. In exchange for these changes, Tucker agreed to waive its request that it receive a termination fee or expense reimbursement. In these negotiations, the parties also agreed that, in addition to the other conditions set forth in the Merger Agreement, Bradley's obligation to close the Merger would be conditioned on: (i) receipt of estoppel certificates with respect to certain leases; (ii) the consent of all of the limited partners of TOP to the amendment and restatement of the TOP Partnership Agreement; and (iii) the consent of certain third parties including the Indenture Trustee for the Tucker REMIC. See "The Merger Agreement--Conditions to the Merger."

  During this period, Tucker and Bradley negotiated the proposed terms of the Amended TOP Partnership Agreement with the Management Directors acting on behalf of the limited partners of TOP. Bradley's initial draft of the Amended TOP Partnership Agreement made changes to the existing agreement which were designed to limit the influence and control of the limited partners, to cause TOP to operate more like a Bradley subsidiary controlled by Bradley and to expand certain environmental indemnities given by the Management Directors at the time of Tucker's initial public offering in 1993. The Management Directors' comments focused on, among other things, the ability of the limited partners to approve further issuances of TOP Units and transactions involving the Surviving Company or TOP, the allocation of taxable income among the partners of TOP, the continuing indemnification obligations of the Management Directors with respect to certain environmental matters relating to TOP's Commons of Chicago Ridge property, the right of the limited partners to convert their TOP Units into Bradley Common Stock and the request of the limited partners that, in exchange for certain concessions, they be granted registration rights from Bradley upon the conversion of their TOP Units to Bradley Common Stock.

  On October 20, 1995, Bradley's Board of Directors held a special meeting to approve the transaction. At such meeting, senior management of Bradley and its legal and financial advisors updated the Board on the events since its September 26th meeting, including the terms of the proposed Merger Agreement and the proposed Amended TOP Partnership Agreement. Legal counsel also gave a presentation to the Board on the timetable concerning the execution of definitive documentation relating to the transaction and certain disclosure issues relating thereto. Alex. Brown then reviewed with the Board its financial analysis of the transaction and then rendered its oral fairness opinion to the Board of Directors that, as of such date, based upon the facts and circumstances as they existed at the time, and subject to certain assumptions, factors and limitations set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to Bradley's stockholders. Following such discussions, the Board of Directors of Bradley unanimously approved the Merger, the proposed Merger Agreement and the transactions contemplated thereby.

  On October 23, 1995, Tucker's Board of Directors held a special meeting to receive an update on the status of the merger discussions with Bradley. At such meeting, Tucker's legal advisors gave the Board a presentation on the terms of the proposed Merger Agreement and the Amended TOP Partnership Agreement. The Board also reviewed alternatives to the Merger and concluded that a transaction with Bradley would result in greater long-term value for Tucker's stockholders than remaining independent.

  Following the October 23rd meeting, the Management Directors, as limited partners of TOP, concluded their negotiations with Bradley and Tucker on the Amended TOP Partnership Agreement. Following extensive discussions, the Management Directors agreed that the limited partners would relinquish any control or approval rights that they have under the TOP Partnership Agreement in exchange for limitations on the dissolution, merger or sale of all or substantially all of the assets of TOP during the 24-month period following consummation of the Merger. The limited partners also agreed to permit Bradley, as general partner, to issue additional TOP Units under certain conditions, but received from Bradley registration rights for their TOP Units. See "The Merger Agreement--Amended TOP Partnership Agreement." With regard to the environmental indemnity concerning the Commons of Chicago Ridge, Bradley provided Tucker and the Management Directors with a copy of an environmental report on the property which had been prepared by the outside consultant. Extensive negotiations then followed concerning the results of this report and the remediation work which was recommended by this consultant. Following these discussions, the parties agreed to hire a new consultant and to share the cost of the consultant's report on this property. It was agreed that if the new consultant recommended any remediation efforts which Bradley wished to implement, TOP and the Management Directors would each pay fifty percent of the cost of such remediation, with the Management Directors aggregate liability limited to a maximum of $200,000.

  On October 29, 1995, the Tucker Board of Directors met to consider the proposed merger transaction with Bradley. At this meeting, PaineWebber rendered its oral fairness opinion to the Board of Directors that, as of such date, based upon the facts and circumstances as they existed at the time, and subject to certain assumptions, factors and limitations, the proposed Exchange Ratio was fair, from financial point of view, to Tucker's stockholders. Following such discussion, the Board of Directors of Tucker unanimously approved the Merger, the proposed Merger Agreement, the proposed Amended TOP Partnership Agreement and the transactions contemplated thereby. In addition, the Special Committee approved the proposed Amended TOP Partnership Agreement and the terms of the severance and consulting agreements with members of management.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF TUCKER

  At a special meeting of Tucker's Board of Directors held on October 29, 1995, Tucker's management and representatives of PaineWebber made presentations concerning the business and prospects of Tucker and Bradley, and the potential combination of Tucker and Bradley. The Tucker Board of Directors also reviewed the terms of the Merger Agreement with Tucker's management and Tucker's financial and legal advisors. BY UNANIMOUS VOTE, THE TUCKER BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, TUCKER AND ITS STOCKHOLDERS, APPROVED AND ADOPTED THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RESOLVED TO RECOMMEND THAT TUCKER'S STOCKHOLDERS APPROVE THE MERGER AND THE MERGER AGREEMENT.

  The Tucker Board of Directors believes that the Merger provides an opportunity for Tucker's stockholders to become equity holders in a REIT with greater potential than Tucker for long-term appreciation. The Tucker Board of Directors also believes that the Merger will combine complementary assets of Tucker and Bradley, while enabling the Tucker portfolio to benefit from the reputation of Bradley's experienced management team. The Tucker Board of Directors also believes that the Surviving Company will benefit from Tucker's field management capabilities. In addition, the Tucker Board of Directors believes that, to the extent operations of Tucker and Bradley are integrated following the Merger, cost reductions and other efficiencies will be possible. The material factors considered by Tucker's Board of Directors in approving the Merger are described below.

  In making its determination with respect to the Merger, the Tucker Board of Directors considered the following factors which were material to its decision:

    (i) information relating to the financial performance, condition, business operations and prospects of Tucker and Bradley and current industry, economic and market conditions. In this regard, the Board of Directors placed special emphasis on, and viewed as favorable to its determination, interim 1995 historical and projected full year 1995 and 1996 financial information for both Tucker and Bradley. The Tucker Board believed that Tucker's capital structure was too highly leveraged. The Tucker Board of Directors also considered the decline in Tucker's FFO and cash available for distribution which has been caused by, among other things, Tucker's high leverage and difficulty in accessing capital markets.

    (ii) possible alternatives to the Merger for enhancing stockholder value, such as improving the profitability of Tucker's existing property portfolio, raising additional capital and acquiring new properties. In this regard, the Board of Directors agreed that, at that time, there were no feasible alternatives that were available to Tucker that were as likely in the near term to significantly improve the profitability of Tucker's existing operations, and that Tucker, as a stand-alone entity, would experience difficulty in accessing the capital markets on acceptable terms.

    (iii) the Tucker Board believed that the Merger was the best offer reasonably available for Tucker's stockholders. The Board believed that there were no other prospective purchasers that both had the financial ability to complete the transaction and would be willing to pay an aggregate consideration greater than that to be paid by Bradley in the Merger. In particular, Tucker and its financial advisors had contacted over 12 prospective buyers and had received seven indications of interest at various times. Certain proposals purported to offer consideration nominally higher than that to be paid in the Merger, however, all of the parties making such proposals insisted on performing additional due diligence before finalizing the amount of the merger consideration. Certain proposals for a cash purchase price were also subject to the uncertain ability of the purchaser to raise financing. In the case of other proposed stock transactions, the Tucker Board believed that none of the other proposals would result in the type of operating synergies and potential for long-term appreciation offered by a combination with Bradley.

    (iv) the anticipated cost savings and operating efficiencies available to the Surviving Company from the Merger, particularly in the reduction of overhead expenses. The Tucker Board did not attempt to quantify those savings with precision; however, Tucker notes that Bradley has estimated that a total of $1.4 million of corporate level general administrative expenses may be reduced as a result of the Merger. See "Unaudited Pro Forma Combined Financial Statements."

    (v) the companies' stock price multiples relative to each other and to the multiples of comparable REITs (see "--Opinion of Tucker's Financial Advisor"). In particular, the Board viewed as favorable to its determination the fact that Bradley's stock price multiple of 9.5x was higher than the corresponding multiple of 7.1x, for Tucker based on their respective closing stock prices as of October 25, 1995 and FFO calculations for the twelve month period ended June 30, 1995. In addition, the Board believed that there was little that Tucker could do in the reasonably foreseeable future that would be likely to significantly increase Tucker's stock price multiple. The Board viewed Bradley's higher stock price multiple as favorable to its determination because such higher multiple suggested that the Surviving Company's multiple could exceed the multiple of Tucker on a stand-alone basis.

    (vi) the terms of the Merger Agreement, including the Exchange Ratio and the equity interest in the Surviving Company to be received by Tucker's stockholders. In this regard, the Board of Directors noted that the Exchange Ratio had been determined through arms-length negotiations and fairly reflected the current market price of the common stock of the two companies. See "Summary--Comparative Market Data."

    (vii) the fact that, based on the analysis of Paine Webber, the Merger will be accretive to Bradley's net income per share, FFO per share and cash available for distribution per share, and thereby will increase the likelihood of an increase in the value of the Bradley Common Stock to be received by the Tucker stockholders in the Merger. See "--Opinion of Tucker's Financial Advisor." The Unaudited Pro Forma Combined Financial Statements contained herein illustrate the effect of the Merger on FFO for the nine months ended September 30, 1995.

    (viii) the structure of the Merger. In this regard, the Board of Directors placed special emphasis on, and viewed as favorable to its determination, the fact that the Merger, as a "stock-for-stock" rather than a "cash-for-stock" transaction, will provide an opportunity for Tucker's stockholders to share in any future appreciation of the Surviving Company, as well as the fact that the Merger is intended to enable Tucker's stockholders to convert their shares of Tucker Common Stock into shares of Bradley Common Stock on a tax-free basis.

    (ix) the similarities between the two companies. In this regard, the Board noted that Bradley and Tucker are of comparable size, both are focused primarily in the retail sector and the properties of both are concentrated in the Midwest. The Surviving Company will have a strong grocery store, drug store and value-oriented retail tenant base, becoming a leading owner and operator of community shopping centers in the Midwest.

    (x) the complementary strengths of the two companies, including Tucker's property management and leasing capabilities and superior property level operational systems and Bradley's property acquisition and capital markets expertise.

    (xi) benefits for the Surviving Company's stockholders from the larger Surviving Company, including the Board's expectation that, in the future, the Surviving Company will have improved access to capital markets for future growth. In this regard, the Board noted that Bradley is significantly less highly leveraged than Tucker, and that the Surviving Company will have more conservative leverage ratios than Tucker.

    (xii) the fact that the Surviving Company will have an increased number of properties and increased gross leasing area which will allow it to better attract national tenants and to obtain increased negotiating leverage with tenants.

    (xiii) the Total Market Capitalization of the Surviving Company will be larger than Tucker's current Total Market Capitalization, providing Tucker's stockholders with enhanced liquidity.

    (xiv) the opinion, analyses and presentations of PaineWebber described below under "--Opinion of Tucker's Financial Advisor," including the opinion of PaineWebber to the effect that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the Exchange Ratio was fair from a financial point of view to the holders of Tucker Common Stock. In this respect, while the Tucker Board of Directors did not explicitly adopt PaineWebber's financial analyses, the Tucker Board of Directors placed special emphasis on such analyses in its overall evaluation of the Merger and viewed such analyses as favorable to its determination. The Board viewed PaineWebber's opinion as favorable to its determination because PaineWebber is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.

  The Tucker Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    (i) the fact that, because the Exchange Ratio is fixed when the price of Bradley Common Stock falls below $15.50, a decline in the value of Bradley Common Stock below $15.50 would reduce the value of the consideration to be received by Tucker's stockholders in the Merger. In particular, the Board considered that, at Bradley's closing stock price as of October 27, 1995 of $15.00 per share, the transaction had a current value to Tucker stockholders of $10.29 per share while Tucker's share price on October 27, 1995 was $10.38 per share;

    (ii) the decline in Bradley's stock price immediately preceding the execution of the Merger Agreement. In this regard, the Board considered the fact that there had been a general decline in retail and related industries' stock prices;

    (iii) the various conditions to Bradley's obligations to consummate the Merger. See "The Merger Agreement--Conditions to the Merger;"

    (iv) the risk that the anticipated benefits of the Merger may not be realized; and

    (v) the fact that under the terms of the Merger Agreement, Tucker and its directors, officers, employees, agents and representatives would be prohibited from initiating, soliciting, encouraging, participating in negotiations or otherwise facilitating a proposal of an acquisition by or business combination with any other party unless, among other things, the Tucker Board determines, based on the advice of counsel, that such action is required for the Tucker Board to comply with its fiduciary duties to stockholders under applicable law, and the possibility that Tucker may be required, if the Merger Agreement is terminated under certain circumstances, to pay Bradley a termination fee of $3,000,000 and to reimburse Bradley for up to $2,000,000 of its out-of-pocket expenses incurred in connection with the Merger. The Tucker Board recognized that the inclusion of such provisions in the Merger Agreement would render it unlikely that a more attractive offer for the acquisition of Tucker would be presented to Tucker and its stockholders; however, the Board believed that, based on its efforts to find a buyer for Tucker, the Merger Agreement represents the best offer reasonably available to Tucker and its stockholders.

  The Tucker Board of Directors realized that the leverage of the Surviving Company would be greater than Bradley's existing leverage; however, the Board did not view this as a negative factor because the increase in leverage would result from the fact that Tucker is more highly leveraged than Bradley and that the Surviving Company would be less highly leveraged than Tucker.

  The Tucker Board of Directors also was aware of the provisions of the Merger Agreement affording indemnification and directors' insurance to the directors of Tucker for actions and omissions of such persons occurring prior to the Effective Time. These provisions were important to the Tucker Board, however, this factor did not affect the Tucker Board's evaluation or recommendation of the transaction because such provisions are customary in agreements relating to business combinations.

  In view of the wide variety of factors considered by the Tucker Board of Directors, the Tucker Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of Tucker's Board of Directors, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Board of Directors in its deliberations relating to the Merger.

  The Tucker Board of Directors was aware of PaineWebber's potential long or short positions in Tucker's securities and that PaineWebber had also provided financial advisory services and investment banking services in the past for Bradley (as well as for other public companies which participated in the solicitation process), including on Bradley's July Offering. The Tucker Board did not view these facts as unfavorable to the Board's determination or the Board's special emphasis on PaineWebber's analyses and opinion. The Board was also aware that a substantial portion of PaineWebber's compensation would be contingent upon consummation of the Merger and did not view such contingency as unfavorable to the Board's determination or the Board's special emphasis on PaineWebber's analyses and opinion. The reasons that the Board did not view such potential conflicts of PaineWebber unfavorably were (i) the Board's belief that PaineWebber would adhere to high standards of professionalism in connection with its engagement; (ii) the fact that contingent fees for financial advisors are common in merger and acquisition transactions; and
(iii) the fact that such financial advisors frequently conduct securities trading operations as an integral part of their businesses and, accordingly, frequently retain the right to effect trades in the securities of the clients to which they are providing merger and acquisition advisory services. In addition, the Board was aware that certain members of the management of Tucker and the Board of Directors of Tucker have certain interests in the Merger that are separate from the interests of stockholders of Tucker generally. See "--Conflicts of Interest Arising from Benefits to Certain Officers and Directors of Tucker." On balance, the Board viewed such interests as neutral to its determination because of the Board's belief that such interests were reasonable under all of the circumstances.

  As discussed in "Background of the Merger," the Tucker Board appointed the Tucker Special Committee to evaluate and negotiate on behalf of Tucker any compensation, severance and other arrangements or transactions involving Tucker's management which would not be available to all of Tucker's stockholders. The Tucker Special Committee was not empowered to negotiate any other matters relating to the Merger. The Tucker Special Committee retained Rudnick & Wolfe as its independent counsel and received the advice of PaineWebber, Tucker's investment banking advisor. At the October 29, 1995 Tucker Board meeting, the Tucker Special Committee approved the terms of the compensation, severance and consulting arrangements with members of management and the terms of the Amended TOP Partnership Agreement.

  The Tucker Special Committee paid particular attention to the Severance Agreement and Consulting Agreement of Kenneth Tucker. In particular, the Tucker Special Committee noted that the amounts to be paid under the Severance Agreement were larger than the amounts payable to other employees and that no other employee would have a consulting arrangement. The Tucker Special Committee considered the amounts payable to Kenneth Tucker under the Severance Agreement and the Consulting Agreement to be reasonable for a chief executive officer. The Tucker Special Committee did not see a conflict of interest in approving the severance arrangements for William M. Karnes, who had a pre-existing employment arrangement, or Norris Eber, both of whom were not directors, or Tucker's Severance Plan, which would be available to all employees. The Tucker Special Committee did not view the severance arrangements of Richard Tucker and Harold Eisenberg to be materially different in amount from the amounts they would have received under the Severance Plan. The Tucker Special Committee viewed all such severance arrangements as beneficial because such arrangements would help assure the continuity of Tucker's management and employees through the consummation of the Merger. The Tucker Special Committee evaluated the proposed transactions with management within the context of the Merger taken as a whole, and not in isolation, because such transactions would not have been considered absent Bradley's indication to Tucker that many Tucker employees, including members of Tucker management, would be terminated as a result of the Merger.

  In the event the Merger is not consummated for any reason, Tucker will continue to pursue its business objectives of maximizing the value of its properties and reducing overhead to increase its net cash flow. Tucker would also seek to reduce the amount of its indebtedness through potential sales of properties and improved cash flow. In addition, Tucker may seek another strategic combination. The Tucker Board of Directors believes there are no feasible alternatives to the Merger available to Tucker at the present time that are likely to significantly improve the profitability of Tucker's existing operations or result in greater stockholder value.

OPINION OF TUCKER'S FINANCIAL ADVISOR

  Tucker originally retained PaineWebber to render financial advisory services in connection with a possible business combination with another public real estate company. Tucker has requested PaineWebber to render an opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of Tucker Common Stock. PaineWebber was not requested to, and did not make, any recommendation to the Board of Directors of Tucker as to the Exchange Ratio to be provided for in the Merger, which Exchange Ratio was determined through negotiations between Tucker and Bradley. The Tucker Board engaged Kemper Securities, Inc. to explore a possible business combination with a particular privately-held real estate company.

  The Board of Directors of Tucker retained PaineWebber to act as its advisor based upon PaineWebber's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes especially with respect to

REITs and other real estate companies. The Tucker Board of Directors did not consider any financial advisor besides PaineWebber with respect to the solicitation of publicly-traded REITs and other publicly-traded real estate companies.

  On October 29, 1995, PaineWebber delivered its oral opinion to the Board of Directors of Tucker, which was confirmed in writing on January , 1996 (the "PaineWebber Opinion"), to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the limitations described below, the Exchange Ratio is fair, from a financial point of view, to the holders of Tucker Common Stock. The PaineWebber Opinion does not constitute a recommendation to any stockholder of Tucker as to how any such stockholder should vote on the Merger. Additionally, the PaineWebber Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Tucker as alternatives to the Merger.

  TUCKER STOCKHOLDERS ARE URGED TO READ THE PAINEWEBBER OPINION (A COPY OF WHICH WILL BE ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS) CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED AND THE FACTORS CONSIDERED BY PAINEWEBBER.

  In rendering its opinion, PaineWebber has, among other things: (i) reviewed, among other public information, the prospectus used by Tucker in the initial public offering of the Tucker Common Stock in October 1993, Tucker's Forms 10-K and related financial information for the fiscal years ended December 31, 1993 and December 31, 1994 and Tucker's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1995; (ii) reviewed, among other public information, Bradley's Forms 10-K, Prospectus Supplement filed on June 29, 1995, Prospectus filed on June 30, 1993 and related financial information for the three fiscal years ended December 31, 1994 and the related unaudited financial information for the six months ended June 30, 1995; (iii) reviewed certain information, including financial forecasts, related to the business, earnings, cash flow, assets and prospects of Tucker and Bradley, furnished to PaineWebber by Tucker and Bradley, respectively;
(iv) conducted discussions with members of the senior management of Tucker and Bradley concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activities for Tucker Common Stock and Bradley Common Stock and compared such prices and trading histories with those of certain other publicly-traded companies which PaineWebber deemed to be relevant; (vi) compared the financial position and results of operations of Tucker and Bradley with those of certain other publicly-traded companies which PaineWebber deemed to be relevant; (vii) reviewed the Merger Agreement; (viii) reviewed the Amended TOP Partnership Agreement; and (ix) reviewed such other financial studies and analyses and performed such investigations and took into account such other matters as PaineWebber deemed appropriate, including its assessment of general economic, market and monetary conditions.

  In preparing its opinion, PaineWebber relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by Tucker and Bradley. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of Tucker and Bradley as to the future performance of Tucker and Bradley, respectively. PaineWebber also assumed, with the consent of Tucker, that (i) the Merger will be accounted for under the purchase method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of Tucker and Bradley are as set forth in the consolidated financial statements of Tucker and Bradley, respectively. PaineWebber has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Tucker or Bradley, nor has PaineWebber been furnished with any such evaluations or appraisals. The PaineWebber Opinion is based upon economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber has expressed no opinion as to the price or trading range at which the shares of Bradley Common Stock will trade in the future.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the PaineWebber Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither Tucker nor PaineWebber assumes responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

  Capitalization Rate Valuation Analysis. In general, PaineWebber applied capitalization rates to the projected 1996 Net Operating Income (defined as revenues less property operating expenses, before interest expense and depreciation) of each of the Tucker properties, adjusted for assumed management costs and a reserve for capital expenditures. In the case of the Commons of Chicago Ridge, projected 1997 Net Operating Income was used in light of the current anchor tenant vacancy. In the case of Meadows Town Mall, projected 1997 Net Operating Income was used in light of expected significant redevelopment of the property in 1996. For both properties, projected 1997 Net Operating Income was greater than projected 1996 Net Operating Income. In the case of Rollins Crossing, a property currently under development, projected stabilized 1998 Net Operating Income was used. PaineWebber applied capitalization rates of 10.0%-12.5% to each of the properties, with the exception of Rollins Crossing where a capitalization rate of 15.0% was used, primarily to account for development and lease-up risk. The resulting total value reflected an overall capitalization rate of 10.97% on the total blended Net Operating Income used (adjusted for assumed management costs and a reserve for capital expenditures). PaineWebber noted that this translated into a capitalization rate of approximately 9.75% on projected 1996 Net Operating Income for all properties (adjusted for assumed management costs and a reserve for capital expenditures). PaineWebber derived a valuation range reflecting a 25 basis point discount and premium to the value calculated using the 10.97% capitalization rate on the blended total Net Operating Income. This valuation range produced equity values for Tucker of $9.94 to $11.12 per share. Based on the Bradley October 25, 1995 closing stock price of $15.25, the implied exchange ratio is .652 to .729. PaineWebber noted that the range of possible Exchange Ratios (i.e., between .665 and .686) falls within the implied exchange ratio range. Accordingly, PaineWebber noted that this analysis supported its conclusion.

  Selected Comparable Public Companies Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Tucker and Bradley to the corresponding data of certain publicly-traded companies that PaineWebber considered comparable to each (the "Tucker Comparables" and the "Bradley Comparables," respectively). The Tucker Comparables represented relatively highly-leveraged community shopping center REITs (as implied by the ratio of debt to Total Market Capitalization, defined as the ratio of (a) outstanding debt to (b) outstanding debt plus the market value of outstanding common stock) that had been predominately brought public since 1992. These companies consisted of Kranzco Realty Trust, Mark Centers Trust, Mid-America Realty Investments and Saul Centers, Inc. The Bradley Comparables represented relatively low-leveraged community shopping center REITs that were considered by the investment community generally to have stronger growth prospects. These companies consisted of Developers Diversified Realty Corporation, Federal Realty Trust, IRT Property Company, JDN Realty Corporation and Weingarten Realty Investors.

  PaineWebber derived a range of per share values for Tucker by applying Tucker's FFO per share for three selected time periods to the corresponding FFO multiple for the Tucker Comparables for those same periods. The three periods selected were the twelve months ended June 30, 1995, the year ended December 31, 1995 and the year ended December 31, 1996. Tucker's FFO for the twelve months ended June 30, 1995 reflected its actual results, while the FFO for the years ended December 31, 1995 and 1996 reflected Tucker management's expected results. The median FFO multiple for the twelve months ended June 30, 1995 reflected the actual FFO results of the Tucker Comparables, while the median FFO multiple for the year ended December 31, 1995 and the year ended December 31, 1996 reflected the First Call FFO estimates for the Tucker Comparables for those respective periods. In calculating the FFO multiple for the three selected periods, the October 25, 1995 closing stock prices of the Tucker Comparables were used. Based on this analysis, PaineWebber derived values of $11.13, $10.45 and $10.39 for the twelve months ended June 30, 1995, the year ended December 31, 1995 and the year ended December 31, 1996, respectively. Based on the Bradley October 25, 1995 closing stock price of $15.25, PaineWebber derived an implied range of exchange ratios of .681 to .730. PaineWebber noted that the range of possible Exchange Ratios (i.e., .665 to .686) includes values toward the low end of the implied exchange ratio range. Accordingly, PaineWebber noted that this analysis supported its conclusion.

  With respect to Bradley and the Bradley Comparables, PaineWebber compared Bradley's FFO multiple to the median FFO multiple for the Bradley Comparables for three selected time periods. The three periods selected were the twelve months ended June 30, 1995, the year ended December 31, 1995 and the year ended December 31, 1996. For Bradley and the Bradley Comparables, the FFO multiples for the twelve months ended June 30, 1995 were based on actual FFO performance, while the FFO multiples for Bradley and the Bradley Comparables for the year ended December 31, 1995 and the year ended December 31, 1996 were based on First Call FFO estimates for those periods. In calculating the FFO multiple for the three selected periods, the October 25, 1995 closing stock prices of Bradley and its comparable companies were used. PaineWebber noted that Bradley's 9.5x multiple of latest twelve months FFO, 9.3x multiple of 1995 FFO and 8.8x multiple of 1996 FFO is below the median of the Bradley Comparables (11.5x, 11.4x, and 10.4x, respectively). PaineWebber concluded from this analysis that it was not inappropriate to rely on Bradley's closing stock price of October 25, 1995 in that such closing stock price was not higher--and might be considerably lower--than the stock price to be expected for Bradley in relation to the Bradley Comparables.

  Adjusted Capital Structure Valuation Analysis. PaineWebber derived an implied range of Tucker share prices based on a hypothetical equity transaction that would allow Tucker to achieve a ratio of debt to Total Market Capitalization similar to community shopping center REITs considered by the investment community to have conservative capital structures (i.e., 25% to 35%). The analysis was based on adjustments to Tucker management's projected 1996 FFO estimates related to the reduction of debt and increase in number of shares resulting from the hypothetical equity offering. In addition, PaineWebber assumed that Tucker's FFO multiple improved to the range of 8.0x to 10.0x as a result of the improved capital structure.

  The analysis resulted in a range of adjusted equity valuations of $8.83 to $11.57 per share. Based on this analysis and the Bradley October 25, 1995 closing stock price of $15.25, PaineWebber derived an implied range of exchange ratios of .579 to .759. PaineWebber noted that the range of possible Exchange Ratios (i.e., .665 to .686) falls within the implied exchange ratio range. Accordingly, PaineWebber noted that this analysis supported its conclusion.

  Pro Forma Merger Analysis. PaineWebber performed an analysis of the effect of the Merger on Bradley's FFO per share for the projected years ended December 31, 1995 through December 31, 1998, which assumed that the Merger had been consummated on January 1, 1995. PaineWebber combined the projected operating results of Tucker (based on Tucker's internal estimates) with the corresponding projected operating results of Bradley (based on Bradley's internal estimates) to arrive at the combined company projected FFO. PaineWebber assumed an Exchange Ratio of .686 and approximately $500,000 in annual synergistic savings from the Merger, arising primarily from savings in duplicative public company and general and administrative expenses. PaineWebber then compared the combined company FFO per share to Bradley's stand-alone FFO to determine the projected pro forma impact of the Merger on Bradley's FFO per share. This analysis indicated that the pro forma impact of the Merger was accretive to Bradley's FFO per share in 1996, 1997 and 1998.

  While PaineWebber noted that this accretion to Bradley's projected FFO per share was substantial, PaineWebber also noted that the Merger resulted in a substantial increase in Bradley's ratio of debt to Total Market Capitalization. Specifically, PaineWebber noted that this ratio would increase, on a pro forma basis, from approximately 17% to approximately 42% as a result of the Merger, based on the market value of Bradley's shares on October 25, 1995 and the debt outstanding of Tucker and Bradley on June 30, 1995. PaineWebber noted that a significant reduction in this ratio (by means of a common equity offering or other equity financing) would be likely to significantly reduce the accretive impact of the Merger.

  Stock Trading History. PaineWebber reviewed the history of trading prices and volume for Tucker Common Stock and Bradley Common Stock, both separately and in relation to the Standard & Poor's 500 Index and the PaineWebber REIT Index. The PaineWebber REIT Index includes 92 equity REITs representing every property category, including retail, multifamily, commercial, mixed and lodging. In addition, PaineWebber reviewed the historical implied exchange ratio between Tucker and Bradley and compared this to the Exchange Ratio. PaineWebber noted that the Exchange Ratio range of .665 to .686 falls within the historical exchange ratio range as implied by the recent stock performance of both companies.

  Discounted Equity Valuation Analysis. PaineWebber analyzed Tucker based on a discounted cash flow analysis using Tucker's three-year projections of FFO and cash flow distributions. PaineWebber derived a range of values per share by calculating the present value of the three years of projected per share distributions and a terminal equity value. PaineWebber assumed that the range of discount rates used of 13% to 17% was representative of the risks inherent in the ownership of Tucker Common Stock. The terminal equity value was calculated using Tucker's projected FFO per share in the third year and a range of FFO multiples from 7.0x to 8.0x, which multiples were consistent with the historical trading levels of Tucker's shares. Based on this analysis and the Bradley October 25, 1995 closing stock price of $15.25, PaineWebber derived a range of possible equity values of $9.82 to $11.99 per share, which implied a range of exchange ratios between .644 and .786. PaineWebber noted that the range of possible Exchange Ratios (i.e. .665 to .686) falls within the implied exchange ratio range. Accordingly, PaineWebber noted that this analysis supported its conclusion.

  Contribution Analysis. PaineWebber reviewed Tucker's and Bradley's financial contribution to the combined entity on a projected pro forma basis. On a pro forma basis, Tucker's stockholders are retaining 40.1% to 40.9% (using the Exchange Ratio range of between .665 to .686) of the ownership in the combined company. Based on Tucker management's financial projections for 1996 through 1998 and Bradley management's financial projections for the same period, Tucker would contribute on average 48.2% of the FFO of the combined company and 57.0% of the property-level Net Operating Income of the combined company. While PaineWebber noted that Tucker stockholders will receive a lesser percentage of the stock of the combined entity than would theoretically be indicated by Tucker's contribution of FFO or property-level net operating income, PaineWebber also noted that the contribution analysis is impacted by the level of debt on Tucker's and Bradley's balance sheets. Specifically, the greater the percentage of debt in a company's capital structure, the greater that company's FFO (assuming its cost of debt is less than its cost of equity, which generally is true and is true for Tucker). On a pro forma basis, based on the June 30, 1995 balance sheet of each company, Tucker's ratio of debt to Total Market Capitalization was 59.4% while Bradley's ratio of debt to Total Market Capitalization was 16.6%.

  Comparative Merger Analysis. Using public information, PaineWebber compared selected financial, operating and stock market performance data of Tucker with that of certain REITs that have recently consummated merger or acquisition transactions. These transactions consisted of Wellsford Residential Property Trust's acquisition of Holly Residential Properties, Inc., Horizon Outlet Centers, Inc.'s acquisition of McArthur/Glen Realty Corp., and Mid-America Apartment Communities Inc.'s acquisition of America First REIT Inc. PaineWebber noted that there were no directly comparable merger or acquisition transactions and, therefore, did not consider this analysis as particularly meaningful in reaching its conclusion.

  Pursuant to an engagement letter dated February 17, 1995, PaineWebber will receive a fee of $250,000 upon delivery of the PaineWebber Opinion and its inclusion in this Joint Proxy Statement/Prospectus. In addition, PaineWebber will receive a fee equal to 1.3% of the total consideration received by Tucker's stockholders in the Merger (excluding from such consideration any assumption by Bradley of Tucker's outstanding indebtedness), less the $250,000 to be paid in connection with the delivery of the PaineWebber Opinion. PaineWebber's fee is

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

estimated to total approximately $1.4 million. PaineWebber will also be reimbursed for certain of its expenses, in an amount not to exceed $75,000. Tucker has also agreed to indemnify PaineWebber, its affiliates and each of its directors, officers, employees, agents, consultants and attorneys, and each person or firm, if any, controlling PaineWebber or any of the foregoing, against certain liabilities, including liabilities under federal securities law.

  In the past, PaineWebber and its affiliates have provided financial advisory services and investment banking services to Tucker and received fees for the rendering of these services. PaineWebber has in the past provided financial advisory services and investment banking services to Bradley (including, without limitation, acting as managing underwriter for the July Offering of Bradley Common Stock) and has received fees for such services. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Tucker and Bradley for its own account and for the accounts of its customers and, accordingly, PaineWebber may at any time hold long or short positions in such securities.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BRADLEY

  The Board of Directors of Bradley believes that the Merger is fair to and in the best interests of Bradley and its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS OF BRADLEY HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS APPROVE THE MERGER AND THE MERGER AGREEMENT. In reaching this determination, the Board of Directors of Bradley consulted with Bradley management, as well as its financial advisors, legal counsel and accountants, and considered a number of factors. The material factors considered by Bradley's Board of Directors in reaching the foregoing conclusions are described below.

  The factors which the Board deemed favorable in recommending that the Bradley stockholders approve the Merger are its belief that:

    (i) The Merger will result in the Surviving Company becoming one of the leading owners and operators of community shopping centers in the Midwest; it will own 31 community shopping centers encompassing approximately 7.3 million square feet of rentable retail space in eleven states. See "The Companies--Surviving Company."

    (ii) The Merger will enhance the Surviving Company's position relating to leasing. Given Tucker's significant tenant base, the Merger will provide the Surviving Company with a broader and more diverse group of tenants, will expand the geographic focus of the Surviving Company's portfolio and will increase the gross leasing area, reducing the potential impact on the Surviving Company of the loss of any tenants and enhancing the Surviving Company's ability to attract national tenants and to obtain increased negotiating leverage with tenants.

    (iii) The Merger will be accretive to the Surviving Company's net income per share, FFO per share and cash available for distribution per share in 1996 and 1997. The Unaudited Pro Forma Combined Financial Statements contained herein illustrate the effect of the Merger on FFO for the nine months ended September 30, 1995. On a pro forma basis, net income per share is $.78 for the nine months ended September 30, 1995, instead of $.62 on a historical basis. See "Unaudited Pro Forma Combined Financial Statements."

    (iv) The Total Market Capitalization of the Surviving Company as of September 30, 1995 would be approximately $484.0 million, which would be considerably greater than Bradley's Total Market Capitalization of $193.2 million on such date. Based in part on discussions with advisors, investment banking firms and lenders, the Board of Directors believes that this increased Total Market Capitalization will provide Bradley's stockholders with enhanced liquidity and will make shares of Bradley Common Stock a more attractive investment for institutional investors, thereby enhancing Bradley's ability to raise additional equity in the future. The Board of Directors believes that the greater Total Market Capitalization will also make it possible for the Surviving Company to secure debt financing from sources such as the investment grade debt market, convertible debt market and private placement markets at potentially lower interest costs and more flexible terms than those currently obtained by either Bradley or Tucker.

    (v) The Merger will enhance the ability of the Surviving Company to improve the terms of its revolving credit agreement, including increasing the amount available for borrowing under such line and obtaining such financing on an unsecured basis. See "The Companies--Surviving Company."

    (vi) The Merger will lead to on-going operating synergies and additional cost savings, initially estimated to be approximately $1.4 million per annum prior to the offset of costs associated with the Merger (which costs are estimated to be approximately $8.5 million). See "Unaudited Pro Forma Combined Financial Statements." The opportunities for economies of scale and operating efficiencies should result in significant savings for annual general and administrative costs and property operating costs, particularly due to the integration of office facilities, information systems, support functions and the combined purchasing power of the two companies.

    (vii) The Merger will broaden Bradley's property management capabilities. While the current executive officers and directors of Bradley will manage the business and affairs of the Surviving Company, Bradley currently intends to continue to employ most of Tucker's property management personnel following the consummation of the Merger. Given the strength of Tucker's property-level operational personnel and systems, Bradley's management believes the Merger will broaden its existing property management capabilities and allow the Surviving Company to internalize its property management and leasing functions.

    (viii) The Merger can be effectuated through the issuance of Bradley Common Stock, rather than through the use of cash or a public offering of equity or debt securities, which the Board of Directors viewed as favorable.

    (ix) The opinion of Alex. Brown to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to Bradley's stockholders.

    (x) Under generally accepted accounting principles, the Merger will be accounted for as a purchase and for federal income tax purposes, will generally be a tax-free transaction, which the Board of Directors viewed as favorable because no gain or loss will be recognized by Bradley, Tucker or any stockholder of Tucker who receives Bradley Common Stock in exchange for Tucker Common Stock (except with respect to any cash received in lieu of a fractional interest in Bradley Common Stock).

  The Board also considered the following potentially negative factors in its deliberations concerning the Merger:

    (i) The significant transaction costs involved in connection with consummating the Merger (estimated at approximately $8.5 million) and the substantial management time and effort required to effectuate the Merger and to integrate the businesses of Bradley and Tucker. See "Unaudited Pro Forma Combined Financial Statements."

    (ii) The Surviving Company's debt obligations after the Merger will increase significantly (aggregating approximately $220.5 million as compared to $34.7 million for Bradley as of September 30, 1995). The significant increase in the Surviving Company's ratio of debt to Total Market Capitalization to approximately 46% as compared to 18% for Bradley as of September 30, 1995 could increase the risk of default by the Surviving Company on its indebtedness, adversely affect the market for the Surviving Company's common stock or inhibit the Surviving Company's ability to raise capital and issue equity in both the public and private markets. See "Risk Factors--Substantial Debt Obligations and Terms of Debt."

    (iii) Pursuant to the terms of the Tucker REMIC Indenture, principal payments on the Tucker REMIC Note cannot be made and the properties collateralizing the Tucker REMIC Note cannot be sold prior to October 1997, and, thereafter, only upon the payment of significant prepayment penalties. See "Risk Factors--Restrictions on Ability of Surviving Company to Dispose of Properties."

    (iv) Tucker's One North State property is a "mixed use" property with a significant office component. In addition, the tenants at Tucker's One North State property, which account for 16% of the total revenue of the Surviving Company on a pro forma basis for the nine months ended
  September 30, 1995, pay total charges which may be in excess of current market rates. The leases of these tenants begin to expire in 2001 although one office tenant has the option exercisable on or before March 31, 1996 to terminate its lease, effective as of April 1, 1998, upon payment of a $1.8 million cancellation fee. The inability of the Surviving Company to lease such property, or a significant reduction in the amount of rent and expense reimbursements paid by the tenants of such property, could have an adverse impact on the operating results of the Surviving Company. See "Risk Factors--Real Estate Investment Considerations--Potential Negative Effect of One North State Property."

    (v) The benefits of the transaction to be received by certain officers and directors of Tucker. See "The Merger--Conflicts of Interest Arising from Benefits to Certain Officers and Directors of Tucker."

    (vi) The risk that the anticipated benefits of the Merger might not be fully realized.

  The Bradley Board believes that the potentially negative factors discussed above represent the material potential risks and adverse consequences to Bradley's existing stockholders which could occur as a result of the Merger.

  In view of the wide variety of factors considered by the Bradley Board of Directors, the Bradley Board of Directors did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of Bradley's Board of Directors, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by the Board of Directors in its deliberations relating to the Merger.

  In the event the Merger is not consummated for any reason, Bradley will continue to pursue its business objectives of (i) maximizing FFO and cash available for distribution to holders of Bradley Common Stock, (ii) increasing distributions per share of Bradley Common Stock, (iii) increasing the value of its properties by continuing its growth through the active management and expansion of existing shopping centers and selective development and acquisition of new shopping centers, and (iv) holding its properties for long-term investment. In addition, Bradley may seek other acquisition opportunities and additional debt or equity financing.

OPINION OF BRADLEY'S FINANCIAL ADVISOR

  In early September 1995, Bradley engaged Alex. Brown to provide certain investment banking advice and services in connection with the possible acquisition of Tucker, including rendering its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Bradley's stockholders. A letter agreement confirming the terms of such agreement was entered into between Bradley and Alex. Brown on September 15, 1995.

  At the September 26, 1995 meeting of the Bradley Board of Directors, representatives of Alex. Brown made a presentation with respect to the Merger and stated that Alex. Brown believed it would be able to provide a fairness opinion on the Exchange Ratio, based upon the transaction as then negotiated and upon the facts and circumstances as they existed at the time, subject to certain assumptions, factors and limitations.

  At the October 20, 1995 meeting of the Bradley Board of Directors, representatives of Alex. Brown amended and supplemented its September 26, 1995 presentation with respect to the Merger and rendered an oral opinion to the Board of Directors, subsequently confirmed in writing on October 30, 1995, that, as of such date, based upon the facts and circumstances as they existed at the time, and subject to certain assumptions, factors and limitations set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to Bradley's stockholders. No limitations were imposed upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED OCTOBER 30, 1995, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. BRADLEY STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. ALEX. BROWN DID NOT RECOMMEND TO BRADLEY THAT ANY SPECIFIC

EXCHANGE RATIOS CONSTITUTED THE APPROPRIATE EXCHANGE RATIO FOR THE MERGER. ALEX. BROWN'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF BRADLEY, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO BRADLEY'S STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BRADLEY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BRADLEY SPECIAL MEETING. THE OPINION WAS RENDERED TO THE BOARD OF DIRECTORS OF BRADLEY FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AND THE MERGER AGREEMENT. THE DISCUSSION OF THE OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

  In rendering such opinion, Alex. Brown (i) reviewed the Merger Agreement and certain related documents; (ii) reviewed certain publicly available financial information concerning Bradley and Tucker and certain internal financial analyses and other information furnished to it by Bradley and Tucker; (iii) held discussions with members of the senior managements of Bradley and Tucker regarding the business and prospects of Bradley and Tucker; (iv) reviewed the historical reported prices and trading information for Bradley Common Stock and Tucker Common Stock; (v) compared certain financial and stock market information for Tucker and Bradley with similar information for certain other companies whose securities are publicly-traded; (vi) reviewed the financial terms of certain recent business combinations; and (vii) performed such other studies and analyses and considered such other factors as it deemed comparable, in whole or in part.

  In conducting its review and arriving at its opinion, Alex. Brown assumed, without independent verification, the accuracy and completeness of the information that it reviewed and relied upon for purposes of rendering its opinion. With respect to the financial projections of Bradley and Tucker and other information relating to the prospects of Bradley and Tucker provided to Alex. Brown by each company, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the currently available judgments and estimates of the respective managements of Bradley and Tucker as to the likely future financial performances of their respective companies and of the combined entity. Although Alex. Brown made the foregoing assumptions concerning the financial projections and other information, in the course of its due diligence, Alex. Brown reviewed certain of these assumptions with the respective managements of Bradley and Tucker to confirm that the assumptions appeared to have a reasonable basis. The financial projections of Bradley and Tucker that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in both the Pro Forma Combination Analysis and the Contribution Analysis summarized below. Alex. Brown also assumed that (i) the Merger will be accounted for under the purchase method of accounting; (ii) the Merger will be a tax-free reorganization; and (iii) any material liabilities (contingent or otherwise, known or unknown) of Tucker and Bradley are as set forth in the consolidated financial statements of Tucker and Bradley, respectively. In addition, Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of Bradley or Tucker, nor did it make any physical inspection of the properties or assets of Bradley or Tucker. Alex. Brown's opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter. Such conditions include, without limitation, the condition of the U.S. stock markets, particularly in the real estate sectors, and the current level of economic activity.

  The following is a summary of the material analyses undertaken by Alex. Brown in connection with rendering its fairness opinion to the Board of Directors of Bradley. For purposes of its analyses, Alex. Brown assumed the Exchange Ratio set forth in the Merger Agreement. In connection with its analyses, Alex. Brown delivered certain written materials (the "Alex. Brown Report") to the Board of Directors of Bradley.

  Discounted Cash Flow Analysis. Alex. Brown analyzed the financial terms of the Merger using a discounted cash flow approach. The discounted cash flow approach assumes, as a basic premise, that the intrinsic value of any business is the current value of the future cash flow that the business will generate for its owners. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used projections and other information provided by the managements of Bradley and Tucker to estimate the free cash flows, defined as total revenues minus property operating and maintenance expenses, property management expenses, real estate taxes and capital expenditures ("Free Cash Flows") for the years ended 1996 through 2005, inclusive, using discount rates ranging from 10.00% to 13.00% and terminal value capitalization rates applied to 2005 projected Free Cash Flow ranging from 9.00% to 11.50%. Alex. Brown's calculations resulted in a range of values from $250,492,000 to $330,915,000 for Tucker's real estate, on an unleveraged basis, based upon Tucker's projected Free Cash Flow, with the imputed value of Tucker's real estate being approximately $283,400,000 under the terms of the Merger.

  Alex. Brown also applied a discounted cash flow analysis to Tucker's projected FFO, defined as net income, excluding extraordinary gains or losses, plus depreciation from real estate assets, and funds available for distribution, defined as FFO less capital expenditures, tenant improvements and commissions ("Funds Available for Distribution"), using discount rates ranging from 11.50% to 14.25% and terminal value capitalization rates applied to 2005 FFO and Funds Available for Distribution, as the case may be, ranging from 9.00% to 11.50%. Alex. Brown's calculations resulted in the following ranges of values for Tucker: based on a discounted cash flow analysis of Tucker's projected FFO of $129,933,000 to $167,043,000; and, based on a discounted cash flow analysis of Tucker's projected Funds Available for Distribution of $101,191,000 to $131,319,000. Based upon the terms of the Merger, Tucker's imputed value is $116,100,000.

  Pro Forma Combination Analysis. Alex. Brown reviewed the effects of the Merger on Bradley's projected FFO for 1995 and 1996, calculated on a pro forma basis as if the Merger had been completed on January 1, 1995 and after giving effect to the synergies which Bradley anticipates realizing. Based on such analysis, Alex. Brown observed that the Merger would be accretive to Bradley's FFO per share on a pro forma basis in 1995 and 1996. Alex. Brown determined that the pro forma contribution analysis supported its conclusions.

  Contribution Analysis. Alex. Brown also analyzed the relative contributions of Bradley and Tucker to certain pro forma projected income statement and balance sheet information (excluding the effect of any synergies which may be realized from the Merger). The analysis indicated that on a pro forma combined basis, based on projected performance for 1996, Bradley and Tucker, respectively, would account for approximately 43% and 57% of the Surviving Company's revenues; 44% and 56% of the Surviving Company's net operating income; 77% and 23% of the Surviving Company's net income; 57% and 43% of the Surviving Company's FFO; 51% and 49% of the Surviving Company's funds available for distribution; 37% and 63% of the Surviving Company's real estate assets (at cost); and 59% and 41% of the Surviving Company's outstanding common stock. Alex. Brown observed that Tucker's pro forma contribution to the combined company's FFO slightly exceeded the proportion of Bradley Common Stock to be received by Tucker stockholders in the Merger and thus supported its conclusions.

  Selected Transactions Analysis. Alex. Brown reviewed the financial terms, to the extent publicly available, of six pending and completed mergers and acquisitions between publicly-traded REITs (the "Selected Transactions"). Alex. Brown calculated various financial multiples and the premium over market value based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Merger and the consideration to be issued to Tucker stockholders in the Merger based on the Exchange Ratio of .686 (the "Tucker Consideration"). Under this approach, Alex. Brown considered the following acquisitions: (i) Health Equity Properties, Incorporated acquisition by Omega Healthcare Investors, Inc., (ii) Holly Residential Properties, Inc. acquisition by Wellsford Residential Property Trust, (iii) Security Capital Pacific Incorporated acquisition by Property Trust of America, (iv) America First REIT, Inc. acquisition by Mid-America Apartment Communities, Inc., (v) McArthur/Glen Realty Corp. acquisition by Horizon Outlet Centers, Inc., and (vi) Real Estate Investment Trust of California acquisition by BRE Properties, Inc. Alex. Brown noted the multiple of the equity purchase price to last twelve months' FFO was 7.0x for the Tucker Consideration versus a range of 8.0x to 16.2x, with a mean of 12.7x, for the Selected Transactions. Alex. Brown further noted that the multiples of adjusted purchase price (equity purchase price adjusted for debt and cash) to last twelve months' revenues, net operating income, earnings before interest, taxes, depreciation and amortization ("EBITDA") and total real estate assets (at cost) were as follows: based upon the ratio of adjusted purchase price to revenues, 5.6x for the Tucker Consideration versus a range of 5.9x to 8.6x, with a mean of 7.2x, for the

Selected Transactions; based upon the ratio of adjusted purchase price to net operating income, 8.9x for the Tucker Consideration versus a range of 9.7x to 24.3x, with a mean of 13.0x, for the Selected Transactions; based upon the ratio of adjusted purchase price to EBITDA, 9.8x for the Tucker Consideration versus a range of 7.7x to 16.7x, with a mean of 11.9x, for the Selected Transactions; and, based upon the ratio of adjusted purchase price to total real estate assets (at cost), .9x for the Tucker Consideration versus a range of .6x to 1.4x, with a mean of 1.1x, for the Selected Transactions. Alex. Brown also noted that the Selected Transactions were effected at a range of premia to the target's stock price one day prior to public announcement of the acquisition of .6% to 46.3%, with the Tucker Consideration at 4.9% (based upon the closing prices of Bradley Common Stock and Tucker Common Stock on September 8, 1995, the last trading day prior to the public announcement of negotiations between Bradley and Tucker). Alex. Brown noted that the multiples and the premium based upon the Tucker Consideration were below or within the ranges of multiples and premia implied by the Selected Transactions.

  Selected Public Companies Analysis. Alex. Brown also compared certain financial information relating to Bradley and Tucker to certain corresponding information from a group of sixteen REITs engaged primarily in the acquisition, operation and management of retail shopping centers. Alex. Brown considered the following companies: Alexander Haagen Properties Inc., Developers Diversified Realty Corporation, Federal Realty Investment Trust, Glimcher Realty Trust, IRT Property Company, JDN Realty Corporation, JP
Realty, Inc., Kimco Realty Corporation, Kranzco Realty Trust, Mark Centers Trust, New Plan Realty Trust, Regency Realty Corporation, Saul Centers, Inc., Vornado Realty Trust, Weingarten Realty Investors and Western Investment Real Estate Trust (the "Public Companies"). Alex. Brown noted the multiple of the equity purchase price (equity market capitalization for the Public Companies) to last twelve months' FFO was 7.0x for the Tucker Consideration versus a range of 5.6x to 15.8x, with a mean of 10.9x, for the Public Companies. Alex. Brown further noted that the multiples of adjusted purchase price (total market capitalization, defined as equity market capitalization plus debt, for the Public Companies) to last twelve months' revenues, net operating income, EBITDA and total real estate assets (at cost) were as follows: based upon the ratio of adjusted purchase price to revenues, 5.6x for the Tucker
Consideration versus a range of 5.7x to 12.0x, with a mean of 8.6x, for the Public Companies; based upon the ratio of adjusted purchase price to net operating income, 8.9x for the Merger versus a range of 7.7x to 17.2x, with a mean of 12.0x, for the Public Companies; based upon the ratio of adjusted purchase price to EBITDA, 9.8x for the Tucker Consideration versus a range of 9.1x to 16.5x, with a mean of 11.9x for the Public Companies; and, based upon the ratio of adjusted purchase price to total real estate assets (at cost),
 .9x for the Tucker Consideration versus a range of .8x to 3.1x, with a mean of 1.3x, for the Public Companies. Alex. Brown noted that the multiples based upon the Tucker Consideration were below or within the ranges of multiples implied by the Public Companies.

  Additionally, Alex. Brown compared, among other things, the debt to Total Market Capitalization ratios (ratio of total debt from the most recent Form 10-Q to Total Market Capitalization as of October 27, 1995), fiscal year 1996 estimated dividend payout ratios and equity market capitalization as a multiple of fiscal year 1996 estimated FFO of Bradley, prior to the Merger and pro forma after the Merger (based upon projections and other information provided by the respective managements of Bradley and Tucker), with the corresponding ratios of the Public Companies. The ranges of debt to Total Market Capitalization ratios, payout ratios and equity market capitalization multiples for the Public Companies were as follows: based upon the ratios of debt to Total Market Capitalization, a range of 10% to 74%, with a mean of 41%, for the Public Companies, versus 42% for Bradley after the Merger; based upon 1996 estimated dividend payout ratios, a range of 63% to 93%, with a mean of 82%, for the Public Companies, versus 75% for Bradley after the Merger (assuming no synergies); and, based upon 1996 estimated FFO multiples, a range of 6.2x to 13.9x, with a mean of 9.4x, for the Public Companies, versus 8.5x for Bradley after the Merger (assuming no synergies). Alex. Brown noted that the ratios and multiples based upon the estimated financial characteristics of Bradley (pro forma after the Merger) were within the ranges of multiples and ratios implied by the Public Companies.

  Stock Trading History. Alex. Brown also reviewed the history of the trading prices and volume for Bradley Common Stock and Tucker Common Stock for the period commencing October 27, 1994 through October 27, 1995. In addition, Alex. Brown noted the distribution of Tucker trading volume by price range for that period. Alex. Brown reviewed the historic exchange ratio between the Bradley Common Stock and the Tucker Common Stock since Tucker's initial public offering. Each of these analyses reflected the general decline in Tucker's stock price throughout the period.

  No transaction or company used in the Selected Transactions Analysis or the Selected Public Companies Analysis is identical to the Merger, Bradley or Tucker. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the companies considered in the Selected Transactions Analysis and the Selected Public Companies Analysis and other factors that could affect the acquisition value and public trading value of the Selected Transactions and Public Companies, respectively.

  The foregoing summary describes all of Alex. Brown's material analyses and factors. The preparation of a fairness opinion is a complex process that involves determination of the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses and summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the foregoing summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses performed and factors considered as set forth in its opinion and the Alex. Brown Report. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of Bradley and Tucker. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, Alex. Brown has expressed no opinion as to the prices at which shares of Bradley Common Stock may trade at any future time.

  Pursuant to the letter agreement dated September 15, 1995, between Bradley and Alex. Brown, if the Merger is consummated, Bradley has agreed to pay Alex. Brown a fee ("Financial Advisory Fee") of $500,000 for acting as its financial advisor in connection with the Merger. Bradley also has agreed to pay Alex. Brown $300,000 for rendering its opinion, which will be credited against any Financial Advisory Fee. In addition, Bradley has agreed to pay Alex. Brown $100,000 for each additional fairness opinion requested in connection with any material amendments or revisions to the Merger Agreement. Bradley also has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses (not exceeding $50,000) incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Bradley has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

  The Board of Directors of Bradley retained Alex. Brown to act as its financial advisor based upon Alex. Brown's qualifications, reputation, experience and expertise, particularly with respect to REITs and other real estate companies. Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Alex. Brown may actively trade the equity securities of Bradley and Tucker for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities. In addition, Alex. Brown has acted as a co-managing underwriter of the July Offering of Bradley Common Stock. Alex. Brown regularly publishes research reports regarding the real estate industry and the businesses and securities of Bradley and other publicly-traded companies in the real estate industry.

CONFLICTS OF INTEREST ARISING FROM BENEFITS TO CERTAIN OFFICERS AND DIRECTORS OF TUCKER

  In considering the recommendation of the Boards of Directors of Tucker and Bradley to approve the Merger and the Merger Agreement, stockholders should be aware that certain members of the management and the Board of Directors of Tucker have certain interests in, and will receive benefits from, the Merger that are separate from the interests of, and benefits to, stockholders of Tucker generally.

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

  Severance Plan. In connection with the execution of the Merger Agreement, Tucker adopted the Severance Plan which Bradley has agreed to assume and be bound by after the Effective Time. Pursuant to the terms of the Severance Plan, all employees of Tucker and its affiliates whose employment terminates under certain specified conditions prior to December 31, 1996 will be entitled to receive a severance payment equal to six weeks' base salary plus an additional two weeks' base salary for each full year of regular full-time employment with Tucker, its predecessors and their respective affiliates (including TTC), up to a maximum of twice the employee's annual compensation for the calendar year immediately prior to the employee's termination of employment.

  Severance and Consulting Agreements. In connection with the execution of the Merger Agreement, Tucker has entered into agreements with the following employees: Kenneth Tucker, Richard Tucker, Harold Eisenberg, Lawrence Tucker, Norris Eber and William Karnes. Bradley has agreed to assume and be bound by each of these agreements after the Effective Time. These agreements are in place of, and not in addition to, what such employees would otherwise receive under the Severance Plan.

  The severance agreement with Kenneth Tucker entitles Mr. Tucker to receive a severance payment of $225,000 if his employment is terminated under certain specified conditions prior to December 31, 1996 or if he is still employed by Tucker as of the Effective Time. In addition, if Mr. Tucker's employment is terminated under certain specified conditions prior to December 31, 1996, he is entitled to receive (i) twelve months of continued health care coverage for himself and his dependents following termination of employment, and (ii) car rental payments through April 1996. The severance agreement also entitles Mr. Tucker to purchase his existing office furniture at its fair market value and to exercise any purchase option provided in the current car rental agreement if his employment is terminated under certain specified conditions prior to December 31, 1996. In consideration of the foregoing, Mr. Tucker has agreed, among other things, to waive all of his rights under a lease of art previously entered into between Mr. Tucker and Tucker and to transfer to the Surviving Company title to each of the artworks covered by the lease.

  Individual severance agreements with Richard Tucker, Harold Eisenberg and Lawrence Tucker provide that if the employee's employment is terminated under certain specified conditions prior to December 31, 1996, he will be entitled to receive (i) a severance payment of $123,000, $122,000 and $58,000, respectively, and (ii) twelve months of continued health care coverage following termination of employment. Richard Tucker's severance agreement also entitles him to purchase his existing office furniture at its fair market value if his employment is terminated under certain circumstances prior to December 31, 1996.

  Norris Eber's agreement provides that he will receive (i) $139,000 if he is still employed by Tucker as of the Effective Time, and (ii) a severance payment of $61,000 and twelve months of continued health care coverage if his employment is terminated under certain specified conditions prior to December 31, 1996.

  The severance agreement with William Karnes provides that he will receive twelve months of continued health care coverage following termination of employment if his employment is terminated under certain specified conditions prior to or concurrently with the consummation of the Merger or if his employment is terminated for any reason after the consummation of the Merger but prior to December 31, 1996. Tucker previously entered into an employment agreement with Mr. Karnes pursuant to which he will receive a severance payment equal to twelve months' base salary (currently $210,000) if his employment is terminated under certain conditions.

  Bradley also has entered into a three-year consulting agreement with Kenneth Tucker, effective as of the Effective Time, pursuant to which Mr. Tucker will receive an aggregate payment of $405,000, consisting of three annual consulting fee payments of $135,000. The first of these payments will be paid on the date of the Merger, with the remaining payments being made on the first anniversary of the Merger and the second anniversary of the Merger. Pursuant to such consulting agreement, Mr. Tucker will consult with and advise Bradley on various retail real estate matters as requested by Bradley, provided that he is not required to devote more than ten hours per month to the performance of such consulting services. The consulting agreement also provides that Mr. Tucker will be reimbursed for reasonable business expenses incurred by him in performing his consulting services.

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

  Indemnification. Pursuant to the terms of the Merger Agreement, Bradley has agreed to provide the directors, officers, employees, advisors and agents of Tucker and each of its subsidiaries with all rights to indemnification or exculpation existing under their respective charters or bylaws in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time, and to provide such persons with certain indemnification rights under the Bradley Charter and the Bradley Bylaws. Bradley has also agreed to purchase, at or prior to the Effective Time, liability insurance coverage for Tucker's directors and officers for a period of six years which will provide the directors and officers with $10,000,000 of aggregate coverage. In addition, Bradley has agreed to adopt certain amendments to Tucker's existing indemnification agreements with its directors. See "The Merger Agreement--Indemnification."

  Amended TOP Partnership Agreement and Transfer of Interests in TMC. In connection with the execution of the Merger Agreement, Bradley, Tucker and certain of the limited partners of TOP, including the Management Directors, agreed to an amendment and restatement of the TOP Partnership Agreement, which, among other things, limits in certain respects the environmental indemnification obligations of the Management Directors under the TOP Partnership Agreement and requires Bradley to register the shares of Bradley Common Stock which the limited partners may receive upon redemption of TOP Units under the Securities Act. See "The Merger Agreement--Amended TOP Partnership Agreement." In addition, in connection with the execution of the Merger Agreement, Kenneth and Richard Tucker have agreed to transfer their equity interests in TMC to two individuals who are officers of Bradley for $500 each at or prior to the Effective Time. See "The Merger Agreement-- Transfer of Interests in TMC."

  No Ratification. Approval by stockholders of the Merger does not constitute a ratification of any of the foregoing transactions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of the material United States federal income tax consequences of the Merger to Bradley, Tucker and their respective U.S. stockholders. The following discussion is based upon current provisions of the Code, existing, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the Merger that may be relevant to stockholders of Bradley or Tucker. The tax discussion set forth below is included for general information only. It is not intended to be, nor should be construed to be, legal or tax advice to a particular stockholder of Bradley or Tucker.

  THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF TUCKER COMMON STOCK OR BRADLEY COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN HOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. TUCKER AND BRADLEY STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER.

 Tax Consequences of the Merger

  Mayer, Brown & Platt, counsel for Tucker, has delivered its opinion to Tucker that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, (i) no gain or loss will be recognized by Tucker as a result of the Merger, and (ii) no gain or loss will be recognized by a stockholder of Tucker who receives Bradley Common Stock in exchange for Tucker Common Stock (except with respect to any cash received in lieu of a fractional interest in Bradley Common Stock). Goodwin, Procter & Hoar, counsel for Bradley, has delivered its opinion to Bradley that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, no gain or loss will be recognized by Bradley as result of the Merger. These opinions are based, in part, upon a representation by the management of Tucker to the effect that, to the best knowledge of Tucker's management, there is no plan or intention on the part of the stockholders of Tucker to dispose of a number of shares of Bradley Common Stock received in the Merger that would reduce the Tucker stockholders' ownership of Bradley Common Stock to the number of shares having a value of less than 50 percent of the value of the Tucker Common Stock as of the date of the Merger and upon counsel's assumption to the effect that such representation is correct as if made without such "best knowledge" qualification. The opinions referred to above have been filed as Exhibits to the Registration Statement on Form S-4 (the "Registration Statement") of which this Joint Proxy Statement/Prospectus is a part.

  The aggregate tax basis of the Bradley Common Stock to be received by stockholders of Tucker in the Merger will be the same as the aggregate tax basis in the Tucker Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received), and the holding period of the Bradley Common Stock to be received by the stockholders of Tucker in the Merger will include the holding period for the Tucker Common Stock surrendered in exchange therefor, provided that such Tucker Common Stock is held as a capital asset at the Effective Time.

  Cash received in lieu of a fractional share of Bradley Common Stock will be treated as received in redemption for such fractional interest, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Tucker Common Stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss from the sale of stock if the stockholder holds its Tucker Common Stock as a capital asset at the Effective Time, and will be long-term capital gain or loss if the holding period for such shares of Tucker Common Stock was greater than one year at the Effective Time.

 Pre-Merger Dividend

  The Merger Agreement requires that Tucker distribute to its stockholders immediately prior to the Merger any undistributed "real estate investment trust taxable income" or "earnings and profits" of Tucker for Tucker's short taxable year ending with the Merger, plus any amounts necessary for Tucker to satisfy the REIT distribution requirements for such short taxable year. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks Relating to Operation of Bradley After the Effective Time." The Merger Agreement requires that Bradley distribute to its stockholders an amount per share equal to (i) the amount per share of any pre-Merger dividends paid by Tucker as described in the preceding sentence divided by (ii) the Exchange Ratio. Any such distributions of Bradley and Tucker are referred to herein as "Pre-Merger Dividends." Neither Tucker nor Bradley anticipates that such Pre-Merger Dividends (if any) would be designated as capital gain dividends. Accordingly, (i) any Pre-Merger Dividends made to Tucker's taxable U.S. stockholders out of Tucker's current or accumulated earnings and profits would be taken into account by such U.S. stockholders as ordinary income and would not be eligible for the dividends received deduction generally available for corporations and (ii) any Pre-Merger Dividends made to Bradley's taxable U.S. stockholders out of Bradley's current or accumulated earnings and profits also would be taken into account by such U.S. stockholders as ordinary income and would not be eligible for the dividends received deduction generally available to corporations. Any Pre-Merger Dividends in excess of current and accumulated earnings and profits of Tucker (in the case of any Tucker Pre-Merger Dividends) or Bradley (in the case of any Bradley Pre-Merger Dividends) would not be taxable to the stockholder to the extent that such distribution does not exceed the adjusted basis of the stockholder's stock with respect to which the distribution is made, but rather would reduce the adjusted basis of such stock. To the extent that any such Pre-Merger Dividend in excess of earnings and profits exceeds the adjusted basis of the stockholder's stock, such distribution would be included in the stockholder's income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less) assuming the stockholder holds the stock as a capital asset at the time of the Merger.

 Tax Aspects of Bradley's Investment in TOP

  Tucker holds substantially all its assets through TOP and TOP's subsidiary partnerships, and, as a result of the Merger, Bradley will acquire Tucker's general partner interest in TOP. Bradley's interest in TOP and Bradley's indirect interests in the subsidiary partnerships of TOP (referred to collectively as the "Subsidiary Partnerships"), including TFP, involve special tax considerations, including those described below.

  Tax Aspects of the Merger. As a result of the Merger, for federal income tax purposes TOP and certain of the Subsidiary Partnerships will be deemed to have liquidated and distributed their assets to their partners immediately after the Merger (including Bradley). The partners of such partnerships immediately after the Merger (including Bradley) will be deemed to have contributed the assets of each such partnership to a new partnership. Neither Bradley nor Tucker should recognize income as a result of such constructive liquidation-contribution. Such constructive liquidation-contribution will, however, subject Bradley to certain rules which, under certain circumstances, could require Bradley to recognize a portion of the gain (or loss) inherent in the Tucker properties (individually and in the aggregate) at the time of the Merger if TOP or a Subsidiary Partnership distributes property (other than money) to its partners within the five year period following the Merger. Such constructive liquidation-contribution could have additional consequences, such as changes in depreciation methods or recovery periods, but Tucker and Bradley do not anticipate that such consequences will be material.

  Bradley's Tax Basis in TOP. In general, Bradley's initial adjusted tax basis in its interest in TOP will be equal to Tucker's adjusted tax basis in Tucker's interest in TOP immediately prior to the Merger, reduced by any actual or deemed cash distributions made to Tucker in connection with the Merger, plus or minus any net increase or decrease, respectively, in Bradley's share of the liabilities of TOP, as calculated immediately after consummation of the Merger. In general, after the Merger, Bradley's adjusted tax basis in TOP will be (i) increased by (a) the amount of any additional capital contributions made by Bradley to TOP, (b) Bradley's allocable share of TOP's income, if any, and (c) any further increases in Bradley's allocable share of the liabilities of TOP and (ii) decreased, but not below zero, by (x) Bradley's allocable share of losses suffered by TOP, (y) the amount of cash and the adjusted basis of any property distributed to Bradley and (z) any decreases in Bradley's share of liabilities of TOP. The tax basis of interests in the Subsidiary Partnerships will be determined in a similar manner.

  Entity Classification. Each of TOP and the Subsidiary Partnerships is intended to qualify as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of TOP and the Subsidiary Partnerships were treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of Bradley's assets and items of income would change, and Bradley likely would be unable to satisfy the asset and income requirements for qualification as a REIT. In addition, any change in the status of TOP or a Subsidiary Partnership for tax purposes might be treated as a taxable event causing Bradley to incur a tax liability without any related cash distributions. Similarly, classification of TOP or a Subsidiary Partnership as an association taxable as a corporation for any period prior to the Merger likely would disqualify Tucker as a REIT. An organization such as TOP or a Subsidiary Partnership formed as a partnership under state law will be treated as an association taxable as a corporation for federal income tax purposes if it has more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation. These four corporate characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. Although neither Bradley nor Tucker has requested a ruling from the IRS or an opinion of counsel regarding the status of TOP and the Subsidiary Partnerships as partnerships as of the Merger, Bradley and Tucker believe that neither TOP nor any of the Subsidiary Partnerships has possessed or will possess more than two of the four corporate characteristics and that as a result each such partnership will be treated as a partnership for federal income tax purposes.

  Notwithstanding the status of TOP and the Subsidiary Partnerships as partnerships rather than associations taxable as corporations, the IRS could allege that TOP or a Subsidiary Partnership is a "publicly-traded partnership" under Section 7704 of the Code. If such an assertion were successfully made, such partnership would be subject to tax as a corporation under the Code unless certain conditions regarding the nature of its income were satisfied. A partnership is a publicly-traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." A publicly-traded partnership is not taxed as a corporation, however, if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property. This exemption is referred to herein as the "qualifying income exemption."

  In 1988, the IRS issued a notice (the "Notice") providing limited safe harbors from the definition of a publicly-traded partnership in advance of the issuance of Treasury Regulations. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not registered under the Securities Act, and (ii) the partnership does not have more than 500 partners (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, a grantor trust or an S corporation).

  The U.S. Department of the Treasury recently issued final regulations (the "PTP Regulations") that modify the Private Placement Exclusion under the Notice in three respects. First, the PTP Regulations provide that the Private Placement Exclusion applies only if the partnership does not have more than 100 partners at any time during its taxable year. Second, a person who indirectly owns an interest in the partnership through another partnership, a grantor trust or an S corporation (each a "flow-through entity") is treated as a partner of the partnership only if (i) substantially all of the value of such person's interest in the flow-through entity is attributable to the flow-through entity's interest in the partnership and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100 partner limitation. Third, the PTP Regulations provide that the Private Placement Exclusion will apply only if any interest in the partnership offered and sold outside the United States would not be subject to registration under the Securities Act if such interest were sold within the United States. The PTP Regulations will apply to TOP for taxable years beginning on or after December 31, 2005 or such earlier time that TOP adds a substantial new line of business.

  Interests in TOP or a Subsidiary Partnership have not been traded on an established securities market. Moreover, Tucker believes that, for periods ending on or before the Merger, TOP and each Subsidiary Partnership has qualified and will qualify for the Private Placement Exclusion under the Notice and also has not had and will not have more than 100 partners as determined under the PTP Regulations. In addition, Bradley anticipates that, following the Merger, TOP and each Subsidiary Partnership will satisfy the Private Placement Exclusion (as set forth in the Notice or as modified by the PTP Regulations, whichever applies) and/or will be eligible for the qualifying income exemption and that none of such partnerships will be treated as a publicly-traded partnership. There can be no assurance, however, that efforts to avoid publicly-traded partnership status will be successful.

  Tax Aspects of Bradley's Investment in TOP. For purposes of the various REIT asset and income tests, Bradley will include as part of its assets and income Bradley's proportionate share (based on Bradley's capital interests in TOP and the Subsidiary Partnerships) of the assets and items of income, gain, loss and deduction of TOP and the Subsidiary Partnerships. Bradley will include in the computation of its taxable income Bradley's allocable share (taking into account allocations under Section 704(c) of the Code as described below) of income and loss of TOP and the Subsidiary Partnerships.

  Allocations with Respect to Contributed or Revalued Property. Pursuant to
Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that for federal income tax purposes the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally equals the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under Section 704(b) of the Code, similar rules apply when a partnership elects to "revalue" its assets in certain situations, such as when a contribution of property is made to a partnership by a new partner. As noted above, as a result of the Merger, for federal income tax purposes TOP will be deemed to have liquidated and distributed its assets to its partners immediately following the Merger (including Bradley). The partners of TOP immediately following the Merger (including Bradley) will be treated as contributing their proportionate share of the assets of

TOP (subject to liabilities) to a new partnership in a transaction governed by
Section 704(c) of the Code. The Amended TOP Partnership Agreement will require that income, gain, loss and deduction attributable to contributed property with a Book-Tax Difference must be allocated in accordance with Section 704(c) of the Code. Such partnership agreement also will contain a similar provision for any Book-Tax Differences arising from a revaluation of partnership assets, which may occur in the future.

  Based on the foregoing, in general, if any asset of TOP is determined to have a fair market value at the time of the Merger which is greater than its then-adjusted tax basis, certain partners of TOP will be allocated lower amounts of depreciation deductions for tax purposes by TOP and increased taxable income and gain on sale. Such allocations will tend to eliminate the Book-Tax Difference over the life of TOP. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify Book-Tax Differences on an annual basis or with respect to a specific transaction such as a sale. Thus, Bradley may be allocated lower depreciation and other deductions, and possibly amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause Bradley to recognize taxable income in excess of cash proceeds, which might adversely affect Bradley's ability to comply with the distribution requirements for REITs. Correspondingly, if any asset of TOP is determined to have a fair market value at the time of the Merger which is less than its then-adjusted tax basis, certain partners of TOP will be allocated higher amounts of depreciation deductions for tax purposes and increased taxable deductions and loss on sale by TOP.

  Treasury Regulations under Section 704(c) of the Code were recently issued in final form providing partnerships with a choice of different methods of accounting for Book-Tax Differences. Bradley has not yet determined which of the alternate methods of accounting for Book-Tax Differences will be elected by TOP. Such determination could have different timing and other effects on the taxable income of Bradley.

  These same rules will govern tax allocations with respect to contributed or revalued property of the Subsidiary Partnerships following the Merger, including property deemed contributed to certain of the Subsidiary Partnerships in connection with the deemed liquidation-contribution with respect to certain Subsidiary Partnerships resulting from the Merger as described above.

 Qualification of Bradley as a REIT Following the Merger

  General. If certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as Bradley and Tucker, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that generally results from the use of corporations. Prior to the consummation of the Merger, Bradley and Tucker have been and will continue to be operated in a manner intended to allow each of them to qualify as a REIT. Bradley intends to operate following the Merger in a manner so that Bradley will continue to qualify as a REIT. If Bradley fails to qualify as a REIT in any taxable year, Bradley will be subject to federal income taxation as if it were a domestic corporation, and Bradley's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, Bradley could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Moreover, the liabilities that Bradley will assume in the Merger will include any unpaid taxes of Tucker, including taxes resulting if Tucker failed to qualify as REIT, for periods prior to the Merger, which also could reduce or eliminate cash available for distribution to Bradley's stockholders following the Merger.

  Bradley's qualification and taxation as a REIT following the Merger will depend upon Bradley's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code. Counsel will not review Bradley's compliance with these tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Bradley's control. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks Relating to Operation of Bradley After the Effective Time." Accordingly, no assurance can be given that Bradley will satisfy such tests on a continuing basis. Moreover, Bradley's ability to qualify as a REIT following the Merger will depend on the qualification of Bradley as a REIT for periods prior to the Merger. Bradley's continued qualification as a REIT following the Merger also could depend on Tucker's qualification as a REIT for periods through the Merger if the IRS subsequently determined that Tucker had earnings and profits as determined for federal income tax purposes at the time of the Merger (notwithstanding the requirement in the Merger Agreement that Tucker distribute all earnings and profits prior to the Merger) or if former stockholders of Tucker acquired 50% or more in value of the shares of Bradley Common Stock as a result of or following the Merger. See "Risk Factors-- Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks Relating to Operation of Bradley After the Effective Time."

  In connection with the Merger, Goodwin, Procter & Hoar will render opinions regarding (i) Bradley's qualification as a REIT for periods prior to the Merger and (ii) Bradley's ability to qualify as a REIT following the Merger. A form of Goodwin, Procter & Hoar's opinion regarding Bradley's ability to qualify as a REIT following the Merger has been filed as an exhibit to this Joint Proxy Statement/Prospectus. Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, will render an opinion regarding Tucker's qualification as a REIT for the taxable year ended December 31, 1995 and for the short tax year ending at the date of the Closing. Coopers & Lybrand L.L.P. will render an opinion regarding Tucker's qualification as a REIT for the taxable years ended December 31, 1993 and December 31, 1994. Each of the foregoing opinions will be based on representations from management regarding Tucker's and Bradley's compliance with the requirements for qualification as a REIT and are not binding on the IRS. Accordingly, no assurance can be given that the IRS could not challenge the status of Bradley as a REIT following the Merger.

  Tucker Management Corp. The assets of TOP include 8% of the voting stock and 95% of the non-voting stock of TMC. TMC will not qualify as a REIT or as a qualified REIT subsidiary and will pay federal, state and local tax on its taxable income at normal corporate rates. By virtue of Bradley's ownership of TOP Units following the Merger, Bradley will be considered to own its pro rata share of the nonvoting and voting stock of TMC owned by TOP. In order for Bradley to qualify as a REIT (i) the value of TMC stock owned by Bradley through TOP may not exceed 5% of the value of Bradley's total assets and (ii) Bradley may not own more than 10% of the voting securities of TMC. In connection with the consummation of the Merger, Kenneth and Richard Tucker have agreed to transfer their respective shares in TMC consisting, collectively, of 5% of the outstanding preferred stock and 92% of the common stock to two officers of Bradley. As a result, neither Bradley nor TOP will own more than 8% of the voting securities of TMC. In addition, Bradley does not believe that Bradley's pro rata share of the value of the securities of TMC will exceed 5% of the value of the total assets of Bradley.

ACCOUNTING TREATMENT

  Bradley will account for the Merger as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting for a combination is similar to the accounting treatment used in the acquisition of any asset group. The fair market value of the consideration (cash, stock, debt securities, etc.) given by the acquiring firm is used as the valuation basis for the combination. The assets and liabilities of the acquired firm are revalued to their respective fair market values at the combination date. The financial statements of the acquiring company reflect the combined operations from the date of combination.

REGULATORY APPROVAL

  Tucker and Bradley believe that the Merger may be consummated without notification being given or certain information being furnished to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the Merger. However, there can be no assurance that the consummation of the Merger will not be

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

delayed by reason of the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Bradley or Tucker. At any time before or after the Effective Time, any state could take such action under its own antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Tucker or assets of Bradley or Tucker by Bradley. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

CERTAIN RESALE RESTRICTIONS

  All shares of Bradley Common Stock received by Tucker stockholders in the Merger will be freely transferable, except that shares of Bradley Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Tucker at the time of the Tucker Special Meeting may be resold by them only in transactions permitted by the resale provision of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Bradley) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Bradley or Tucker generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Tucker to exercise its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the Bradley Common Stock issued to such person in or pursuant to the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act; (ii) such sale, transfer or other disposition is made in conformity with Rule 145 under the Securities Act; or (iii) in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Bradley, such sale, transfer or other disposition is exempt from registration under the Securities Act.

NEW YORK STOCK EXCHANGE LISTING

  It is a condition to Tucker's and Bradley's obligations to consummate the Merger that Bradley obtain the approval for the listing of the shares of Bradley Common Stock issuable in the Merger on the NYSE, subject to official notice of issuance. See "The Merger Agreement--Conditions to the Merger."

DISSENTERS' RIGHTS

  Under the MGCL, stockholders of Tucker and Bradley are not entitled to dissenters' rights in connection with the Merger.

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

                             THE MERGER AGREEMENT

GENERAL

  The Merger Agreement provides for a business combination between Bradley and Tucker in which Tucker would be merged with and into Bradley and the holders of Tucker Common Stock would be issued shares of Bradley Common Stock in a transaction intended to qualify as a purchase for accounting purposes and as a tax-free reorganization for federal income tax purposes. This Joint Proxy Statement/Prospectus discusses all material terms of the Merger Agreement. The discussion in this Joint Proxy Statement/Prospectus of the Merger Agreement and the description of the material terms of the Merger Agreement are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and which is incorporated herein by reference.

EFFECTIVE TIME OF THE MERGER

  In accordance with the MGCL, the Merger will become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland. Subject to the fulfillment (or waiver) of the other conditions to the obligations of Bradley and Tucker to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the stockholders of Bradley and Tucker of the Merger and the Merger Agreement at their respective Special Meetings of Stockholders.

EXCHANGE OF TUCKER STOCK CERTIFICATES

  Promptly after the Effective Time, Bradley will cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Bradley Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Bradley Common Stock to which such holder shall be entitled, and (y) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends or distributions, if any, pursuant to the following paragraph after giving effect to any required withholding tax, and the Certificate so surrendered will be canceled. TUCKER STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  No dividends or other distributions on Bradley Common Stock will be paid with respect to any shares of Tucker Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided above; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the holder of certificates representing whole shares of Bradley Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Bradley Common Stock and not paid, less the amount of any applicable withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bradley Common Stock, less the amount of any applicable withholding taxes which may be required thereon.

  No fractional shares of Bradley Common Stock will be issued in connection with the Merger. Each holder of Tucker Common Stock otherwise entitled to a fractional share of Bradley Common Stock will be paid, in lieu thereof, upon surrender of a Certificate, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the Closing Price by the fraction of a share of Bradley Common Stock which such holder would otherwise be entitled.


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

  At and after the Effective Time, there will be no transfers on the stock transfer books of Tucker of the shares of Tucker Common Stock which were outstanding immediately prior to the Effective Time.

  Any portion of the monies from which cash payments in lieu of fractional interests in shares of Bradley Common Stock will be made (including the proceeds of any investments thereof) and any shares of Bradley Common Stock deposited for the benefit of the holders of shares of Tucker Common Stock that are unclaimed by the former stockholders of Tucker one year after the Effective Time will be delivered to the Surviving Company. Any former stockholders of Tucker who have not complied with the exchange procedures described above within one year after the Effective Time shall thereafter look only to the Surviving Company for payment of their shares of Bradley Common Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in the Merger Agreement), as determined pursuant to the Merger Agreement, without any interest thereon. None of Tucker, Bradley, the Exchange Agent or any other person will be liable to any former holder of shares of Tucker Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  No interest will be paid or accrued on cash in lieu of fractional shares or on any dividend or distribution, payable to holders of Certificates.

  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Company will issue in exchange for such lost, stolen or destroyed Certificate the shares of Bradley Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to the terms of the Merger Agreement).

  At the Effective Time, Tucker's obligations with respect to each outstanding option to acquire Tucker Common Stock (the "Existing Tucker Options") will be assumed by Bradley, subject to the provision that the Existing Tucker Options will continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which such Existing Tucker Options were issued, except that (i) each option will be exercisable for that number of whole shares of Bradley Common Stock equal to the product of the number of shares of Tucker Common Stock covered by such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Bradley Common Stock and (ii) the exercise price per share of Bradley Common Stock under such option will be equal to the exercise price per share of Tucker Common Stock under the Existing Tucker Option divided by the Exchange Ratio and rounded to the nearest cent.

CONDITIONS TO THE MERGER

  The respective obligations of Bradley and Tucker to effect the Merger and the other transactions contemplated in the Merger Agreement are subject to the fulfillment or waiver of each of the following conditions at or prior to the Effective Time: (i) the Merger and the Merger Agreement shall have been approved by the requisite vote of stockholders of Tucker and Bradley; (ii) the waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated; (iii) neither Bradley nor Tucker shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Bradley or Tucker, threatened by the Commission; (v) Bradley shall have obtained the approval for the listing of the shares of Bradley Common Stock issuable in the Merger on the NYSE, subject to official notice of issuance; and (vi) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained in connection with the execution, delivery and performance of the Merger Agreement and the ancillary agreements to the Merger Agreement shall have been obtained or made (except where the failure to obtain or make any such consent, authorization, order, approval, filing or registration would not have a Tucker Material Adverse Effect (as defined below) or a Bradley Material Adverse Effect (as defined below), as the case may be) including, without limitation, the Tucker REMIC Consent and the consent of each of the lenders under Bradley's and Tucker's credit agreements.

  The obligations of each of Tucker and Bradley to effect the Merger are also subject to the fulfillment or waiver by the other party, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of the other party contained in the Merger Agreement shall be true and correct in all material respects as of the Effective Time; (ii) the other party shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) each party shall have received the opinion of its tax counsel, dated not less than five business days prior to the date the Registration Statement is declared effective by the Commission, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Section 368(a)(1)(A) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

  The obligation of Tucker to effect the Merger and the other transactions contemplated therein is also subject to the fulfillment or waiver of the following conditions at or prior to the Effective Time: (i) Tucker shall have received an opinion from Goodwin, Procter & Hoar, or another nationally recognized law firm selected by Bradley, to the effect that, for all applicable tax years for which Bradley's federal income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein and through the Closing Date, Bradley has qualified to be taxed as a REIT under Sections 856 through 860 of the Code and (ii) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change concerning Bradley or any of its subsidiaries that has had or could be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Bradley and its subsidiaries taken as a whole (a "Bradley Material Adverse Effect").

  The obligation of Bradley to effect the Merger is also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions: (a) at the closing of the Merger, Bradley shall have received (i) the opinion of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, to the effect that, for the taxable year ended December 31, 1995 and for the short taxable year ending on the Closing Date, Tucker has qualified to be taxed as a REIT under Sections 856 through 860 of the Code and
(ii) the opinion of Coopers & Lybrand L.L.P., independent public accountants for Tucker, to the effect that for the taxable years ended December 31, 1993 and December 31, 1994, Tucker qualified to be taxed as a REIT under Sections 856 through 860 of the Code; (b) from the date of the Merger Agreement through the Effective Time, there shall not have occurred any change concerning Tucker or any of its subsidiaries, that has had or could be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of Tucker and its subsidiaries taken as a whole (a "Tucker Material Adverse Effect"); (c) Tucker shall have obtained and delivered to Bradley estoppel certificates, dated no earlier than 45 days prior to the Effective Time, with respect to (i) certain leases and agreements set forth in a schedule to the Merger Agreement and (ii) leases representing a total of 50% of the total rented space of each Tucker property, other than rented space represented by the leases listed in the schedule referred to in (c)(i) above;
(d) Tucker and all of the limited partners of TOP shall have executed the Amended TOP Partnership Agreement (see "--Amended TOP Partnership Agreement"), and Kenneth and Richard Tucker shall have transferred all of their respective equity interests in TMC to certain officers of Bradley; (e) Bradley shall have obtained a letter from Coopers & Lybrand L.L.P., independent public accountants for Tucker, certifying, among other things, that for federal income tax purposes, Tucker will not have any accumulated or current earnings or profits immediately prior to the Effective Time; and (f) Bradley shall have received a private letter ruling from the IRS, in form and substance reasonably satisfactory to Bradley, to the effect that following the consummation of the Merger, each of TFC and TPI will qualify as a "qualified REIT subsidiary" of Bradley under Section 856(i) of the Code.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power, authority and standing of Bradley and Tucker and similar corporate matters; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement;
(iii) the capital structure of Bradley and Tucker; (iv) subsidiaries of Bradley and Tucker; (v) investment interests of Bradley and Tucker; (vi) conflicts under charters or bylaws, violations of any instruments and required consents or approvals; (vii) certain documents filed by each of Bradley and Tucker with the Commission and the accuracy of information contained therein;
(viii) litigation; (ix) conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (x) taxes; (xi) books and records; (xii) properties; (xiii) leases; (xiv) Tucker rents; (xv) environmental matters; (xvi) employee benefit plans; (xvii) labor matters; (xviii) brokers' and finders' fees with respect to the Merger; (xix) receipt of fairness opinions; (xx) ownership of the capital stock in the other company; (xxi) related party transactions; (xxii) contracts and commitments; and (xxiii) the issuance of shares of Bradley Common Stock in the Merger.

CERTAIN COVENANTS

  Except as specifically permitted by the Merger Agreement or upon written consent of the other party, Bradley and Tucker have each agreed, among other things, that it will, prior to the Effective Time: (i) use its reasonable best efforts, and cause its subsidiaries to use their reasonable best efforts, to preserve intact its business organization and goodwill and keep available the services of its officers and employees; (ii) confer on a regular basis with one or more representatives of the other to report operational matters of materiality, subject to certain exceptions, and any proposals to engage in material transactions; (iii) promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or in the operation of its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained in the Merger Agreement; and (iv) promptly deliver to the other true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement.

  Unless Bradley has consented as provided in the Merger Agreement, Tucker has agreed that, among other things, prior to the Effective Time, it (i) shall, and shall cause each of its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as previously conducted, subject to clauses (ii)-(xii) below; (ii) shall not, and shall cause each of its subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or any other type of real estate projects, except that (A) Tucker may incur additional indebtedness under the Amended and Restated Revolving Credit Agreement dated as of June 27, 1994 among TOP, Tucker and The First National Bank of Boston as agent and (B) Tucker may extend the maturity of the current mortgage financing encumbering the Pavilion at Mequon until June 30, 1996 upon the same terms and conditions which are currently in effect for such financing; (iii) shall not amend the Tucker Charter or the Tucker Bylaws, and shall cause each of its subsidiaries not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents except as contemplated by the Merger Agreement; (iv) shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the Merger Agreement and disclosed pursuant to the Merger Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date of the Merger Agreement to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan), other than the Severance Plan and the agreements between Tucker and each of Kenneth Tucker, Richard Tucker, Harold Eisenberg, Norris Eber, Lawrence Tucker and William Karnes (collectively, the "Severance Agreements"), or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to

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

participants in such plans (in connection with the foregoing, Tucker has agreed that (x) the aggregate payments which may be paid after the date of the Merger Agreement under the Tucker Property Manager Bonus Program shall not exceed $150,000 and (y) Tucker shall award a maximum of $25,000 as bonus compensation for employees who are not executive officers at or immediately prior to the Effective Time); (v) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except a dividend not to exceed $.25 per share of Tucker Common Stock for the fourth quarter of 1995 and thereafter until the Effective Time and payment of the Pre-Merger Dividend, if necessary, or (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding obligations in connection with the Tucker Stock Option Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action; (vi) shall not, and shall not permit any of its subsidiaries to, sell, lease or otherwise dispose of (A) any Tucker properties or any portion thereof or any of the capital stock of or partnership or other interests in any of its subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate; (vii) shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person; (viii) shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Tucker included in Tucker's filings with the Commission as of the date of the Merger Agreement or incurred in the ordinary course of business consistent with past practice; (ix) shall not, and shall not permit any of its subsidiaries, subject to certain exceptions set forth in the Merger Agreement, to enter into any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") which may result in total payments or liability by or to it in excess of $25,000; (x) except for the Severance Plan and the Severance Agreements, shall not, and shall not permit any of its subsidiaries to, enter into any Commitment with any officer, director, consultant or affiliate of Tucker or any of its subsidiaries; (xi) shall provide Bradley with a reasonable opportunity to review and comment on any federal income tax returns filed by Tucker or any of its subsidiaries prior to the Effective Time; and (xii) shall not, without prior notification and consultation with Bradley, terminate any employee under circumstances which would result in severance payments to such employee pursuant to the Severance Plan or pay any severance benefits to any employee under the terms of the Severance Plan on account of such employee's purported termination for "Good Reason" (within the meaning of the Severance Plan) on account of a substantial adverse change in his position, authorities, responsibilities or status.

  Tucker and Bradley have agreed (a) to use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of the Merger Agreement, the ancillary agreements to the Merger Agreement and the consummation of the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) to use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Tucker and Bradley; and (c) to use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement and the ancillary agreements.

  Tucker has agreed to use its reasonable best efforts to deliver or cause to be delivered to Bradley, prior to the Closing Date, certain letters from "affiliates," as defined under Rule 145 promulgated under the Securities Act. See "The Merger--Certain Resale Restrictions." Bradley has agreed to file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the Commission thereunder, and to take such further action as any affiliate of Tucker may reasonably request, all to the extent required from time to time to enable such affiliate to sell shares of Bradley Common Stock received by such affiliate in the Merger without

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

registration under the Securities Act pursuant to Rule 145(d)(1) or any successor rule or regulation subsequently adopted by the Commission.

  Tucker and Bradley have agreed that, from and after the date of the Merger Agreement until the Effective Time, neither Tucker nor Bradley, nor any of their respective subsidiaries or other affiliates will (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

TERMINATION

  The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of the Merger and the Merger Agreement, by the stockholders of Tucker and Bradley, in a number of circumstances, including, among others: (a) by the mutual written consent of Tucker and Bradley; (b) by either Tucker or Bradley if (i) any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action, (ii) the Merger Agreement and the transactions contemplated thereby shall have failed to receive the requisite vote for approval by the stockholders of Bradley or Tucker upon the holding of a duly convened stockholder meeting, or
(iii) the Merger shall not have been consummated on or before June 30, 1996 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time); (c) by action of Tucker if
(i) any representation, warranty, covenant or agreement of Bradley set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by June 30, 1996, provided, however, that, in any case, a willful breach shall be deemed to be incapable of being satisfied for the purposes of this provision (c)(i), (ii) the Board of Directors of Tucker recommends to Tucker's stockholders approval or acceptance of an Acquisition Proposal (as defined below in "--No Solicitation of Transactions") by a person other than Bradley, but only in the event that the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, has determined in good faith that such action is necessary for the Board of Directors of Tucker to comply with its fiduciary duties to its stockholders under applicable law, (iii) the Board of Directors of Bradley fails to make, withdraws, amends, modifies or changes its approval or recommendation of the Merger Agreement or the Merger, or (iv) the Board of Directors of Bradley recommends to Bradley's stockholders approval or acceptance of a proposal by a person other than Tucker to acquire 50% or more of the assets or stock of Bradley, by way of merger, tender offer, exchange offer or similar transaction; or (d) by action of Bradley if (i) any representation, warranty, covenant or agreement of Tucker set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by June 30, 1996, provided, however, that, in any case, a willful breach shall be deemed to be incapable of being satisfied for the purposes of this provision (d)(i), (ii) the Board of Directors of Tucker fails to make, withdraws, amends, modifies or changes its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby, (iii) Tucker fails as soon as practicable to mail this Joint Proxy Statement/Prospectus to its stockholders or to include the recommendation of its Board of Directors of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus, (iv) the Board of Directors of Tucker shall have recommended that stockholders of Tucker accept or approve an Acquisition Proposal by a person other than Bradley, or (v) Tucker or its Board of Directors shall have resolved to do any of the events set forth in (d)(ii),
(d)(iii) or (d)(iv) above.

TERMINATION AMOUNT AND EXPENSES

  If (a) Bradley terminates the Merger Agreement because (i) the Board of Directors of Tucker has recommended that stockholders of Tucker accept or approve an Acquisition Proposal by a person other than Bradley (or Tucker or its Board has resolved to do such), or (ii) any representation, warranty, covenant or

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

agreement on the part of Tucker set forth in the Merger Agreement has been willfully breached; or (b) Tucker terminates the Merger Agreement because the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, has determined in good faith that its fiduciary duties to its stockholders under applicable law require it to recommend to its stockholders approval or acceptance of an Acquisition Proposal by a person other than Bradley, then Tucker shall pay to Bradley the Termination Amount in cash equal to the sum of $3,000,000 plus Bradley's out-of-pocket costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to $2,000,000.

  If Bradley terminates the Merger Agreement because (i) the Board of Directors of Tucker has failed to make, or has withdrawn, amended, modified or changed its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby; (ii) Tucker has failed as soon as practicable to mail this Joint Proxy Statement/Prospectus to its stockholders or to include the recommendation of its Board of Directors of the Merger Agreement and the transactions contemplated thereby in this Joint Proxy Statement/Prospectus; (iii) Tucker or its Board of Directors has resolved to do either (i) or (ii) above; or (iv) any representation, warranty, covenant or agreement on the part of Tucker set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by June 30, 1996 (except for a termination because of a willful breach by Tucker in which case the previous paragraph will apply), Tucker shall pay all of Bradley's Expenses in connection with the Merger Agreement and the transactions contemplated thereby, up to $2,000,000.

  If at any time prior to or within one year after termination of the Merger Agreement, unless such termination was (i) pursuant to mutual written consent of Bradley and Tucker; (ii) by either Bradley or Tucker because of a United States federal or state court of competent jurisdiction or other governmental entity issuing a final and nonappealable order, decree or ruling or taking any other final and nonappealable action permanently enjoining, restraining or otherwise prohibiting the Merger (provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action); (iii) by Tucker because any representation, warranty, covenant or agreement of Bradley set forth in the Merger Agreement has been breached or become untrue, as the case may be, and is incapable of being satisfied by June 30, 1996; (iv) by either Bradley or Tucker because the Merger Agreement and the transactions contemplated thereby failed to receive the requisite vote for approval by the stockholders of Bradley or Tucker upon the holding of a duly convened stockholder meeting; (v) by Tucker because the Board of Directors of Bradley failed to make, withdrew, modified or changed its approval or recommendation of the Merger Agreement or the Merger; (vi) by Tucker because the Board of Directors of Bradley recommended to Bradley's stockholders that they approve or accept a proposal by a person other than Tucker to acquire 50% or more of the assets or stock of Bradley, by way of merger, tender offer, exchange offer or similar transaction; or (vii) by either Tucker or Bradley because the Merger was not consummated on or before June 30, 1996 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time), Tucker enters into an agreement relating to an Acquisition Proposal with a person other than Bradley or Tucker's Board of Directors recommends or resolves to recommend to Tucker's stockholders approval or acceptance of an Acquisition Proposal with a person other than Bradley, then, upon the entry into such agreement or the making of such recommendation or resolution, Tucker shall pay to Bradley the Termination Amount, which amount shall be reduced by any monies previously paid by Tucker to Bradley pursuant to the previous paragraphs.

  The Merger Agreement provides that Tucker shall not, at any time prior to or within one year after termination of the Merger Agreement, enter into any agreement relating to an Acquisition Proposal with a person other than Bradley unless such agreement provides that such person shall, upon the execution of such agreement, pay any Termination Amount due Bradley under the Merger Agreement.

  The Merger Agreement also provides that Bradley's right to payment of the Expenses and/or Termination Amount shall be in addition to any other rights or remedies under contract, at law or in equity to which Bradley may be entitled.

  Except as otherwise provided in the Merger Agreement, Bradley and Tucker have agreed that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that (i) the filing fee in connection with the HSR Act filing, if any; (ii) the filing fee in connection with the filing of this Joint Proxy Statement/Prospectus or the Registration Statement with the Commission; and (iii) the expenses incurred for printing and mailing the Registration Statement shall be shared equally by Tucker and Bradley. Bradley and Tucker have also agreed that all costs and expenses for professional services rendered pursuant to the transactions contemplated by the Merger Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

REDUCTION OF TERMINATION AMOUNT OR EXPENSES

  In general, under the REIT provisions of the Code at least 75% of a REIT's gross income for each taxable year must consist of defined types of income derived directly or indirectly for investments relating to real property (the "75% income test"), and at least 95% of the REIT's gross income for each taxable year must be derived from such real property investments and from certain categories of investment income (the "95% income test"). The Merger Agreement provides in effect for a reduction in the Termination Amount and/or Expenses payable to Bradley if necessary to prevent such amounts from causing Bradley to fail these REIT income requirements. Specifically, the Merger Agreement provides that, notwithstanding anything to the contrary set forth in the Merger Agreement, in the event that Tucker is obligated to pay Bradley the Termination Amount and/or Expenses, Tucker (or any other person to the extent provided in the Merger Agreement) shall pay to Bradley from the applicable Termination Amount and/or Expenses, as the case may be, an amount equal to the lesser of (m) the Termination Amount and/or Expenses, as the case may be, and
(n) the sum of (1) the maximum amount that can be paid to Bradley without causing Bradley to fail to meet the requirements of the 75% and 95% income tests determined as if the Termination Amount did not constitute qualifying income for purposes of the 75% and 95% income tests ("Qualifying Income"), plus (2) in the event Bradley receives either a ruling from the IRS or an opinion from Bradley's counsel that the Termination Amount and/or Expenses would constitute Qualifying Income or would be excluded from gross income for purposes of the 75% and 95% income tests, an amount equal to the Termination Amount and/or Expenses, as the case may be, less the amount payable under clause (1) above.

NO SOLICITATION OF TRANSACTIONS

  Unless and until the Merger Agreement has been terminated in accordance with its terms, Tucker has agreed and covenanted that neither it nor any of its subsidiaries will, and each of them will direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any equity securities or partnership interests (including, without limitation, TOP Units) of, Tucker or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (any such proposal or offer being herein referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. In connection with the Merger Agreement, Tucker agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and to take the necessary steps to inform the individuals or entities referred to above of these obligations. Tucker has also agreed to notify Bradley immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that the Board of Directors of Tucker may (a) furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that,
(i) the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tucker provides written notice to Bradley to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (iii) Tucker keeps Bradley informed of the status of any such discussions or negotiations; and (b) to the extent applicable, complies with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.

INDEMNIFICATION

  Bradley has agreed that all rights to indemnification or exculpation existing in favor of the directors, officers, employees, advisors and agents of Tucker and each of its subsidiaries as provided in their respective charters or bylaws in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time will survive the Merger and will continue in full force and effect. For a period of six years after the Effective Time, Bradley has agreed not to amend, repeal or otherwise modify the provisions in the Bradley Charter and the Bradley Bylaws providing for exculpation of director liability and indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees, advisors or agents of Tucker with respect to actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of any and all such claims.

  In addition to the rights provided above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Tucker or Bradley or by or in the right of Tucker or Bradley or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time, a director of Tucker (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director of Tucker or any of the subsidiaries of Tucker or any action or omission by such person in his capacity as a director or (ii) the Merger Agreement or the transactions contemplated by the Merger Agreement, whether in any case asserted or arising before or after the Effective Time, Bradley, on the one hand, and the Indemnified Parties, on the other hand, have agreed to cooperate and use their reasonable best efforts to defend against and respond thereto. Bradley has agreed that, after the Effective Time, it will indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In addition, after the Effective Time, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, Bradley has agreed to promptly pay and advance expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of any claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law.

  Bradley has also agreed to purchase, at or prior to the Effective Time, liability insurance coverage for Tucker's directors and certain of its officers for a period of six years which will provide the directors and officers with $10,000,000 of aggregate coverage. In addition, the Tucker directors have agreed, at Bradley's request, to adopt certain amendments to Tucker's existing indemnification agreements with its directors including the deletion of any obligation of the Surviving Company to establish a trust fund for the payment of indemnification expenses upon a change in control.

AMENDMENTS

  Bradley and Tucker may amend the Merger Agreement by written agreement at any time before or after approval of matters presented in connection with the Merger by the stockholders of Bradley and Tucker, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.

AMENDED TOP PARTNERSHIP AGREEMENT

  Tucker holds substantially all of its assets through TOP and TFP. In connection with the consummation of the Merger, (i) Bradley will acquire 95.9% of the partnership interests in TOP, comprising 10,828,283 TOP Units which are currently held by Tucker and (ii) the TOP Partnership Agreement will be amended and restated in the form of the Amended TOP Partnership Agreement set forth as Exhibit A to the Merger Agreement. The remaining partnership interests in TOP are held by the Management Directors (427,329 TOP Units or approximately 3.8%) and certain family members and family trusts related to the Management Directors (31,478 TOP Units or approximately 0.3%). The following summary of the Amended TOP Partnership Agreement, including the descriptions of certain provisions set forth elsewhere in this Joint Proxy Statement/Prospectus, is qualified in its entirety by reference to the Amended TOP Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part.

  The Amended TOP Partnership Agreement provides that management and control of TOP will be vested in Bradley, which will serve as the sole general partner of TOP. Equity ownership in TOP will be represented by the TOP Units. Each TOP Unit, other than those held by Bradley, is designed to provide distributions to the holder thereof that are equal to the distributions paid on each share of Bradley Common Stock, and each such TOP Unit is redeemable for the cash equivalent of one share of Bradley Common Stock (subject to certain restrictions), or, at Bradley's option, one share of Bradley Common Stock. Effective upon consummation of the Merger, each holder of TOP Units will exchange its pre-Merger TOP Units for a number of new TOP Units determined by multiplying (a) the number of TOP Units held by such unitholder prior to the Effective Time by (b) the Exchange Ratio. Therefore, assuming each TOP Unit following the Merger has the same value as a share of Bradley Common Stock, the current TOP Unitholders will receive an equal value for each TOP Unit as the stockholders of Tucker will receive for each share of Tucker Common Stock. Notwithstanding the similarities of Bradley Common Stock and TOP Units, there are certain differences between them, including the following:

  Voting Rights. Holders of Bradley Common Stock may elect the Board of Directors of Bradley, which because Bradley will be the sole general partner of TOP, will control the business of TOP upon consummation of the Merger. Under the Amended TOP Partnership Agreement, Bradley as general partner may take any action in a manner which it reasonably believes is in the best interests of the Bradley stockholders or complies with the REIT requirements for Bradley. Holders of TOP Units may not elect directors, or elect or remove Bradley as the general partner of TOP. For a period of 24 months after the Effective Time, the general partner may not elect to dissolve the partnership or sell all or substantially all of the assets of the partnership without the consent of a majority in interest of the limited partners, except in connection with a merger or other business combination of the general partner or its affiliates. The limited partners have agreed to relinquish any other voting rights currently available in the TOP Partnership Agreement.

  Transferability. The shares of Bradley Common Stock exchanged in the Merger will be freely transferable under the Securities Act by holders who are not affiliates of Bradley or Tucker. The TOP Units are freely transferable (i) either by will, the laws of intestacy or otherwise to the legal representative or successor of the transferring limited partner who shall be bound in all respects by the terms of the Amended TOP Partnership Agreement; (ii) for inter vivos transfers for estate planning purposes; or (iii) for pledges to secure the repayment of a loan. Other transfers are subject to the consent and approval of the general partner. Pursuant to the Amended TOP Partnership Agreement, the general partner may, in its sole and absolute discretion, transfer its interest in TOP; provided, however, that for a period of 24 months after the Effective Time, the general partner shall not without the consent of the majority of the limited partners, transfer its interest to any of its affiliates other than an affiliate whose securities will become issuable upon redemption of the TOP Units. Under the TOP Partnership Agreement as currently in effect, the withdrawal of the general partner from TOP, or the transfer of its interest in TOP, requires the prior written consent of a majority in interest of the limited partners.

  Other material provisions of the Amended TOP Partnership Agreement include:

  Issuance of Additional Units. The issuance of additional TOP Units, and the relative rights, powers and duties of such TOP Units, will be at the discretion of Bradley, as the sole general partner of TOP. Notwithstanding the foregoing, for a period of 24 months after the Effective Time, the general partner shall not cause TOP to issue additional TOP Units with rights, powers and duties senior to the TOP Units currently held by the limited partners. In addition, the general partner shall not permit TOP to issue additional TOP Units for a period of 24 months after the Effective Time if the issuance of such Units would cause a material adverse tax consequence to the limited partners (determined in the manner described in the Amended TOP Partnership Agreement), other than in connection with the merger, consolidation or combination of the general partner or its affiliates.

  Distributions. The Amended TOP Partnership Agreement provides for operating distributions to be made first to the limited partners in an amount equal to the lesser of (i) 99% of the cash available for distribution from TOP and (ii) an amount calculated to provide the limited partners with distributions on each of their TOP Units equal to the dividend yield for the same period on a share of Bradley Common Stock. Any remaining cash from operations available for distribution will be distributed to Bradley as general partner. The Amended TOP Partnership Agreement provides for liquidating distributions to the limited partners in an amount calculated to equal either an amount per TOP Unit equal to the amount that would be distributed with respect to each share of Bradley Common Stock upon the liquidation of Bradley or, in the event that TOP is liquidated other than in connection with the liquidation of Bradley, an amount per TOP Unit equal to the then market price of a share of Bradley Common Stock; provided, however, that the limited partners will not receive more than 99% of any proceeds available for distribution from the liquidation of TOP. Any remaining liquidation proceeds will be distributed to Bradley as the general partner.

  Redemption Rights. Pursuant to the Amended TOP Partnership Agreement, each partner (other than Bradley) will have the right, subject to certain limitations, to require TOP to redeem all or a portion of the TOP Units held by such partner for the cash equivalent of that number of shares of Bradley Common Stock (subject to certain adjustments to prevent dilution), or, at the option of Bradley, Bradley may elect to purchase TOP Units presented for redemption for an equivalent number of shares of Bradley Common Stock. The TOP Partnership Agreement, as currently in effect, provides that the holders of the TOP Units may exchange each TOP Unit for one share of Tucker Common Stock.

  Liability of General Partner; Indemnification. The Amended TOP Partnership Agreement generally provides that the general partner and any person acting on its behalf will incur no liability to TOP or any limited partner for any act or omission within the scope of the general partner's authorities, provided the general partner's or such other person's action or omission to act was taken in good faith and in the belief that such action or omission was in the best interests of Bradley and its affiliates, and provided further, that the general partner's or such other person's actions or omissions shall not constitute actual fraud or gross negligence or deliberately dishonest conduct.

  The Amended TOP Partnership Agreement also provides for the indemnification of the general partner and its affiliates and any individual acting on their behalf from any loss, damage, claim or liability, including, but not limited to, reasonable attorneys' fees and expenses, incurred by them by reason of any act performed by them in accordance with the standards set forth above or in enforcing the provisions of this indemnity.

  Management Fees and Expenses. The Amended TOP Partnership Agreement provides that Bradley shall be reimbursed for all expenses incurred by Bradley relating to the management and business of TOP.

  Amendment. Generally, the Amended TOP Partnership Agreement may be amended by the general partner without the consent of limited partners, except that certain amendments which alter or change the distribution rights or redemption rights of a limited partner shall require the consent of limited partners holding a majority in interest of TOP Units.

  Termination. TOP will continue until December 31, 2050, or upon dissolution at an earlier time for specified reasons set forth in the Amended TOP Partnership Agreement.

  Environmental Matters. At the time of Tucker's initial public offering, the Management Directors agreed to indemnify Tucker and TOP against certain potential environmental liabilities and expenses relating to the Commons of Chicago Ridge property. These indemnification obligations will be amended in certain respects by the Amended TOP Partnership Agreement. Originally, the Management Directors agreed to indemnify Tucker,

TOP, TFP and each of their subsidiaries against all claims, actions, losses, penalties, liabilities, costs and expenses incurred by Tucker or TOP and any of their subsidiaries as a result of or arising out of any matter, condition, or act at the Commons of Chicago Ridge involving (1) hazardous or regulated substances, materials, or wastes or petroleum products, (2) certain federal environmental laws, as well as all environmental health or safety laws, regulations, and other requirements relating to the aforementioned substances, materials, wastes, or products, or (3) any administrative, regulatory or judicial action, suit, investigation or proceeding relating to any of the aforementioned laws, regulations, or other requirements or any permit thereunder, which matter, condition or act existed on or arose prior to October 4, 1993.

  The Amended TOP Partnership Agreement amends this indemnification obligation to apply only when a third party, whether a governmental or regulatory authority or a private party, initiates a claim, proceeding or investigation relating to the Commons of Chicago Ridge in connection with any applicable environmental health or safety law regarding hazardous substances, materials, wastes or petroleum products, or any common law right of action regarding such substances, materials, wastes or products, on or before October 4, 2003 with respect to conditions or acts at the Commons of Chicago Ridge which existed prior to October 4, 1993.

  In connection with this indemnification obligation, Bradley has agreed to keep the Management Directors reasonably informed and to consult with the Management Directors with respect to any potential claims, settlements and remediation which could trigger the indemnification obligations of the Management Directors. In the event of any remediation or proceeding, Bradley has agreed to consider in good faith any suggestions of the Management Directors.

  The Management Directors' indemnification obligations currently are secured by 102,308 shares of Tucker Common Stock and 427,339 TOP Units acquired by the Management Directors in connection with the Tucker's initial public offering and, upon consummation of the Merger, will be secured by 70,183 shares of Bradley Common Stock (into which their respective shares of Tucker Common Stock will be exchanged) and 293,154 TOP Units held or otherwise beneficially owned by each of the Management Directors and their family members as of the Effective Time (in each case assuming an Exchange Ratio of .686; an Exchange Ratio of .665 would yield 68,034 shares of Tucker Common Stock and 284,180 TOP Units, respectively). After the Effective Time, the TOP Units generally will be exchangeable at any time for cash or shares of Bradley Common Stock (subject to certain rights of Bradley), and all such shares of Bradley Common Stock may be transferred at any time, subject to compliance with applicable federal securities laws. Accordingly, there can be no assurance that the Management Directors will hold any shares of Bradley Common Stock or TOP Units at the time, if ever, when Bradley attempts to realize this security interest or that the shares of Bradley Common Stock or TOP Units held by the Management Directors will be sufficient to cover the indemnification obligations.

  In connection with the execution of the Merger Agreement, Bradley and TOP and, if the Merger is consummated, the Management Directors have agreed to share the cost of having an outside consultant conduct a Phase II investigation of the soil and groundwater of the Commons of Chicago Ridge and prepare a report recommending what actions the Surviving Company should take with respect to such matters. In the event that Bradley decides to implement any of the recommendations of such consultant (the "Recommended Work"), TOP and the Management Directors have each agreed to pay fifty percent of the costs of such remediation, with the Management Directors' aggregate liability for the Recommended Work limited to a maximum of $200,000.

  Registration Rights Agreement. In connection with the amendment and restatement of the TOP Partnership Agreement, Bradley has agreed to enter into a registration rights agreement (the "Registration Rights Agreement") with the holders of TOP Units, pursuant to which Bradley shall be obligated to file a shelf registration statement with the Commission to register the shares of Bradley Common Stock which such holders may receive upon redemption of TOP Units, which registration statement shall become effective at or prior to the Effective Time. Bradley will be obligated to maintain the effectiveness of such registration statement until a date to be agreed upon or until such time as all of the TOP Units have been redeemed for cash or Bradley Common Stock. Bradley has agreed to pay all fees incident to such registration other than underwriting fees or discounts or fees of counsel, accountants or other persons retained by the holders, other than as provided in the Registration Rights Agreement.

  Elimination of Covenant Not to Compete. The Amended TOP Partnership Agreement has also eliminated the covenant not to compete with TOP which was imposed on the Management Directors and certain of the executive officers of Tucker. In addition, the general partner, either directly or through entities other than TOP, may acquire, own, manage, develop, lease or invest in commercial real estate, including any shopping center, office building or retail project.

TRANSFER OF INTERESTS IN TMC

  In connection with the execution of the Merger Agreement, Kenneth L. Tucker and Richard H. Tucker agreed to transfer all of their equity interests in TMC to two individuals who are officers of Bradley in exchange for $500 each. Prior to the Merger, Kenneth Tucker holds 368 shares of common stock, par value $.01 per share, of TMC ("TMC Common Stock") and 20 shares of preferred stock of TMC, par value $.01 per share ("TMC Preferred Stock"), and Richard Tucker holds 92 shares of TMC Common Stock and 5 shares of TMC Preferred Stock. The remainder of the outstanding shares of TMC Common Stock and TMC Preferred Stock are currently held and will continue to be held by TOP.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                           BRADLEY REAL ESTATE, INC.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

 Prior Bradley Transactions:

  During the period from January 1, 1994 to September 30, 1995, Bradley acquired three properties, sold one property, effected a $125,000,000 shelf registration statement, acquired the REIT advisory business of its long-standing external advisor, completed the July Offering and repaid certain fixed rate mortgage debt.

  In March 1994, Bradley purchased Rivercrest for $24,500,000. The purchase of Rivercrest was financed through borrowings under the Bradley Line of Credit. In November 1994, Bradley acquired Westwind for $7,500,000. Westwind was purchased with the assumption of $5,000,000 of mortgage debt, with the balance paid through a tax-deferred exchange from the sale of Spruce Tree. In April 1995, Bradley acquired St. Francis Plaza for $5,200,000. St. Francis Plaza was purchased with the assumption of approximately $2,100,000 of mortgage debt and the cash proceeds from the sale of 182,500 shares of Bradley Common Stock to the former owner of St. Francis Plaza.

  On January 31, 1995, following stockholder approval, Bradley acquired the REIT advisory business of its long-standing external advisor and thereby became a self-administered REIT. The acquisition, pursuant to which Bradley issued 325,000 shares of Bradley Common Stock to the owners of the advisor, resulted in the termination of an advisory arrangement extending through August 1999.

  On July 6, 1995, Bradley completed the July Offering at a price of $16 per share. Net proceeds from the July Offering were approximately $37,405,000, of which $32,600,000 was used to pay down the Bradley Line of Credit, $4,712,000 was used to pay off the non-recourse mortgages assumed in November 1994 upon the acquisition of Westwind and the balance was used for general business purposes.

 Prior Tucker Transaction:

  In June 1994, Tucker acquired the Mequon Pavilion. The Mequon Pavilion was purchased for $18,300,000 which was financed through a $13,500,000 mortgage note and borrowings for the balance under the Tucker Line of Credit.

  This unaudited Pro Forma Condensed Statement of Operations is presented as if the Bradley acquisitions, disposition and capital transactions and the Tucker acquisition described above, and the Merger had been consummated on January 1, 1994 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the year ended December 31, 1994. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited Pro Forma Condensed Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the periods presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Bradley and Tucker incorporated by reference into this Joint Proxy Statement/Prospectus.

                                      YEAR ENDED DECEMBER 31, 1994
                             ------------------------------------------------
                                                        PRO FORMA    BRADLEY
                               BRADLEY       TUCKER      MERGER         AS
                             PRO FORMA(A) PRO FORMA(B) ADJUSTMENTS   ADJUSTED
                             ------------ ------------ -----------   --------
                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
  Rental income............    $34,387      $49,318      $   --      $83,705
  Other income.............        114        1,246          --        1,360
                               -------      -------      -------     -------
    Total revenue..........     34,501       50,564          --       85,065
                               -------      -------      -------     -------
Expenses:
  Operations, maintenance
   and management..........      5,038        6,546          --       11,584
  Real estate taxes........      8,186        9,921          --       18,107
  Mortgage and other inter-
   est.....................      2,396       11,148          738 (C)  14,282
  Depreciation and amorti-
   zation..................      6,553       10,607       (4,644)(D)  12,516
  Administrative and gener-
   al......................      1,826        4,012       (1,400)(E)   4,438
                               -------      -------      -------     -------
    Total expenses.........     23,999       42,234       (5,306)     60,927
                               -------      -------      -------     -------
Income before allocation to
 minority interest.........     10,502        8,330        5,306      24,138
Income allocated to minor-
 ity interest..............        --          (392)         --         (392)
                               -------      -------      -------     -------
Net income.................    $10,502      $ 7,938      $ 5,306     $23,746
                               =======      =======      =======     =======
Funds from operations(F)...    $17,055      $17,920                  $35,852
                               =======      =======                  =======
Per share data:
  Net income per share.....    $   .94      $   .73                  $  1.27 (G)
  Weighted average number
   of shares outstanding...     11,199       10,828                   18,628 (G)

--------

(A) See page 83 for computation of pro forma adjustments to reflect prior Bradley transactions.

(B) See page 85 for computation of pro forma adjustments to reflect the prior Tucker transaction.

(C) Represents the result of interest on borrowings estimated for payment of fees and expenses related to the Merger of approximately $8,500,000, at an interest rate of 8.688% which was Bradley's borrowing rate at September 30, 1995. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $11,000.

(D) Depreciation and amortization changes relate to recording Tucker's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $233,000,000, and the elimination of historical amortization of Tucker deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

     Pro forma depreciation expense ($233,000,000 over 39 years)...... $ 5,963
     Tucker depreciation..............................................  (9,328)
     Tucker amortization of deferred costs............................  (1,279)
                                                                       -------
     Pro forma adjustment............................................. $(4,644)
                                                                       =======

(E) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which will be eliminated as a result of the Merger, as follows (in thousands):

     Salaries and benefits.............................................. $  700
     Professional fees..................................................    400
     D&O insurance and director fees....................................    200
     Other..............................................................    100
                                                                         ------
     Pro forma adjustment............................................... $1,400
                                                                         ======

(F) Depreciation and amortization added back to net income in the calculation of FFO for Bradley Pro Forma, Tucker Pro Forma and Bradley as Adjusted is net of depreciation and amortization allocated to minority interest of approximately $0, $625,000 and $410,000, respectively.

(G) The Exchange Ratio used in the pro forma financial statements was .686 of a share of Bradley Common Stock per share of Tucker Common Stock. If the Exchange Ratio was .665, then pro forma net income per share for the year ended December 31, 1994 would have been $1.28, and pro forma weighted average number of shares outstanding for the year ended December 31, 1994 would have been 18,400,139.

PRO FORMA ADJUSTMENTS TO REFLECT PRIOR BRADLEY TRANSACTIONS:

                                                           BRADLEY
                         ------------------------------------------------------------------------------
                                                 YEAR ENDED DECEMBER 31, 1994
                         ------------------------------------------------------------------------------
                                              PROPERTY ADJUSTMENTS(A)
                                    -------------------------------------------
                                    RIVERCREST WESTWIND SPRUCE TREE ST. FRANCIS    OTHER
                         HISTORICAL   CENTER    PLAZA     CENTRE       PLAZA    ADJUSTMENTS   PRO FORMA
                         ---------- ---------- -------- ----------- ----------- -----------   ---------
                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
  Rental income.........  $32,875     $1,060    $1,103    $(1,163)     $512       $   --       $34,387
  Other income..........      112          1       --         --          1           --           114
                          -------     ------    ------    -------      ----       -------      -------
    Total revenue.......   32,987      1,061     1,103     (1,163)      513           --        34,501
                          -------     ------    ------    -------      ----       -------      -------
Expenses:
  Operations,
   maintenance and
   management...........    5,315        105       111       (505)       12           --         5,038
  Real estate taxes.....    8,070        354       297       (548)       13           --         8,186
  Mortgage and other in-
   terest...............    4,524        --        --         --        --         (2,128)(B)    2,396
  Depreciation and amor-
   tization.............    5,146        --        --         --        --          1,407 (C)    6,553
  Administrative and
   general..............    2,288        --        --         --        --           (462)(D)    1,826
                          -------     ------    ------    -------      ----       -------      -------
    Total expenses......   25,343        459       408     (1,053)       25        (1,183)      23,999
                          -------     ------    ------    -------      ----       -------      -------
Income before gain on
 sale of property.......    7,644        602       695       (110)      488         1,183       10,502
Gain on sale of proper-
 ty.....................      983        --        --        (983)      --            --           --
                          -------     ------    ------    -------      ----       -------      -------
Net income..............  $ 8,627     $  602    $  695    $(1,093)     $488       $ 1,183      $10,502
                          =======     ======    ======    =======      ====       =======      =======
Funds from operations...  $12,790                                                              $17,055
                          =======                                                              =======
Per share data:
  Net income............  $  1.05                                                              $   .94
  Weighted average num-
   ber of shares out-
   standing.............    8,192                                                               11,199

-------
(A) Increase represents historical operating revenues and expenses for the year ended December 31, 1994 for the three properties acquired during 1994 and 1995 for the period during which Bradley did not own them, offset by decreases in historical operating revenues and expenses for the year ended December 31, 1994 for the property sold in 1994 as if the property was sold prior to the beginning of the period presented.

(B) Decrease represents the net result of interest on borrowings for the period during which Bradley did not incur such interest and the elimination of interest on loans which have been repaid, as follows (in thousands):

                                                                  PRO FORMA
                                                BALANCE RATE   INTEREST EXPENSE
                                                ------- -----  ----------------
        Repayments:
        Line of Credit......................... 32,600  7.938%     $(2,588)
        Mortgage Notes Payable.................  4,712  9.500%        (448)
        Borrowings:
        Line of Credit......................... 24,500  5.563%         341
        Mortgage Notes Payable.................  5,000  9.500%         396
        Mortgage Note Payable..................  2,100  8.125%         171
                                                ------  -----      -------
                                                                   $(2,128)
                                                                   =======

(C) Increase represents additional depreciation of approximately $323,000 for the year ended December 31, 1994 relating to the three properties acquired during 1994 and 1995, for the period during which Bradley did not own them and an increase in amortization of $1,192,000 resulting from the buyout of the advisory agreement of Bradley's former external advisor as if the buyout occurred prior to the beginning of the period presented, partially offset by a decrease in depreciation of approximately $108,000 as if the property sold during 1994 was sold prior to the beginning of the period presented. The increase in depreciation expense for the property acquisitions was computed utilizing an estimated useful life of 39 years and a depreciable basis totaling $28,000,000. The decrease in depreciation expense for the property sold was computed utilizing an estimated useful life of 31.5 years and a depreciable basis of $1,500,000. The amortization was computed by amortizing the cost of the buyout of $5,565,000 over a period of approximately five years.

(D) Represents the net decrease in general and administrative expenses estimated resulting from the acquisition of the REIT advisory business of its long-standing external advisor as if the acquisition occurred prior to the beginning of the period presented, as follows (in thousands):

      Elimination of fee paid to advisor.............................. $(1,057)
      Additional expenses:
        Salaries and benefits.........................................     509
        Rent expense..................................................      75
        Other.........................................................      11
                                                                       -------
                                                                       $  (462)
                                                                       =======

  Additional expenses are based on actual costs incurred during the nine months ended September 30, 1995, which reflect the estimated expenses that would have been incurred if the acquisition occurred prior to the beginning of the period presented.

PRO FORMA ADJUSTMENTS TO REFLECT THE PRIOR TUCKER TRANSACTION:

                                                   TUCKER
                               ------------------------------------------------
                                        YEAR ENDED DECEMBER 31, 1994
                               ------------------------------------------------
                                             PROPERTY       OTHER
                               HISTORICAL ADJUSTMENTS(A) ADJUSTMENTS  PRO FORMA
                               ---------- -------------- -----------  ---------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
  Rental income...............  $47,911       $1,407        $ --       $49,318
  Other income................    1,246          --           --         1,246
                                -------       ------        -----      -------
    Total revenue.............   49,157        1,407          --        50,564
                                -------       ------        -----      -------
Expenses:
  Operations, maintenance and
   management.................    6,178          368          --         6,546
  Real estate taxes...........    9,921          --           --         9,921
  Mortgage and other inter-
   est........................   10,513          --           635 (B)   11,148
  Depreciation and amortiza-
   tion.......................   10,357          --           250 (C)   10,607
  Administrative and general..    3,944           68          --         4,012
                                -------       ------        -----      -------
    Total expenses............   40,913          436          885       42,234
                                -------       ------        -----      -------
Income before allocation to
 minority interest............    8,244          971         (885)       8,330
Income allocated to minority
 interest.....................     (392)         --           --          (392)
                                -------       ------        -----      -------
Net income....................  $ 7,852       $  971        $(885)     $ 7,938
                                =======       ======        =====      =======
Funds from operations(D)......  $17,594                                $17,920
                                =======                                =======
Per share data:
  Net income..................  $   .73                                $   .73
  Weighted average number of
   shares outstanding.........   10,828                                 10,828

--------
(A) Increase represents historical operating revenues and expenses for the year ended December 31, 1994 for the property acquired during 1994 for the period during which Tucker did not own it.

(B) Represents additional interest on the mortgage obtained ($13,500,000) at 6.813% and an increase in the balance outstanding on the Tucker Line of Credit ($4,400,000) at 7.313% in connection with the acquisition of the property for the period during which Tucker did not own it. A 0.125% change in the variable rates would result in a change in the pro forma interest adjustment of approximately $12,000.

(C) Represents additional depreciation for the year ended December 31, 1994 relating to the property acquired during 1994 for the period during which Tucker did not own it. The increase in depreciation expense for the property acquired was computed utilizing an estimated useful life of 31.5 years and a depreciable basis of $15,552,000. The acquisition amount allocated to land was $2,748,000.

(D) Depreciation and amortization added back to net income in the calculation of FFO for Historical and Pro Forma is net of depreciation and amortization allocated to minority interest of approximately $615,000 and $625,000, respectively.

                        BRADLEY REAL ESTATE, INC.

               PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

  During the period from January 1, 1995 to September 30, 1995, Bradley acquired one property. The acquisition was funded with the assumption of approximately $2,100,000 of mortgage debt and the cash proceeds from the sale of 182,500 shares of Bradley Common Stock at a price of $17 per share to the former owner of the property. Also during the period January 1, 1995 to September 30, 1995, Bradley acquired the REIT advisory business of its long-standing external advisor and completed the July Offering at a price of $16 per share. Net proceeds from the July Offering were approximately $37,405,000, of which $32,600,000 was used to pay down the Line of Credit, $4,712,000 was used to pay off the non-recourse mortgages assumed in November 1994 upon the acquisition of a property and the balance was used for general business purposes.

  This unaudited Pro Forma Condensed Statement of Operations is presented as if the Bradley acquisitions described above, the July Offering and the Merger had been consummated on January 1, 1994 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period January 1, 1995 through September 30, 1995. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made.

  This unaudited Pro Forma Condensed Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the period presented, nor does it purport to represent the results to be achieved in future periods. This unaudited Pro Forma Condensed Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Bradley and Tucker incorporated by reference into this Joint Proxy Statement/Prospectus.

                                 NINE MONTHS ENDED SEPTEMBER 30, 1995
                            -------------------------------------------------
                                                        PRO FORMA    BRADLEY
                              BRADLEY       TUCKER       MERGER         AS
                            PRO FORMA(A) HISTORICAL(B) ADJUSTMENTS   ADJUSTED
                            ------------ ------------- -----------   --------
                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
  Rental income...........    $26,847       $36,940      $   --      $63,787
  Other income............        142           904          --        1,046
                              -------       -------      -------     -------
    Total revenue.........     26,989        37,844          --       64,833
                              -------       -------      -------     -------
Expenses:
  Operations, maintenance
   and management.........      4,239         6,046          --       10,285
  Real estate taxes.......      6,384         7,910          --       14,294
  Mortgage and other in-
   terest.................      2,556         9,835          554 (C)  12,945
  Depreciation and amorti-
   zation.................      5,438         8,828       (4,356)(D)   9,910
  Administrative and gen-
   eral...................      1,154         2,242       (1,050)(E)   2,346
  Provision for merger re-
   lated expenses and
   write-downs............        --          1,411         (938)(F)     473
                              -------       -------      -------     -------
    Total expenses........     19,771        36,272       (5,790)     50,253
                              -------       -------      -------     -------
Income before allocation
 to minority interest.....      7,218         1,572        5,790      14,580
Income allocated to minor-
 ity interest.............        --            (64)         --          (64)
                              -------       -------      -------     -------
Net income................    $ 7,218       $ 1,508      $(5,790)    $14,516
                              =======       =======      =======     =======
Funds from operations(G)..    $12,656       $ 9,977                  $24,262
                              =======       =======                  =======
Per share data:
  Net income..............    $   .64       $   .14                  $   .78 (H)
  Weighted average number
   of shares outstanding..     11,199        10,828                   18,628 (H)

--------

(A) See page 88 for computation of pro forma adjustments to reflect prior Bradley transactions.

(B) Represents historical operating results as reported by Tucker for the nine months ended September 30, 1995.

(C) Represents the result of interest on borrowings estimated for payment of fees and expenses related to the Merger of approximately $8,500,000, at an interest rate of 8.688% which was Bradley's borrowing rate at September 30, 1995. A 0.125% change in the variable rate would result in a change in the pro forma interest adjustment of approximately $8,000.

(D) Depreciation and amortization changes relate to recording Tucker's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $233,000,000, and the elimination of historical amortization of Tucker deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

     Pro forma depreciation expense ($233,000,000 over 39 years)...... $ 4,472
     Tucker depreciation..............................................  (7,661)
     Tucker amortization of deferred costs............................  (1,167)
                                                                       -------
     Pro forma adjustment............................................. $(4,356)
                                                                       =======

(E) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which will be eliminated as a result of the Merger, as follows (in thousands):

     Salaries and benefits.............................................. $  525
     Professional fees..................................................    300
     D&O insurance and director fees....................................    150
     Other..............................................................     75
                                                                         ------
     Pro forma adjustment............................................... $1,050
                                                                         ======

(F) Represents the elimination of the write-offs of approximately $447,000 representing costs incurred related to the Merger, and approximately $491,000 representing capitalized costs related to certain development projects which will not be pursued by the Surviving Company.

(G) Depreciation and amortization added back to net income in the calculation of FFO for Bradley Pro Forma, Tucker Historical and Bradley as Adjusted is net of depreciation and amortization allocated to minority interest of approximately $0, $359,000 and $164,000, respectively.

(H) The Exchange Ratio used in the pro forma financial statements was .686 of a share of Bradley Common Stock per share of Tucker Common Stock. If the Exchange Ratio was .665, then pro forma net income per share for the nine months ended September 30, 1995 would have been $.78, and pro forma weighted average number of shares outstanding for the nine months ended September 30, 1995 would have been 18,400,139.

PRO FORMA ADJUSTMENTS TO REFLECT PRIOR BRADLEY TRANSACTIONS:

                                                  BRADLEY
                              -------------------------------------------------
                                   NINE MONTHS ENDED SEPTEMBER 30, 1995
                              -------------------------------------------------
                                            PROPERTY       OTHER
                              HISTORICAL ADJUSTMENTS(A) ADJUSTMENTS   PRO FORMA
                              ---------- -------------- -----------   ---------
                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Income:
  Rental income..............  $26,697        $150        $   --       $26,847
  Other income...............      141           1            --           142
                               -------        ----        -------      -------
    Total revenue............   26,838         151            --        26,989
                               -------        ----        -------      -------
Expenses:
  Operations, maintenance and
   management................    4,235           4            --         4,239
  Real estate taxes..........    6,380           4            --         6,384
  Mortgage and other inter-
   est.......................    3,826         --          (1,270)(B)    2,556
  Depreciation and amortiza-
   tion......................    5,413         --              25 (C)    5,438
  Administrative and gener-
   al........................    1,154         --             --         1,154
                               -------        ----        -------      -------
    Total expenses...........   21,008           8         (1,245)      19,771
                               -------        ----        -------      -------
Net income...................  $ 5,830        $143        $ 1,245      $ 7,218
                               =======        ====        =======      =======
Funds from operations........  $11,243                                 $12,656
                               =======                                 =======
Per share data:
  Net income.................  $   .62                                 $   .64
  Weighted average number of
   shares outstanding........    9,404                                  11,199

--------
(A) Increase represents historical operating revenues and expenses for the nine months ended September 30, 1995 for the property acquired during 1995 for the period during which Bradley did not own it.

(B) Decrease represents the net result of interest on borrowings for the period during which Bradley did not incur such interest and the elimination of interest on loans which have been repaid, as follows (in thousands):

                                                                   PRO FORMA
                                                 BALANCE RATE   INTEREST EXPENSE
                                                 ------- -----  ----------------
   Repayments:
   Line of Credit............................... $32,600 7.938%     $(1,319)
   Borrowings:
   Mortgage Note Payable........................   2,100 8.125%          49
                                                                    -------
                                                                    $(1,270)
                                                                    =======

(C) Increase represents additional depreciation for the nine months ended September 30, 1995 relating to the property acquired during 1995 for the period during which Bradley did not own it. Depreciation expense was computed utilizing an estimated useful life of 39 years and a depreciable basis totaling approximately $3,700,000.

                        BRADLEY REAL ESTATE, INC.

                    PRO FORMA CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1995
                                  (UNAUDITED)

  This unaudited Pro Forma Condensed Balance Sheet is presented as if the Merger had been consummated on September 30, 1995. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of this transaction have been made.

  This unaudited Pro Forma Condensed Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Bradley would have been at September 30, 1995, nor does it purport to represent the future financial position of Bradley. This unaudited Pro Forma Condensed Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto of Bradley and Tucker incorporated by reference into this Joint Proxy Statement/Prospectus.

                                                        PRO FORMA     BRADLEY
                                 BRADLEY     TUCKER       MERGER         AS
                                HISTORICAL HISTORICAL ADJUSTMENTS(A)  ADJUSTED
                                ---------- ---------- --------------  --------
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
ASSETS
Real estate investments, at
 cost.........................   $184,621   $319,899     $(25,421)(B) $479,099
Accumulated depreciation and
 amortization.................     26,229     24,022      (24,022)(B)   26,229
                                 --------   --------     --------     --------
Net real estate investments...    158,392    295,877       (1,399)     452,870
Construction in progress......      2,797      3,043          --         5,840
Cash and cash equivalents.....        982      9,322          --        10,304
Rents and other receivables,
 net..........................      7,680     12,551       (7,203)(C)   13,028
Unamortized buyout of con-
 tract, net...................      4,670        --           --         4,670
Due from affiliates...........        --         114          --           114
Deferred charges and prepaid
 expenses, net................      4,334      5,677       (5,990)(D)    4,021
Other assets..................        --       3,846         (360)(E)    3,486
                                 --------   --------     --------     --------
  Total assets................   $178,855   $330,430     $(14,952)    $494,333
                                 ========   ========     ========     ========
LIABILITIES
Mortgage loans................   $ 24,867   $132,612          --      $157,479
Lines of credit...............      9,800     44,679        8,500 (F)   62,979
Accounts payable and accrued
 liabilities..................      8,033     14,619          --        22,652
Dividends and distributions
 payable......................        --       2,822          --         2,822
Other liabilities.............        --       2,877          --         2,877
                                 --------   --------     --------     --------
  Total liabilities...........     42,700    197,609        8,500      248,809
                                 --------   --------     --------     --------
Minority interests............        --       5,441         (995)(G)    4,446
                                 --------   --------     --------     --------
STOCKHOLDERS' EQUITY
Shares of common stock........        112         11           63 (H)      186
Paid-in capital...............    148,360    155,224      (50,375)(H)  253,209
Distributions in excess of ac-
 cumulated earnings...........    (12,317)   (27,855)      27,855 (H)  (12,317)
                                 --------   --------     --------     --------
  Total stockholders' equity..    136,155    127,380      (22,457)     241,078
                                 --------   --------     --------     --------
    Total liabilities and
     stockholders' equity.....   $178,855   $330,430     $(14,952)    $494,333
                                 ========   ========     ========     ========

--------

See footnotes on page 90.

--------
(A) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon a purchase price of approximately $311,032,000, which assumes a value of $14.125 per share of Bradley Common Stock, computed as follows (in thousands):

     Issuance of Bradley Common Stock................................. $104,923
     Assumption of Tucker liabilities.................................  197,609
     Merger costs.....................................................    8,500
                                                                       --------
                                                                       $311,032
                                                                       ========

(B) Decrease in net book value of the Tucker real estate assets is based upon Bradley's purchase price.

(C) To reduce Tucker historical deferred rent receivables to reflect the price paid by Bradley in accordance with the purchase method of accounting.

(D) Represents the elimination of deferred charges in accordance with the purchase method of accounting and the elimination of costs related to the Merger, capitalized as of September 30, 1995, as follows (in thousands):

     Loan costs........................................................ $ 3,743
     Lease commissions.................................................   3,936
     Other leasing costs...............................................     883
     Organization costs................................................     142
     Less accumulated amortization.....................................  (3,027)
                                                                        -------
                                                                          5,677
     Merger related costs..............................................     313
                                                                        -------
                                                                        $ 5,990
                                                                        =======

(E) Represents capitalized costs related to a development project not expected to be pursued by the Surviving Company.

(F) Estimated payments for fees and expenses related to the Merger as follows (in thousands):

     Legal and accounting............................................... $2,400
     Investment advisory fees...........................................  2,025
     Termination and severance..........................................  1,700
     D&O insurance......................................................    650
     Real estate due diligence and closing costs........................    425
     Printing and filing fees...........................................    350
     Other..............................................................    950
                                                                         ------
                                                                         $8,500
                                                                         ======

(G) To reflect the adjustment of TOP Units based upon an exchange ratio of .686 and a Bradley stock price of $14.125, as follows:

                                                         TOP        MINORITY
                                                        UNITS       INTEREST
                                                       --------  --------------
                                                                 (IN THOUSANDS)
     Issuance of TOP Units............................  314,748     $ 4,446
     Historical....................................... (458,817)     (5,441)
                                                       --------     -------
                                                       (144,069)    $  (995)
                                                       ========     =======

(H) To adjust Tucker's capital accounts to reflect the issuance of 7,428,202 shares of Bradley Common Stock in exchange for all of the outstanding shares of Tucker Common Stock at an Exchange Ratio of .686 shares of Bradley Common Stock for each outstanding share of Tucker Common Stock, as follows (in thousands):

                                          COMMON  PAID-IN    DISTRIBUTION IN
                                          SHARES  CAPITAL   EXCESS OF EARNINGS
                                          ------ ---------  ------------------
     Issuance of Bradley Common Stock....  $ 74  $ 104,849       $    --
     Tucker's historical stockholders'
      equity.............................   (11)  (155,224)       (27,855)
                                           ----  ---------       --------
     Merger adjustment...................  $ 63  $ (50,375)      $ 27,855
                                           ====  =========       ========

  If the Exchange Ratio was .665 of a share of Bradley Common Stock for each outstanding share of Tucker Common Stock, then Tucker's capital accounts would be adjusted to reflect the issuance of 7,200,808 shares of Bradley Common Stock in exchange for all the outstanding shares of Tucker Common Stock, as follows (in thousands):

                                          COMMON  PAID-IN    DISTRIBUTION IN
                                          SHARES  CAPITAL   EXCESS OF EARNINGS
                                          ------ ---------  ------------------
     Issuance of Bradley Common Stock....  $ 72  $ 115,141       $    --
     Tucker's historical stockholders'
      equity.............................   (11)  (155,224)       (27,855)
                                           ----  ---------       --------
     Merger adjustment...................  $ 61  $ (40,083)      $ 27,855
                                           ====  =========       ========

                      MANAGEMENT OF THE SURVIVING COMPANY

  Under the Merger Agreement, the directors and executive officers of Bradley will become the directors and executive officers of the Surviving Company. The directors and executive officers of Bradley, their ages, positions and business experience for at least the past five years are set forth below. The Board of Directors is segregated into three classes, with terms ending in 1996, 1997 and 1998, respectively. Directors elected at future stockholder meetings will hold office for three years. Executive officers are elected annually by the Board of Directors for terms ending on the next annual meeting of the Board of Directors.

   NAME                                   POSITION WITH THE SURVIVING COMPANY
   ----                                   -----------------------------------
E. Lawrence Miller...... President, Chief Executive Officer and Director (term expires in 1996)
William L. Brown........ Director (term expires in 1996)
Joseph E. Hakim......... Director (term expires in 1996)
John B. Hynes III....... Director (term expires in 1998)
Stephen G. Kasnet....... Director (term expires in 1997)
Paul G. Kirk, Jr. ...... Director (term expires in 1998)
W. Nicholas Thorndike... Director (term expires in 1998)
A. Robert Towbin........ Director (term expires in 1997)
Thomas P. D'Arcy........ Executive Vice President
Richard L. Heuer........ Executive Vice President
Marianne Dunn........... Senior Vice President
Irving E. Lingo, Jr. ... Chief Financial Officer
Carmella C. Brown....... Treasurer and Controller

  E. Lawrence Miller, age 53, has been Chief Executive Officer of Bradley since October 1994, President of Bradley since 1985, and was appointed to the Board in 1992. From 1984 to 1994, Mr. Miller was also a Senior Vice President of R.M. Bradley & Co., Inc., the long-standing external advisor of Bradley ("RMB"). Previously, Mr. Miller served as general counsel of Northeast Operations for Prudential Insurance Company of America. Mr. Miller serves as Chairman and a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the Urban Land Institute and of the International Council of Shopping Centers.

  William L. Brown, age 73, was Chairman of the Board of Bank of Boston Corporation and The First National Bank of Boston from 1983 to 1989, Chief Executive Officer from 1983 to 1987 and President from 1971 to 1982. He was a director of both Bank of Boston Corporation and The First National Bank of Boston until March 1992. He is also a director of GC Companies, Inc., Standex International Corporation, Stone & Webster, Incorporated, Ionics, Incorporated, North American Mortgage Company and the John F. Kennedy Library Foundation.

  Joseph E. Hakim, age 48, is President of Joseph P. Kennedy Enterprises, Inc. in New York, New York, a Kennedy family-owned asset management company for which he has held a variety of executive positions since 1974. In this capacity, Mr. Hakim also serves as President and Chief Executive Officer of Merchandise Mart Properties, Inc. in Chicago, Illinois, a subsidiary of Joseph
P. Kennedy Enterprises, Inc., which manages approximately 7.5 million square feet of properties. Mr. Hakim is Treasurer of the Joseph P. Kennedy, Jr. Foundation and the Robert F. Kennedy Memorial.

  John B. Hynes III, age 37, is a Senior Vice President of RMB, overseeing the operations of its Commercial Brokerage Division. Prior to joining RMB in 1993, Mr. Hynes directed the Boston office of Lincoln Property Company (a commercial real estate development company) as its Operating Partner, and prior to that time was a Vice President of the Codman Company of Boston. He is a member of numerous Boston real estate industry organizations.

  Stephen G. Kasnet, age 50, was Managing Director of First Winthrop Corporation and Winthrop Financial Associates (real estate development and management companies) from 1991 to September 1995. From 1989 to 1991, he was Executive Vice President of Cabot, Cabot & Forbes (a real estate development and management company) and prior to 1989 was Executive Vice President of RMB. He is Chairman of the Board of Warren Bancorp, Inc. and Warren Five Cents Savings Bank in Peabody, Massachusetts, a trustee of Pioneer Winthrop Real Estate Investment Fund and a member of the Urban Land Institute.

  Paul G. Kirk, Jr., age 57, is counsel to, and until 1989 was a partner of, the law firm of Sullivan & Worcester in Boston, Massachusetts. He is also Chairman and Treasurer of Kirk-Sheppard & Co., Inc., a business advisory and consulting firm. From 1985 to 1989, he served as Chairman of the Democratic Party of the United States, and from 1983 to 1985 as its Treasurer. Mr. Kirk is a director of ITT Corporation, ITT Hartford Insurance Co. and Rayonier, Inc. He is a trustee of Stonehill College and St. Sebastian's School, Co-Chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation and Chairman of the National Democratic Institute for International Affairs.

  W. Nicholas Thorndike, age 62, serves as a corporate director or trustee of a number of organizations, including Courier Corporation, Providence Journal Company, Eastern Utility Associates, Data General Corporation and The Putnam Funds. He also serves as a Trustee of Massachusetts General Hospital, having served as Chairman of the Board from 1987 to 1992 and President from 1992 to 1994. Until December 1988, he was Chairman and Managing Partner of Wellington Management Company (an investment advisor). In February 1994, he was appointed a successor trustee of certain private trusts in which he had no beneficial interest and concurrently became (until October 1994) Chairman of two privately-owned corporations controlled by such trusts. These corporations filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code in August 1994.

  A. Robert Towbin, age 60, is a Managing Director of Unterberg Harris. From January 1994 to August 1995, he was President and Chief Executive Officer of the Russian American Enterprise Fund and, upon its merger with the Fund for Large Enterprises in Russia, Vice Chairman of the resulting U.S. Russia Investment Fund. From 1987 to 1994, Mr. Towbin was a Managing Director of Lehman Brothers. Prior to 1987, he was a director and Vice Chairman of L.F. Rothschild, Unterberg, Towbin Holdings, Inc. Mr. Towbin serves as a director of the Columbus New Millenium Fund, Gerber Scientific, Inc., Globalstar Telecommunications Limited and K&F Industries Inc., and is a former director of several other public companies. He is a member of the Securities Industry Association and is a director of numerous charitable and civic organizations.

  Thomas P. D'Arcy, age 36, has served as Executive Vice President of Bradley since September 1995, having previously served as Senior Vice President of Bradley since 1992 and Vice President of Bradley since 1989. Prior to joining Bradley, Mr. D'Arcy was employed by RMB as a member of its property management and real estate brokerage departments for over eight years. Mr. D'Arcy is a member of the International Council of Shopping Centers and the Building Owners and Managers Association.

  Richard L. Heuer, age 43, has served as Executive Vice President of Bradley since September 1995, having previously served as Senior Vice President of Bradley since late 1994. Prior to joining Bradley, Mr. Heuer was employed by the Welsh Companies, the independent property management company that was managing Bradley's Minnesota properties.

  Marianne Dunn, age 36, was named Senior Vice President of Bradley in September 1995, having served as Vice President of Bradley since 1993 and as Investment Manager since 1990. Prior to joining Bradley, Ms. Dunn was employed by a lending institution as an Assistant Treasurer in the consumer lending department. Ms. Dunn is a member of the International Council of Shopping Centers.

  Irving E. Lingo, Jr., age 43, joined Bradley as Chief Financial Officer in September 1995. Mr. Lingo was most recently employed as Chief Financial Officer of Lingerfelt Industrial Properties, a division of the Liberty Property Trust from 1993 to 1995. From 1991 to 1992, Mr. Lingo served as Vice President--Finance of

CSX Realty, a division of CSX Corporation. From 1983 to 1990, Mr. Lingo was Executive Vice President of Goodman Segar Hogan, Inc., a diversified Southeastern real estate firm. Prior to joining Goodman Segar Hogan, Mr. Lingo was associated with Ernst & Young for eight years. Mr. Lingo is a certified public accountant and member of the American Institute of Certified Public Accountants.

  Carmella C. Brown, age 31, was named Treasurer of Bradley in 1995 and has served as Controller of Bradley since 1993, having previously served as Accounting Manager since 1990. She was also employed by RMB from 1990 to 1994, prior to which she was employed by KPMG Peat Marwick as a Senior Accountant. Ms. Brown is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

                         THE MEETINGS OF STOCKHOLDERS

BRADLEY SPECIAL MEETING

  The Bradley Special Meeting will be held at               , Boston,
Massachusetts, on February , 1996, at 10:00 a.m., Eastern time. At the Bradley Special Meeting, holders of Bradley Common Stock will consider and vote upon a proposal to approve the Merger and the Merger Agreement. This proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Bradley Common Stock entitled to vote thereon. Holders of Bradley Common Stock are entitled to one vote per share.

  Bradley has fixed the close of business on January , 1996 as the Bradley Record Date for determining holders entitled to notice of and to vote at the Bradley Special Meeting. Only holders of Bradley Common Stock at the close of business on the Bradley Record Date will be entitled to notice of and to vote at the Bradley Special Meeting. As of the Bradley Record Date, there were 11,226,624 shares of Bradley Common Stock issued and outstanding, of which approximately 64,000 shares (representing less than 1% of the outstanding shares of Bradley Common Stock) were owned beneficially by directors and executive officers of Bradley and their affiliates. As of the date of the Merger Agreement, all of the directors and executive officers of Bradley indicated that they presently intended to vote all shares of Bradley Common Stock which they own to approve the Merger and the Merger Agreement.

  All shares of Bradley Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF BRADLEY COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Bradley, by signing and returning a later-dated proxy or by voting in person at the Bradley Special Meeting; however, mere attendance at the Bradley Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Bradley Special Meeting will be tabulated by the inspector(s) of election appointed for the meeting and will determine whether or not a quorum is present. The presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of Bradley Common Stock entitled to vote at the Bradley Special Meeting is necessary to constitute a quorum at the Bradley Special Meeting. Abstentions and broker non-votes will be treated as shares that are present at the Bradley Special Meeting for purposes of determining whether a quorum exists. In order to be approved, the Merger and the Merger Agreement must receive the affirmative vote of the holders of a majority of the issued and outstanding shares of Bradley Common Stock entitled to vote on the Merger and the Merger Agreement. Abstentions and broker non-votes will have the effect of votes against the approval of the Merger and the Merger Agreement.

  Bradley will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of Bradley Common Stock held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Bradley, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their representatives. In addition, Georgeson & Co. has been engaged by Bradley to act as proxy solicitors and will receive a fee of $6,500 plus expenses.

  THE BOARD OF DIRECTORS OF BRADLEY HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT BRADLEY STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. SEE "THE MERGER-- BACKGROUND OF THE MERGER" AND "--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF BRADLEY."

TUCKER SPECIAL MEETING

  The Tucker Special Meeting will be held at               , Chicago,
Illinois, on February , 1996, at 9:00 a.m., Central time. At the Tucker Special Meeting, holders of Tucker Common Stock will consider and vote upon a proposal to approve the Merger and the Merger Agreement. This proposal must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Tucker Common Stock entitled to vote thereon. Holders of Tucker Common Stock are entitled to one vote per share.

  The Tucker Board of Directors has fixed the close of business on January , 1996 as the Tucker Record Date for determining holders entitled to notice of and to vote at the Tucker Special Meeting. Only holders of Tucker Common Stock at the close of business on the Tucker Record Date will be entitled to notice of and to vote at the Tucker Special Meeting. As of the Tucker Record Date, there were 10,828,283 shares of Tucker Common Stock issued and outstanding, of which 112,583 shares (representing approximately 1% of the outstanding shares of Tucker Common Stock) were owned beneficially by directors and executive officers of Tucker and their affiliates. As of the date of the Merger Agreement, all of the directors and executive officers of Tucker indicated that they presently intended to vote all shares of Tucker Common Stock which they own to approve the Merger and the Merger Agreement.

  All shares of Tucker Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF TUCKER COMMON STOCK WILL BE VOTED IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Tucker, by signing and returning a later-dated proxy or by voting in person at the Tucker Special Meeting; however, mere attendance at the Tucker Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Tucker Special Meeting will be tabulated by the inspector(s) of election appointed for the meeting and will determine whether or not a quorum is present. The presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of Tucker Common Stock entitled to vote at the Tucker Special Meeting is necessary to constitute a quorum at the Tucker Special Meeting. Abstentions and broker non-votes will be treated as shares that are present at the Tucker Special Meeting for purposes of determining whether a quorum exists. In order to be approved, the Merger and the Merger Agreement must receive the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Tucker Common Stock entitled to vote on the Merger and the Merger Agreement. Abstentions and broker non-votes will have the effect of votes against the approval of the Merger and the Merger Agreement.

  Tucker will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of Tucker Common Stock held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of Tucker, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their representatives. In addition, Georgeson & Co. has been engaged by Tucker to act as proxy solicitors and will receive a fee of $7,500 plus expenses.

  THE BOARD OF DIRECTORS OF TUCKER HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT TUCKER STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT. SEE "THE MERGER--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF TUCKER" AND "CONFLICTS OF INTEREST ARISING FROM BENEFITS TO AND OFFICERS AND DIRECTORS OF TUCKER."

                       COMPARISON OF STOCKHOLDER RIGHTS

  At the Effective Time, the stockholders of Tucker will become stockholders of Bradley. As stockholders of Tucker, their rights are presently governed by the MGCL, the Tucker Charter and the Tucker Bylaws. As stockholders of Bradley, their rights will be governed by the MGCL, the Bradley Charter and the Bradley Bylaws. The Merger will not result in any change in the Bradley Charter or the Bradley Bylaws.

  The following discussion summarizes certain differences between the rights of stockholders of Bradley and the rights of stockholders of Tucker. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Tucker Charter, the Tucker Bylaws, the Bradley Charter, the Bradley Bylaws and the relevant provisions of the MGCL. Copies of the Tucker Charter, the Tucker Bylaws, the Bradley Charter and the Bradley Bylaws are incorporated by reference as exhibits to the Registration Statement.

AMENDMENT OF CHARTER AND BYLAWS

  In conformity with the MGCL and the Bradley Charter, the Bradley Charter may be amended by the Board of Directors, with the approval of the holders of a majority of all of the votes entitled to be cast on the matter, except that the Bradley Charter permits the Board of Directors to amend the limitations on transfer and ownership of stock to the extent the Board deems appropriate to assure continued qualification as a REIT, without a vote of the stockholders. The Bradley Bylaws may be amended by the affirmative vote of the holders of a majority of the shares of Bradley Common Stock or by the Board of Directors without a vote of the stockholders.

  In conformity with the MGCL, the Tucker Charter may be amended by the Board of Directors, with the approval of the holders of at least two-thirds of all of the votes entitled to be cast on the matter. The Tucker Bylaws may only be amended by the Board; provided, however, that the Bylaw provisions which (i) reserve to the independent directors the right to make all decisions regarding enforcement of certain agreements and (ii) set forth the number, tenure and qualification of the Directors, including the requirement that a majority of the Board be comprised of independent directors may only be amended by the affirmative vote of stockholders owning a majority of the votes cast at a stockholders' meeting at which a quorum is present.

  Accordingly, stockholders of the Surviving Company will have a greater ability to amend the Bradley Charter and the Bradley Bylaws than Tucker stockholders currently have to amend the Tucker Charter and Tucker Bylaws.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Under the MGCL, unless a corporation's charter provides for a lesser percentage (but not less than a majority), a proposed consolidation, merger, share exchange or transfer of all or substantially all of its assets must be approved by the stockholders of each corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The Bradley Charter provides that such transactions may be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The Tucker Charter contains no such provision and therefore, such transactions require the approval of two-thirds of all votes entitled to be cast on the matter.

  Thus, a lesser vote of the stockholders of the Surviving Company is required to authorize a proposed consolidation, merger, share exchange or transfer of all or substantially all of its assets than is currently required for Tucker stockholders.

BOARD OF DIRECTORS

  The Bradley Bylaws provide that the number of directors of Bradley may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law. Directors of Bradley hold office until their successors are duly elected and qualified or until their death, resignation or removal by the affirmative vote of the holders of a majority of the outstanding shares of Bradley Common Stock. The Bradley Charter provides that a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors.

  Pursuant to the terms of the Bradley Charter, the directors are divided into three classes with the term of office of one class expiring each year. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified.

  The Tucker Bylaws provide that the number of directors of Tucker may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor more than nine. The Tucker Bylaws also require a majority of the Board of Directors to be independent. These provisions may only be amended by a vote of a majority of all of the votes cast at a stockholders meeting at which a quorum is present. Pursuant to the terms of the Tucker Charter, each director will hold office for a one-year term expiring at the annual meeting of stockholders to be held the following year and until his successor is duly elected and qualified.

  The Tucker Charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast for the election of directors. This provision, when coupled with the provision in the Bylaws authorizing the Board to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by the removal with their own nominees except upon a substantial affirmative vote.

  This staggered Board provision prevents stockholders from voting on the election of all directors at each annual meeting. The existence of a staggered Board may have the effect of delaying or deferring a change in control of the Surviving Company or removal of incumbent management.

SPECIAL MEETINGS

  The Bradley Bylaws provide that the chairman, if any, the president or a majority of the Board of Directors may call a special meeting of Bradley's stockholders. A special meeting may also be called by the secretary upon the written request of stockholders entitled to cast 25% or more of the votes entitled to be cast at such meeting.

  The Tucker Bylaws provide that the chairman, if any, the president or the Board of Directors may call a special meeting of Tucker's stockholders. A special meeting may also be called by any stockholders who hold in the aggregate not less than 10% of the outstanding shares of Tucker Common Stock.

  Because a higher percentage of stockholders is required to call a special meeting of Bradley's stockholders than is currently provided for in Tucker's By-laws, the Tucker stockholders, upon conversion of their shares into Bradley Common Stock in connection with the Merger, will have a lesser ability to call special meetings of stockholders.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 1% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  The Board of Directors of Tucker has exempted from these provisions of the MGCL any business combination with Kenneth Tucker and Richard Tucker (the "Tuckers") or any person acting in concert or as a group with the Tuckers. Bradley has not made any exemptions from these provisions of the MGCL other than for the Merger.

RESTRICTIONS ON THE OWNERSHIP, TRANSFER OR ISSUANCE OF SHARES

  For a company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. The Bradley Charter contains provisions, designed to ensure that Bradley remains a qualified REIT, that generally limit any holder from owning, or being deemed to own by virtue of the attribution provisions of the Code, shares of capital stock having a value that is more than 9.8% (the "Ownership Limit") of the value of all outstanding capital stock of Bradley. The Bradley Charter provides that each person (which includes natural persons, corporations, trusts, partnerships and other entities) shall be deemed to own stock that such person (i) actually owns, (ii) constructively owns after applying attribution rules specified in the Code, and (iii) has the right to acquire upon exercise of any options or warrants or conversion of any convertible securities held by such person. The fact that certain affiliated entities, such as separate mutual funds advised by the same investment adviser, may own more than 9.8% of the value of all outstanding capital stock in the aggregate will not of itself result in the Ownership Limit being exceeded, merely because a single person may be considered to be the "beneficial owner" of such stock for purposes of Section 13(g) of the Exchange Act. Bradley's Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and Bradley's tax counsel is presented that the changes in ownership will not then or in the future jeopardize Bradley's status as a REIT.

  The Bradley Charter provides that any transfer of Bradley capital stock or any security convertible into capital stock that would create direct or indirect ownership of capital stock in excess of the Ownership Limit or that would result in the disqualification of Bradley as a REIT, including any transfer that results in Bradley being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock (as described below) that will be transferred, by operation of law, to a trustee (to be named by the Board of Directors of Bradley, but unaffiliated with Bradley) as trustee for the exclusive benefit (except to the extent described below) of one or more charitable beneficiaries designated from time to time by the Board of Directors. The Excess Stock held in trust will be considered as issued and outstanding shares of stock of Bradley, will be entitled to receive distributions declared by Bradley and may be voted by the trustee for the exclusive benefit of the charitable beneficiary. Any dividend or distribution paid to a purported transferee of Excess Stock prior to the discovery by Bradley that capital stock has been transferred in violation of the provisions of the Bradley Charter (a "prohibited transfer") shall be repaid to Bradley upon demand and thereupon paid over by Bradley to the trustee. Any votes of holders of shares of capital stock purported to have been cast by a purported transferee prior to such discovery of a prohibited transfer will be retroactively deemed not to have been cast, but said retroactive nullification of the vote of the relevant shares of capital stock shall not adversely affect the rights of any person (other than the purported transferee) who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were cast.

  The Bradley Charter provides that Excess Stock is not transferable. Subject to the redemption rights of Bradley discussed below, the trustee of the trust may, however, sell and transfer the interest in the trust to a transferee in whose hands the interest in the trust representing Excess Stock would not be an interest in Excess Stock, and upon such sale the shares of Excess Stock represented by the sold interest shall be automatically exchanged for shares of capital stock of the class that was originally exchanged into such Excess Stock. Upon such sale, the trustee shall distribute to the purported transferee only so much of the sales proceeds as is not more than the price paid by the purported transferee in the prohibited transfer that resulted in the exchange of Excess Stock for the capital stock purported to have been transferred (or, if the purported transferee received such capital stock by gift, devise or otherwise without giving value for such stock, only an amount that does not exceed the market price for such stock, as determined in the manner set forth in the Bradley Charter, at the time of the prohibited transfer), and the trustee shall distribute all remaining proceeds from such sale to the charitable beneficiary.

  In addition to the foregoing transfer restrictions, Bradley will have the right, for a period of 90 days during the time any Excess Stock is held by the trustee, to purchase all or any portion of the Excess Stock from the trustee for the lesser of the price paid for the capital stock by the original purported transferee or the market price of the capital stock on the date Bradley exercises its options to purchase. Upon any such purchase by Bradley, the trustee shall distribute the purchase price to the original purported transferee. The 90-day period begins on the date on which Bradley receives written notice of the prohibited transfer or other event resulting in the exchange of capital stock for Excess Stock.

  If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of Bradley, to have acted as an agent on behalf of Bradley in acquiring the Excess Stock and to hold the Excess Stock on behalf of Bradley.

  These restrictions will not preclude settlement of transactions on the NYSE or any other stock exchange on which capital stock of Bradley is listed. The foregoing restrictions on transferability and ownership also will not apply if Bradley's Board of Directors determines that it is no longer in the best interests of Bradley to continue to qualify as a REIT.

  The Bradley Charter requires that, upon demand by Bradley, each stockholder and each proposed transferee of capital stock will disclose to Bradley in writing any information with respect to the direct, indirect and constructive ownership of shares of stock as Bradley's Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The Tucker Charter contains ownership and transfer restrictions generally comparable to those in the Bradley Charter, except that (i) no person, other than the Tuckers, may own, or be deemed to own by virtue of the attribution provision of the Code, more than 7% of the value of the issued and outstanding stock of Tucker and (ii) the Tuckers and their affiliates may not own, directly or indirectly, more than 21% of the value of the issued and outstanding stock of Tucker.

  The ownership restrictions provided by the Bradley Charter and the Tucker Charter may have the effect of delaying, deferring or preventing the acquisition of control of Bradley or Tucker. However, the Bradley Charter provides that the Ownership Limit shall not apply to shares of capital stock acquired pursuant to an all cash tender offer for all of the outstanding shares of capital stock in conformity with applicable laws where not less than two-thirds of the outstanding shares of capital stock (not including securities held by the tender offeror and/or its affiliates and associates) are tendered and accepted pursuant to such tender offer and where the tender offeror commits in such tender offer promptly after the tender offeror's purchase of the tendered stock, to give any non-tendering stockholders a reasonable opportunity to put their capital stock to the tender offeror at a price not less than that paid pursuant to the tender offer.

ADVANCE NOTICE FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

  The Bradley Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting (except for stockholder proposals included in Bradley's proxy materials pursuant to Rule 14a-8 under the Exchange Act) must provide written notice and certain supporting documentation to Bradley relating to the nomination or proposal not less than 75 days nor more than 150 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders.

  The purpose of requiring stockholders to give Bradley advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although Bradley's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of delaying or deferring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Bradley and its stockholders.

  The Tucker Bylaws provide that any stockholder of record wishing to nominate a director or to make a stockholder proposal must deliver a notice and certain supporting documentation to the secretary or Tucker not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on Tucker's books, and of such beneficial owner, and (y) the class and number of shares of stock of Tucker which are owned beneficially and of record by such stockholder and such beneficial owner.

  Because of the greater amount of time in which stockholder proposals or director nominations may be made under the Bradley Bylaws, the Tucker stockholders, upon conversion of their shares into Bradley Common Stock in connection with the Merger, will have a longer period of time in which to make such proposals or nominations.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  Unless the articles or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten (10) days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the articles or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles or bylaws of the corporation.

  Pursuant to the statute, Tucker has exempted control share acquisitions involving "Existing Holders," including the Tuckers, their affiliates and persons acting in concert with either of the Tuckers, that are not prohibited or restricted by the terms of the Tucker Charter, and the prohibition on voting control shares will not apply to the Tuckers, their affiliates and persons acting in concert with either of the Tuckers. An "Existing Holder" is defined in the Tucker Charter as: (i) any Person (as defined in the Tucker Charter) who is, or would be upon the exchange of TOP Units, the owner of Equity Stock (defined as either Tucker Common Stock or preferred stock of Tucker) in excess of the Ownership Limit set forth in the Tucker Charter, and
(ii) any Person to whom an Existing Holder transfers ownership of equity stock causing such transferee to own equity stock in excess of the Ownership Limit. All other stockholders are subject to the terms of the control share acquisition statute.

  The Bradley Bylaws contain a provision exempting any and all acquisitions of Bradley Common Stock from the control share provision of the MGCL, although there can be no assurance that the provision will not be amended or repealed in the future.

DISSOLUTION

  The MGCL and the Bradley Charter permit the dissolution of Bradley by (i) the affirmative resolution of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

  The dissolution of Tucker would require a similar resolution of Tucker's Board of Directors and approval by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

  Thus, a lesser vote of the stockholders of the Surviving Company is required to authorize the dissolution of the Surviving Company than is currently required for Tucker stockholders.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the Bradley Special Meeting or the Tucker Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Bradley proxy and Tucker proxy to vote the proxy in accordance with their best judgment.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Merger and the validity of the shares of Bradley Common Stock to be issued pursuant to the Merger will be passed upon for Bradley by Goodwin, Procter & Hoar (a partnership including professional corporations), Boston, Massachusetts. William B. King, whose professional corporation is a partner in Goodwin, Procter & Hoar, is Secretary of Bradley and is the beneficial owner of approximately 8,000 shares of Bradley Common Stock. Certain legal matters in connection with the Merger will be passed upon for Tucker by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The financial statements of Bradley as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 and the financial statement schedule as of December 31, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Tucker as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 and the financial statement schedule as of December 31, 1994, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

  Any Bradley stockholder who wishes to submit a proposal for presentation at Bradley's 1996 Annual Meeting of Stockholders must have submitted the proposal to Bradley Real Estate, Inc., 699 Boylston Street, Boston, Massachusetts 02116, Attention: Secretary. Such proposal must have been received not later than November 30, 1995 for inclusion, if appropriate, in Bradley's proxy statement and form of proxy relating to its 1996 Annual Meeting.

  Any Tucker stockholder who wishes to submit a proposal for presentation at Tucker's 1996 Annual Meeting of Stockholders (which would be held only if the Merger has not been consummated prior to the date the meeting is to be held) must submit the proposal to Tucker Properties Corporation, 40 Skokie Boulevard, Suite 600, Northbrook, Illinois 60062, Attention: Shareholder Relations. Such proposal must be received not later than January 31, 1996 for inclusion, if appropriate, in Tucker's proxy statement and form of proxy relating to its 1996 Annual Meeting.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                           BRADLEY REAL ESTATE, INC.

                                      AND

                         TUCKER PROPERTIES CORPORATION

                          DATED AS OF OCTOBER 30, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 1.  The Merger and Amendment of Tucker Partnership Agreement.............  A-1
     1.1  The Merger.....................................................   A-1
     1.2  The Closing....................................................   A-1
     1.3  Effective Time.................................................   A-1
     1.4  Amendment of Tucker Operating Limited Partnership Agreement....   A-2
     1.5  Transfer of Securities of Tucker Management Corporation........   A-2
     1.6  Amendments of Governing Documents of Tucker Subsidiaries.......   A-2
     1.7  Release and Termination........................................   A-2
     1.8  Severance Pay Plan and Agreements..............................   A-2
 2.  Charter and Bylaws of the Surviving Corporation......................  A-2
     2.1  Charter........................................................   A-2
     2.2  Bylaws.........................................................   A-3
 3.  Directors and Officers of the Surviving Corporation..................  A-3
     3.1  Directors......................................................   A-3
     3.2  Officers.......................................................   A-3
 4.  Tucker Stock.........................................................  A-3
     4.1  Conversion of the Tucker Stock.................................   A-3
     4.2  Exchange of Certificates Representing Tucker Common Stock......   A-4
     4.3  Return of Exchange Fund........................................   A-5
 5.  Representations and Warranties of Tucker.............................  A-6
     5.1  Existence; Good Standing; Authority; Compliance With Law.......   A-6
     5.2  Authorization, Validity and Effect of Agreements...............   A-6
     5.3  Capitalization.................................................   A-7
     5.4  Subsidiaries...................................................   A-8
     5.5  Other Interests................................................   A-8
     5.6  No Violation...................................................   A-9
     5.7  SEC Documents..................................................   A-9
     5.8  Litigation.....................................................  A-10
     5.9  Absence of Certain Changes.....................................  A-10
     5.10 Taxes..........................................................  A-10
     5.11 Books and Records..............................................  A-11
     5.12 Properties.....................................................  A-11
     5.13 Leases.........................................................  A-12
     5.14 Rents..........................................................  A-13
     5.15 Environmental Matters..........................................  A-14
     5.16 Employee Benefit Plans.........................................  A-14
     5.17 Labor Matters..................................................  A-15
     5.18 No Brokers.....................................................  A-15
     5.19 Opinion of Financial Advisor...................................  A-15
     5.20 Bradley Share Ownership........................................  A-15
     5.21 Related Party Transactions.....................................  A-15
     5.22 Contracts and Commitments......................................  A-15
     5.23 Development Rights.............................................  A-16
     5.24 Certain Payments Resulting From Transactions...................  A-16
     5.25 Indemnification Claims.........................................  A-16
     5.26 Disclosure.....................................................  A-16
     5.27 Status of Holden Court and Holden Court Escrow.................  A-16

                                      (i)

                                                                           PAGE
                                                                           ----
     5.28 Tenant Improvements............................................  A-17
     5.29 Status of Options to Purchase Real Property....................  A-17
     5.30 Definition of Tucker's Knowledge...............................  A-17
 6.  Representations and Warranties of Bradley............................ A-17
     6.1  Existence; Good Standing; Authority; Compliance With Law.......  A-17
     6.2  Authorization, Validity and Effect of Agreements...............  A-18
     6.3  Capitalization.................................................  A-18
     6.4  Subsidiaries...................................................  A-18
     6.5  Other Interests................................................  A-18
     6.6  No Violation...................................................  A-19
     6.7  SEC Documents..................................................  A-19
     6.8  Litigation.....................................................  A-20
     6.9  Absence of Certain Changes.....................................  A-20
     6.10 Taxes..........................................................  A-20
     6.11 Books and Records..............................................  A-21
     6.12 Properties.....................................................  A-21
     6.13 Environmental Matters..........................................  A-22
     6.14 Employee Benefit Plans.........................................  A-22
     6.15 Labor Matters..................................................  A-23
     6.16 No Brokers.....................................................  A-23
     6.17 Opinion of Financial Advisor...................................  A-23
     6.18 Tucker Stock Ownership.........................................  A-23
     6.19 Related Party Transactions.....................................  A-23
     6.20 Contracts and Commitments......................................  A-23
     6.21 Development Rights.............................................  A-24
     6.22 Bradley Common Stock...........................................  A-24
     6.23 Convertible Securities.........................................  A-24
     6.24 Disclosure.....................................................  A-24
     6.25 Definition of Bradley's Knowledge..............................  A-24
 7.  Covenants............................................................ A-24
     7.1  Acquisition Proposals..........................................  A-24
     7.2  Conduct of Businesses..........................................  A-25
     7.3  Meetings of Stockholders.......................................  A-27
     7.4  Filings; Other.................................................  A-27
     7.5  Inspection of Records..........................................  A-28
     7.6  Publicity......................................................  A-28
     7.7  Registration Statement.........................................  A-28
     7.8  Listing Application............................................  A-29
     7.9  Further Action.................................................  A-29
     7.10 Affiliates of Tucker...........................................  A-29
     7.11 Expenses.......................................................  A-29
     7.12 Indemnification................................................  A-29
     7.13 Reorganization.................................................  A-31
     7.14 Certain Benefits...............................................  A-31
     7.15 Dividends......................................................  A-32
     7.16 IRS Private Letter Ruling......................................  A-32
 8.  Conditions........................................................... A-33
     8.1  Conditions to Each Party's Obligation to Effect the Merger.....  A-33
     8.2  Conditions to Obligations of Tucker to Effect the Merger.......  A-33
     8.3  Conditions to Obligation of Bradley to Effect the Merger.......  A-34


                                      (ii)

                                                                           PAGE
                                                                           ----
 9.  Termination.......................................................... A-35
     9.1   Termination...................................................  A-35
     9.2   Effect of Termination.........................................  A-36
     9.3   Payment of Termination Amount or Expenses.....................  A-37
     9.4   Extension; Waiver.............................................  A-38
 10. General Provisions................................................... A-38
     10.1  Nonsurvival of Representations, Warranties and Agreements.....  A-38
     10.2  Notices.......................................................  A-38
     10.3  Assignment; Binding Effect; Benefit...........................  A-38
     10.4  Entire Agreement..............................................  A-39
     10.5  Confidentiality...............................................  A-39
     10.6  Amendment.....................................................  A-40
     10.7  Governing Law.................................................  A-40
     10.8  Counterparts..................................................  A-40
     10.9  Headings......................................................  A-40
     10.10 Interpretation................................................  A-40
     10.11 Waivers.......................................................  A-40
     10.12 Incorporation.................................................  A-40
     10.13 Severability..................................................  A-40
     10.14 Enforcement of Agreement......................................  A-41
     10.15 Certain Definitions...........................................  A-41
     10.16 Schedules.....................................................  A-41

                                     (iii)

EXHIBIT A--      Form of Amended and Restated Agreement of Limited Partnership
                 of Bradley Operating Limited Partnership Agreement

EXHIBIT B-1--    Consents of Limited Partner of Tucker Operating Limited
                 Partnership

EXHIBIT B-2--    Consent of General Partner of Tucker Operating Limited
                 Partnership

EXHIBIT B-3--    Acknowledgment of Bradley Real Estate, Inc. to the Amended and
                 Restated Agreement of Limited Partnership of Tucker Operating
                 Limited Partnership

EXHIBIT C--      Intentionally Omitted

EXHIBIT D--      Form of Affiliate Letter

EXHIBIT E--      Form of Tenant's Estoppel Certificate

EXHIBIT F--      Purchase and Sale of Securities

EXHIBIT G--      Tucker Properties Corporation Severance Pay Plan

EXHIBIT H-1--    Form of First Amendment to Indemnification Agreement


EXHIBIT H-2--    Acknowledgment of Bradley Real Estate, Inc. to the First
                 Amendment of the Indemnification Agreements

EXHIBIT I-- Form of Seventh Amendment to Agreement of Limited Partnership of Tucker Operating Limited Partnership Agreement

EXHIBIT J--      Severance Agreements

EXHIBIT K--      Consulting Agreement with Kenneth Tucker

SCHEDULES

Schedule 1.7     Contracts to be Released


Schedule 5.2     Ancillary Agreements


Schedule 7.12    Tucker's Directors' and Officers' Insurance Coverage


Schedule 8.1(f)  Required Consents


Schedule 8.3(f)  Leases and REA Agreements Requiring Estoppel Certificates


                                      (iv)

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 30, 1995, between Bradley Real Estate, Inc., a Maryland corporation ("Bradley"), and Tucker Properties Corporation, a Maryland corporation ("Tucker").

                                   RECITALS

  A. The Board of Directors of Bradley and the Board of Directors of Tucker each have determined that a business combination between Bradley and Tucker is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

  B. It is intended that the merger provided for herein, for federal income tax purposes, shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "purchase."

  C. Bradley and Tucker have each received a fairness opinion from their respective financial advisors relating to the transactions contemplated hereby as more fully described herein.

  D. Bradley and Tucker desire to make certain representations, warranties and agreements in connection with the merger.

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

  1. The Merger and Amendment of Tucker Partnership Agreement.

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Tucker shall be merged with and into Bradley in accordance with this Agreement and the separate corporate existence of Tucker shall thereupon cease (the "Merger"). Bradley shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL").

  1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts, at 9:00 a.m., local time, on the first business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  1.3 Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

  1.4 Amendment of Tucker Operating Limited Partnership Agreement. As a result of the consummation of the Merger, Bradley will acquire the general partnership interests and those limited partnership units ("TOP Units") in the Tucker Operating Limited Partnership, a Delaware limited partnership ("TOP"), which are currently owned by Tucker. In connection with the consummation of the Merger, the Limited Partnership Agreement of TOP (the "TOP Partnership Agreement") will be amended and restated substantially in the form of Exhibit A hereto. The execution of such agreement by Tucker will be authorized by a majority of Tucker's independent directors who are not affiliates of any of the Limited Partners (as such term is defined in the TOP Partnership Agreement). Concurrently with the execution of this Agreement, Tucker and Limited Partners of TOP holding at least 386,984 TOP Units will execute an agreement in the form of Exhibit B hereto consenting to, among other things, the Merger and the amendment and restatement, effective as of the Effective Time, of the TOP Partnership Agreement.

  1.5 Transfer of Securities of Tucker Management Corporation. In connection with the consummation of the Merger, a designee or designees of Bradley will acquire from Kenneth Tucker and Richard Tucker (collectively, the "Tuckers") all of the outstanding securities of Tucker Management Corporation ("TMC") (other than securities owned by TOP). Concurrently with the execution of this Agreement, the Tuckers will execute an agreement in the form of Exhibit F hereto agreeing, among other things, to such transfer, effective as of the Effective Time.

  1.6 Amendments of Governing Documents of Tucker Subsidiaries. In connection with the Closing, the Articles of Incorporation, Bylaws, partnership agreements and equivalent documents for the Tucker Subsidiaries (as defined in Section 5.1 hereof) will be amended to change the name of the entity (and, six months after the Effective Time, no such entity shall use the name "Tucker") and to make certain other changes to such documents in order to reflect the Merger and the transactions contemplated by this Agreement. Tucker and the Tucker Subsidiaries will take all actions which are necessary to effectuate such amendments and will use their best efforts to cause all of the stockholders in any Tucker Subsidiary and all of the partners in any Tucker Subsidiary to approve such amendments and to take such other actions to effectuate such amendments and the transactions contemplated by this Agreement as may be reasonably requested by Bradley.

  1.7 Release and Termination. Concurrently with the execution of this Agreement, the parties listed on Schedule 1.7 hereto will execute releases providing for, among other things, the termination of all contracts and agreements listed on Schedule 1.7 hereto. Pursuant to such releases, all such contracts shall be terminated and released, effective as of the Effective Time, and the parties to such contracts agree to waive any and all rights they may have under such contracts or agreements.

  1.8 Severance Pay Plan and Agreements. In connection with the execution of this Agreement, Tucker has adopted the Tucker Properties Corporation Severance Pay Plan (the "Severance Plan") for its employees, as set forth in Exhibit G hereto, and, prior to the Effective Time, Tucker will use its reasonable best efforts to enter into individual employment or severance agreements (the "Severance Agreements") with the following employees: Kenneth Tucker, Richard Tucker, Harold Eisenberg, Norris Eber, Larry Tucker and William Karnes, in the respective forms set forth in Exhibit J hereto and a consulting agreement with Kenneth Tucker in the form set forth in Exhibit K hereto. Bradley agrees that after the Effective Time, it will assume and be bound by the terms of the Severance Plan and Severance Agreements. Prior to the Effective Time, and as soon as practicable after this Agreement is signed, Tucker shall supply Bradley with the calculation of the actual severance payments that would be payable pursuant to the Severance Agreements assuming the covered individual's employment terminated in a Covered Termination (as defined in the Severance Agreements).

                                   ARTICLE 2

  2. Charter and Bylaws of the Surviving Corporation.

  2.1 Charter. The Charter (as defined in the MGCL) of Bradley in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

  2.2 Bylaws. The Bylaws of Bradley in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

  3. Directors and Officers of the Surviving Corporation.

  3.1 Directors. The directors of Bradley immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

  3.2 Officers. The officers of Bradley immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 4

  4. Tucker Stock.

  4.1 Conversion of the Tucker Stock.

  (a) At the Effective Time, each share of the Common Stock, $.01 par value per share, of Bradley ("Bradley Common Stock") outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of the Common Stock, $.01 par value per share, of the Surviving Corporation.

  (b) At the Effective Time, each share of Common Stock, par value $.001 per share, of Tucker (the "Tucker Common Stock") issued and outstanding immediately prior to the Effective Time (other than those shares of Tucker Common Stock to be canceled pursuant to Section 4.1(d)) shall, by virtue of the Merger and without any action on the part of Tucker, Bradley or the holders of any of the securities of any of these corporations, be converted into the right to receive 0.665 of a share of Bradley Common Stock; provided, however, that in the event that at the Effective Time the Closing Price (as such term is hereinafter defined) of a share of Bradley Common Stock is less than $16 per share but more than $15.50 per share, then each share of Tucker Common Stock will be converted into the right to receive that percentage of a share of Bradley Common Stock (determined to the nearest one-thousandth of a share) as is determined by dividing $10.64 by the Closing Price; and provided, further, that in the event that at the Effective Time, the Closing Price of a share of Bradley Common Stock is $15.50 per share or less, then each share of Tucker Common Stock will be converted into the right to receive 0.686 of a share of Bradley Common Stock (the applicable percentage of a share of Bradley Common Stock to be issued upon such conversion is hereinafter referred to as the "Exchange Ratio"); and provided further that if between the date of this Agreement and the Effective Time the outstanding shares of Bradley Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. For purposes of this Agreement, the term "Closing Price" shall mean the average per share closing price of Bradley Common Stock as reported on the New York Stock Exchange ("NYSE") over the twenty (20) trading days immediately preceding the fifth (5th) day prior to the date of the Closing.

  (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Tucker Common Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate (a "Certificate") representing any shares of Tucker Common Stock shall thereafter cease to have any rights with respect to such shares of Tucker Common Stock, except the right to receive, without interest, shares of Bradley Common Stock and cash in lieu of fractional shares of Bradley Common Stock in accordance with Sections 4.1(b) and 4.2(e) upon the surrender of such Certificate.

  (d) Each share of Tucker Common Stock issued and held in Tucker's treasury at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

  (e) At the Effective Time, Tucker's obligations with respect to each stock option set forth in Section 5.3 of the Tucker Disclosure Letter (as defined in Article 5 hereof) that will not automatically terminate by its terms at the Effective Time (the "Existing Tucker Options") shall be assumed by Bradley (the "Assumed Options"), subject to the provisions and amendments described in this Section. The Assumed Options shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Existing Tucker Options were issued, except that (i) all references to Tucker shall be deemed to be references to Bradley, (ii) each option shall be exercisable for that number of whole shares of Bradley Common Stock equal to the product of the number of shares of Tucker Common Stock covered by such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of shares of Bradley Common Stock and (iii) the exercise price per share of Bradley Common Stock under such option shall be equal to the exercise price per share of Tucker Common Stock under the Existing Tucker Option divided by the Exchange Ratio and rounded to the nearest cent. The adjustment provided herein with respect to any Existing Tucker Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Bradley shall (i) reserve for issuance the number of shares of Bradley Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 4.1(e) and (ii) promptly after the Effective Time issue to each holder of an outstanding Existing Tucker Option a document evidencing the assumption by Bradley of Tucker's obligations with respect thereto under this Section. Nothing in this Section or this Agreement shall affect the schedule of vesting as set forth in Section 5.3 of the Tucker Disclosure Letter with respect to Tucker Stock Options to be assumed by Bradley as provided in this Section.

  4.2 Exchange of Certificates Representing Tucker Common Stock.

  (a) As of the Effective Time, Bradley shall deposit, or shall cause to be deposited, with an exchange agent selected by Bradley on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of shares of Tucker Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Bradley Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Bradley Common Stock being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding shares of Tucker Common Stock.

  (b) Promptly after the Effective Time, Bradley shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Bradley may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Bradley Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Bradley Common Stock to which such holder shall be entitled, and (y) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 4.2. In the event of a transfer of ownership of Tucker Common Stock which is not registered in the transfer records of Tucker, a Certificate representing the proper number of shares of Bradley Common Stock, together with a check for the cash to be paid in lieu of fractional shares plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Tucker Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Bradley Common Stock shall be paid with respect to any shares of Tucker Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Bradley Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Bradley Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Bradley Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Tucker of the shares of Tucker Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Bradley Common Stock and cash in lieu of fractional shares, if any, in accordance with this Section
4.2. Certificates surrendered for exchange by any person constituting an "affiliate" of Tucker for purposes of Rule 145, as such rule may be amended from time to time ("Rule 145"), of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Bradley has received an Affiliate Letter in the form of Exhibit D attached hereto, from such person as provided in Section 7.10.

  (e) No fractional shares of Bradley Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Bradley Common Stock pursuant to Section 4.1(b), each holder of Tucker Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Closing Price by (ii) the fraction of a share of Bradley Common Stock which such holder would otherwise be entitled to receive under this Article 4.

  4.3 Return of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Bradley Common Stock) that remains unclaimed by the former stockholders of Tucker one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Tucker who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares of Bradley Common Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 4.2(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Bradley, Tucker, the Exchange Agent or any other person shall be liable to any former holder of shares of Tucker Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Bradley Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 4.2(c)).

                                   ARTICLE 5

  5. Representations and Warranties of Tucker.

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Bradley, which shall refer to the relevant Sections of this Agreement (the "Tucker Disclosure Letter"), Tucker represents and warrants to Bradley as follows:

  5.1 Existence; Good Standing; Authority; Compliance With Law. Tucker is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Tucker is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, results of operations or financial condition of Tucker and the Tucker Subsidiaries (as defined below) taken as a whole (a "Tucker Material Adverse Effect"). Tucker has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the Tucker Subsidiaries is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Tucker Material Adverse Effect. Neither Tucker nor any of the Tucker Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Tucker or any Tucker Subsidiary or any of their respective properties or assets is subject, where such violation would have a Tucker Material Adverse Effect. Tucker and the Tucker Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would have a Tucker Material Adverse Effect. Copies of the Charter or other equivalent documents, Bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of Tucker and each of the Tucker Subsidiaries are listed in Section 5.1 of the Tucker Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Bradley and its counsel, are true and correct. For the purposes of this Agreement, the term "Tucker Subsidiary" shall include any of the entities listed under such heading in Section 5.4 of the Tucker Disclosure Letter.

  5.2 Authorization, Validity and Effect of Agreements. Each of Tucker and the Tucker Subsidiaries has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the agreements and documents listed in Schedule 5.2 to this Agreement (the "Ancillary Agreements") to which it is a party. The Board of Directors of Tucker has, by resolutions duly adopted by unanimous vote, approved this Agreement, the Merger and the transactions contemplated by this Agreement and has agreed to recommend that the holders of Tucker Common Stock adopt and approve this Agreement, the Merger and the transactions contemplated by this Agreement at the Tucker stockholders' meeting which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Board of Directors of Tucker has taken such actions and votes as are necessary on its part to render the provisions of the Control Share Acquisition Statute, the Business Combination Statute and all other applicable takeover statutes of the MGCL and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. As of the date hereof, all of the directors and executive officers of Tucker have indicated that they presently intend to vote all shares of Tucker Common Stock which they own to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Tucker stockholders meeting which will be held in accordance with the provisions of
Section 7.3. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding shares of Tucker Common Stock, the execution by Tucker and the Tucker Subsidiaries of this Agreement, the Ancillary Agreements to which they are parties and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly authorized by all requisite corporate or partnership action on the part of such entities. This Agreement constitutes, and the Ancillary Agreements to which they are parties (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Tucker and the Tucker Subsidiaries, enforceable against Tucker and each of the Tucker Subsidiaries in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  5.3 Capitalization.

  (a) The authorized capital stock of Tucker consists of 90,000,000 shares of Tucker Common Stock and 10,000,000 shares of preferred stock, $.001 par value per share (the "Tucker Preferred Stock"). As of the date hereof, there are 10,828,283 shares of Tucker Common Stock issued and outstanding, and no shares of Tucker Preferred Stock are issued and outstanding. All such issued and outstanding shares of Tucker Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the TOP Units and the Existing Tucker Options, Tucker has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Tucker on any matter. Except for the TOP Units and the Existing Tucker Options (all of which have been issued under the Tucker Properties Corporation 1993 Share Option Plan (the "Tucker Stock Option Plan")), there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Tucker to issue, transfer or sell any shares of capital stock of Tucker. Section 5.3 of the Tucker Disclosure Letter sets forth a full list of the Existing Tucker Options, including the name of the person to whom such stock options have been granted, the number of shares subject to each option, the per share exercise price for each option and the vesting schedule for each option. Except as set forth in
Section 5.3 of the Tucker Disclosure Letter, the vesting schedule of all Existing Tucker Options shall not be changed or affected by the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Pursuant to the terms of the Tucker Stock Option Plan, at the Effective Time, all Existing Tucker Options will be assumed by Bradley in accordance with the provisions of Section 4.1(e). Except as set forth in Section 5.3 of the Tucker Disclosure Letter, there are no agreements or understandings to which Tucker or any Tucker Subsidiary is a party with respect to the voting of any shares of Tucker Common Stock or which restrict the transfer of any such shares, nor does Tucker have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except for TOP Units held by Limited Partners, there are no outstanding contractual obligations of Tucker or any Tucker Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Tucker or any Tucker Subsidiary. Except as set forth in Section 5.3 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act. After the Effective Time, except to the extent set forth in Section 4.1(e), the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of Tucker or the Surviving Corporation pursuant to any Tucker Stock Option Plan or any other Tucker Benefit Plan (as defined in Section 5.16 hereof).

  (b) The sole general partner of TOP is Tucker. As of the date hereof, there are issued and outstanding 11,287,100 TOP Units, 10,828,283 of which are owned by Tucker and the remainder of which are owned by the persons and in the amounts set forth in Section 5.3 of the Tucker Disclosure Letter. All such issued and outstanding TOP Units are duly authorized, validly issued, fully paid, and free of preemptive rights. The TOP Units owned by Tucker and, to the best knowledge of Tucker, the TOP Units owned by the Limited Partners, are subject only to the restrictions on transfer set forth in the TOP Partnership Agreement and those imposed by applicable securities laws. Except as set forth in Section 5.3 of the Tucker Disclosure Letter, TOP has not issued or granted, and is not a party to, any commitments of any kind relating to, or any agreements or understandings with respect to, TOP Units or any other interest in TOP or any securities convertible into TOP Units or such interests.

  (c) TOP and Tucker Financing Corporation, a Delaware corporation ("TFC"), are the only partners in Tucker Financing Partnership, a Delaware partnership ("TFP"). As of the date hereof and at all times during its existence, TFC is and has been a wholly-owned subsidiary of Tucker, which owns all of the 100 issued and outstanding shares of common stock, par value $.01 per share, of TFC. As of the date hereof, 99% of the issued and outstanding units of partnership interests in TFP ("TFP Units"), are held by TOP and 1% are held by TFC. All such issued and outstanding TFP Units are duly authorized, validly issued, fully paid, and free of preemptive rights. The TFP Units are subject only to the restrictions on transfer set forth in the TOP Partnership Agreement, the partnership agreement of TFP and that certain Indenture, dated as of June 1, 1994, by and between TFP, Bankers Trust Company of California, N.A. and Bankers Trust (the "Indenture") and those imposed by applicable securities laws. TFP has not otherwise issued or granted, and is not a party to, any commitments of any kind relating to, or any agreements or understandings with respect to, TFP Units or any other interest in TFP or any securities convertible into TFP Units or such interests. TFP has financed all of the properties which it owns through a transaction which, as of the date hereof, qualifies as a real estate mortgage investment conduit (a "REMIC") under Section 860D of the Code. As part of the REMIC, TFP issued a $100,000,000 interest-bearing promissory note to a certain trust, which is governed by the Indenture. As of the date hereof, TFP has complied with all of the covenants contained in Section 1008 and Section 1009 of the Indenture and no Default or Event of Default (as defined in the Indenture), or any event the occurrence of which, with notice or lapse of time, will become a Default or Event of Default under Article 5 of the Indenture, has occurred or is occurring. The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not violate or result in a violation of the covenants in Section 1008 and Section 1009 of the Indenture (subject to the receipt of the consent of the Indenture Trustee) and will not result in a default or Event of Default (as defined in the Indenture), or any event the occurrence of which, with notice or lapse of time, will become a Default or Event of Default under Article 5 of the Indenture. TFP is not subject to regulation under the Public Utility Holding Company Act of 1935 or the Federal Power Act and neither TFP or TOP is required to be registered as an "investment company" within the meaning of the Investment Company Act of 1940. The beneficial ownership of this trust is represented by 413 certificates in six different classes (A, B, C, D, E and R). The Class A, Class B, Class C, Class D and Class E certificates qualify for treatment as "regular interests" in the REMIC. The Class R certificates represent the sole class of "residual interests" in the REMIC.

  5.4 Subsidiaries. Except as set forth in Section 5.4 of the Tucker Disclosure Letter, Tucker owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the Tucker Subsidiaries. Each of the outstanding shares of capital stock in each of the Tucker Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Tucker Disclosure Letter, each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the Tucker Subsidiaries is owned, directly or indirectly, by Tucker free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Tucker Subsidiary is set forth in Section 5.4 of the Tucker Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital or partnership or other interests; (iii) the name of each stockholder or owner of a partnership or other equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it and (iv) the name of the general partners, if applicable. TFC and Tucker Properties Investment, Inc. are the only Tucker Subsidiaries which are "qualified REIT subsidiaries" as such term is defined under Section 856(i) of the Code.

  5.5 Other Interests. Except for interests in the Tucker Subsidiaries as set forth in Section 5.4 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities). With respect to the interests set forth in Section 5.4 of the Tucker Disclosure Letter, Tucker or the applicable Tucker Subsidiary, as the case may be, is a partner or stockholder in good standing, owns such interests free and clear of all liens, pledges, security interests, claims, options or other encumbrances, is not in breach of any provision of any agreement, document or contract governing such entity's rights in or to the interests owned or held, all of which agreements, documents and contracts are set forth in Section 5.4 of the Tucker Disclosure Letter, and have not been modified or amended since their description therein, and are in full force and effect and, to the best of the knowledge of Tucker, the other parties to such agreements, documents or contracts are not in breach of any of their respective obligations under such agreements, documents or contracts, and to the best of the knowledge of Tucker, if such other entities were included within the definition of Tucker Subsidiaries for purposes of this Agreement, there would be no exceptions or breaches to the representations and warranties made in this Article for Tucker Subsidiaries.

  5.6 No Violation. Except as set forth in Section 5.6 of the Tucker Disclosure Letter, neither the execution and delivery by Tucker and the Tucker Subsidiaries of this Agreement or the Ancillary Agreements nor the consummation by Tucker and the Tucker Subsidiaries of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with their terms, will: (i) conflict with or result in a breach of any provisions of the Charter, Bylaws, organizational documents, partnership agreements, or joint venture agreements of Tucker or any Tucker Subsidiary; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, the Tucker Stock Option Plan, or any grant or award made thereunder; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Tucker or the Tucker Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Tucker or any of the Tucker Subsidiaries is a party, or by which Tucker or any of the Tucker Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Tucker Material Adverse Effect; or (iv) other than the filings provided for in Article 1 of this Agreement, or required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Tucker Material Adverse Effect.

  5.7 SEC Documents. A complete list of the registration statements of Tucker filed with the United States Securities and Exchange Commission ("SEC") in connection with Tucker's initial public offering of Tucker Common Stock, and all exhibits, amendments and supplements thereto (the "Tucker Registration Statement"), and each (A) registration statement, (B) annual report on Form 10- K, (C) quarterly report on Form 10-Q, (D) current report on Form 8-K, (E) proxy statement or information statement, and (F) other reports filed with the SEC pursuant to the requirements of the Exchange Act (in all such cases, including all exhibits, amendments and supplements thereto), prepared by Tucker or any of the Tucker Subsidiaries or relating to properties of Tucker or the Tucker Subsidiaries (including registration statements covering mortgage pass-through certificates) since the effective date of the Tucker Registration Statement, is set forth in Section 5.7 of the Tucker Disclosure Letter, and copies of such documents, in the form (including exhibits and any amendments thereto) filed with the SEC, have previously been provided or made available to Bradley or its counsel (collectively, the "Tucker Reports"). The Tucker Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Tucker under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Tucker Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Tucker included in or incorporated by reference into the Tucker Reports (including the related notes and schedules) fairly presents the consolidated financial position of Tucker and the Tucker Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Tucker included in or incorporated by reference into the Tucker Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Tucker and the Tucker Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of Tucker and the Tucker Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Tucker Reports or in Section 5.7 of the Tucker Disclosure Letter, neither Tucker nor any of the Tucker Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Tucker or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date and liabilities for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger.

  5.8 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Tucker or any Tucker Subsidiary is a party or by which any of its properties or assets are bound or, to the reasonable best knowledge of Tucker, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Tucker or any Tucker Subsidiary or, to the reasonable best knowledge of Tucker, against any of its directors, officers, employees or agents or, to the reasonable best knowledge of Tucker, threatened against Tucker or any Tucker Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clause (i) or (ii), are reasonably likely, individually or in the aggregate, to have a Tucker Material Adverse Effect.

  5.9 Absence of Certain Changes. Except as disclosed in the Tucker Reports filed with the SEC prior to the date hereof or as set forth in Section 5.9 of the Tucker Disclosure Letter, since December 31, 1994, Tucker and the Tucker Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Tucker Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Tucker Common Stock, except dividends of $0.36 per share paid on January 16, 1995 and April 14, 1995 and $0.25 per share paid on July 14, 1995 and October 16, 1995, (iii) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by Tucker or any of the Tucker Subsidiaries, outside the ordinary course of business except for commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; or (iv) any material change in Tucker's accounting principles, practices or methods.

  5.10 Taxes. Except as set forth in Section 5.10 of the Tucker Disclosure
Letter:

  (a) Tucker and each of the Tucker Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed by it through the date hereof.

  (b) Tucker and each of the Tucker Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

  (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to Tucker or any Tucker Subsidiary or, to the knowledge of Tucker or the Tucker

Subsidiaries, threatening to assert against Tucker or any Tucker Subsidiary any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of Tucker or any Tucker Subsidiary, either claimed or raised by any governmental authority, or as to which any officer of Tucker or any Tucker Subsidiary has reason to believe may be claimed or raised by any federal or state governmental authority. No claim has ever been made by a taxing authority in a jurisdiction where Tucker does not file reports and returns that Tucker is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Tucker or any Tucker Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Other than the agreement dated June 5, 1995, (the "1995 Closing Agreement") Tucker has never entered into a closing agreement pursuant to
Section 7121 of the Code.

  (d) Except as to matters in connection with the 1995 Closing Agreement, Tucker has not received written notice of any audit of any tax return filed by Tucker, and Tucker has not been notified by any tax authority that any such audit is contemplated or pending. Neither Tucker nor any of the Tucker Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Tucker is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Tucker and each of the Tucker Subsidiaries and all communications relating thereto have been delivered to Bradley or made available to representatives of Bradley.

  (e) Tucker and each Tucker Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

  (f) Each of the Tucker Subsidiaries of which all the outstanding capital stock is owned solely by Tucker is a Qualified REIT Subsidiary as defined in
Section 856(i) of the Code. TOP, TFP and each of the other Tucker Subsidiaries listed as a partnership in Section 5.4 of the Tucker Disclosure Letter are, and have been at all times, properly classified as partnerships for federal income tax purposes and not as publicly-traded partnerships.

  (g) For its taxable year ended December 31, 1993, Tucker made all federal and applicable state and local elections to qualify as a real estate investment trust. None of such elections has been terminated or revoked. For its taxable year ended December 31, 1993 and at all times thereafter up to and including the date hereof, Tucker has qualified to be treated as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. Tucker has qualified as a REIT for every year in which it existed. For the periods described in the preceding sentence, Tucker has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of those states in which Tucker is subject to income tax and which provide for the taxation of REITs in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

  5.11 Books and Records.

  (a) The books of account and other financial records of Tucker and each of the Tucker Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Tucker Reports.

  (b) The minute books and other records of Tucker and each of the Tucker Subsidiaries have been made available to Bradley, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and directors and any committees of the Board of Directors of Tucker and each of the Tucker Subsidiaries and all actions of the partners of each of the Tucker Subsidiaries.

  5.12 Properties. All of the real estate properties owned by Tucker and each of the Tucker Subsidiaries are set forth in Section 5.12 of the Tucker Disclosure Letter. Except as set forth in Section 5.12 of the Tucker

Disclosure Letter, Tucker and each Tucker Subsidiary own fee simple title to each of the real properties identified in the Tucker Disclosure Letter (the "Tucker Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances") and the Tucker Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Bradley and are listed in
Section 5.12 of the Tucker Disclosure Letter), and (iii) mechanics', carriers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Tucker Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Tucker and the Tucker Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except as set forth in Section 5.12 of the Tucker Disclosure Letter, valid policies of title insurance have been issued insuring Tucker's or the applicable Tucker Subsidiary's fee simple title to each of the Tucker Properties in amounts at least equal to the purchase price thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and Tucker has no knowledge of any facts or circumstances which would constitute the basis for such a claim. To the best knowledge of Tucker, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Tucker Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Tucker Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Tucker Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is Tucker nor any Tucker Subsidiary currently in default under any REA Agreement and the Tucker Properties are in full compliance with all governmental permits, licenses and certificates; (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Tucker Properties has been issued by any governmental authority; (iii) there are no material structural defects relating to any of the Tucker Properties; (iv) there is no Tucker Property whose building systems are not in working order in any material respect; (v) there is no physical damage to any Tucker Property in excess of $10,000 for which there is no insurance in effect covering the full cost of the restoration; or (vi) there is no current renovation or restoration or tenant improvements to any Tucker Property or any portion thereof, the cost of which exceeds $10,000, except in each instance as set forth in Section 5.12 of the Tucker Disclosure Letter. Except as noted in
Section 5.12 of the Tucker Disclosure Letter, the use and occupancy of each of the Tucker Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Tucker has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Tucker Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Tucker Properties. Neither Tucker nor any of the Tucker Subsidiaries has received any notice to the effect that (A) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Tucker Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Tucker Properties or by the continued maintenance, operation or use of the parking areas.

  5.13 Leases.

  (a) Section 5.13 of the Tucker Disclosure Letter sets forth a true, accurate and complete rent roll for each of the Tucker Properties (the "Rent Roll") as of September 30, 1995. The Rent Roll includes, without limitation, the name of the Tenant, the space leased, the lease expiration date, security and other deposits, prepaid rent (for more than 30 days), percentage rent, pro rata share of operating expenses, taxes, charges and assessments. Section 5.13 of the Tucker Disclosure Letter contains a list of known defaults and a list of any extraordinary clauses including, without limitation, any "kick-out" clauses, cotenancy requirements or exclusions, "go-dark" clauses, or clauses requiring any future funding of tenant improvements.

  (b) Except as noted in Section 5.13 of the Tucker Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, (i) each of the leases and tenancies for all or any portion of the Tucker Properties (the "Tucker Leases") is valid and subsisting and in full force and effect, has not been amended, modified or supplemented; (ii) the tenant under each of the Tucker Leases is in actual possession of the leased premises;
(iii) no tenants are in arrears for the payment of rent for any month preceding the month of the date of this Agreement or otherwise in default of such tenant's lease obligations as to which Tucker has given notice of default to such tenant; and (iv) neither Tucker nor any Tucker Subsidiary has received any written notice from any tenant of any intention to vacate. Except as set forth in Section 5.13 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

  (c) Tucker has previously delivered or made available to Bradley a true and correct copy of all Tucker Leases.

  (d) Except as shown in Section 5.13 of the Tucker Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, no tenant under any of the Tucker Leases has asserted any claim of which Tucker or any Tucker Subsidiary has received written notice which would materially affect the collection of rent from such tenant and neither Tucker nor any Tucker Subsidiary has received written notice of any material default or breach on the part of Tucker or any Tucker Subsidiary under any of the Tucker Leases which has not been cured.

  (e) Section 5.13 of the Tucker Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all written or oral commitments made by Tucker or any Tucker Subsidiary to lease any of the Tucker Properties or any portion thereof which has not yet been reduced to a written lease. Tucker has provided true and correct copies of all such written commitments to Bradley and Section 5.13 of the Tucker Disclosure Letter provides with respect to each such oral commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and tenant build-out and
(viii) the right of any third-party broker to any outstanding brokerage or other commission incidental thereto and all other financial terms.

  (f) Except as set forth in Section 5.13 of the Tucker Disclosure Letter all material leases pursuant to which Tucker or any Tucker Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Corporation from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Tucker and the Tucker Subsidiaries.

  5.14 Rents. The rents and other income and charges set forth in Section 5.13 of the Tucker Disclosure Letter are the actual rents, income and charges presently being charged by Tucker and the Tucker Subsidiaries under the Tucker Leases. No space is occupied rent free or at a rental rate reduced from the rate stated in Section 5.13 of the Tucker Disclosure Letter. Other than set forth in Section 5.13 of the Tucker Disclosure Letter, no tenant under any of the Tucker Leases is entitled to any purchase option, concessions, allowances, abatements, set-offs, rebates or refunds or has prepaid any rents or other charges for more than one month. None of the Tucker Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders, as described in Section 5.22 of the Tucker Disclosure Letter. Except as set forth in Section 5.22 of the Tucker Disclosure Letter, no brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Tucker Leases or any extensions or renewals thereof on and after the Effective Time.

  5.15 Environmental Matters. Except as set forth in Section 5.15 of the Tucker Disclosure Letter, none of Tucker, any Tucker Subsidiary or, to the best knowledge of Tucker, any other person has caused or permitted (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Tucker Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from any of the Tucker Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Tucker Material Adverse Effect; and in connection with the construction on or operation and use of the Tucker Properties, neither Tucker nor any of the Tucker Subsidiaries has failed to comply, in any material respect, with any applicable local, state or federal environmental law, regulation, ordinance or administrative and judicial order relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

  5.16 Employee Benefit Plans.

  (a) All employee benefits plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and other benefit arrangements covering employees of Tucker and the Tucker Subsidiaries, other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) (the "Tucker Benefit Plans") are listed in Section 5.16(a) of the Tucker Disclosure Letter. True and complete copies of the Tucker Benefit Plans have been provided or made available to Bradley. To the extent applicable, the Tucker Benefit Plans have been administered in all material respects in accordance with their terms and comply, in all material respects, with the applicable requirements of ERISA and the Code. Any Tucker Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or a determination letter request has been filed with the IRS with respect to any such plan and is still pending. No Tucker Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No Tucker Benefit Plan nor Tucker or any Tucker Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no pending or anticipated claims against or otherwise involving any of the Tucker Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Tucker Benefit Plan activities) has been brought against or with respect to any such Tucker Benefit Plan. All material contributions required to be made as of the date hereof to the Tucker Benefit Plans have been made or provided for. Except as otherwise required by Sections 601 through 608 of ERISA, Section 4980B of the Code and applicable state laws or as set forth in the Severance Plan or the Severance Agreements, Tucker does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Tucker has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in the Severance Plan or the Severance Agreements, as disclosed in the Tucker Reports or in Section 5.16(a) of the Tucker Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events directly related to the transaction contemplated herein) (i) constitute an event under any Tucker Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Tucker or any Tucker Subsidiary pursuant to any Tucker Benefit Plan or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Tucker or Bradley to amend or terminate any Tucker Benefit Plan. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Tucker Benefit Plan (including the Severance Plan and the Severance Agreements and the Consulting Agreement with Ken Tucker), as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Tucker or any of the Tucker Subsidiaries, could be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

  (b) Except as listed in Schedule 5.16(b) of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary contributes to or has any liability to contribute to a multiemployer plan. All contributions have been made as required by the terms of each of the plans listed in Schedule 5.16(b) of the Tucker Disclosure Letter and the terms of any related collective bargaining agreements and neither Tucker nor any Tucker Subsidiary has any knowledge or received any notice that any such plan is in reorganization, that increased contributions are required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under section 412 of the Code, or that any such plan is insolvent.

  5.17 Labor Matters. Except as set forth in Section 5.17 of the Tucker Disclosure Letter, neither Tucker nor any Tucker Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Tucker, threatened against Tucker or any of the Tucker Subsidiaries relating to their business, except for any such proceeding which would not have a Tucker Material Adverse Effect. To the knowledge of Tucker, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Tucker or any of the Tucker Subsidiaries.

  5.18 No Brokers. Neither Tucker nor any of the Tucker Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Bradley to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Tucker has retained PaineWebber Incorporated ("PaineWebber") and those entities listed in Section
5.18 of the Tucker Disclosure Letter, as its financial advisors, the arrangements with which have been disclosed in writing to Bradley prior to the date hereof. Other than the foregoing arrangements and Bradley's arrangement with Alex. Brown & Sons Incorporated ("Alex. Brown"), Tucker is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  5.19 Opinion of Financial Advisor. Tucker has received the opinion of PaineWebber, to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Tucker Common Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Bradley.

  5.20 Bradley Share Ownership. Neither Tucker nor any of the Tucker Subsidiaries owns any shares of Bradley Common Stock or other securities convertible into any shares of Bradley Common Stock.

  5.21 Related Party Transactions. Set forth in Section 5.21 of the Tucker Disclosure Letter is a list of all arrangements, agreements and contracts (except for the Severance Plan and the Severance Agreements) entered into by Tucker or any of the Tucker Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant (X) involving payments in excess of $25,000 or (Y) which may not be terminated at will by Tucker or the Tucker Subsidiary which is a party thereto, (ii) any person who is an officer, director or affiliate of Tucker or any of the Tucker Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Tucker Common Stock in a private placement. All such documents are listed in Section
5.21 of the Tucker Disclosure Letter and the copies of such documents, which have previously been provided or made available to Bradley and its counsel, are true and correct copies. All of the management, leasing or other contracts to which TMC, TMLP or any affiliate of Tucker is a party, receives income from or has obligations or liabilities arising out of are listed on Schedule 5.21 of the Tucker Disclosure Letter.

  5.22 Contracts and Commitments. Section 5.22 of the Tucker Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Tucker Properties or personal property of Tucker and each of the Tucker Subsidiaries and (ii) each Commitment entered into by Tucker or any of the Tucker Subsidiaries which may result in total payments by or liability of Tucker or any Tucker Subsidiary in excess of $10,000 except for the

Severance Plan and the Severance Agreements. Copies of the foregoing are listed in Section 5.22 of the Tucker Disclosure Letter and the copies of such documents, which have previously been provided or made available to Bradley and its counsel, are true and correct. None of Tucker or any of the Tucker Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default would not have a Tucker Material Adverse Effect. All joint venture agreements to which Tucker or any of the Tucker Subsidiaries is a party are set forth in Section 5.22 of the Tucker Disclosure Letter and neither Tucker nor any of the Tucker Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

  5.23 Development Rights. Set forth in Section 5.23 of the Tucker Disclosure Letter is a list of all agreements entered into by Tucker or any of the Tucker Subsidiaries relating to the development or construction of the Tucker Properties and a description of the current status of each such development. The copies of such agreements are listed in Section 5.23 of the Tucker Disclosure Letter, and such copies, which have previously been provided to Bradley and its counsel, are true and correct. All work to be performed, payments to be made and actions to be taken by Tucker or any of the Tucker Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with the development of the Tucker Properties, including any Development Agreement relating to a site approval, zoning reclassification or other similar action (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation, etc.) has been performed, paid or taken, as the case may be, and Tucker is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

  5.24 Certain Payments Resulting From Transactions. Except for the Severance Plan and the Severance Agreements and the vesting of options as set forth in
Section 5.3 of the Tucker Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Tucker Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Tucker or any of the Tucker Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Tucker or Bradley to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Tucker Benefit Plan (including the Severance Plan and the Severance Agreements), as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Tucker or any of the Tucker Subsidiaries, could be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

  5.25 Indemnification Claims. No indemnification or other claims have been made by Tucker, any Tucker Subsidiary, or any other person against the TTC Principals or the TTC Guarantors (as such terms are defined in the TOP Partnership Agreement) under Section 14 or any other section or provision of the TOP Partnership Agreement or any other agreement to which Tucker or any Tucker Subsidiary is a party and, to the best knowledge of Tucker, no facts or circumstances exist which could give rise to any such claim.

  5.26 Disclosure. The representations, warranties and statements made by Tucker in this Agreement, the Ancillary Agreements and in the Tucker Disclosure Letter and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

  5.27 Status of Holden Court and Holden Court Escrow. Section 5.27 of the Tucker Disclosure Letter sets forth a description of the current status of the Holden Court Escrow Agreement established in connection with the contribution of One North State to TOP and a description of the status of efforts with the City of Chicago to secure fee simple title to Holden Court as required by the Holden Court Escrow Agreement.

  5.28 Tenant Improvements. Section 5.28 of the Tucker Disclosure Letter contains (i) a list of any unfunded tenant improvements being conducted by Tucker or any Tucker Subsidiary in excess of $10,000 and (ii) to the best knowledge of Tucker, the aggregate amount of all unfunded tenant improvements for all Tucker Properties. Tucker and each Tucker Subsidiary has delivered or made available true and correct copies of any and all contracts, plans, specifications and agreements in connection with all tenant improvements in excess of $10,000.

  5.29 Status of Options to Purchase Real Property. All options of Tucker or any of the Tucker Subsidiaries to purchase real property, including a description of the current status, conditions and contingencies relating to each of such options, are set forth in Section 5.29 of the Tucker Disclosure Letter.

  5.30 Definition of Tucker's Knowledge. As used in this Agreement, the phrase "to the knowledge of Tucker" or "to the best knowledge of Tucker" (or words of similar import) means the knowledge or the best knowledge of those individuals identified in Section 5.30 of the Tucker Disclosure Letter, and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as Tucker, should have known.

                                   ARTICLE 6

  6. Representations and Warranties of Bradley.

  Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Tucker, which shall refer to the relevant Sections of this Agreement (the "Bradley Disclosure Letter"), Bradley represents and warrants to Tucker as follows:

  6.1 Existence; Good Standing; Authority; Compliance With Law. Bradley is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Bradley is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, results of operations or financial condition of Bradley and the Bradley Subsidiaries (as defined below) taken as a whole (a "Bradley Material Adverse Effect"). Bradley has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the Bradley Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Bradley Material Adverse Effect. Neither Bradley nor any Bradley Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Bradley or any Bradley Subsidiary or any of their respective properties or assets is subject, where such violation would have a Bradley Material Adverse Effect. Bradley and the Bradley Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action would have a Bradley Material Adverse Effect. Copies of the Charter and other equivalent documents and Bylaws (and all amendments thereto) of Bradley and each of the Bradley Subsidiaries are listed in Section
6.1 of the Bradley Disclosure Letter, and the copies of such documents, which have previously been delivered or made available to Tucker or its counsel, are true and correct copies. For

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purposes of this Agreement, the term "Bradley Subsidiary" shall include any of the entities set forth under such heading in Section 6.4 of the Bradley Disclosure Letter.

  6.2 Authorization, Validity and Effect of Agreements. Bradley has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the Ancillary Agreements to which it is a party. The Board of Directors of Bradley has, by resolutions duly adopted by unanimous vote approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has agreed to recommend that the holders of Bradley Common Stock adopt and approve this Agreement, the Merger and the transactions contemplated by this Agreement at the Bradley stockholders' meeting which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Board of Directors of Bradley has taken such actions and votes as are necessary on its part to render the provisions of the Control Share Acquisition Statute, the Business Combination Statute and all other applicable takeover statutes of the MGCL and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Merger, and the transactions contemplated by this Agreement. As of the date hereof, all of the directors and executive officers of Bradley have indicated that they presently intend to vote all shares of Bradley Common Stock which they own to approve this Agreement, the Merger, and the transactions contemplated by this Agreement at the Bradley stockholders meeting which will be held in accordance with the provisions of
Section 7.3. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Bradley Common Stock, the execution by Bradley of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements has been duly authorized by all requisite corporate action on the part of Bradley. This Agreement constitutes, and the Ancillary Agreements to which it will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Bradley, enforceable against Bradley in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  6.3 Capitalization. The authorized capital stock of Bradley consists of 80,000,000 shares of Bradley Common Stock, 20,000,000 shares of preferred stock, par value $.01 per share (the "Bradley Preferred Stock"), and 50,000,000 shares of excess stock, par value $.01 per share ("Bradley Excess Stock"). As of the date hereof, there are 11,226,606 shares of Bradley Common Stock issued and outstanding, and no shares of Bradley Preferred Stock or Bradley Excess Stock are issued and outstanding. All such issued and outstanding shares of Bradley Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Bradley has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Bradley on any matter. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Bradley to issue, transfer or sell any shares of Bradley Common Stock, other than the issuance by Bradley of up to 297,875 shares of Bradley Common Stock upon the exercise of stock options issued pursuant to Bradley's stock option plans. There are no agreements or understandings to which Bradley or any Bradley Subsidiary is a party with respect to the voting of any shares of Bradley Common Stock or which restrict the transfer of any such shares, nor does Bradley have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

  6.4 Subsidiaries. Bradley owns all of the outstanding shares of capital stock of each of the Bradley Subsidiaries. All of the outstanding shares of capital stock of each of the Bradley Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, by Bradley free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Bradley Subsidiary is set forth in Section 6.4 of the Bradley Disclosure Letter: (i) its name and jurisdiction of incorporation or organization and (ii) its authorized capital stock.

  6.5 Other Interests. Except for interests in the Bradley Subsidiaries and the securities of other publicly traded REITs, neither Bradley nor any Bradley Subsidiary owns directly or indirectly any interest or investment

(whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities).

  6.6 No Violation. Except as set forth in Section 6.6 of the Bradley Disclosure Letter, neither the execution and delivery by Bradley of this Agreement or the Ancillary Agreements nor the consummation by Bradley of the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with their terms, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Bradley; (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Bradley's stock option plans, or any grant or award under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Bradley or any of the Bradley Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Bradley or any of the Bradley Subsidiaries is a party, or by which Bradley or any of the Bradley Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Bradley Material Adverse Effect; or (iv) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Bradley Material Adverse Effect.

  6.7 SEC Documents. A complete list of Bradley SEC filings, including the Form 10-K for the fiscal year ended December 31, 1993 filed by Bradley's predecessor entity, Bradley Real Estate Trust ("Bradley Trust"), and each (A) registration statement, (B) annual report on Form 10-K, (C) quarterly report on Form 10-Q, (D) current report on Form 8-K, (E) proxy statement or information statement, and (F) any other report filed with the SEC pursuant to the Exchange Act, (in all such cases, including all exhibits, amendments and supplements thereto) prepared by Bradley or Bradley Trust or relating to their properties since December 31, 1993, are set forth in Section 6.7 of the Bradley Disclosure Letter, and copies of which, in the form (including exhibits and any amendments thereto) filed with the SEC, have previously been provided or made available to Tucker or its counsel (collectively, the "Bradley Reports"). The Bradley Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Bradley (including for this purpose the Bradley Trust) under the Securities Laws subsequent to December 31, 1993. As of their respective dates, the Bradley Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Bradley included in or incorporated by reference into the Bradley Reports (including the related notes and schedules) fairly presents the consolidated financial position of Bradley and the Bradley Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Bradley included in or incorporated by reference into the Bradley Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Bradley and the Bradley Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of Bradley and the Bradley Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Bradley Reports, neither Bradley nor any of the Bradley Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Bradley or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date and liabilities for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger.

  6.8 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Bradley or any Bradley Subsidiary is a party or by which any of its properties or assets are bound or, to the reasonable best knowledge of Bradley, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound, and (ii) no actions, suits or proceedings pending against Bradley or any Bradley Subsidiary or, to the reasonable best knowledge of Bradley, against any of its directors, officers, employees or agents or, to the reasonable best knowledge of Bradley, threatened against Bradley or any Bradley Subsidiary or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, in the case of clause (i) or (ii), are reasonably likely, individually or in the aggregate, to have a Bradley Material Adverse Effect.

  6.9 Absence of Certain Changes. Except as disclosed in the Bradley Reports filed with the SEC prior to the date hereof, since December 31, 1994, Bradley and the Bradley Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Bradley Material Adverse Effect; (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Bradley Common Stock, except dividends of $0.33 per share paid on March 31, June 30, 1995 and September 29, 1995; or (iii) any material change in Bradley's accounting principles, practices or methods.

  6.10 Taxes. Except as set forth in Section 6.10 of the Bradley Disclosure
Letter:

  (a) Bradley and each of the Bradley Subsidiaries has paid or caused to be paid Taxes, owed by it through the date hereof.

  (b) Bradley and each of the Bradley Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period.

  (c) Neither the IRS nor any other governmental authority is now asserting by written notice to Bradley or any Bradley Subsidiary or, to the knowledge of Bradley or the Bradley Subsidiaries, threatening to assert against Bradley any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of Bradley, either claimed or raised by any governmental authority, or as to which any officer of Bradley has reason to believe may be claimed or raised by any governmental authority. No claim has ever been made by a taxing authority in a jurisdiction where Bradley does not file reports and returns that Bradley is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Bradley or any Bradley Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Bradley has never entered into a closing agreement pursuant to Section 7121 of the Code.

  (d) Bradley has not received written notice of any audit of any tax return filed by Bradley, no such audit is in progress, and Bradley has not been notified by any tax authority that any such audit is contemplated or pending. Neither Bradley nor any of the Bradley Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by Bradley is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Bradley and each of the Bradley Subsidiaries and all communications relating thereto have been delivered to Tucker or made available to representatives of Tucker.

  (e) Bradley and each Bradley Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

  (f) Each of the Bradley Subsidiaries of which all the outstanding capital stock is owned solely by Bradley is a Qualified REIT Subsidiary as defined in
Section 856(i) of the Code.

  (g) For all applicable tax years as to which Bradley's federal income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein, and at all times thereafter up to and including the date hereof, Bradley has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code, including, without limitation, the requirements of Sections 856 and 857 of the Code. For the periods described in the preceding sentence, Bradley has met all requirements necessary to be treated as a REIT for purposes of the income tax provisions of each state in which Bradley is subject to income tax and which provides for the taxation of REITs in a manner similar to the treatment of REITs under Sections 856-860 of the Code, but, with respect to each such state, only for such periods for which Bradley's income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein.

  6.11 Books and Records. The books of account and other financial records of Bradley and each of the Bradley Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Bradley Reports. The minute books and other records of Bradley and each of the Bradley Subsidiaries have been made available to Tucker, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Bradley and each of the Bradley Subsidiaries.

  6.12 Properties. All of the real estate properties owned by Bradley and each of the Bradley Subsidiaries are set forth in Section 6.12 of the Bradley Disclosure Letter. Except as set forth in Section 6.12 of the Bradley Disclosure Letter, Bradley owns fee simple title to each of the real properties identified in the Bradley Disclosure Letter (the "Bradley Properties"), free and clear of Encumbrances. The Bradley Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in Section 6.12 of the Bradley Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not adversely affect the current use of the property, materially detract from the value or materially interfere with the present use of the property,
(iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Tucker and are listed in
Section 6.12 of the Bradley Disclosure Letter), and (iv) mechanics', carriers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Bradley Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Bradley and the Bradley Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Such Encumbrances and Property Restrictions described in
Section 6.12 of the Bradley Disclosure Letter are not convertible into shares of capital stock of Bradley or any Bradley Subsidiary nor does Bradley or any Bradley Subsidiary hold a participating interest therein. Bradley is the named insured in the title insurance policies set forth in Section 6.12 of the Bradley Disclosure Letter. Such policies are maintained with respect to each of the Bradley Properties in an amount of (i) the cost of acquisition of such property or (ii) the cost of construction by Bradley and the Bradley Subsidiaries of the improvements located on such property (measured at the time of such construction), except, in each case, (x) as listed in Section
6.12 of the Bradley Disclosure Letter or (y) where the failure to maintain such title insurance would not have a Bradley Material Adverse Effect. Such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the best knowledge of Bradley, (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the Bradley Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Bradley Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Bradley Properties has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same; (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Bradley Properties has been issued by any governmental authority; (iii) there are no structural defects relating to any of the Bradley Properties; (iv) there is no Bradley Property whose building systems are not in working order in any material respect; (v) there is no physical damage to any Bradley Property in excess of $10,000 for which there is no insurance in effect covering the full cost of the restoration; or (vi) there is no current renovation or restoration to any Bradley Property, the cost of which exceeds $10,000. Except as noted in
Section 6.12 of the Bradley Disclosure Letter, Bradley and the Bradley Subsidiaries have valid and subsisting leases for all leased Bradley Properties, the use and occupancy of each of the Bradley Properties complies in all material respects with all applicable codes and zoning laws and regulations, and Bradley has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Bradley Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Bradley Properties. Neither Bradley nor any of the Bradley Subsidiaries has received any notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Bradley Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Bradley Properties or by the continued maintenance, operation or use of the parking areas.

  6.13 Environmental Matters. None of Bradley, any Bradley Subsidiary or, to the best knowledge of Bradley, any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Bradley Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from any of the Bradley Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Bradley Material Adverse Effect; and in connection with the construction on or operation and use of the Bradley Properties, neither Bradley nor any of the Bradley Subsidiaries has failed to comply, in any material respect, with any applicable local, state or federal environmental law, regulation, ordinance or administrative and judicial order relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

  6.14 Employee Benefit Plans. All employee benefits plans (within the meaning of Section 3(3) of ERISA) and other benefit arrangements covering employees of Bradley and the Bradley Subsidiaries (the "Bradley Benefit Plans") are listed in Section 6.14 of the Bradley Disclosure Letter. True and complete copies of the Bradley Benefit Plans have been provided or made available to Tucker. To the extent applicable, the Bradley Benefit Plans have been administered in all material respects in accordance with their terms and comply, in all material respects, with the applicable requirements of ERISA and the Code. Any Bradley Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or a determination letter request has been filed with the IRS with respect to any such plan and is still pending. No Bradley Benefit Plan is covered by Title IV of ERISA or
Section 412 of the Code. No Bradley Benefit Plan nor Bradley or any of the Bradley Subsidiaries has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no pending or anticipated claims against or otherwise involving any of the Bradley Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Bradley Benefit Plan activities) has been brought against or with respect to any such Bradley Benefit Plan. All material contributions required to be made as of the date hereof to the Bradley Benefit Plans have been made or provided for. Neither Bradley nor any entity under "common control" with Bradley within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Except as otherwise required by Sections 601 through 608 of ERISA, Section 4980B of the Code and applicable state laws, Bradley does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Bradley has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Bradley Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events directly related to the transaction contemplated herein) constitute an event under any Bradley Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Bradley or any Bradley Subsidiary.

  6.15 Labor Matters. Neither Bradley nor any Bradley Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Bradley, threatened against Bradley or any of the Bradley Subsidiaries relating to their business, except for any such proceeding which would not have a Bradley Material Adverse Effect. To the knowledge of Bradley, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Bradley or any of the Bradley Subsidiaries.

  6.16 No Brokers. Neither Bradley nor any of the Bradley Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or Tucker to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Bradley has retained Alex. Brown as its financial advisor, the arrangements with which have been disclosed in writing to Tucker prior to the date hereof. Other than the foregoing arrangements and Tucker's arrangements set forth in Section 5.18 of this Agreement and Section 5.18 of the Tucker Disclosure Letter, Bradley is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

  6.17 Opinion of Financial Advisor. Bradley has received the opinion of Alex. Brown to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Bradley Common Stock from a financial point of view, and has delivered a true and correct copy of such opinion to Tucker.

  6.18 Tucker Stock Ownership. Neither Bradley nor any of the Bradley Subsidiaries owns any shares of capital stock of Tucker or other securities convertible into capital stock of Tucker.

  6.19 Related Party Transactions. Set forth in Section 6.19 of the Bradley Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Bradley or any of the Bradley Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with (i) any consultant in excess of $25,000 or which may not be terminated at will by Bradley, (ii) any person who is an officer, director or affiliate of Bradley or any of the Bradley Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (iii) any person who acquired Bradley Common Stock in a private placement. All such documents are listed in Section 6.19 of the Bradley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Tucker and its counsel, are true and correct.

  6.20 Contracts and Commitments. Section 6.20 of the Bradley Disclosure Letter sets forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Bradley Properties or personal property of Bradley and each of the Bradley Subsidiaries and (ii) each Commitment entered into by Bradley or any of the Bradley Subsidiaries which may result in total payments or liability in excess of $10,000. Copies of the foregoing are listed in Section 6.20 of the Bradley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Tucker and its counsel, are true and correct copies. None of Bradley or any of the Bradley Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods, except where such default would not have a Bradley Material Adverse Effect. All options of Bradley or any of the Bradley Subsidiaries to purchase real property are set forth in Section 6.20 of the Bradley Disclosure Letter and such options and Bradley's or any of the Bradley Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which Bradley or any of the Bradley Subsidiaries is a party are set forth in Section 6.20 of the Bradley Disclosure Letter and neither Bradley nor any of the Bradley Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

  6.21 Development Rights. Set forth in Section 6.21 of the Bradley Disclosure Letter is a list of all agreements entered into by Bradley or any of the Bradley Subsidiaries relating to the development or construction of real estate properties. The copies of such agreements are listed in Section 6.21 of the Bradley Disclosure Letter and the copies of such documents, which have previously been provided or made available to Tucker and its counsel, are true and correct.

  6.22 Bradley Common Stock. The issuance and delivery by Bradley of shares of Bradley Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Bradley except for the approval of its stockholders contemplated by this Agreement. The shares of Bradley Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

  6.23 Convertible Securities. Bradley has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of Bradley Common Stock, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

  6.24 Disclosure. The representations, warranties and statements made by Bradley in this Agreement, the Ancillary Agreements and in the Bradley Disclosure Letter and in the certificates and other documents, delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

  6.25 Definition of Bradley's Knowledge. As used in this Agreement, the phrase "to the knowledge of Bradley" or "to the best knowledge of Bradley" (or words of similar import) means the knowledge or the best knowledge of those individuals identified in Section 6.25 of the Bradley Disclosure Letter, and includes any fact, matter or circumstance which any of such individuals, as an ordinary and prudent business person employed in the same capacity in the same type and size of business as Bradley, should have known.

                                   ARTICLE 7

  7. Covenants.

  7.1 Acquisition Proposals. Unless and until this Agreement shall have been terminated in accordance with its terms, Tucker agrees and covenants (a) that neither it nor any Tucker Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Tucker Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any equity securities or partnership interests (including, without limitation, TOP Units) of, Tucker or any Tucker Subsidiary, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that Tucker will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that Tucker will notify Bradley immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of Tucker, from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Tucker provides written notice to Bradley to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) Tucker keeps Bradley informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. Notwithstanding anything to the contrary set forth herein, nothing in this Section 7.1 shall (x) permit Tucker to terminate this Agreement (except as specifically provided in Article 9 hereof), (y) except as specifically provided in Article 9 hereof, permit Tucker or any Tucker Subsidiary to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither Tucker nor any Tucker Subsidiary shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal), or (z) affect any other obligation of any party under this Agreement.

  7.2 Conduct of Businesses.

  (a) Prior to the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto, Bradley and Tucker:

    (i) Shall use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

    (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to
  Section 7.1, any proposals to engage in material transactions;

    (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

    (iv) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

  (b) Prior to the Effective Time, unless Bradley has consented as set forth below in this clause (b) Tucker:

    (i) Shall, and shall cause each Tucker Subsidiary to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses
  (ii)-(xii) below;

    (ii) Shall not, and shall cause each Tucker Subsidiary not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or any other type of real estate projects (including, but not limited, to options to purchase real property listed on Section 5.29 of the Tucker Disclosure Letter), except that (i) Tucker may incur additional indebtedness under the Amended and Restated Revolving Credit Agreement dated as of June 27, 1994 among TOP, Tucker and The First National Bank of Boston, as agent, and (ii) except that Tucker may extend the maturity of the current mortgage financing encumbering the Pavilion at Mequon until June 30, 1996 upon the same terms and conditions which are currently in effect for such financing;

    (iii) Shall not amend its Charter or Bylaws, and shall cause each Tucker Subsidiary not to amend its Charter, Bylaws, joint venture documents, partnership agreements or equivalent documents except (A) as contemplated by this Agreement or (B) in the event that the Merger is not consummated prior to April 1,

  1996, Tucker may adopt an amendment to the TOP Partnership Agreement, substantially in the form of Exhibit I hereto;

    (iv) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) other than the Severance Plan and the Severance Agreements or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans (in connection with the foregoing, Tucker hereby agrees that (i) the aggregate payments which may be paid after the date hereof under the Tucker Property Manager Bonus Program shall not exceed $150,000 and (ii) Tucker shall award a maximum of $25,000 as bonus compensation for employees who are not executive officers at or immediately prior to the Effective Time);

    (v) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except in compliance with Section 7.15 of this Agreement, or (B) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with the Tucker Stock Option Plan, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the Tucker Subsidiaries, or make any commitment for any such action;

    (vi) Shall not, and shall not permit any of the Tucker Subsidiaries to, sell, lease or otherwise dispose of (A) any Tucker Properties or any portion thereof or any of the capital stock of or partnership or other interests in any of the Tucker Subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

    (vii) Shall not, and shall not permit any of the Tucker Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other person;

    (viii) Shall not, and shall not permit any of the Tucker Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Tucker included in the Tucker Reports or incurred in the ordinary course of business consistent with past practice;

    (ix) Shall not, and shall not permit any of the Tucker Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $25,000 (provided, however, that nothing contained in this clause (ix) shall permit Tucker or any Tucker Subsidiary to take any action prohibited by the other provisions of this Section 7.2); provided further, that notwithstanding anything in this Section 7.2(b) to the contrary, Tucker's current Senior Vice President of Asset Management shall be permitted on behalf of Tucker or a Tucker Subsidiary to enter into a Commitment (A) to make any repairs and/or prevent damage to any Tucker Properties as is necessary in the event of an emergency situation as long as he uses his reasonable best efforts to contact Bradley prior to entering into such Commitment and provides Bradley with a copy of such Commitment on the day after such Commitment is entered into and (B) to the extent that the failure to enter into such Commitment will result in Tucker being in default under the terms of any of the Tucker Leases so long as Tucker has provided Bradley with five days prior written notice that it is entering into such Commitment;

    (x) Except for the Severance Plan and the Severance Agreements, shall not, and shall not permit any of the Tucker Subsidiaries to, enter into any Commitment with any officer, director, consultant or affiliate of Tucker or any of the Tucker Subsidiaries;

    (xi) Shall provide Bradley with a reasonable opportunity to review any comment on any federal income tax returns filed by Tucker or any Tucker Subsidiary prior to the Effective Time; and

    (xii) Shall not, without prior notification and consultation with Bradley, terminate any employee under circumstances which would result in severance payments to such employee pursuant to the Severance Plan or pay any severance benefits to any employee under the terms of the Severance Plan on account of such employee's purported termination for "Good Reason" (within the meaning of the Severance Plan) on account of a substantial adverse change in his position, authorities, responsibilities or status.

  Bradley shall respond to any consent requested by Tucker pursuant to this
  Section 7.2(b) within five (5) business days of the receipt of such request. In the event no response is received by Tucker by the expiration of such five business day period, such consent shall be deemed given.

  (c) Notwithstanding anything to the contrary set forth in this Agreement and without limiting any of the other rights of Bradley set forth herein, between the date of this Agreement and the Effective Time, Bradley and the Bradley Subsidiaries may enter into leases with respect to all or any portion of the Bradley Properties, acquire, lease, enter into an option to acquire, lease or exercise an option or contract to acquire, additional real property, incur additional indebtedness, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or other real estate projects.

  7.3 Meetings of Stockholders. Each of Bradley and Tucker will take all action necessary in accordance with applicable law and its Charter and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Bradley and Tucker each shall recommend that its stockholders approve this Agreement and the transactions contemplated hereby and Bradley and Tucker each shall use their reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the joint proxy statement/prospectus contained in the Form S-4 (as defined in Section 7.7 hereof) to their respective stockholders; provided, however, that nothing contained in this Section 7.3 shall prohibit the Board of Directors of Bradley or the Board of Directors of Tucker from failing to make such recommendation or using their reasonable best efforts to obtain such approval if the Board of Directors of Bradley or Tucker, as the case may be, has determined in good faith, after consultation with and based upon the advice of Mayer, Brown & Platt or Goodwin, Procter & Hoar, or another nationally recognized firm selected by Tucker or Bradley, as the case may be, that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law. Bradley and Tucker shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day. It shall be a condition to the mailing of the Form S-4 that (i) Bradley shall have received a "comfort" letter from Coopers & Lybrand LLP, independent public accountants for Tucker, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Tucker included or incorporated in the Form S-4, in form and substance reasonably satisfactory to Bradley, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4, and (ii) Tucker shall have received a "comfort" letter from KPMG Peat Marwick LLP, independent public accountants for Bradley, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Bradley included or incorporated in the Form S-4, in form and substance reasonably satisfactory to Tucker, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4.

  7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Tucker and Bradley shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the Ancillary Agreements and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Tucker and Bradley; and (d) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement or the Ancillary Agreements, the proper officers and directors of Bradley and Tucker shall take all such necessary action.

  7.5 Inspection of Records. From the date hereof to the Effective Time, each of Tucker and Bradley shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Tucker and Bradley and their respective subsidiaries.

  7.6 Publicity. Bradley and Tucker shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the rules of the NYSE if it has used its reasonable best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

  7.7 Registration Statement. Bradley and Tucker shall cooperate and promptly prepare and Bradley shall file with the SEC as soon as practicable a Registration Statement on Form S-4 under the Securities Act, with respect to the shares of Bradley Common Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Tucker and of Bradley in connection with the Merger (in its entirety, the "Form S-4"). The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Bradley and Tucker shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Bradley shall use its reasonable best efforts, and Tucker will cooperate with Bradley, to have the Form S-4 declared effective by the SEC as promptly as practicable. Bradley shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Bradley agrees that the Form S-4 and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Bradley and Tucker, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Bradley in reliance upon and in conformity with information concerning Tucker furnished to Bradley by Tucker for use in the Form S-4. Tucker agrees that the information provided by it for inclusion in the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Bradley and Tucker, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Bradley will advise and deliver copies (if any) to Tucker, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Bradley Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

  7.8 Listing Application. Bradley shall promptly prepare and submit to the NYSE a listing application covering the shares of Bradley Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Bradley Common Stock, subject to official notice of issuance.

  7.9 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger. Without limiting the foregoing, at the Closing, Tucker shall deliver, deeds, affidavits or other documents necessary for Bradley to obtain endorsements to existing title insurance policies or new title insurance policies which (i) insure that Bradley is the general partner (by merger) of the record owner of the Tucker Properties, subject only to the Encumbrances and (ii) contain a so-called "non-imputation" endorsement (such non-imputation endorsement insuring that Bradley will not be charged with the imputed knowledge of Tucker, the Tucker Subsidiaries and Affiliates thereof). In connection with the Closing, Tucker and each Tucker Subsidiary shall use its best efforts to deliver to Bradley such deeds, bills of sale, assignments, certificates and affidavits as are required to effectuate the consummation of the transactions described herein.

  7.10 Affiliates of Tucker.

  (a) At least 30 days prior to the Closing Date, Tucker shall deliver to Bradley a list of names and addresses of those persons who were, in Tucker's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Tucker within the meaning of Rule 145. Tucker shall provide Bradley such information and documents as Bradley shall reasonably request for purposes of reviewing such list. Tucker shall use its reasonable best efforts to deliver or cause to be delivered to Bradley, prior to the Closing Date, from each of the Affiliates of Tucker identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit D. Bradley shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of Bradley Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Bradley Common Stock, consistent with the terms of such Affiliate Letters.

  (b) Bradley shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Tucker may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of Bradley Common Stock received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

  7.11 Expenses. Subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a) the filing fee in connection with the HSR Act filing, if any, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (c) the expenses incurred for printing and mailing the Form S-4, shall be shared equally by Tucker and Bradley. All costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

  7.12 Indemnification.

  (a) Bradley agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees, advisors and agents of Tucker and the Tucker Subsidiaries (including, without limitation, TOP) as provided in their respective charters or By-Laws in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

For a period of six years after the Effective Time, Bradley shall not amend, repeal or otherwise modify the provisions in its Charter and Bylaws providing for exculpation of director liability and indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees, advisors or agents of Tucker in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. In connection with the execution of this Agreement, all directors of Tucker shall enter into amendments to their existing indemnification agreements with Tucker and Bradley, substantially in the form of Exhibit H hereto, which will be effective as of the Effective Time. Nothing in the following paragraphs of this Section 7.12 shall create an inference, either by omission or inclusion, that limits in any way the rights set forth herein.

  (b) In addition to the rights provided in Section 7.12(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Tucker or Bradley or by or in the right of Tucker or Bradley or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time, a director of Tucker (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director of Tucker or any of the Tucker Subsidiaries (including, without limitation, TOP) or any action or omission by such person in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time, Bradley on one hand and the Indemnified Parties on the other hand, hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Bradley shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. In addition, after the Effective Time, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, Bradley shall promptly pay and advance expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of any claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, Bradley shall pay for only one counsel and one local counsel for all Indemnified Parties unless the use of one such counsel and one local counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Bradley shall employ other counsel to the extent necessary to avoid a conflict of interest with any counsel or party involved in the matter. Notwithstanding anything to the contrary set forth in this Agreement, Bradley (i) shall not be liable for any settlement effected without its prior written consent, and (ii) shall not have any obligation hereunder to any Indemnified Party if a court of competent jurisdiction shall determine in a final and non-appealable order that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. In the event of such a final and non-appealable determination by a court that such indemnification is prohibited by applicable law, the Indemnified Person shall promptly refund to Bradley the amount of all expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Bradley of such claim and the relevant facts and circumstances with respect thereto, provided that the failure to provide such notice shall not affect the obligations of Bradley except to the extent such failure to notify materially prejudices Bradley's ability to defend such claim, action, suit, proceeding or investigation.

  (c) At or prior to the Effective Time, Bradley shall purchase directors' liability insurance policy coverage for Tucker's directors and Executive Officers as provided in Schedule 7.12 hereto.

  (d) This Section 7.12 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Bradley. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12 and Bradley acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants.

  (e) To the extent permitted by law, all rights of indemnification for the benefit of any director of Tucker shall be mandatory rather than permissive.

  (f) Any determination required to be made with respect to whether a party's conduct complies with the standards set forth in the Charter or By-Laws of the Surviving Corporation or under applicable law shall be made by (i) Sidley & Austin or (ii) in the event Sidley & Austin shall not be available to make such determination, then Skadden, Arps, Slate, Meagher & Flom or (iii) in the event that neither Sidley & Austin nor Skadden, Arps, Slate, Meagher & Flom shall be available to make such determination, then Kirkland & Ellis, or (iv) in the event that none of Sidley & Austin, Skadden, Arps, Slate, Meagher & Flom or Kirkland & Ellis shall be available to make such determination, then O'Melveny & Myers (in each case whose reasonable fees and expenses shall be paid by the Surviving Corporation).

  (g) Notwithstanding anything to the contrary set forth in this Agreement, in the event any Indemnified Party is required to file suit against Bradley to enforce the indemnity obligations provided for in this Section, it shall be entitled to all expenses, including reasonable attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

  (h) In the event that Bradley or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of Bradley assume the obligations set forth in this Section.

  7.13 Reorganization. From and after the date hereof and until the Effective Time, neither Bradley nor Tucker nor any of their respective subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Bradley shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

  7.14 Certain Benefits.

  (a) Bradley agrees that Tucker and the Tucker Subsidiaries, and the Surviving Corporation and its subsidiaries after the Effective Time, will provide benefit plans to employees of Tucker and the Tucker Subsidiaries that, at the option of Bradley, either (i) will be no less favorable, in the aggregate, than those provided by Bradley and the Bradley Subsidiaries to their employees or (ii) will, in the aggregate, be no less favorable than those provided by Tucker and the Tucker Subsidiaries to their employees immediately prior to the date of this Agreement. Nothing contained in this Agreement shall be construed to grant any right of continued employment to any present employee of Tucker or any of the Tucker Subsidiaries.

  (b) Except for normal increases in the ordinary course of business that are consistent with past practices and cost increases of third party providers necessary to maintain benefits at current levels that, in the aggregate, do not result in a material increase in benefits or compensation expense to Tucker or any of the Tucker Subsidiaries or as set forth in Section 5.16 of the Tucker Disclosure Letter, Tucker will not, and will not permit any of the Tucker Subsidiaries to, adopt or amend (except as may be required by law and except for the establishment of the Severance Plan and the Severance Agreements) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to any of the foregoing.

  7.15 Dividends.

  (a) Prior to the Effective Time, Tucker and Bradley shall cooperate and coordinate with each other so that (i) the record date for regular quarterly dividends and distributions with respect to the fourth quarter of 1995 and thereafter until the Effective Time shall occur on the same date, (ii) the payment date for each such regular quarterly dividend and distribution shall be on the last day of such applicable quarter, and (iii) the amount of each such regular quarterly dividend and distribution shall not exceed $.25 per quarter for Tucker and $.33 per quarter for Bradley.

  (b) For its taxable year ending at the Effective Time (the "Short Taxable Year") Tucker will not have any (i) "net income from foreclosure property" as defined by Section 857(b)(4) of the Code or (ii) "net income derived from prohibited transactions" as defined by Section 857(b)(6) of the Code. Immediately prior to the Effective Time, Tucker will cause to be distributed a dividend (within the meaning of Section 316 of the Code) to its stockholders (the "Merger Dividend") of an amount such that (i) Tucker's "real estate investment trust taxable income" as defined in Section 857(b)(2) of the Code for the Short Taxable Year shall equal zero; (ii) Tucker's current and accumulated earnings and profits as described in Section 312 of the Code for the Short Taxable Year shall equal zero; and (iii) Tucker's "deduction for dividends paid during the taxable year" (within the meaning of Sections 561 and 857(a)(1) of the Code and determined without regard to "capital gain dividends" within the meaning of Section 857(b) of the Code) for the Short Taxable Year will equal or exceed the amount set forth in Section 857(a)(1)(A) and (B) of the Code.

  (c) Tucker will do all things necessary to ensure that it continues to meet all of the requirements to be treated as a REIT for all purposes under the Code and the income tax provisions of the State of Illinois (and any other state in which Tucker is subject to tax and which provides for the taxation of REITs in a manner similar to the treatment of REITs under Sections 856-860 of the Code) and shall make any and all required filings in connection therewith, including providing Bradley with all information, documentation and assistance Bradley may reasonably request in order for Bradley to mail the stockholder demand letters required by Treasury Regulation 1.857-8 within 30 days after the Effective Time and to take any other actions that may be necessary or appropriate for Bradley, as the Surviving Corporation, to take in order to maintain Tucker's status as a REIT through the Effective Time.

  (d) Bradley shall pay a dividend in connection with the Closing to its stockholders in an amount per share equal to the quotient obtained by dividing
(x) the Merger Dividend per share paid by Tucker pursuant to Section 7.15(b) by (y) the Exchange Ratio.

  (e) Until the Effective Time, Bradley shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its respective shares of capital stock which is "extraordinary." For the purposes of this Agreement, a dividend, distribution or payment with respect to capital stock shall be considered "extraordinary" if (a) the Board of Directors of Bradley designates such cash payment as "extraordinary" when declared or (b) the amount by which any cash payment exceeds 200% of the most recent cash dividend declared by the Board of Directors of Bradley.

  7.16 IRS Private Letter Ruling. Tucker shall cooperate and assist Bradley in submitting an application for and obtaining the private letter ruling from the IRS which is described in Section 8.3(i) hereto.

                                   ARTICLE 8

  8. Conditions.

  8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

  (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of stockholders of Bradley and Tucker.

  (b) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated.

  (c) Neither of the parties hereto shall be subject to any order, ruling or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order, ruling or injunction shall have been issued, each party agrees to use its best efforts to have any such order, ruling or injunction lifted, stayed or reversed.

  (d) The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Bradley or Tucker, threatened by the SEC.

  (e) Bradley shall have obtained the approval for the listing of the shares of Bradley Common Stock issuable in the Merger on the NYSE, subject to official notice of issuance.

  (f) The consents set forth in Schedule 8.1(f) hereof shall have been obtained. All other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Bradley, Tucker and their respective subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not have (i) a Tucker Material Adverse Effect or (ii) a Bradley Material Adverse Effect, as the case may be.

  8.2 Conditions to Obligations of Tucker to Effect the Merger. The obligation of Tucker to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Tucker:

  (a) Each of the representations and warranties of Bradley contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time and Tucker shall have received a certificate, dated the Closing Date, signed on behalf of Bradley by the President of Bradley to the foregoing effect.

  (b) Bradley shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Tucker shall have received a certificate, dated the Closing Date, signed on behalf of Bradley by the President of Bradley to the foregoing effect.

  (c) Tucker shall have received the opinion of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, dated not less than five business days prior to the date the Form S-4 is declared effective by the SEC, reasonably acceptable to Tucker, and subject to customary conditions and qualifications (including reliance, in part, on representations of Bradley and Tucker and certain stockholders of Tucker), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a)(1)(A) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

  (d) At closing, Tucker shall have received the opinion of Goodwin, Procter & Hoar, or another nationally recognized law firm selected by Bradley, in form and substance reasonably satisfactory to Tucker, to the effect that, for all applicable tax years for which Bradley's federal income tax returns are subject to audit and Bradley is subject to assessment for taxes reportable therein and through the date of the Closing, Bradley has qualified to be taxed as a REIT under Sections 856 through 860 of the Code.

  (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning Bradley or any of the Bradley Subsidiaries that has had or could be reasonably likely to have a Bradley Material Adverse Effect and Tucker shall have received a certificate, dated the Closing Date, signed on behalf of Bradley by the President of Bradley to the foregoing effect.

  8.3 Conditions to Obligation of Bradley to Effect the Merger. The obligations of Bradley to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Bradley:

  (a) Each of the representations and warranties of Tucker contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and Bradley shall have received a certificate, dated the Closing Date, signed on behalf of Tucker by the President of Tucker to the foregoing effect.

  (b) Tucker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Bradley shall have received a certificate, dated the Closing Date, signed on behalf of Tucker by the President of Tucker to the foregoing effect.

  (c) Bradley shall have received the opinion of Goodwin, Procter & Hoar, or another nationally recognized law firm selected by Bradley, dated not less than five business days prior to the date the Form S-4 is declared effective by the SEC, reasonably acceptable to Bradley, and subject to customary conditions and qualifications (including reliance, in part, on representations of Bradley and Tucker and certain stockholders of Tucker), to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization qualifying under the provisions of Sections 368(a)(1)(A) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

  (d) At closing, Bradley shall have received (i) the opinion of Mayer, Brown & Platt, or another nationally recognized law firm selected by Tucker, in form and substance reasonably satisfactory to Bradley, to the effect that, for the taxable year ended December 31, 1995 and for the short taxable year ending at the date of the Closing, Tucker has qualified to be taxed as a REIT under Sections 856 through 860 of the Code and (ii) the opinion of Coopers & Lybrand LLP, independent public accountants for Tucker, in form and substance reasonably satisfactory to Bradley, to the effect that for the taxable years ended December 31, 1993 and December 31, 1994, Tucker qualified to be taxed as a REIT under Section 856 through 860 of the Code.

  (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning Tucker or any of the Tucker Subsidiaries, that has had or could be reasonably likely to have a Tucker Material Adverse Effect and Bradley shall have received a certificate, dated the Closing Date, signed on behalf of Tucker by the President of Tucker to the foregoing effect.

  (f) Tucker shall have obtained and delivered to Bradley estoppel certificates dated no earlier than 45 days prior to the Effective Time with respect to (x) each of the leases and REA Agreements set forth on Schedule 8.3(f) hereof and (y) leases representing a total of 50% of the total rented space of each Tucker Property, other than rented space represented by the leases listed on Schedule 8.3(f) hereof. Such estoppel certificates shall either be (x) substantially in the form of Exhibit E hereto or (y) in the form required by the applicable lease.

  (g) Tucker and all of the limited partners of TOP shall have executed the amended and restated TOP Partnership Agreement in the form attached hereto as Exhibit B and the transfers of securities contemplated by Section 1.5 of this Agreement and all of the actions described in Section 1.6 of this Agreement have been consummated or shall have occurred.

  (h) Bradley shall have obtained a letter from Coopers & Lybrand LLP, independent public accountants for Tucker, in form and substance reasonably satisfactory to Bradley, certifying that (i) Tucker has satisfied the requirements of Section 7.15(b) of this Agreement and (ii) for federal income tax purposes, Tucker will not have any accumulated or current earnings or profits immediately prior to the Effective Time.

  (i) Bradley shall have received a private letter ruling from the IRS, in form and substance reasonably satisfactory to Bradley, to the effect that following the consummation of the Merger, each of TFC and Tucker Properties Investment, Inc. will qualify as a "qualified REIT subsidiary" of Bradley under Section 856(i) of the Code.

                                   ARTICLE 9

  9. Termination.

  9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Tucker and Bradley:

  (a) by mutual written consent of Bradley and Tucker; or

  (b) by either Bradley or Tucker if any United States federal or state court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate shall have used its best efforts to appeal such order, decree, ruling or other action; or

  (c) by Bradley upon a breach of any representation, warranty, covenant or agreement on the part of Tucker set forth in this Agreement, or if any representation or warranty of Tucker shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied by June 30, 1996; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(c);

  (d) by Tucker upon a breach of any representation, warranty, covenant or agreement on the part of Bradley set forth in this Agreement, or if any representation or warranty of Bradley shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied by June 30, 1996; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(d);

  (e) by Bradley if (i) the Board of Directors of Tucker shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or any of the transactions contemplated hereby; (ii) Tucker shall have failed as soon as practicable to mail the Form S-4 to its stockholders or to include the recommendation of its Board of Directors of this Agreement and the transactions contemplated hereby in the Form S-4; (iii) the Board of Directors of Tucker shall have recommended that stockholders of Tucker accept or approve an Acquisition Proposal by a person other than Bradley (or Tucker or its Board shall have resolved to do such); or
(iv) Tucker or its Board of Directors shall have resolved to do any of the foregoing;

  (f) by Tucker, if the Board of Directors of Tucker recommends to Tucker's stockholders approval or acceptance of a Acquisition Proposal by a person other than Bradley, but only in the event that the Board of Directors of Tucker, after consultation with and based upon the advice of Mayer, Brown & Platt or another nationally recognized law firm, has determined in good faith that such action is necessary for the Board of Directors of Tucker to comply with its fiduciary duties to its stockholders under applicable law;

  (g) by either Bradley or Tucker if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Bradley or Tucker upon the holding of a duly convened stockholder meeting;

  (h) by Tucker if (i) the Board of Directors of Bradley shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or the Merger or (ii) if the Board of Directors of Bradley recommends to Bradley's stockholders approval or acceptance of a proposal by a person other than Tucker to acquire 50% or more of the assets or stock of Bradley, by way of merger, tender offer, exchange offer or similar transaction; or

  (i) by either Bradley or Tucker, if the Merger shall not have been consummated on or before June 30, 1996 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to the Effective
Time).

  The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective employees, officers, directors, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

  9.2 Effect of Termination.

  (a) In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for agreements contained in Section 10.5; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement or shall relieve Tucker from any liability under this Article 9.

  (b) If (x) Bradley terminates this Agreement pursuant to Section 9.1(e)(iii) or pursuant to 9.1(c) as a result of a willful breach by Tucker or (y) Tucker terminates this Agreement pursuant to Section 9.1(f), then Tucker shall pay to Bradley an amount (the "Termination Amount") in cash equal to the sum of (i) $3,000,000, plus (ii) Bradley's out-of-pocket costs and expenses, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers, up to a maximum of $2,000,000 in accordance with the provisions of Section 9.3.

  (c) If Bradley terminates this Agreement pursuant to Section 9.1(e)(i), 9.1(e)(ii), 9.1(e)(iv) or 9.1(c) (except for a termination because of a willful breach by Tucker in which case the provisions of Section 9.2(b) will apply), Tucker shall pay all of Bradley's out-of-pocket costs and expenses, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers up to a maximum of $2,000,000 ("Expenses") in accordance with the provisions of Section 9.3.

  (d) If at any time prior to or within one year after termination of this Agreement (unless such termination was pursuant to Section 9.1(a), (b), (d),
(g), (h) or (i)) Tucker enters into an agreement relating to an Acquisition Proposal with a person other than Bradley or Tucker's Board of Directors recommends or resolves to recommend to Tucker's stockholders approval or acceptance of an Acquisition Proposal with a person other than Bradley, then, upon the entry into such agreement or the making of such recommendation or resolution, Tucker shall pay to Bradley the Termination Amount in accordance with the provisions of Section 9.3 which amount shall be reduced by any monies previously paid by Tucker to Bradley pursuant to Section 9.2(b) or Section 9.2(c).

  (e) At any time prior to or within one year after termination of this Agreement, Tucker shall not enter into any agreement relating to an Acquisition Proposal with a person other than Bradley unless such agreement provides that such person shall, upon the execution of such agreement, pay any Termination Amount due Bradley under this Section 9.2. All such amounts shall be paid in accordance with the provisions of Section 9.3.

  (f) The parties acknowledge and agree that the provisions for payment of Expenses and/or the Termination Amount are included herein in order to induce Bradley to enter into this Agreement and to reimburse Bradley for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. The parties hereto agree that Bradley's rights to payment of the Expenses and/or Termination Amount shall be in addition to any other rights or remedies under contract, at law or in equity to which Bradley may be entitled.

  (g) Notwithstanding any provision to the contrary herein, the aggregate amount of the Termination Amount or Expenses, as the case may be, payable to Bradley pursuant to this Section 9.2 shall be subject to the limitations set forth in Section 9.3.

  9.3 Payment of Termination Amount or Expenses.

  (a) In the event that Tucker is obligated to pay Bradley the Termination Amount and/or Expenses pursuant to Section 9.2 (the "Section 9.2 Amount"), Tucker (or any other person to the extent provided by Section 9.2(d)) shall pay to Bradley from the applicable Section 9.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the
Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to Bradley without causing Bradley to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Bradley's certified public accountants, plus (2) in the event Bradley receives either
(X) a letter from Bradley's counsel indicating that Bradley has received a ruling from the IRS described in Section 9.3(b)(ii) or (Y) an opinion from Bradley's counsel as described in Section 9.3(b)(ii), an amount equal to the
Section 9.2 Amount less the amount payable under clause (1) above. To secure Tucker's obligation to pay these amounts, Tucker shall deposit into escrow an amount in cash equal to the Section 9.2 Amount with an escrow agent selected by Bradley and on such terms (subject to Section 9.3(b)) as shall be agreed upon by Bradley and the escrow agent. The payment or deposit into escrow of the Section 9.2 Amount pursuant to this Section 9.3(a) shall be made within three days of the event which gives rise to the payment of the Section 9.2 Amount by wire transfer or bank check.

  (b) The escrow agreement shall provide that the Section 9.2 Amount in escrow or any portion thereof shall not be released to Bradley unless the escrow agent receives any one or combination of the following: (i) a letter from Bradley's certified public accountants indicating the maximum amount that can be paid by the escrow agent to Bradley without causing Bradley to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Bradley's accountants revising that amount, in which case the escrow agent shall release such amount to Bradley, or (ii) a letter from Bradley's counsel indicating that Bradley received a ruling from the IRS holding that the receipt by Bradley of the Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Bradley's legal counsel has rendered a legal opinion to the effect that the receipt by Bradley of the Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 9.2 Amount to Bradley. Tucker agrees to amend this
Section 9.3 at the request of Bradley in order to (x) maximize the portion of the Section 9.2 Amount that may be distributed to Bradley hereunder without causing Bradley to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Bradley's chances of securing a favorable ruling described in this Section 9.3(b) or (z) assist Bradley in obtaining a favorable legal opinion from its counsel as described in this Section 9.3(b); provided that Bradley's legal counsel has rendered a legal opinion to Bradley to the effect that such amendment would not cause Bradley to fail to meet the requirements of Section 856(c)(2) or (3) of the Code. The escrow agreement shall also provide that any portion of the Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to Tucker. Tucker shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

  (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event Bradley is required to file suit to seek all or a portion of Termination Amount and/or the Expenses, it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder; provided that payment of such expenses shall be subject to the limitations of Section 9.3(a) (determined as if such expenses were included in the Section 9.2 Amount).

  9.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE 10

  10. General Provisions.

  10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 4, the last sentence of Section 7.4 and Sections 7.10, 7.12, 7.13 and 7.14 and this
Article 10 shall survive the Merger.

  10.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

  If to Bradley:
               E. Lawrence Miller, President
               Bradley Real Estate, Inc.
               250 Boylston Street
               Boston, MA 02116
               Fax No. (617) 266-9453

  With copies to:
               William B. King, P.C.
               Goodwin, Procter & Hoar
               Exchange Place
               Boston, MA 02109
               Fax No. (617) 523-1231

  If to Tucker:Kenneth L. Tucker, President
               Tucker Properties Corporation
               40 Skokie Boulevard
               Northbrook, IL 60062
               Fax No. (708) 272-9931

  With copies to:
               Edward J. Schneidman, Esq.
               Mayer, Brown & Platt
               190 S. LaSalle Street
               Chicago, IL 60603-3441
               Fax No. (312) 701-7711

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

  10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Sections 7.10, 7.12, 7.13 and 7.14(b), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  10.4 Entire Agreement. This Agreement, the Exhibits, the Tucker Disclosure Letter and the Bradley Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  10.5 Confidentiality.

  (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information, whether oral, written or otherwise, furnished to the other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, partners, Affiliates (as defined in Rule 12b-2 under the Exchange Act), employees, agents or representatives (collectively, "Representatives"), by the Providing Party and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Confidential Material" does not include information which (i) is or becomes generally available, to the public other than as a result of a disclosure by the Receiving Party, its Representatives or anyone to whom the Receiving Party or any of its Representatives transmit any Confidential Material in violation of this Agreement, (ii) is or becomes known or available to the Receiving Party on a non-confidential basis from a source (other than the Providing Party or one of its Representatives) who is not, to the knowledge of the Receiving Party after reasonable inquiry, prohibited from transmitting the information to the Receiving Party or its Representatives by a contractual, legal, fiduciary or other obligation or (iii) is contained in the Form S-4.

  (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section. In any event, each Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.

  (c) In the event that either Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal process) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request,
(ii) to consult with the Providing Party on the advisability of taking legal available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall, reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

  (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

  (e) Tucker and Bradley agree that prior to and within one year after the termination of this Agreement they shall not solicit for employment, whether as an employee or independent contractor, any person who is (or has been within a period of one year) employed by the other, without the written consent of the other.

  10.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Tucker and Bradley, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws. Each of Tucker and Bradley hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the "Maryland Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum.

  10.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  10.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

  10.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

  10.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  10.12 Incorporation. The Tucker Disclosure Letter and the Bradley Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  10.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  10.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any Maryland Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  10.15 Certain Definitions.

  (a) As used in this Agreement, the word "Subsidiary" or "Subsidiaries" when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

  (b) As used in this Agreement, the word "person" means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

  (c) As used in this Agreement, the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

  10.16 Schedules. Any fact or item disclosed in one section of any Disclosure Letter or schedule hereto ("Schedule") shall be deemed to be disclosed with respect to any other relevant section of such Disclosure Letter or Schedule, whether or not an explicit cross-reference appears.

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

ATTEST:                                   BRADLEY REAL ESTATE, INC.


         /s/ WILLIAM B. KING                     /s/ E. LAWRENCE MILLER
By: _________________________________     By: _________________________________
     Name: William B. King                        Name: E. Lawrence Miller
     Title: Secretary                             Title: President and CEO


ATTEST:                                   TUCKER PROPERTIES CORPORATION


        /s/ RICHARD H. TUCKER                     /s/ KENNETH L. TUCKER
By: _________________________________     By: _________________________________
     Name: Richard H. Tucker                      Name: Kenneth L. Tucker
     Title: Secretary                             Title: Chairman of the Board
                                                  and
                                                  President

                                                                        ANNEX C

                                                               October 30, 1995

Board of Directors of Bradley Real Estate, Inc.
250 Boylston Street
Boston, Massachusetts 02116

Dear Sirs:

  Bradley Real Estate, Inc. ("Bradley") and Tucker Properties Corporation ("Tucker") have entered into an Agreement and Plan of Merger dated as of October 30, 1995 (the "Agreement") pursuant to which Tucker will be merged with and into Bradley in a transaction (the "Merger") in which each share of Tucker's common stock, par value $.001 per share, will be converted into the right to receive .665 shares (the "Exchange Ratio") of common stock of Bradley, par value $.01 per share, subject to certain adjustments as set forth in the Agreement. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Bradley.

  Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Bradley in connection with the transaction described above and will receive a fee for our services. We have also acted as co-manager of a public offering of the common stock of Bradley. Alex. Brown & Sons Incorporated regularly publishes research reports regarding the real estate investment trust industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, we may actively trade the securities of both Bradley and Tucker for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of Bradley and Tucker.

  In connection with our opinion, we have reviewed certain publicly available financial information concerning Tucker and certain internal financial analyses and other information furnished to us by Bradley and Tucker. We have also held discussions with members of the senior managements of Bradley and Tucker regarding the business and prospects of Tucker. In addition, we have
(i) reviewed the reported price and trading activity for the common stock of Bradley and Tucker, (ii) compared certain financial and stock market information for Tucker with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Tucker, we have assumed that such information reflects the best currently available estimates and judgments of the managements of Bradley and Tucker as to the likely future financial performance of Tucker. In addition, we have not made an independent evaluation or appraisal of the assets of Tucker, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our advisory services and the opinion expressed herein are for the information of the Board of Directors of Bradley and do not constitute a recommendation to Bradley's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Bradley.

                                          Very truly yours,

                                          ALEX. BROWN & SONS INCORPORATED

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Articles of Amendment and Restatement (the "Bradley Charter") of Bradley Real Estate, Inc. ("Bradley") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Bradley Charter authorizes Bradley, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director, officer, agent, employee or plan administrator of Bradley or of its predecessor Bradley Real Estate Trust (the "Trust") or (ii) any individual who, at the request of Bradley, serves or has served in any of these capacities with another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The Bylaws of Bradley obligate Bradley, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former director or officer of Bradley; (ii) any individual who, at the request of Bradley, serves or has served another corporation, partnership, joint venture, trust or other enterprise as a director or officer; or (iii) any present or former trustee or officer of the Trust.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Bradley Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a Maryland corporation, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as authorized by the corporation's bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  Bradley has a claims-made directors and officers liability insurance policy that insures the directors and officers of Bradley against loss from claimed wrongful acts and insures Bradley for indemnifying the directors and officers against such loss. The policy limit of liability is $3,000,000 each policy year and is subject to a retention of $150,000 of loss by Bradley.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 (a) Exhibits

 NUMBER                               DESCRIPTION
 ------                               -----------
  2.1   Agreement and Plan of Merger, dated as of October 30, 1995, between
        Tucker Properties Corporation and Bradley Real Estate, Inc. (the
        "Merger Agreement"), attached as Annex A to the Joint Proxy
        Statement/Prospectus included in Part I of this Registration Statement and incorporated herein by reference. The following Exhibits to the
        Merger Agreement are included as separate Exhibits to this Registration
        Statement: Form of Amended and Restated Agreement of Limited
        Partnership of Bradley Operating Limited Partnership (see Exhibit
        10.1); Form of Affiliate Letter (see Exhibit 10.3); Purchase and Sale
        of Securities Agreement (see Exhibit 10.4); Tucker Properties
        Corporation Severance Pay Plan (see Exhibit 10.5); Form of First
        Amendment to Indemnification Agreement (see Exhibit 10.6); Severance
        Agreement with Kenneth Tucker (see Exhibit 10.7); Severance Agreement with Richard Tucker (see Exhibit 10.8); Severance Agreement with Harold
        Eisenberg (see Exhibit 10.9); Severance Agreement with Norris Eber (see
        Exhibit 10.10); Severance Agreement with Lawrence Tucker (see Exhibit
        10.11); Severance Agreement with William Karnes (see Exhibit 10.12);
        and Consulting Agreement with Kenneth Tucker (see Exhibit 10.13). The other Exhibits to the Merger Agreement are not included as Exhibits to this Registration Statement either because they do not contain information that is material to an investment decision or because they contain only information that is disclosed in the Merger Agreement or this Registration Statement. A list briefly identifying the contents of all omitted Exhibits is incorporated by reference to page iv of the
        Merger Agreement. Bradley agrees to furnish supplementally to the
        Commission, upon request, a copy of any omitted Exhibit. Pursuant to
        Item 601(b)(2) of Regulation S-K, the Schedules to the Merger Agreement
        are omitted. Bradley hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.
  3.1   Articles of Amendment and Restatement of Bradley Real Estate, Inc.,
        incorporated by reference to Exhibit 3.1 of Bradley's Current Report on
        Form 8-K dated October 17, 1994.
  3.2   By-laws of Bradley Real Estate, Inc., incorporated by reference to
        Exhibit 3.3 of Bradley's Current Report on Form 8-K dated October 17,
        1994.
  3.3   Articles of Amendment and Restatement of Tucker Properties Corporation,
        incorporated by reference to Exhibit 3.01(b) of Tucker's Registration
        Statement on Form S-11 (No. 33-64942) dated October 4, 1993.
  3.4   By-laws of Tucker Properties Corporation, incorporated by reference to
        Exhibit 3.02 of Tucker's Registration Statement on Form S-11 dated
        October 4, 1993.
  4.1   Specimen Certificate for shares of Common Stock, $.01 par value per share, of Bradley Real Estate, Inc., incorporated by reference to
        Exhibit 4.1 of Bradley's Registration Statement on Form S-4 (No. 33-
        81888) dated July 22, 1994.
  5.1   Form of Opinion of Goodwin, Procter & Hoar as to legality of the securities being offered.**
  8.1   Form of Opinion of Goodwin, Procter & Hoar regarding tax consequences of the merger.**
  8.2   Form of Opinion of Mayer, Brown & Platt regarding tax consequences of the merger.**
  8.3   Form of Opinion of Goodwin, Procter & Hoar regarding Bradley Real
        Estate, Inc.'s REIT status following the Merger.**
 10.1   Form of Amended and Restated Agreement of Limited Partnership of
        Bradley Operating Limited Partnership, incorporated by reference to
        Exhibit 10.1 of Bradley's Current Report on Form 8-K dated November 3,
        1995.
 10.2   Form of Registration Rights Agreement between Bradley Real Estate, Inc.
        and each of the limited partners to the Amended and Restated Agreement of Limited Partnership of Bradley Operating Limited Partnership.**
 10.3   Form of Affiliate Letter.*

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.4   Purchase and Sale of Securities Agreement among Kenneth Tucker, Richard
        Tucker, Marianne Dunn and Thomas P. D'Arcy.*
 10.5   Tucker Properties Corporation Severance Pay Plan, dated October 29,
        1995, incorporated by reference to Exhibit 10.2 of Bradley's Current
        Report on Form 8-K dated November 3, 1995.
 10.6   Form of First Amendment to Indemnification Agreement.*
 10.7   Severance Agreement between Tucker Properties Corporation and Kenneth
        Tucker, incorporated by reference to Exhibit 10.3 of Bradley's Current
        Report on Form 8-K dated November 3, 1995.
 10.8   Severance Agreement between Tucker Properties Corporation and Richard
        Tucker, incorporated by reference to Exhibit 10.4 of Bradley's Current
        Report on Form 8-K dated November 3, 1995.
 10.9   Severance Agreement between Tucker Properties Corporation and Harold
        Eisenberg, incorporated by reference to Exhibit 10.5 of Bradley's
        Current Report on Form 8-K dated November 3, 1995.
 10.10  Severance Agreement between Tucker Properties Corporation and Norris
        Eber, incorporated by reference to Exhibit 10.6 of Bradley's Current
        Report on Form 8-K dated November 3, 1995.
 10.11  Severance Agreement between Tucker Properties Corporation and Lawrence
        Tucker, incorporated by reference to Exhibit 10.7 of Bradley's Current
        Report on Form 8-K dated November 3, 1995.
 10.12  Severance Agreement between Tucker Properties Corporation and William
        Karnes, incorporated by reference to Exhibit 10.8 of Bradley's Current
        Report on Form 8-K dated November 3, 1995.
 10.13  Form of Consulting Agreement between Bradley Real Estate, Inc. and
        Kenneth Tucker, incorporated by reference to Exhibit 10.9 of Bradley's
        Current Report on Form 8-K dated November 3, 1995.
 21.1   Subsidiaries of Bradley Real Estate, Inc.*
 23.1   Consent of KPMG Peat Marwick LLP.
 23.2   Consent of Coopers & Lybrand L.L.P.
 23.3   Consents of Goodwin, Procter & Hoar (included in Exhibits 5.1 and
        8.1).**
 23.4   Consent of Mayer, Brown & Platt (included in Exhibit 8.2).**
 23.5   Consent of PaineWebber Incorporated.**
 23.6   Consent of Alex. Brown & Sons Incorporated.**
 24.1   Powers of Attorney (included in Part II of this Registration
        Statement).*
 99.1   Form of Bradley Real Estate, Inc. Proxy.*
 99.2   Form of Tucker Properties Corporation Proxy.*

--------

 *Previously filed.

**To be filed by amendment.

 (b) Financial Statement Schedules

  None.

 (c) Item 4(b) Information

  The opinions of PaineWebber Incorporated will be included, and the opinion of Alex. Brown & Sons Incorporated is included, as Annex B and C, respectively, to the Prospectus/Proxy Statement included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

  (a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) The registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (e) The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS ON THE 16TH DAY OF JANUARY, 1996.

                                          BRADLEY REAL ESTATE, INC.

                                          By: /s/ E. Lawrence Miller
                                          _____________________________________

                                                 E. Lawrence Miller

                                                     President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

/s/ E. Lawrence Miller               President, Chief Executive     January 16, 1996
____________________________________ Officer
  E. Lawrence Miller

                 *                   Chief Financial Officer        January 16, 1996
____________________________________
       Irving E. Lingo, Jr.

                 *                   Director                       January 16, 1996
____________________________________
         William L. Brown

                 *                   Director                       January 16, 1996
____________________________________
          Joseph E. Hakim

                 *                   Director                       January 16, 1996
____________________________________
         John B. Hynes III

                 *                   Director                       January 16, 1996
____________________________________
         Stephen G. Kasnet

                 *                   Director                       January 16, 1996
____________________________________
         Paul G. Kirk, Jr.

                 *                   Director                       January 16, 1996
____________________________________
       W. Nicholas Thorndike

                 *                   Director                       January 16, 1996
____________________________________
         A. Robert Towbin


    /s/

       E. Lawrence Miller

*By: ___________________________

      E. Lawrence Miller,

        Attorney-in-Fact

                            EXHIBIT INDEX

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                             PAGE
 -------                       -----------                         ------------
  2.1    Agreement and Plan of Merger, dated as of October 30,
         1995, between Tucker Properties Corporation and Bradley
         Real Estate, Inc. (the "Merger Agreement"), attached as
         Annex A to the Joint Proxy Statement/Prospectus
         included in Part I of this Registration Statement and
         incorporated herein by reference. The following
         Exhibits to the Merger Agreement are included as
         separate Exhibits to this Registration Statement: Form
         of Amended and Restated Agreement of Limited
         Partnership of Bradley Operating Limited Partnership
         (see Exhibit 10.1); Form of Affiliate Letter (see
         Exhibit 10.3); Purchase and Sale of Securities
         Agreement (see Exhibit 10.4); Tucker Properties
         Corporation Severance Pay Plan (see Exhibit 10.5); Form
         of First Amendment to Indemnification Agreement (see
         Exhibit 10.6); Severance Agreement with Kenneth Tucker
         (see Exhibit 10.7); Severance Agreement with Richard
         Tucker (see Exhibit 10.8); Severance Agreement with
         Harold Eisenberg (see Exhibit 10.9); Severance
         Agreement with Norris Eber (see Exhibit 10.10);
         Severance Agreement with Lawrence Tucker (see Exhibit
         10.11); Severance Agreement with William Karnes (see
         Exhibit 10.12); and Consulting Agreement with Kenneth
         Tucker (see Exhibit 10.13). The other Exhibits to the
         Merger Agreement are not included as Exhibits to this
         Registration Statement either because they do not
         contain information that is material to an investment
         decision or because they contain only information that
         is disclosed in the Merger Agreement or this
         Registration Statement. A list briefly identifying the
         contents of all omitted Exhibits is incorporated by
         reference to page iv of the Merger Agreement. Bradley
         agrees to furnish supplementally to the Commission,
         upon request, a copy of any omitted Exhibit. Pursuant
         to Item 601(b)(2) of Regulation S-K, the Schedules to
         the Merger Agreement are omitted. Bradley hereby
         undertakes to furnish supplementally a copy of any
         omitted Schedule to the Commission upon request.
  3.1    Articles of Amendment and Restatement of Bradley Real
         Estate, Inc., incorporated by reference to Exhibit 3.1
         of Bradley's Current Report on Form 8-K dated October
         17, 1994.
  3.2    By-laws of Bradley Real Estate, Inc., incorporated by
         reference to Exhibit 3.3 of Bradley's Current Report on
         Form 8-K dated October 17, 1994.
  3.3    Articles of Amendment and Restatement of Tucker
         Properties Corporation, incorporated by reference to
         Exhibit 3.01(b) of Tucker's Registration Statement on
         Form S-11 (No. 33-64942) dated October 4, 1993.
  3.4    By-laws of Tucker Properties Corporation, incorporated
         by reference to Exhibit 3.02 of Tucker's Registration
         Statement on Form S-11 dated October 4, 1993.
  4.1    Specimen Certificate for shares of Common Stock, $.01
         par value per share, of Bradley Real Estate, Inc.,
         incorporated by reference to Exhibit 4.1 of Bradley's
         Registration Statement on Form S-4 (No. 33-81888) dated
         July 22, 1994.
  5.1    Form of Opinion of Goodwin, Procter & Hoar as to
         legality of the securities being offered.**
  8.1    Form of Opinion of Goodwin, Procter & Hoar regarding
         tax consequences of the merger.**
  8.2    Form of Opinion of Mayer, Brown & Platt regarding tax
         consequences of the merger.**
  8.3    Form of Opinion of Goodwin, Procter & Hoar regarding
         Bradley's REIT status following the Merger.**
 10.1    Form of Amended and Restated Agreement of Limited
         Partnership of Bradley Operating Limited Partnership,
         incorporated by reference to Exhibit 10.1 of Bradley's
         Current Report on Form 8-K dated November 3, 1995.
 10.2    Form of Registration Rights Agreement between Bradley
         Real Estate, Inc. and each of the limited partners to
         the Amended and Restated Agreement of Limited
         Partnership of Bradley Operating Limited Partnership.**

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
 NUMBER                        DESCRIPTION                             PAGE
 -------                       -----------                         ------------
 10.3    Form of Affiliate Letter.*
 10.4    Purchase and Sale of Securities Agreement among Kenneth
         Tucker, Richard Tucker, Marianne Dunn and Thomas P.
         D'Arcy.*
 10.5    Tucker Properties Corporation Severance Pay Plan, dated
         October 29, 1995, incorporated by reference to Exhibit
         10.2 of Bradley's Current Report on Form 8-K dated
         November 3, 1995.
 10.6    Form of First Amendment to Indemnification Agreement.*
 10.7    Severance Agreement between Tucker Properties
         Corporation and Kenneth Tucker, incorporated by
         reference to Exhibit 10.3 of Bradley's Current Report
         on Form 8-K dated November 3, 1995.
 10.8    Severance Agreement between Tucker Properties
         Corporation and Richard Tucker, incorporated by
         reference to Exhibit 10.4 of Bradley's Current Report
         on Form 8-K dated November 3, 1995.
 10.9    Severance Agreement between Tucker Properties
         Corporation and Harold Eisenberg, incorporated by
         reference to Exhibit 10.5 of Bradley's Current Report
         on Form 8-K dated November 3, 1995.
 10.10   Severance Agreement between Tucker Properties
         Corporation and Norris Eber, incorporated by reference
         to Exhibit 10.6 of Bradley's Current Report on Form 8-K
         dated November 3, 1995.
 10.11   Severance Agreement between Tucker Properties
         Corporation and Lawrence Tucker, incorporated by
         reference to Exhibit 10.7 of Bradley's Current Report
         on Form 8-K dated November 3, 1995.
 10.12   Severance Agreement between Tucker Properties
         Corporation and William Karnes, incorporated by
         reference to Exhibit 10.8 of Bradley's Current Report
         on Form 8-K dated November 3, 1995.
 10.13   Form of Consulting Agreement between Bradley Real
         Estate, Inc. and Kenneth Tucker, incorporated by
         reference to Exhibit 10.9 of Bradley's Current Report
         on Form 8-K dated November 3, 1995.
 21.1    Subsidiaries of Bradley Real Estate, Inc.*
 23.1    Consent of KPMG Peat Marwick LLP.
 23.2    Consent of Coopers & Lybrand L.L.P.
 23.3    Consents of Goodwin, Procter & Hoar (included in
         Exhibits 5.1 and 8.1).**
 23.4    Consent of Mayer, Brown & Platt (included in Exhibit
         8.2).**
 23.5    Consent of PaineWebber Incorporated.**
 23.6    Consent of Alex. Brown & Sons Incorporated.**
 24.1    Powers of Attorney (included in Part II of this
         Registration Statement).*
 99.1    Form of Bradley Real Estate, Inc. Proxy.*
 99.2    Form of Tucker Properties Corporation Proxy.*

--------

 *Previously filed.

**To be filed by amendment.